Form 10-K, Exhibit 13
period 1994-05-28
TEKTRONIX INC
filed 1994-08-15
CIK 96879

                                                            EXHIBIT-13


MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
    RESULTS OF OPERATION


OVERVIEW

     Tektronix recorded net earnings of $60.7 million, or $2.00 per share, in its fiscal year ended May 28, 1994, a per share increase of 53.8% over fiscal 1993 earnings of $39.0 million, or $1.30 per share, before restructuring charges.


[Bar chart depicting net earnings (adjusted)]

NET EARNINGS (adjusted)
in $millions

1992      30.2
1993      35.7
1994      49.0


     The Company incurred pre-tax restructuring charges of $150.0 million in 1993 that resulted in a net loss of $55.1 million, or $1.83 per share. Operating income for 1994 was $86.7 million, a 21.4% increase over 1993 results before the restructuring charges. The improvement


[Bar chart depicting net earnings (reported)]

NET EARNINGS (reported)
in $millions

1992      21.0
1993     (55.1)
1994      60.7


in operating income was due primarily to reduced administrative costs and higher sales, which were partially offset by lower gross margins. The improved net earnings in 1994 were also due to after tax non-operating gains of $9.1 million, or $0.30 per share, from sales of stock held by Tektronix in certain companies. Net earnings, before restructuring charges, for the fiscal year ended May 30, 1992 were $30.2 million, or $1.03 per share.


NET SALES AND PRODUCT ORDERS

     Net sales in 1994 were $1.318 billion, up 1.2% from $1.302 billion in
1993.   Sales to customers in the United States of $737.4 million were 3.3%
above the level for the prior year, and represented 55.9% of total sales.
The improved domestic sales level reflected the impact of new products and modest improvement in the U.S. economic environment. International sales were down 1.4% to $580.6 million, reflecting weakness in certain economies in Europe and Asia, particularly in the first half of the year.
     Net sales in 1993 were up slightly from 1992's level. U.S. sales of $713.7 million in 1993 were 6.5% above the level of the prior year. International sales declined by 6.1% in 1993 due to the weaknesses in Europe and Japan.
     The Company's net sales have been divided into three product classes:
Test and Measurement, Computer Graphics, and Television Systems. Net sales by product class for the last three years were:


NET SALES (in thousands)                                 1994            1993            1992
- - ---------------------------------------------------------------------------------------------
Test and Measurement                              $   644,625     $   679,254     $   724,802
Computer Graphics                                     410,580         352,094         301,506
Television Systems                                    262,799         271,030         270,935


     Test and Measurement sales in 1994 accounted for 48.9% of total sales. Sales were 5.1% below the prior year, reflecting the impacts of the lack of growth in certain segments of the test and measurement market, recessionary economies in Europe and Japan, and weakness in some major industrial markets. Orders and sales were stronger toward the end of the year, with both showing modest growth in the fourth quarter due to a strong performance in telecommunications. Sales declined 6.3% in 1993 compared with 1992 for the same reasons.
     Computer Graphics sales increased 16.6% to $410.6 million in 1994 and made up 31.2% of total sales. Strong sales growth in color printers and X terminals was partially offset by declines in older graphic terminals sales and in the terminals service business. Sales in 1993 increased 16.8% from 1992 levels for the same reasons.
     Television Systems, which includes television test equipment and television production equipment, had sales of $262.8 million in 1994 and accounted for 19.9% of total sales, declining 3.0% from the prior year.
Sales of television test equipment improved slightly, reflecting strong new prod-


[Pie chart depicting 1994 sales by product class]

1994 SALES by product class
in %

T & M                   48.9%
Computer Graphics       31.2%
TV Systems              19.9%
                       -----
                       100.0%


uct introductions in the last half of the year, but were offset by declining sales of television production equipment. Television Systems sales in 1993 were at the same level as 1992.
     Product orders for 1994 were $1.090 billion, or

5.8% above the level of prior year. The growth in orders was strongest in the second half of the year. Growth in demand for color printers, X terminals, cable and transmission test products and electronic tools was partially offset by weaknesses in general purpose test and measurement instruments and television production equipment, and the decline of proprietary terminals. The product order backlog at the end of 1994 was at the same level as the prior year. Because of the low product order backlog level, the Company's future quarterly results are dependent on new orders that can be shipped in the same quarter. Product orders increased 2.3% from 1992 to 1993.
     In fiscal 1995, the Company intends to change the product classes for which it reports net sales. The Company believes the change more accurately reflects its current operating management and product alignment and will provide improved clarity regarding the Company's performance in the markets it serves. The new product classes and the net sales for the last three years are:


NET SALES (in thousands)                                 1994            1993            1992
- - ---------------------------------------------------------------------------------------------
Measurement Business                              $   664,048     $   704,396     $   761,642
Color Printing and Imaging                            313,502         248,413         197,079
Video Systems                                         152,441         162,938         151,534
Network Displays                                       89,378          87,928          90,386
Other                                                  98,635          98,703          96,602


     Measurement Business, the Company's original and historically largest division, includes oscilloscopes, logic analyzers, card modular instruments, intelligent hand-held tools, spectrum analyzers, telecommunications test instruments, and video and audio test products.
     Color Printing and Imaging, the Company's fastest growing division, produces the Phaser family of color printers and supplies that utilize thermal wax transfer, phase change and dye sublimation technologies.
     Video Systems provides the television and video industries with products covering a range of applications from production and storage to systemization and transmission. Video Systems includes the operations of the Company's Grass Valley subsidiary.


[Pie chart depicting 1994 sales by product class]

1994 NET SALES by product class
in %

Measurement Business    50.3%
Color Printing          23.8%
Video Systems           11.6%
Network Displays         6.8%
Other                    7.5%
                      ------
                       100.0%


     Network Displays includes a rapidly growing X terminals business offering a broad line of both software and hardware products that supports the X windows environment in networked systems.
     The Other product class relates to the non-strategic components operations which the Company divested in 1994 and early 1995 or intends to divest in the near future. The majority of this product class was previously reported in Test and Measurement.


OPERATING COST AND EXPENSES

     Manufacturing cost of sales increased as a percentage of net sales to 54.0% in 1994 from 51.9% in 1993. The increase in cost of sales as a percentage of net sales was caused by a reduction in the historically higher margin on international sales, a continuing shift in the mix of sales toward products with lower margins due to the use of alternative distribution channels, and by the impact of a stronger Japanese Yen on certain component costs. These factors (with the possible exception of the Yen exchange rate) are expected to modestly affect cost of sales in 1995. Cost of sales as a percentage of net sales increased to 51.9% in 1993 from 50.3% in 1992. The increase reflected competitive price and discounting pressures, a continuing shift in the mix of sales toward products with lower margins, and increased sales through alternative distribution channels.
     Research and development (R&D) expenses were $153.1 million in 1994, down 2.5% from the prior year as the Company continued to focus its resources on its core businesses. R&D expenses represented 11.6% of sales in 1994 compared with 12.1% in 1993 and 13.0% in 1992. The Company expects to spend essentially the same amount on R&D in 1995 as it did in 1994.
     Selling, general and administrative (SG&A) expenses were $364.5 million, or 7.9% below the level of a year ago. Infrastructure reductions, ongoing process improvement and increasing use of alternative distribution channels reduced SG&A expenses for the year. SG&A expenses in 1993, including accruals for severance pay of $7.5 million, were 3.0% below 1992's levels. The Company does not expect to show significant reductions in SG&A expenses in 1995.
     There was an equity loss in joint ventures of $1.6 million compared with a loss of $1.9 million in the prior year. The losses relate primarily to the Company's joint venture, Sony/Tektronix Corporation, and are due to reduced capital spending by Japanese customers and a generally weak economic environment in Japan. The Company recorded earnings from joint ventures of $2.4 million in 1992.
     Non-operating income was $9.2 million in 1994 compared with non-operating expenses of $10.1 million and $10.9 million in 1993 and 1992, respectively. Non-operating income in 1994 includes gains of $13.3 million from the sale of stock held by Tektronix in TriQuint Semiconductor, Inc., Planar Systems,
Inc. and Credence Systems Corporation. The Company continues to hold investments in these companies that it intends to liquidate over time.
     The Company recorded taxes on 1994 results at an annual effective rate of 32%, compared with 34% in the prior year. The Company recognized a benefit of $2.3 million on the recalculation of deferred tax benefits in the first quarter because of the enactment of tax legislation increasing the federal corporate income tax rate. The current year provision was primarily for U.S. taxes, while the prior years' provisions were primarily for foreign taxes, reflecting the shift in net earnings from foreign to U.S. sources in the three years presented. During the first quarter of 1995, the Company received approval from the Internal Revenue Service to capitalize the costs of a major research and development project. The Company expects the capitalization of these costs for tax purposes to reduce its deferred tax asset valuation allowances and thus reduce the effective rate at which taxes will be provided in 1995.
     Net earnings of $60.7 million in 1994 compares with a net loss in 1993 of $55.1 million, after restructuring charges and accounting changes.
Excluding the restructuring charges and accounting changes, 1993 earnings would have been $35.6 million. The improved earnings were due primarily to lower administrative costs, the gains on sales of investments described above and higher sales, partially offset by lower gross margins.


RESTRUCTURING CHARGES

     During the fourth quarter of 1993, the Company incurred pre-tax restructuring charges of $150.0 million, or $3.13 per share after taxes, for the purpose of exiting non-strategic components operations to further reduce the Company's vertical integration, consolidating facilities, refocusing on core business products, discontinuing certain older products and other steps to improve operating efficiency.
     The Company substantially completed the reduction of vertical integration with the sale of the Integrated Circuits Operation and the formation of a joint venture for the Hybrid Circuits Operation in 1994, and the initial public offering for Merix Corporation, formerly the Circuit Board Division, completed in the first quarter of 1995. The Company retains a 35% ownership in Merix after the offering. A few smaller components operations remain to be divested, which the Company believes will be substantially completed in 1995. The primary benefits of these actions are the avoidance of future investments to maintain technological competitiveness and the ability to be more responsive to changing market conditions. The short-term savings in labor and depreciation costs are expected to be offset by lost revenue from component sales to third parties.
     The Company also continues its consolidation of facilities and relocation of employees and equipment in a way that will enhance efficiency and productivity. The refocusing on core business products involves the discontinuation of older, low-volume products, which is expected to reduce overhead and inventory carrying costs without significantly impacting revenue. Approximately half of the product inventory reserved for phase out was disposed of in 1994 and it is expected that most of the balance will be disposed of in 1995.
     Significant reserves were provided for workforce reduction. While most of the planned workforce reduction has been accomplished, there are still several areas where restructuring will result in severance costs and this is reflected in the remaining reserves. The Company will benefit from reduced payroll costs in 1995 and future years, but it is expected that, over time, the benefit will be reduced by normal wage inflation.
     During 1995 the remaining restructuring activities include the divestiture of the smaller remaining components operations, continued consolidation of facilities, discontinuation of older products and the remaining workforce reductions. At May 28, 1994, inventories and facilities subject to restructuring activities have been reduced by $22.3 million and liabilities for severance, facilities consolidations and other restructuring costs were $51.5 million. The Company believes it has adequately provided for all remaining restructuring activities.

ACCOUNTING CHANGES

     In the first quarter of 1993, Tektronix adopted Statements of Financial Accounting Standards No. 106 (Postretirement Benefits) and No. 109 (Income Taxes). The combined result of adopting these pronouncements was a one-time net increase in earnings of $3.3 million or $0.11 per share.

FINANCIAL CONDITION

     The Company's financial condition is strong. Cash flows from operating activities and borrowing capacity from existing lines of credit are expected to be sufficient to meet current and anticipated future needs. At May 28, 1994, the Company maintained bank credit facilities totaling $285.9 million, of which $269.9 million was unused. The unused facilities include $119.9 million in lines of credit and $150.0 million under revolving credit agreements from U.S. and foreign banks. Additional details, including maturity dates of agreements and certain financial covenants, are included under `Short-term and Long-term Debt' in the NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
     Cash flows from operations, from the sales of stock in certain companies and from the sale of certain component business assets enabled the Company to pay down short-term debt, fund restructuring activities, and increase cash balances. Current assets increased by $24.9 million due primarily to higher cash and accounts receivable. Cash and cash equivalents increased from the end of 1993 to the end of 1994 by $12.9 million. Accounts receivable were up $18.9 million


[Bar chart depicting market capitalization]

MARKET CAPITALIZATION
in $millions

1992     566.3
1993     674.4
1994     870.3


because of higher sales in the fourth quarter of 1994 compared with the same quarter of 1993.
     Net property, plant and equipment declined by $12.5 million as depreciation and disposals exceeded capital expenditures. Deferred tax assets decreased
$9.1 million to $79.6 million due to the reclassification of $11.4 million to current, less the $2.3 million addition arising from the increase in the federal tax rate. In order for the Company to realize all deferred tax assets recognized, future taxable income must be at least comparable to recent amounts.
     Current liabilities decreased by $57.7 million or 17.3% primarily because of repayment of short-term debt of $52.4 million. Accounts payable were higher by $22.5 million. The increase was due to liabilities, including the reclassification of amounts from long-term to current, related to restructuring activities and to the timing of certain payments. Accrued compensation decreased $27.6 million because of reductions in severance and payroll accruals related to restructuring.
     Long-term debt increased by $34.1 million as the Company issued new debt in the form of $100.0 million 7.5% notes due August, 2003, and retired the outstanding $70.0 million bridge loan. Other long-term liabilities decreased by $4.3 million primarily


[bar chart depicting total debt]


TOTAL DEBT
in $millions

1992     140.0
1993     139.6
1994     121.2


because of the reclassification of restructuring liabilities from long-term current liabilities.
     Shareholders' equity increased by $34.5 million or 7.9%. Common stock declined $10.1 million as the Company repurchased shares for $33.8 million and issued shares under employee incentive plans for $23.7 million. Retained earnings increased $42.6 million due to earnings of $60.7 million less dividend payments of $18.1 million.

MANAGEMENT'S LETTER

     The consolidated financial statements of Tektronix, Inc. and subsidiaries have been prepared by management and have been audited by Tektronix' independent auditors, Deloitte & Touche. Management is responsible for the consolidated financial statements, which have been prepared in conformity with generally accepted accounting principles and include amounts based on management's judgments.
     Management is also responsible for maintaining internal control, including systems designed to provide reasonable assurance that assets are safeguarded and that transactions are executed and recorded in accordance with established policies and procedures.
     Tektronix' controls and systems were developed by Tektronix management and have the full support and endorsement of the Board of Directors. Compliance is mandatory.
     The Board of Directors is responsible for the Company's financial and accounting policies, practices and reports. Its Audit Committee, composed entirely of outside directors, meets regularly with the independent auditors, representatives of management, and the internal auditors to review accounting, reporting, auditing and internal control matters. Both the independent auditors and the internal auditors have free access to the Audit Committee, with and without management representatives in attendance.


PAUL E. BRAGDON
Chairman of Tektronix Audit Committee

CARL W. NEUN
Vice President and Chief Financial Officer


INDEPENDENT AUDITORS' REPORT

To the Directors and Shareholders of Tektronix, Inc.:

     We have audited the accompanying consolidated balance sheets of Tektronix, Inc. and subsidiaries as of May 28, 1994 and May 29, 1993, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years ended May 28, 1994, May 29, 1993, and May 30, 1992. These financial statements are the responsibility of the Company's management.
Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of Tektronix, Inc. and subsidiaries at May 28, 1994 and May 29, 1993, and the results of their operations and their cash flows for the years ended May 28, 1994, May
29, 1993, and May 30, 1992, in conformity with generally accepted accounting principles.
     As discussed in the notes to the consolidated financial statements, the Company adopted, in the year ended May 29, 1993, Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," and Statement of Financial Accounting
Standards No. 109, "Accounting for Income Taxes."






DELOITTE & TOUCHE
Portland, Oregon
June 23, 1994


CONSOLIDATED STATEMENTS OF OPERATIONS

                                                   F O R    T H E     Y E A R    E N D E D

(In thousands, except per share amounts)         May 28, 1994    May 29, 1993    May 30, 1992
- - ---------------------------------------------------------------------------------------------
Net sales                                         $ 1,318,004     $ 1,302,378     $ 1,297,243
Operating costs and expenses:
  Cost of sales                                       712,052         676,310         652,087
  Research and development expenses                   153,148         157,068         169,183
  Selling, general and administrative expenses        364,508         395,698         407,961
  Restructuring charges                                    --         150,000          17,298
                                                    ---------       ---------       ---------
    Total operating costs and expenses              1,229,708       1,379,076       1,246,529
Equity in joint venture earnings (losses)              (1,601)         (1,932)          2,414
                                                    ---------       ---------       ---------
    Operating income (loss)                            86,695         (78,630)         53,128
Interest expense                                       10,019          10,311          11,291
Non-operating expenses (income)                        (9,210)         10,118          10,938
                                                    ---------       ---------       ---------
    Earnings (loss) before taxes                       85,886         (99,059)         30,899
Income taxes                                           25,208         (40,649)          9,948
                                                    ---------       ---------       ---------
    Earnings (loss) before cumulative effects
      of accounting changes                            60,678         (58,410)         20,951
Cumulative effects of accounting changes:
  Income taxes                                             --          38,100              --
  Postretirement benefits, net of tax                      --         (34,775)             --
                                                    ---------       ---------       ---------
    Net earnings (loss)                           $    60,678     $   (55,085)    $    20,951
                                                    =========       =========       =========
Earnings (loss) per share before cumulative
  effects of accounting changes                   $      2.00     $     (1.94)    $      0.71
Earnings (loss) per share                         $      2.00     $     (1.83)    $      0.71
Dividends per share                               $      0.60     $      0.60     $      0.60
Average shares outstanding                             30,406          30,021          29,488





THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.


CONSOLIDATED BALANCE SHEETS


(Dollars in thousands)                           May 28, 1994    May 29, 1993
- - -----------------------------------------------------------------------------
ASSETS
  Current assets:
    Cash and cash equivalents                     $    42,919     $    30,004
    Accounts receivable - net                         267,405         248,514
    Inventories                                       171,267         171,416
    Other current assets                               59,054          65,778
                                                      -------         -------
      Total current assets                            540,645         515,712
  Property, plant and equipment:
    Land                                               11,738          13,127
    Buildings and leasehold improvements              197,074         241,412
    Machinery and equipment                           444,897         538,635
                                                      -------         -------
                                                      653,709         793,174
    Accumulated depreciation and amortization        (430,387)       (557,340)
                                                      -------         -------
      Property, plant and equipment - net             223,322         235,834
  Property held for sale                               39,776          38,489
  Deferred tax assets                                  79,552          88,629
  Other long-term assets                              107,854         105,841
                                                      -------         -------
      Total assets                                $   991,149     $   984,505
                                                      =======         =======
LIABILITIES AND SHAREHOLDERS' EQUITY
  Current liabilities:
    Short-term debt                               $    17,084     $    69,481
    Accounts payable                                  161,757         139,222
    Accrued compensation                               78,877         106,464
    Deferred revenue                                   18,124          18,333
                                                      -------         -------
      Total current liabilities                       275,842         333,500
  Long-term debt                                      104,146          70,073
  Other long-term liabilities                         141,672         145,988
  Commitments and contingencies                            --              --
  Shareholders' equity:
    Preferred stock, no par value (authorized
      1,000,000 shares; none issued)                       --              --
    Common stock, no par value (authorized
      80,000,000 shares; issued and outstanding
      30,270,000 in 1994, and 30,483,000 in 1993)     180,883         190,984
  Retained earnings                                   235,795         193,221
  Currency adjustment                                  52,811          50,739
                                                      -------         -------
      Total shareholders' equity                      469,489         434,944
                                                      -------         -------
      Total liabilities and shareholders' equity  $   991,149     $   984,505
                                                      =======         =======




THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.


CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                   F O R    T H E     Y E A R    E N D E D

(In thousands)                                   May 28, 1994    May 29, 1993    May 30, 1992
- - ---------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Earnings (loss)                                 $    60,678     $   (55,085)    $    20,951
Adjustments to reconcile earnings (loss) to cash
from operating activities:
  Depreciation expense                                 54,918          63,073          65,628
  Restructuring charges                                    --         150,000          17,298
  Deferred taxes                                        9,905         (60,938)        (26,153)
  Accounting change for income taxes                       --         (38,100)             --
  Accounting change for postretirement benefits            --          34,775              --
  Equity losses, net of dividends received              1,601          34,546           2,498
  (Gains) losses on sale of assets                    (14,402)          1,354          (1,711)
  Accounts receivable                                 (23,728)        (26,918)         24,687
  Inventories                                            (777)         11,667         (17,507)
  Accounts payable                                     11,764            (234)        (22,151)
  Accrued compensation                                (27,065)        (10,787)        (21,912)
  Income taxes payable                                     --         (24,548)          9,650
  Other liabilities                                    17,636           4,618           8,279
  Other assets                                        (11,968)        (15,325)          1,720
  Other - net                                           5,942            (511)         (2,231)
                                                       ------          ------          ------
    Net cash provided by operating activities          49,232          67,587          59,046


CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of property, plant and equipment        (70,270)        (57,771)        (65,507)
  Proceeds from sale of assets                         51,786           9,579          12,873
  Proceeds from sale of investments                    26,285              --              --
                                                       ------          ------          ------
    Net cash provided (used) by investing               7,801         (48,192)        (52,634)
      activities

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net change in short-term debt                       (44,963)         13,207           7,480
  Issuance of long-term debt                          105,173          70,000              36
  Repayment of long-term debt                         (77,894)        (82,974)        (16,059)
  Issuance of common stock                             23,730          12,566           5,999
  Repurchase of common stock                          (33,831)             --              --
  Dividends                                           (18,104)        (17,970)        (17,682)
                                                       ------          ------          ------
    Net cash used by financing activities             (45,889)         (5,171)        (20,226)

Effect of exchange rate changes                         1,771          (2,622)           (594)
                                                       ------          ------          ------
Increase (decrease) in cash and cash equivalents       12,915          11,602         (14,408)
Cash and cash equivalents at beginning of year         30,004          18,402          32,810
                                                       ------          ------          ------
Cash and cash equivalents at end of year          $    42,919     $    30,004     $    18,402
                                                       ======          ======          ======
Supplemental disclosures of cash flows:
  Income taxes paid                               $     6,379     $    33,380     $    19,266
  Interest paid                                        10,673          12,923          12,317





THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.


CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                   Common Stock          Retained      Currency
(In thousands)                 Shares        Amount      Earnings    Adjustment         Total
- - ---------------------------------------------------------------------------------------------
BALANCE MAY 25, 1991           29,247     $ 168,084     $ 263,007     $  45,501     $ 476,592
Shares issued to employees        363         7,842                                     7,842
Net earnings                                               20,951                      20,951
Dividends - $0.60 per share                               (17,682)                    (17,682)
Currency adjustment                                                       2,086         2,086
                               ------       -------       -------        ------       -------
BALANCE MAY 30, 1992           29,610       175,926       266,276        47,587       489,789
Shares issued to employees        873        15,058                                    15,058
Net loss                                                  (55,085)                    (55,085)
Dividends - $0.60 per share                               (17,970)                    (17,970)
Currency adjustment                                                       3,152         3,152
                               ------       -------       -------       -------       -------
BALANCE MAY 29, 1993           30,483       190,984       193,221        50,739       434,944
Shares issued to employees      1,125        23,730                                    23,730
Shares repurchased             (1,338)      (33,831)                                  (33,831)
Net earnings                                               60,678                      60,678
Dividends - $0.60 per share                               (18,104)                    (18,104)
Currency adjustment                                                       2,072         2,072
                               ------       -------       -------       -------       -------
BALANCE MAY 28, 1994           30,270     $ 180,883     $ 235,795     $  52,811     $ 469,489
                               ======       =======       =======       =======       =======




THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION The consolidated financial statements include the accounts of Tektronix, Inc. and its wholly owned subsidiaries (the Company). All material intercompany transactions and balances have been eliminated.

CASH AND CASH EQUIVALENTS   Cash and cash equivalents include cash deposits in
banks and investments with a maturity of three months or less at the time of purchase.

INVESTMENTS   Investments in joint venture and other companies are accounted for on the cost or equity basis depending on the Company's share in their common stock. Investments are included in other long-term assets and are stated at the lower of cost or net realizable value. All material intercompany income has been eliminated. Intangible assets are amortized over a minimal time frame, generally five years, to reflect the general nature of the technology business.

FOREIGN CURRENCIES   Earnings on non-U.S. affiliates are translated into
U.S. dollars at average rates of exchange. Most non-U.S. sales operations' assets and liabilities are translated into dollars at current rates of exchange with changes in exchange rates reflected in the currency adjustment to shareholders' equity. Non-U.S. manufacturing operations and sales operations in highly inflationary economies translate monetary assets and liabilities into dollars at current rates of exchange and include the gains and losses in non-operating income, while other assets and liabilities are carried at their historic values. Transaction gains and losses, other than certain hedging transactions, are included in earnings.

INVENTORIES   Inventories are stated at the lower of cost or market.  Cost is determined on the first-in, first-out (FIFO) basis.

PROPERTY AND DEPRECIATION   Land, buildings and equipment are carried at cost
less accumulated depreciation. Depreciation is based on the estimated useful lives of depreciable assets, ranging from 10 to 48 years for buildings and 3 to 7 years for equipment, and is generally provided using the straight-line method. Leasehold improvements are amortized on a straight-line basis over the estimated useful life or the lease term, whichever is less.
     Property held for sale is stated at the lower of cost or estimated net realizable value and includes certain facilities and land no longer used in the Company's operations.

REVENUE RECOGNITION Revenue from product and component sales is recognized at the time of shipment. Service revenue is recognized over the contractual period or as services are provided.

RESEARCH AND DEVELOPMENT EXPENSES   Expenditures for research, development
and engineering of products and manufacturing processes are expensed as incurred.

INCOME TAXES   In 1993, the Company adopted Statement of Financial Accounting
Standards (SFAS) No. 109, "Accounting for Income Taxes." Accordingly, deferred income taxes reflect the impact of temporary differences between the assets and liabilities recognized for financial reporting purposes and amounts recognized for tax purposes in 1994 and 1993. Deferred taxes are based on tax laws as currently enacted. Prior to 1993, net deferred tax assets were not recognized until realized.
     Tektronix, Inc. and its U.S. subsidiaries file a consolidated federal income tax return. Each U.S. subsidiary records its own tax provision and makes payment to the parent company for taxes due or receives payment for tax benefits utilized.

RECLASSIFICATI0N   Certain items have been reclassified to conform with the
current year's presentation with no effect on previously reported earnings.

PER SHARE AMOUNTS   The per share amounts are based on the weighted average
number of shares outstanding during the year.

FISCAL YEAR   The Company's fiscal year is the 52 or 53 weeks ending the last
Saturday in May. 1994 and 1993 were 52-week fiscal years; 1992 was a 53-week fiscal year.

RESTRUCTURING CHARGES

     In the fourth quarter of 1993, the Company provided for pre-tax restructuring charges of $150.0 million for the purpose of exiting non-strategic components operations to further reduce the Company's vertical integration, consolidating facilities, refocusing on core business products, discontinuing certain older products and other steps to improve operating efficiency.
     In 1992, the Company provided for restructuring charges of $17.3 million for reductions in operations, including severance costs and the write-off of certain assets.

BUSINESS SEGMENTS

     The Company and its affiliates operate predominately in a single industry segment: the design, manufacture, sale and service of electronic measurement, design and display instruments and systems used in science, industry and education. Geographically, the Company operates primarily in the industrialized world. Net sales, earnings (loss) before taxes and total assets in the United States, Europe and other geographical areas were:


(In thousands)                                           1994            1993            1992
- - ---------------------------------------------------------------------------------------------
Net sales:
United States
  sales to customers                              $   737,451     $   713,734     $   670,291
United States export
  sales to customers                                  187,149         196,921         221,892
United States transfers
  to affiliates                                       313,004         290,432         245,259
                                                    ---------       ---------       ---------
  United States sales                               1,237,604       1,201,087       1,137,442
European sales
  to customers                                        305,563         320,542         347,686
European transfers
  to affiliates                                         4,031           9,282          13,617
                                                    ---------       ---------       ---------
  European sales                                      309,594         329,824         361,303
Other area sales
  to customers                                         87,841          71,181          57,374
Other area transfers
  to affiliates                                         9,427          10,754          10,498
                                                    ---------       ---------       ---------
  Other area sales                                     97,268          81,935          67,872
Eliminations                                         (326,462)       (310,468)       (269,374)
                                                    ---------       ---------       ---------
  Net sales                                       $ 1,318,004     $ 1,302,378     $ 1,297,243
                                                    =========       =========       =========
Earnings (loss) before taxes:
United States                                     $    97,369     $  (98,366)     $    40,161
Europe                                                  3,698             317          15,980
Other areas                                             1,992           1,767           2,322
Corporate and eliminations                            (17,173)         (2,777)        (27,564)
                                                    ---------       ---------       ---------
  Earnings (loss) before taxes                    $    85,886     $   (99,059)    $    30,899
                                                    =========       =========       =========
Total assets:
United States                                     $   699,568     $   707,511     $   620,038
Europe                                                175,532         172,217         186,115
Other areas                                            34,170          28,016          24,325
Corporate and eliminations                             81,879          76,761          96,272
                                                    ---------       ---------       ---------
  Total assets                                    $   991,149     $   984,505     $   926,750
                                                    =========       =========       =========

     Transfers of products and services are made at arms-length prices between geographic areas. The profit on transfers between geographic areas is not recognized until sales are made to unaffiliated customers. Area earnings
(loss) before taxes includes all directly incurred and allocable costs, except identified corporate expenses. Assets are those that are specifically associated with the operations of each geographic area.
     Net sales to the United States government were not more than 6% of consolidated net sales in any of the past three years, and no other customer accounted for more than 2% of sales.

NON-US AFFILIATES

     The Company has operating subsidiaries located in Australia, Austria, Belgium, Brazil, Canada, Denmark, Finland, France, Germany, Hong Kong (with a branch in China), Italy, Korea, Mexico, The Netherlands, Norway, Singapore, Spain, Sweden, Switzerland, Taiwan, and the United Kingdom (with a branch in Ireland). The assets, liabilities, net sales and earnings of non-U.S. subsidiaries are included in the consolidated financial statements in these amounts:


(In thousands)                                           1994            1993            1992
- - ---------------------------------------------------------------------------------------------
Current assets                                    $   147,090     $   128,015     $   132,236
Property, plant and
   equipment - net                                     42,976          50,924          54,494
Other long-term assets                                  2,339           2,888           2,567
Current liabilities                                    65,086          71,350          72,996
Other liabilities                                      14,456          14,628          23,828

Net sales                                         $   393,404     $   391,723     $   405,326
Gross profit                                          112,574         127,384         132,847
Operating income                                        3,184           2,217          21,059
Earnings before taxes                                   5,690           2,084          18,302
Net earnings                                            9,314           1,375          10,820


     The Company has foreign investments in joint venture companies in Japan and India. The Company's share of the assets, liabilities, net sales and earnings of these unconsolidated affiliates, as well as the Company's arms-length sales to, purchases from, and accounts receivable consisted of:


(In thousands)                                           1994            1993            1992
- - ---------------------------------------------------------------------------------------------
Current assets                                    $    67,147     $    94,050     $    80,848
Property, plant and
   equipment - net                                     24,640          22,022          20,279
Other long-term assets                                 10,269           8,219           7,826
Current liabilities                                    20,537          49,055          16,680
Other liabilities                                       7,549           6,285           4,835

Net sales                                         $    94,246     $    82,682     $    98,219
Gross profit                                           33,808          27,605          32,872
Operating income (loss)                                (4,080)         (6,306)          1,374
Earnings (loss) before taxes                           (2,971)         (4,521)          5,256
Net earnings (loss)                                    (1,601)         (1,932)          2,373

Sales to                                          $    67,535     $    63,958     $    79,500
Purchases from                                          5,585           5,990           4,114
Accounts receivable                                    11,117          11,663           6,176


     There are no significant restrictions which prevent dividends to the parent company from non-U.S. affiliates. The Company received dividends from joint venture companies of $33.2 million in

1993, and $1.6 million in 1992. There were no dividends received in 1994.


ACCOUNTS RECEIVABLE

     Accounts receivable have been reduced by an allowance for doubtful accounts, which was $3.8 million in 1994 and $3.3 million in 1993. The net charges to this reserve for uncollected credit sales have not been material.


INVENTORIES

     Inventories consisted of:


(In thousands)                                           1994            1993
- - -----------------------------------------------------------------------------
Materials and work in process                     $    89,341     $    87,867
Finished goods                                         81,926          83,549
                                                      -------         -------
    Inventories                                   $   171,267     $   171,416
                                                      =======         =======


OTHER LONG-TERM ASSETS

     Other long-term assets consisted of:


(In thousands)                                           1994            1993
- - -----------------------------------------------------------------------------
Investment in joint venture affiliates            $    74,703     $    69,728
Licensing agreements
  and other intangibles, net                           17,649          12,923
Other                                                  15,502          23,190
                                                      -------         -------
    Other long-term assets                        $   107,854     $   105,841
                                                      =======         =======

     The Company's portion of undistributed earnings in equity investees in 1994 and 1993 was $13.8 million and $13.9 million, respectively.
      Licensing agreements and other intangibles have been reduced by accumulated amortization of $15.3 million in 1994 and $15.5 million in 1993.


SHORT-TERM AND LONG-TERM DEBT

     The Company's short-term debt consisted of:


(In thousands)                                           1994            1993
- - -----------------------------------------------------------------------------
Line of credit borrowings                         $    15,963     $    26,566
Revolving credit borrowings                                --          35,000
                                                      -------         -------
Short-term borrowings                                  15,963          61,566
Current maturities of long-term borrowings              1,121           7,915
                                                      -------         -------
    Short-term debt                               $    17,084     $    69,481
                                                      =======         =======

     The Company has a $150.0 million revolving credit agreement with Morgan Guaranty Trust Company of New York as agent that matures on March 10, 1996. At May 28, 1994, the Company maintained unused bank credit facilities of $269.9 million including $119.9 million in lines of credit and $150.0 million in the revolving credit agreement. At May 28, 1994, the interest rate on the utilized U.S. line of credit was 4.7%. Interest rates on the utilized non-U.S. lines of credit averaged 6.5% .

     The Company's long-term debt consisted of:


(In thousands)                                           1994            1993
- - -----------------------------------------------------------------------------
7.5% Notes due August 1, 2003                     $   100,000     $        --
Bridge loan credit agreement                               --          70,000
Non-U.S. currency borrowings                               --           7,805
Other borrowings                                        5,267             183
                                                      -------         -------
  Long-term borrowings                                105,267          77,988
Current maturities                                     (1,121)         (7,915)
                                                      -------         -------
    Long-term debt                                $   104,146     $    70,073
                                                      =======         =======


     Certain of the Company's debt agreements require the maintenance of specified interest rate coverage ratios and a minimum consolidated tangible net worth. At May 28, 1994, the Company had unrestricted retained earnings of $41.3 million after meeting those requirements.
     Aggregate long-term debt payments will be $1.1 million in 1995, $1.1 million in 1996, $1.2 million in 1997, $1.2 million in 1998, and $0.7 million in 1999.


OTHER LONG-TERM LIABILITIES

Other long-term liabilities consisted of:


(In thousands)                                           1994            1993
- - -----------------------------------------------------------------------------
Accrued postretirement benefits                   $    54,480     $    53,630
Accrued pension                                        43,881          38,869
Restructuring                                          13,502          35,800
Other                                                  29,809          17,689
                                                      -------         -------
    Other long-term liabilities                   $   141,672     $   145,988
                                                      =======         =======


NON-OPERATING EXPENSES (INCOME)

     Non-operating expenses (income) consisted of:


(In thousands)                                           1994            1993            1992
- - ---------------------------------------------------------------------------------------------
(Earnings) loss in equity investees               $      (903)    $      (612)    $     3,512
Gain on sale of investments                           (13,309)             --              --
Charitable contributions                                2,824           3,148           2,943
Currency losses                                         1,980           2,825           1,383
Other                                                     198           4,757           3,100
                                                      -------         -------         -------
Non-operating expenses (income)                   $    (9,210)    $    10,118     $    10,938
                                                      =======         =======         =======


COMMITMENTS AND CONTINGENCIES

     Rental expense was $20.7 million in 1994, $19.9 million in 1993, and $20.2 million in 1992. The future minimum obligations under operating leases and other commitments having an initial or remaining noncancelable term in excess of one year as of May 28, 1994, are:

                                                                             Future
(In thousands)                     1995    1996     1997     1998     1999    Years     Total
- - ---------------------------------------------------------------------------------------------
Operating leases               $13,271   $8,623   $5,243   $1,764   $1,120   $6,115   $36,136
Commitments                     16,312   10,350   10,350      350      350       --    37,712


     Commitments relate primarily to a supply agreement that was signed pursuant to the 1994 sale of the Company's Integrated Circuits Operation to Maxim Integrated Products, Inc. Under the agreement, the Company has minimum purchase requirements through 1997. The Company also has long-term or minimum purchase agreements with various other suppliers.
     In the normal course of business, the Company and its subsidiaries are parties to various legal claims, actions and complaints, including matters involving patent infringement and other intellectual property claims. Included among the intellectual property matters are claims by Jerome J. Lemelson that certain of the Company's manufacturing equipment and processes infringe certain of his patents. Although it is impossible to predict with certainty whether or not the Company and its subsidiaries will ultimately be successful in any of these legal matters or, if not, what the impact might be, the Company believes that disposition of these matters will not have a material adverse effect on the Company's financial position and results of operations.


SHAREHOLDERS' EQUITY

EMPLOYEE SHARE PURCHASE PLAN   Most employees were eligible to participate in
an Employee Share Purchase Plan, which terminates on June 30, 1994. During 1994, 13,000 shares were issued for $0.4 million; 23,000 shares were issued for $0.5 million in 1993.

STOCK OPTION AND INCENTIVE COMPENSATION PLANS   The Company has stock option
plans for selected employees. There were 3,890,000 shares reserved for issuance under these plans at May 28, 1994. Under the terms of the plans, incentive stock options are granted at an option price not less than the market value at the date of grant. Nonqualified stock options may not be granted at less than 50% of the market value at the date of grant. The exercise period for the options is not to exceed 10 years.
     The stock option plans allow stock appreciation rights (SARS) to be granted to employees. Employees may surrender all or part of their SARS for shares or payment in an amount equal to the excess of market price over option price at the date of exercise.
     Activity under the option plans was:


(Shares in thousands)                                    1994            1993            1992
- - ---------------------------------------------------------------------------------------------
Outstanding at beginning of year                        3,324           3,085           2,914
  Granted                                                 758           1,066             770
  Exercised                                              (925)           (451)           (281)
  Canceled                                               (291)           (376)           (318)
                                                       ------          ------          ------
    Outstanding at end of year                          2,866           3,324           3,085
                                                       ======          ======          ======

Options exercisable at end of year                      1,312           1,348           1,166

Option prices per share:
  Granted                                              $22-28          $18-27          $17-31
  Exercised                                             13-28           13-25           13-28
  Canceled                                              13-42           13-38           13-39
  Exercisable at end of year                            13-33           13-42           13-42


     There were 1,218 employees holding options at May 28, 1994. The Company also has cash and stock incentive compensation plans for certain executives. The plans provide for compensation based on financial performance over one- and three-year periods.

SHAREHOLDER RIGHTS AGREEMENT   In August 1990, the Company's Board of
Directors approved a shareholder rights agreement and declared a dividend of one right for each outstanding common share. Each right entitles the holder to purchase one one-thousandth of a share of Series A No Par Preferred Shares at an exercise price of $60, subject to adjustment. Generally, the rights become exercisable 10 days after a person or group acquires or commences a tender offer that would result in beneficial ownership of 20% or more of the common shares. In addition, the rights become exercisable if any party becomes the beneficial owner of 10% or more of the outstanding common shares and is determined by the Board of Directors to be an adverse party. Upon the occurrence of certain additional events specified in the shareholder rights agreement, each right would entitle its holder to purchase common shares of the Company (or, in some cases, a potential acquiring company) or other property having a value of twice the right's exercise price. The rights, which are not currently exercisable, expire in September, 2000, but may be redeemed by action of the Board prior to that time, under certain circumstances, for $0.01 per right.


BENEFIT PLANS

PENSION PLANS   The Company has defined benefit retirement plans covering most employees. Benefits upon retirement or termination are based on length of service and final average compensation at retirement.
     The Company's funding policy is to con-
tribute amounts determined annually on an actuarial basis that provide for current and future benefits in accordance with funding requirements of applicable laws and regulations of the countries in which the plans are located. Assets of funded benefit plans are held primarily in trust accounts. The significant majority of the assets are invested in common stocks, bonds, and real estate, with the balance primarily in cash and short-term investments.
     The following tables set forth the funded status and the amounts recognized in the financial statements for the Company's defined benefit retirement plans:


(In thousands)                                  1994                          1993
- - ---------------------------------------------------------------------------------------------
                                   Assets exceed    Accumulated  Assets exceed    Accumulated
                                     accumulated       benefits    accumulated       benefits
                                        benefits  exceed assets       benefits  exceed assets
- - ---------------------------------------------------------------------------------------------
Actuarial present value of
    benefit obligations:
  Vested benefit obligation           $   22,333     $  300,841     $  296,241     $    9,849
- - ---------------------------------------------------------------------------------------------
  Accumulated benefit obligation      $   26,498     $  318,650     $  320,915     $   10,416
- - ---------------------------------------------------------------------------------------------
  Projected benefit obligation        $   39,601     $  359,050     $  374,144     $   12,585
  Plan assets at fair value               35,384        304,510        333,650             --
                                         -------        -------        -------        -------
    Projected benefit obligation in
      excess of plan assets               (4,217)       (54,540)       (40,494)       (12,585)
Unrecognized initial net asset               806         (7,415)       (10,858)         2,762
Unrecognized prior service cost              116         11,466         14,429            109
Unrecognized net (gain) loss               3,139          7,129          9,861         (3,177)
                                         -------        -------        -------        -------
    Net pension liability             $     (156)    $  (43,360)    $  (27,062)    $  (12,891)
                                         =======        =======        =======        =======

     Assumptions used in the accounting for the defined benefit plans were:

                                                         1994            1993            1992
- - ---------------------------------------------------------------------------------------------
Overall weighted-average
  discount rates                                          8.2%            8.0%            9.0%
Overall rates of increase
  in compensation levels                                  4.8%            4.7%            6.0%
Expected long-term rate
  of return on plan assets                                9.4%            9.4%            9.4%



     Net periodic pension expense includes the following components:


(In thousands)                                           1994            1993            1992
- - ---------------------------------------------------------------------------------------------
Service cost                                      $     9,346     $     8,844     $     9,276
Interest cost                                          30,458          29,801          28,663
Actual return on plan assets                          (22,721)        (25,108)        (29,376)
Net amortization
  and deferral                                         (9,072)         (5,681)            221
- - ---------------------------------------------------------------------------------------------
  Net periodic
    pension expense                                     8,011           7,856           8,784
Other benefit plans                                     1,114           1,261           1,484
                                                       ------          ------          ------
  Pension expense                                 $     9,125     $     9,117     $    10,268
                                                       ======          ======          ======

     A credit of $4.4 million arising from employee reductions and the related impact on pension expense recognized in prior years, was recognized during 1993. As a result, pension expense was reduced by $1.0 million in 1993.


POSTRETIREMENT BENEFITS   The Company sponsors unfunded plans to provide
health care and life insurance benefits for certain retired employees. The postretirement health care plan is contributory, with retiree contributions adjusted annually; the postretirement life insurance plan is noncontributory. The majority of the Company's domestic employees may become eligible for these benefits if they retire while working for the Company. However, benefits and eligibility rules may be modified from time to time. There are no significant postretirement health care benefit plans outside of the United States.
     The Company adopted SFAS No. 106, "Accounting for Postretirement Benefits Other than Pensions," in the first quarter of 1993. Under SFAS No. 106, the Company recognizes the cost of postretirement benefits over the active service period of its employees. Prior to 1993, the cost of these benefits was charged to operating expenses as claims and premiums were paid. The Company elected to recognize the transition obligation of $57.1 million, which represents the previously unrecognized prior service cost, immediately upon implementation. This resulted in a one-time, non-cash charge of $34.8 million, net of applicable income taxes. In addition, the Company also recognized a curtailment gain of $2.9 million in 1993 arising from employee reductions that resulted in a decrease in the accumulated postretirement benefit obligation.
     The following tables set forth the plans' combined status and the amounts recognized in the financial statements:


(In thousands)                                           1994            1993
- - -----------------------------------------------------------------------------
Accumulated postretirement benefit obligation:
Current retirees                                  $    32,209     $    32,465
Active employees eligible to retire                     9,620          11,303
Other active employees                                 11,475          13,368
                                                      -------         -------
  Accumulated obligation                               53,304          57,136
Unrecognized net gain                                   4,687               5
                                                      -------         -------
  Accrued liability recognized
    in balance sheet                              $    57,991     $    57,141
                                                      =======         =======
Net periodic postretirement benefit expense:
Service cost                                      $     1,008     $     1,038
Interest cost                                           4,405           5,018
                                                      -------         -------
  Net postretirement benefit expense              $     5,413     $     6,056
                                                      =======         =======

     The cost of postretirement benefits reported for 1992 was $3.0 million on a pay-as-you-go-basis.
     The assumed discount rate used in determining the accumulated postretirement benefit obligation (APBO) as of May 28, 1994 was 8.2% and 8.0% at the end of 1993; the rate of salary increase used was 4.8% and 4.5%, respectively. The health care cost trend rate used in measuring the APBO at year end was 12.3% for 1994 and 13.5% for 1993. This rate is assumed to decrease gradually until it reaches 5.8% in the year 2004 and remain level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. Increasing the health care cost trend rate by one percentage point each year would increase the accumulated postretirement benefit obligation as of May 28, 1994, by $2.3 million and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for 1994 by $0.3 million.

POSTEMPLOYMENT BENEFITS   The Company also provides postemployment benefits
other than retirement benefits to certain employees. Such benefits, which include severance, disability and medical costs, have been historically accrued. Therefore, there is no material impact from the adoption of SFAS No. 112, "Employers' Accounting for Postemployment Benefits."

EMPLOYEE SAVINGS PLANS   The Company has two employee savings plans that
qualify as deferred salary arrangements under Section 401(k) of the Internal Revenue Code. Participating U.S. employees may defer up to 15% of their pre-tax earnings subject to certain regulatory limitations. Employee contributions are invested, at the employees' direction, among a variety of investment alternatives. Depending on the plan, the Company currently matches 3% of an employee's contribution either in cash or Company stock. In addition, beginning in 1993, the Company also makes a contribution to the 401(k) plan for certain employees equal to 2% of an employee's annual pay, even if the employee does not currently contribute to the plan. The latter contribution is made regardless of the Company's performance and is invested entirely in Company stock. Total cost for these plans was $12.7 million in 1994, $13.1 million in 1993 and $4.8 million in 1992.

FINANCIAL INSTRUMENTS

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS:  RISK AND FAIR VALUES   The
Company uses various off-balance sheet instruments to reduce its exposure to financial market risk caused by currency and interest rate fluctuations.
At May 28, 1994, market risk was not expected to have a material adverse effect on the consolidated position of the Company.
     At the end of 1994 and 1993, the Company had forward foreign exchange contracts outstanding of $20.6 million and $53.0 million, respectively.
These contracts have maturities that generally do not exceed one year and require the Company to exchange foreign currencies for U.S. dollars at maturity. The fair value of these foreign exchange contracts is the amount the Company would receive or pay to terminate the contracts. This amount is calculated using quoted market rates. The fair market value of these contracts was estimated to be a net receivable of $0.3 million at the end of 1994 and a net payable of $3.0 million at the end of 1993.
     In 1992, the Company entered into an interest rate swap agreement, having a notional principal amount of $75.0 million, that matures in 1995. Under this agreement, the Company makes fixed-rate payments and receives floating-rate payments in return. The fair value of this interest rate swap is the amount the Company would receive or pay to terminate the swap agreement.
This amount is calculated using information provided by outside quotation services, taking into account current interest rates and the creditworthiness of the swap counterparty. At the end of 1994 and 1993, the fair value was estimated to be a net payable of $3.6 million and $1.4 million, respectively.
     In the event that a counterparty fails to meet the terms of a foreign exchange contract or the interest rate swap agreement, the Company's exposure is limited to the currency rate or interest rate differential. The Company has executed these contracts with many creditworthy financial institutions and considers the risk of nonperformance to be remote.

BALANCE SHEET FINANCIAL INSTRUMENTS: FAIR VALUES   The carrying amount
reported in the consolidated balance sheets for cash and cash equivalents, accounts receivable, accounts payable and short-term debt approximates fair value because of the immediate or short-term maturity of these financial instruments.
     The fair values of fixed-rate receivables and long-term debt are estimated by discounting future cash flows using current discount rates that reflect the risks associated with similar types of instruments. At May 28, 1994, the estimated fair values of the Company's notes receivable approximated the carrying value. The carrying amount reported for long-term debt at the end of 1994 also approximated fair value. The carrying amount reported for long-term debt at the end of 1993 approximated fair value because the underlying instrument was a variable-rate note that repriced frequently.
     At year-end 1994 and 1993, the carrying value of the Company's minority equity investments accounted for on the cost basis was $5.1 million and
$9.9 million, respectively. It was not practicable to estimate the fair value of the securities held at the end of 1993 because the investments were in non-traded companies. In 1994, the companies represented by such investments successfully completed initial public offerings and, as a result, their fair values can be estimated based on quoted market prices.
At May 28, 1994, the estimated fair value of these equity investments was approximately $26.6 million.
     Beginning in 1995, the Company will account and report for such investments in accordance with the requirements of SFAS No. 115, "Accounting for Certain
Investments in Debt and Equity Securities."   Under SFAS No. 115, these
investments would have been classified as available-for-sale securities and reported at fair value in the consolidated balance sheet, with the net unrealized gains of $21.5 million reported as a separate component of shareholders' equity.

CONCENTRATION OF CREDIT RISK   Financial instruments that potentially subject
the Company to concentrations of credit risk consist principally of trade accounts receivable. The risk is limited due to the large number of entities comprising the Company's customer base and their dispersion across many different industries and geographies. At May 28, 1994, the Company had no significant concentrations of credit risk.

INCOME TAXES

     The Company adopted SFAS No. 109 in the first quarter of 1993. The adoption of this standard changed the Company's method of accounting for income taxes from the deferred method to the liability method. During the first quarter of 1994, the Revenue Reconciliation Act of 1993 was enacted, increasing the maximum federal rate tax for corporations to 35% from 34% and the Company recorded additional tax benefits to reflect the rate increase. The effect was to increase earnings by $2.3 million.
The components of earnings (loss) before taxes are contained in the Business Segments footnote. The provision for income taxes consisted of:


(In thousands)                                           1994            1993            1992
- - ---------------------------------------------------------------------------------------------
Current:
  Federal                                         $     9,081     $    11,996     $       601
  State                                                 2,900             716           1,150
  Non-U.S.                                              3,938          12,140           8,365
                                                      -------         -------         -------
                                                       15,919          24,852          10,116
Deferred:
  Federal                                              15,167         (49,969)             --
  State                                                 1,684          (8,569)             --
  Non-U.S.                                             (7,562)         (6,963)           (168)
                                                      -------         -------         -------
                                                        9,289         (65,501)           (168)
                                                      -------         -------         -------
    Total provision                               $    25,208     $   (40,649)    $     9,948
                                                      =======         =======         =======


     The provisions differ from the amounts that would result by applying the U.S. statutory rate to earnings (loss) before taxes. A reconciliation of the difference is:


(In thousands)                                           1994            1993            1992
- - ---------------------------------------------------------------------------------------------
Income taxes based
  on U.S. statutory rate                          $    30,060     $   (33,680)    $    10,506
State income taxes,
  net of U.S. tax                                       2,980          (5,183)            759
Foreign taxes on
  non-U.S. source income                               (4,370)          5,678           1,391
Foreign sales corporation                              (3,926)           (328)             --
Prior year foreign tax credits                          6,422              --          (5,670)
Expenses not recognized                                    --              --           1,984
Provision for audit adjustments                         3,060          (7,793)         (1,250)
Capital gains adjustments
  from sale of investments                             (2,678)             --              --
Other U.S. adjustments                                  1,917             657           2,228
Change in beginning of year
  valuation allowance                                  (5,981)             --              --
Benefit of tax rate change                             (2,276)             --              --
                                                      -------         -------         -------

    Income taxes                                  $    25,208     $   (40,649)    $     9,948
                                                      =======         =======         =======

     Net deferred tax assets and liabilities are included in the following consolidated balance sheet accounts:


(In thousands)                                           1994            1993
- - -----------------------------------------------------------------------------
Other current assets                              $    41,031     $    40,810
Deferred tax assets                                    79,552          88,629
Other long-term assets                                     --           1,051
                                                      -------         -------
Net deferred tax assets                           $   120,583     $   130,490
                                                      =======         =======

     The temporary differences and carryforwards that give rise to deferred tax assets and liabilities were as follows:


(In thousands)                                           1994            1993
- - -----------------------------------------------------------------------------
Deferred tax assets:
  Reserves and other liabilities                  $    39,396     $    38,819
  AMT and foreign tax
    credit carryforwards                               36,886          47,697
  Restructuring costs and
    separation programs                                31,551          57,232
  Accrued postretirement benefits                      23,196          22,326
  Accrued pension obligation                           14,059          11,627
  Net operating losses of
    non-U.S. affiliates                                 8,388           2,926
  Accumulated depreciation                              1,196              --
                                                      -------         -------
    Gross deferred tax assets                         154,672         180,627
    Less valuation allowance                          (19,297)        (25,278)
                                                      -------         -------
      Deferred tax assets                             135,375         155,349
Deferred tax liabilities:
  Unamortized LIFO reserve                            (14,792)        (18,750)
  Accumulated depreciation                                 --          (6,109)
                                                      -------         -------
    Deferred tax liabilities                          (14,792)        (24,859)
                                                      -------         -------
    Net deferred tax assets                       $   120,583     $   130,490
                                                      =======         =======

     SFAS No. 109 requires that a valuation allowance be recorded when it is more likely than not that some portion of the deferred tax assets will not be realized. The Company previously established a valuation allowance for its deferred tax assets which include temporary differences, tax credit carryforwards and certain net operating losses of non-U.S. affiliates.
During 1994, the valuation allowance was reduced by $6.0 million. The reduction resulted primarily from the utilization of foreign tax credit carryforwards and the utilization of net operating losses of non-U.S. affiliates.
     There are $22.0 million of unused foreign tax credits which, if not used, will expire between 1995 and 1998. There are $14.9 million of alternative minimum tax (AMT) credits that can be carried forward indefinitely.


QUARTERLY FINANCIAL DATA (unaudited)

     In the opinion of management, this unaudited quarterly financial summary includes all adjustments necessary to present fairly the results for the periods represented (in thousands, except per share amounts):


                                     Aug. 28,        Nov. 27,        Feb. 26,         May 28,
13 weeks to                              1993            1993            1994            1994
- - ---------------------------------------------------------------------------------------------
Net sales                         $   290,070     $   317,165     $   332,825     $   377,944
Gross profit                          135,869         145,214         151,903         172,966
Operating income                       14,688          19,107          22,795          30,105
Earnings before taxes                  11,295          17,357          23,452          33,782
Net earnings (loss)                     9,731          11,455          15,479          24,013
Earnings per share                $      0.32     $      0.37     $      0.51     $      0.80
Dividends per share                      0.15            0.15            0.15            0.15

Common stock prices:
High                              $     27.50     $     25.50     $     28.25     $     33.38
Low                                     22.13           21.38           21.38           26.00



                                     Aug. 29,        Nov. 28,        Feb. 27,         May 29,
13 weeks to                              1992            1992            1993            1993
- - ---------------------------------------------------------------------------------------------
Net sales                         $   304,624     $   333,485     $   311,233     $   353,036
Gross profit                          144,506         163,840         151,162         166,560
Operating income (loss)                13,315          19,128          17,608        (128,681)
Earnings (loss) before taxes            9,329          12,777          13,840        (135,005)
Net earnings (loss)                     9,482           8,433           9,134         (82,134)
Earnings (loss) per share         $      0.32     $      0.28      $     0.30     $     (2.73)
Dividends per share                      0.15            0.15            0.15            0.15

Common stock prices:
High                              $     20.38     $     22.50      $    25.25     $     27.88
                                        16.88           19.38           17.63           22.13


     Operating income and net earnings in the fourth quarter of 1993 reflect the impact of pre-tax restructuring charges of $150.0 million. These charges are discussed in the Management Review and Notes to Consolidated Financial Statements.



     The Company's common stock is traded on the New York and Pacific Stock Exchanges. There were 4,625 shareholders of record at June 23, 1994. The above quoted market prices are the composite prices reported by THE WALL STREET JOURNAL rounded to full cents per share.
     Dividends are paid at the discretion of the Board of Directors dependent upon their judgment of the Company's future earnings, expenditures and financial condition.


CONSOLIDATED FINANCIAL PERFORMANCE


UNAUDITED                                1994        1993        1992        1991        1990
- - ---------------------------------------------------------------------------------------------
Net sales                           $ 1,318.0   $ 1,302.4   $ 1,297.2   $ 1,330.9   $ 1,408.3
Gross margin                             46.0%       48.1%       49.7%       49.2%       48.4%
Research and development expenses        11.6%       12.1%       13.0%       12.9%       13.8%
Selling, general,
  and administrative expenses            27.7%       30.4%       31.4%       30.7%       31.9%
Operating margin                          6.6%       -6.0%        4.1%        6.2%       -2.6%
Pretax margin                             6.5%       -7.6%        2.4%        4.7%       -4.6%
Earnings margin                           4.6%       -4.2%        1.6%        2.4%       -6.2%
Net earnings (loss)                 $    60.7   $   (55.1)  $    21.0   $    32.3   $   (87.5)
Earnings (loss) per share                2.00       (1.83)       0.71        1.11       (3.02)
Dividends per share                      0.60        0.60        0.60        0.60        0.60
Cumulative effects on earnings
  of accounting changes                    --   $     3.3          --          --          --
Total assets                        $   991.1   $   984.5   $   926.8   $   947.8   $ 1,037.6
Long-term debt                          104.1        70.1        84.3        89.1       175.1
Total debt                              121.2       139.6       140.0       146.3       260.7
Shareholders' equity                    469.5       434.9       489.8       476.6       448.9
Return on equity                         13.4%      -11.9%        4.3%        7.0%      -17.4%
Shares outstanding                       30.3        30.5        29.6        29.2        29.1
Book value per share                $   15.51   $   14.27   $   16.54   $   16.30   $   15.45
Closing share price                     28.75       22.13       19.13       23.25       14.38
Facilities expenditures             $    70.3   $    57.8   $    65.5   $    67.9   $    97.1
Depreciation expense                     54.9        63.1        65.6        74.6        73.1
Square feet in use                        5.0         5.6         6.1         6.4         7.4
Employees                               8,468       9,840      11,334      11,947      13,941
Net sales/employee (in thousands)   $   155.6   $   132.4   $   114.5   $   111.4   $   101.0



AMOUNTS ARE IN MILLIONS, EXCEPT PER SHARE AND EMPLOYEES.
RETURNS ARE BASED ON AVERAGE ASSETS.