Form 10-K, Exhibit 13
period 1994-05-28
TEKTRONIX INC
filed 1994-08-15
CIK 96879

                                                   APPENDIX - EXHIBIT 13


                                  APPENDIX
                       GRAPHIC AND IMAGE INFORMATION
                               IN EXHIBIT 13

                (See text for tabular version of information.)


              Page in
         Annual Report and
            Exhibit 13               Description of Graphics
         -----------------      ------------------------------------

                10              Bar chart depicting net earnings
                                  (adjusted).

                10              Bar chart depicting net earnings
                                  (reported).

                10              Pie chart depicting 1994 sales by
                                  product class.

                11              Pie chart depicting 1994 sales by
                                  product class.

                13              Pie chart depicting market
                                  capitalization.

                13              Bar chart depicting total debt.