Form 10-K, Exhibit 13
period 1995-05-27
TEKTRONIX INC
filed 1995-08-10
CIK 96879

                                                       EXHIBIT 13

MANAGEMENT REVIEW

RESULTS OF OPERATIONS

OVERVIEW Tektronix recorded net earnings of $81.3 million, or $2.63 per share, in its fiscal year ended May 27, 1995, an increase of 33.5% over fiscal 1994 earnings of $60.9 million, or $1.98 per share. The improved net earnings in 1995 were due primarily to higher sales. In 1993, the Company incurred pre-tax restructuring charges of $150.0 million which resulted in a net loss of $55.3 million, or $1.83 per share. Excluding the restructuring charges, net earnings in 1993 would have been $38.7 million, or $1.28 per share. All years have been restated to account for the acquisition of Microwave Logic, Inc. under the pooling of interests method of accounting.
    	NET SALES AND PRODUCT ORDERS Net sales and product orders for 1995 were the highest in the Company's history. Net sales in 1995 were $1.472 billion, up 11.1% from $1.325 billion in 1994. Sales from continuing businesses increased by 19.3% from $1.226 billion in 1994 to $1.463 billion in 1995. Other sales, which include the non-strategic businesses disposed of at the end of 1994 and during 1995, declined from $98.6 million to $8.7 million. Sales to customers in the United States of $755.1 million were 1.5% above the level for the prior year, and represented 51.3% of total sales. The majority of the non-strategic business sales were in the United States, and if these sales were excluded from both years, United States sales increased by 13.2% from $661.6 million to $749.2 million. The improved domestic sales level was the result of new products and improvement in the U.S. economic environment. International sales rose 23.3% from $581.2 million to $716.7 million, with improvement in all geographies.
    	Net sales in 1994 were up 1.4% from 1993's level. U.S. sales of $743.8 million in 1994 were 3.6% above the level of the prior year. International sales declined by 1.3%, from $588.6 million in 1993 to $581.2 million in 1994, due to economic weakness in Europe and Japan early in the year.
    	In fiscal 1995, the Company's net sales were divided into five product classes. The product classes and the net sales for the last three years were as follows:

Net sales (in thousands)                1995           1994           1993
--------------------------------------------------------------------------
Measurement Business              $  731,197     $  671,042     $  708,657
Color Printing and Imaging           455,041        313,475        248,413
Video Systems                        185,077        152,369        162,938
Network Displays                      91,736         89,463         87,928
Other                                  8,727         98,632         98,703


    	Measurement Business, the Company's original and historically largest business, includes oscilloscopes, logic analyzers, instruments on a card, intelligent hand-held tools, spectrum analyzers and communications, video and audio test instruments. Measurement sales accounted for 49.7% of total sales, and grew 9.0% from the prior year, with the acceptance of new products, particularly in the

[Bar chart depicting operating income as a percentage of net sales before restructuring]

1992                5.4
1993                5.5
1994                6.6
1995                7.8

[Bar chart depicting net earnings in millions before restructuring]

1992               30.4
1993               38.7
1994               60.9
1995               81.3
basic instrument, electronic tool and communications, video and audio test lines. Sales in 1994 were down 5.3% from 1993, reflecting recessionary economies in Europe and Japan and weakness in some major industrial markets.
    	Color Printing and Imaging, the Company's fastest growing business, produces the Phaser family of color printers and supplies that utilize thermal wax transfer, laser, dye sublimation and ink jet technologies. Sales of printers and supplies increased 45.2% from 1994, with the introduction of several new products during the year, including the Phaser 340 color printer aimed at the office market, and increased market penetration in Europe. Color Printing and Imaging sales made up 30.9% of total sales. Sales in 1994 increased 26.2% over 1993 due to market acceptance of new products.
    	Video Systems provides the television and video industries with products covering a range of applications from production and storage to systemization and transmission. 1995 sales increased 21.5% from 1994 due to the introduction of new products and from generally improving market conditions. Sales declined 6.5% in 1994 from 1993 due primarily to the transition from analog to digital television production products.
    	Network Displays offers a broad X terminals product line, including both software and hardware, that support the X Windows environment in networked systems. Sales in 1995 rose 2.5% due to increased X terminal shipments, particularly in the fourth quarter, which was substantially offset by the continuing decline in service revenue from the old ter-minals business. Sales in 1994 were 1.7% higher than in 1993.
    	Product orders for 1995 were $1.387 billion, an increase of 26.5% over 1994. 1995 product orders grew at a faster rate than sales for each of the four businesses and, as a result, product order backlog in 1995, at $164.8 million, was sharply higher than 1994 backlog of $108.0 million. Despite the higher product order backlog the Company's future quarterly results continue to be dependent on new orders that can be shipped in the same quarter.
    	Going forward into 1996, the Company will combine Video Systems and Network Displays businesses into a single product class named
Video and Networking to maximize the synergies between these businesses and to reflect changes in operating management and product alignment. Net sales for the last three years in the new product class structure were as follows:

Net sales (in thousands)                1995           1994           1993
--------------------------------------------------------------------------
Measurement Business              $  731,197     $  671,042     $  708,657
Color Printing and Imaging           455,041        313,475        248,413
Video and Networking                 276,813        241,832        250,866
Other                                  8,727         98,632         98,703


    	OPERATING COST AND EXPENSES   Manufacturing cost of sales increased
as a percentage of net sales to 54.7% in 1995 from 54.0% in 1994. The increase in cost of sales as a percentage of net sales was due primarily to the use of alternative distribution channels, the impacts of a stronger Japanese Yen on certain component costs and higher performance based compensation. Cost of sales as a percentage of net sales increased to 54.0% in 1994 from 51.8% in 1993, caused primarily by a reduction in the historically higher margin on international sales, increased sales through alternative distribution channels and the impacts of a stronger Japanese Yen on certain component costs.
    	Research and development expenses represented 11.2% of sales compared with 11.6% in 1994 and 12.1% in 1993. Selling, general and administrative (SG&A) expenses of $391.8

[Pie chart depicting 1995 sales by product class]

Measurement Business      49.7%
Color Printing            30.9%
Video Systems             12.6%
Network Displays           6.2%
Other                      0.6%
                     			 ------
		                       100.0%

[Pie chart depicting 1995 sales by product class, adjusted]

Measurement Business      49.7%
Color Printing            30.9%
Video & Networking        18.8%
Other                      0.6%
                     			 ------
			                      100.0%
million were 26.6% of sales compared to 27.7% in 1994 and 30.4% in 1993.
SG&A expenses have declined as a percentage of sales due to the continuing increased use of alternative distribution channels and management of expenses, partly offset by increased performance-based compensation.
    	Equity in business ventures' earnings increased to $4.3 million compared with a loss of $1.6 million in the prior year, and a loss of $1.9 million in 1993. The current year income is primarily from the Company's equity in the earnings of Merix Corporation (formerly the Company's Circuit Board Division) and Maxtek Components Corporation
(formerly the Company's Hybrid Circuit Operation). The prior years' losses relate primarily to the Company's interest in Sony/Tektronix Corporation, which showed break-even results in 1995.
    	Other income was $4.7 million in 1995 compared with income of $9.1 million in 1994 and expense of $10.4 million in 1993. Other income in 1995 and 1994 includes gains of $14.3 million and $13.3 million, respectively, from the sale of stock held by the Company in TriQuint Semiconductor, Inc., Planar Systems, Inc. and Credence Systems
Corporation. The Company continues to hold equity positions in these companies that it intends to liquidate over time.
    	The Company recorded taxes on 1995 results at the annual effective rate of 26%, compared with 32% in the prior year. During the first quarter of 1995, the Company received approval from the Internal
Revenue Service to capitalize the costs of a major research and development project. The resulting increase in taxable income enabled the realization of additional deferred tax assets, previously subject to valuation allowances, and thus a reduction in the rate at which taxes were provided in 1995. The Company expects the annual effective tax rate to increase to the range of 30% to 32% in 1996.
    	Net earnings of $81.3 million for 1995 were 33.5% higher than the prior year due primarily to the increase in sales.

RESTRUCTURING CHARGES

During the fourth quarter of 1993, the Company incurred pre-tax restructuring charges of $150 million, or $3.10 per share after taxes, for the purpose of exiting non-strategic components operations to further reduce the Company's vertical integration, consolidating facilities, refocusing on core business products, discontinuing certain older products and other steps to improve operating efficiency. At May 27, 1995, the Company had substantially completed the reduction of its vertical integration and the discontinuance of older products. The remaining restructuring activities involve the completion of the facilities consolidation and workforce reductions in several different countries subject to various advance notification and other statutory requirements. Restructuring reserves were reduced to approximately $18 million. The Company intends to utilize the remaining reserves in 1996, the majority of which will require cash outlays.

ACCOUNTING CHANGES

In 1995, the Company adopted Statements of Financial Accounting Standards (SFAS) No. 115, 'Accounting for Certain Investments in Debt and Equity Securities'. Under SFAS No. 115, certain investments in marketable securities are classified as available-for-sale and reported at fair value. The adjustment to fair value added $20.1 million to other long-term assets and the net unrealized gains, less deferred taxes, are reported as a separate component of shareholders' equity.
     In the first quarter of 1993, the Company adopted SFAS No. 106 (Postretirement Benefits) and No. 109 (Income Taxes). The combined result of adopting these pronouncements was a one-time net increase in earnings of $3.3 million or $0.11 per share.

FINANCIAL CONDITION

The Company's financial condition is strong. Cash flows from operating activities and borrowing capacity from existing lines of credit are expected to be sufficient to meet current and anticipated future needs. At May 27, 1995, the Company maintained bank credit facilities totaling $349.8 million, of which $267.8 million was unused. The unused facilities include $177.7 million in lines of credit and $90.1 million under a revolving credit agreement. Additional details, including maturity dates of agreements and certain financial covenants, are included under 'Short-term and Long-term Debt' in the Notes to Consolidated Financial Statements.
    	Current assets increased by $107.3 million due primarily to higher accounts receivable and inventories. Accounts receivable were up $43.6 million because of higher sales in the fourth quarter of 1995 compared with the same quarter of 1994. Inventories rose by $68.3 million in response to higher order rates, the introduction of several new products and the buildup of certain components purchased on allocation.
    	Net property, plant and equipment increased by $27.0 million due to capital expenditures related to facilities consolidation and implementation of information systems.
    	Other long-term assets increased by $86.6 million as a result of the Company's investment in equity and notes of Merix Corporation and the accounting for certain investments in accordance with SFAS No.
115. The Company accounts for its investment in Merix Corporation on the equity basis with the earnings impact included in business ventures' earnings (loss) in the consolidated statements of operations. The Company also recorded several long-term notes receivable on sales of real estate and licensing of technologies in 1995.
    	Current liabilities increased by $103.1 million primarily because of the increase in short-term debt of $66.7 million to fund capital expenditures and inventory additions, the increase in accrued compensation of $26.2 million due to higher performance based compensation, and the current maturity of certain long-term liabilities.
	    Shareholders' equity increased by $131.1 million or 27.8% due to earnings less dividends, the exercise of stock options, favorable currency adjustments due to the depreciating United States dollar and the addition of unrealized holding gains in accordance with SFAS No. 115.

[Bar chart depicting facilities in use in millions of square feet]

1992        6.1
1993        5.6
1994        5.0
1995        4.3

MANAGEMENT'S LETTER

The consolidated financial statements of Tektronix, Inc. and subsidiaries have been prepared by management and have been audited by Tektronix' independent auditors, Deloitte & Touche LLP. Management is responsible for the consolidated financial statements, which have been prepared in conformity with generally accepted accounting principles and include amounts based on management's judgment.
     Management is also responsible for maintaining internal control, including systems designed to provide reasonable assurance that assets are safeguarded and that transactions are executed and recorded in accordance with established policies and procedures.
     Tektronix' controls and systems were developed by Tektronix management and have the full support and endorsement of the Board of Directors. Compliance is mandatory.
     The Board of Directors is responsible for the Company's financial and accounting policies, practices and reports. Its Audit Committee, composed entirely of outside directors, meets regularly with the independent auditors, representatives of management, and the internal auditors to review accounting, reporting, auditing and internal control matters. Both the independent auditors and the internal auditors have free access to the Audit Committee, with and without management representatives in attendance.


PAUL E. BRAGDON

PAUL E. BRAGDON
Chairman of Tektronix Audit Committee


CARL W. NEUN

CARL W. NEUN
Senior Vice President and
Chief Financial Officer of Tektronix, Inc.



INDEPENDENT AUDITORS' REPORT

To the Directors and Shareholders of Tektronix, Inc.:

We have audited the accompanying consolidated balance sheets of Tektronix, Inc. and subsidiaries as of May 27, 1995 and May 28, 1994, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years ended May 27, 1995, May 28, 1994, and May 29, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements give retroactive effect to the merger of Tektronix, Inc., and Microwave Logic, Inc., which has been accounted for as a pooling of interests as described in the Notes to Consolidated Financial Statements.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Tektronix, Inc. and subsidiaries at May 27, 1995 and May 28, 1994, and the results of their operations and their cash flows for the years ended
May 27, 1995, May 28, 1994, and May 29, 1993, in conformity with generally accepted accounting principles.
     As discussed in the notes to the consolidated financial statements, the Company adopted, in the year ended May 29, 1993, Statement of Financial Accounting Standards No. 106, 'Employers' Accounting for Postretirement Benefits Other Than Pensions', Statement of Financial Accounting Standards No. 109, 'Accounting for Income Taxes', and in the year ended May 27, 1995, Statement of Financial Accounting Standards
No. 115, 'Accounting for Certain Investments in Debt and Equity
Securities'.


DELOITTE & TOUCHE LLP

Portland, Oregon
June 21, 1995


CONSOLIDATED STATEMENTS OF OPERATIONS in thousands, except per share amounts

FOR THE YEAR ENDED                                                     MAY 27,1995      MAY 28,1994      MAY 29,1993
Net sales                                                             $  1,471,778     $  1,324,981     $  1,306,639
Operating costs and expenses:
      	Cost of sales                                                       804,726          714,957          677,058
      	Research and development expenses                                   164,307          154,263          158,345
      	Selling, general and administrative expenses                        391,797          367,008          397,794
	      Restructuring charges                                                    --               --          150,000
                                                        								      ----------------------------------------------
	              Total operating costs and expenses                        1,360,830        1,236,228        1,383,197
Equity in business ventures' earnings (loss)                                 4,268           (1,601)          (1,932)
		                                                        						      ----------------------------------------------
       	       Operating income (loss)                                     115,216           87,152          (78,490)
Interest expense                                                            10,083           10,139           10,414
Other income  (expense)                                                      4,744            9,080          (10,351)
								                                                              ----------------------------------------------
       	       Earnings (loss) before taxes                                109,877           86,093          (99,255)
Income taxes                                                                28,568           25,204          (40,596)
	                                                        							      ----------------------------------------------
		             Earnings (loss) before cumulative effects
		                     	of accounting changes                               81,309           60,889          (58,659)
Cumulative effects of accounting changes:
       	Income taxes                                                            --               --           38,100
	       Postretirement benefits, net of tax                                     --               --          (34,775)
							                                                        	      ----------------------------------------------
             		Net earnings (loss)                                    $     81,309     $     60,889     $    (55,334)
	                                                        							      ==============================================
Earnings (loss) per share before cumulative effects
       	of accounting changes                                         $       2.63     $       1.98     $      (1.94)
Earnings (loss) per share                                                     2.63             1.98            (1.83)
Dividends per share                                                           0.60             0.60             0.60
Average shares outstanding                                                  30,934           30,689           30,304



The accompanying notes are an integral part of these consolidated financial statements.


CONSOLIDATED BALANCE SHEETS in thousands

                                        										                                     	MAY 27, 1995    MAY 28, 1994
ASSETS
        	Current assets:
	               	Cash and cash equivalents                                              $     31,742     $     43,044
		               Accounts receivable -- net                                                  311,865          268,258
	               	Inventories                                                                 241,124          172,836
		               Other current assets                                                         65,858           59,124
										                                                                              -----------------------------
		                      Total current assets                                                 650,589          543,262
        	Property, plant and equipment:
	               	Land                                                                          7,234           11,738
	               	Buildings                                                                   170,583          197,131
		               Machinery and equipment                                                     444,938          446,990
										                                                                              -----------------------------
											                                                                                  622,755          655,859
		               Accumulated depreciation and amortization                                  (370,845)        (430,944)
										                                                                              -----------------------------
		                      Property, plant and equipment -- net                                 251,910          224,915
	        Property held for sale                                                               35,912           39,776
	        Deferred tax assets                                                                  76,418           79,552
        	Other long-term assets                                                              194,901          108,334
									 	                                                                             -----------------------------
			                     Total assets                                                    $  1,209,730     $    995,839
										                                                                              =============================

LIABILITIES AND SHAREHOLDERS' EQUITY
        	Current liabilities:
		               Short-term debt                                                        $     84,623     $     17,875
                	Accounts payable                                                            170,861          162,551
		               Accrued compensation                                                        105,267           79,110
		               Deferred revenue                                                             19,988           18,124
										                                                                              -----------------------------
		                      Total current liabilities                                            380,739          277,660
	        Long-term debt                                                                      104,984          104,915
	        Other long-term liabilities                                                         121,295          141,672
	        Commitments and contingencies                                                            --               --
	        Shareholders' equity:
		               Preferred stock, no par value (authorized 1,000 shares;
			                     none issued)                                                              --               --
		               Common stock, no par value (authorized 80,000 shares;
			                     issued and outstanding 31,439 in 1995, and
			                     30,553 in 1994)                                                      215,310          183,253
	        Retained earnings                                                                   298,402          235,528
	        Currency adjustment                                                                  76,948           52,811
	        Unrealized holding gains -- net                                                      12,052               --
										                                                                              -----------------------------
		                      Total shareholders' equity                                           602,712          471,592
										                                                                              -----------------------------
		                      Total liabilities and shareholders' equity                      $  1,209,730     $    995,839
										                                                                              =============================


The accompanying notes are an integral part of these consolidated financial statements.


CONSOLIDATED STATEMENTS OF CASH FLOWS in thousands

FOR THE YEAR ENDED                                                     MAY 27,1995      MAY 28,1994      MAY 29,1993
CASH FLOWS FROM OPERATING ACTIVITIES:
       	Net earnings (loss)                                           $     81,309     $     60,889     $    (55,334)
Adjustments to reconcile net earnings (loss) to cash from
  operating activities:
       	Depreciation expense                                                40,669           55,182           63,243
	       Restructuring charges                                                   --               --          150,000
	       Deferred taxes                                                        (966)           9,905          (60,938)
	       Accounting change for income taxes                                      --               --          (38,100)
	       Accounting change for postretirement benefits                           --               --           34,775
	       Equity (gains) losses, net of dividends received                    (4,268)           1,601           34,546
	       (Gains) losses on sale of assets                                    (9,923)         (14,402)           1,354
	       Accounts receivable                                                (32,982)         (23,445)         (27,606)
	       Inventories                                                        (62,212)            (903)          11,082
	       Accounts payable                                                    (4,367)          12,089              (62)
	       Accrued compensation                                                24,430          (26,971)         (10,771)
	       Income taxes payable                                                    --               --          (24,548)
	       Other liabilities                                                  (22,866)         (17,636)           4,618
	       Other assets                                                       (56,246)         (12,379)         (15,446)
	       Other -- net                                                        (8,934)           5,942             (511)
								                                                              ----------------------------------------------
	              Net cash provided (used) by operating activities            (56,356)          49,872           66,302
								                                                              ----------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
	       Acquisition of property, plant and equipment                      (102,023)         (71,255)         (58,593)
	       Proceeds from sale of assets                                        42,210           51,978            9,794
       	Proceeds from sale of investments                                   23,920           26,285               --
								                                                              ----------------------------------------------
	              Net cash provided (used) by investing activities            (35,893)           7,008          (48,799)
								                                                              ----------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
	       Net change in short-term debt                                       65,324          (44,821)          13,716
	       Issuance of long-term debt                                           1,396          105,331           70,593
       	Repayment of long-term debt                                           (602)         (77,929)         (82,974)
       	Issuance of common stock                                            40,439           23,732           13,202
       	Repurchase of common stock                                          (8,382)         (33,831)              --
	       Dividends                                                          (18,435)         (18,129)         (17,970)
								                                                              ----------------------------------------------
	              Net cash provided (used) by financing activities             79,740          (45,647)          (3,433)
								                                                              ----------------------------------------------
Effect of exchange rate changes                                              1,207            1,771           (2,622)
								                                                              ----------------------------------------------
Increase (decrease) in cash and cash equivalents                           (11,302)          13,004           11,448
Cash and cash equivalents at beginning of year                              43,044           30,040           18,592
								                                                              ----------------------------------------------
Cash and cash equivalents at end of year                              $     31,742     $     43,044     $     30,040

								                                                              ==============================================
SUPPLEMENTAL DISCLOSURES OF CASH FLOWS:
	       Income taxes paid                                             $      9,559     $      6,379     $     33,424
       	Interest paid                                                        13,637          10,809           12,982


The accompanying notes are an integral part of these consolidated financial statements.


CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY in thousands

                                                          										                     UNREALIZED
	        		                    C O M M O N  S T O C K      RETAINED        CURRENCY         HOLDING
			                            SHARES          AMOUNT      EARNINGS      ADJUSTMENT           GAINS            TOTAL

BALANCE MAY, 30, 1992          29,893     $   177,658   $   266,072   $      47,587    $         --     $    491,317
  Shares issued to employees      873          15,694                                                         15,694
  Net loss                                                  (55,334)                                         (55,334)
  Dividends--$0.60 per share                                (17,970)                                         (17,970)
  Currency adjustment                                                         3,152                            3,152
			                            -------------------------------------------------------------------------------------
BALANCE MAY 29, 1993           30,766         193,352       192,768          50,739              --          436,859
  Shares issued to employees    1,125          23,732                                                         23,732
  Shares repurchased           (1,338)        (33,831)                                                       (33,831)
  Net earnings                                               60,889                                           60,889
  Dividends--$0.60 per share                                (18,129)                                         (18,129)
  Currency adjustment                                                        2,072                             2,072
			                            -------------------------------------------------------------------------------------
BALANCE MAY 28, 1994           30,553         183,253       235,528         52,811               --          471,592
  Shares issued to employees    1,179          40,439                                                         40,439
  Shares repurchased             (293)         (8,382)                                                        (8,382)
  Net earnings                                               81,309                                           81,309
  Dividends--$0.60 per share                                (18,435)                                         (18,435)
  Unrealized holding gains--net                                                              12,052           12,052
  Currency adjustment                                                       24,137                            24,137
			                            -------------------------------------------------------------------------------------
BALANCE MAY 27, 1995           31,439     $   215,310   $   298,402   $     76,948     $     12,052     $    602,712
			                            =====================================================================================


The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION   The consolidated financial statements
include the accounts of Tektronix, Inc. and its wholly and majority owned subsidiaries (the Company). Investments in companies of 20 percent or more and business ventures are accounted for on the equity basis.  All material intercompany transactions and balances have been eliminated.
	    FOREIGN CURRENCY TRANSLATION   For most non-U.S. subsidiaries,
assets and liabilities are translated into U.S. dollars at current exchange rates, and net earnings are translated at average exchange rates for the year. Gains and losses resulting from the translation of net assets are reported as a separate component of shareholders'
equity. For non-U.S. subsidiaries in highly inflationary countries, net monetary assets are translated at current exchange rates and net nonmonetary assets are translated at historical rates, with the translation gains and losses included in net earnings. Gains and losses from foreign currency transactions are included in net earnings currently.
	    CASH AND CASH EQUIVALENTS   Cash and cash equivalents include cash
deposits in banks and highly liquid investments with original maturities of three months or less at the time of purchase.
	    INVESTMENTS   In 1995, the Company adopted Statement of Financial
Accounting Standards (SFAS) No. 115, 'Accounting for Certain Investments
in Debt and Equity Securities'. Under SFAS No. 115, the Company now
classifies its investments in marketable securities as available-for-sale and reports them at fair value in the consolidated balance sheet under other long-term assets. The unrealized holding gains and losses, net of the related deferred income taxes, are reported as a separate component of shareholders' equity.
	    DERIVATIVES   Gains and losses on forward foreign exchange contracts
used to hedge existing assets and liabilities are recognized in income each period and generally offset losses and gains on the assets and liabilities being hedged. Gains and losses related to qualifying hedges of firm commitments or anticipated transactions are deferred and included in the basis of the transaction when it is completed.
	    INVENTORIES   Inventories are stated at the lower of cost or market.
Cost is determined on the first-in, first-out (FIFO) basis.
	    PROPERTY, PLANT AND EQUIPMENT   Land, buildings and machinery and
equipment are carried at cost less accumulated depreciation.
Depreciation is based on the estimated useful lives of depreciable assets, ranging from 10 to 48 years for buildings and 3 to 7 years for machinery and equipment, and is generally provided using the straight-
line method.
    	Property held for sale is stated at the lower of cost or estimated net realizable value and includes certain property, plant and equipment no longer used in the Company's operations.
	    INTANGIBLE ASSETS   Intangible assets are included in other long-
term assets at cost less accumulated amortization, which is provided on a straight-line basis over a minimal time frame, generally not in excess of ten years.
	    REVENUE RECOGNITION   Revenue from product sales is recognized at
the time of shipment. Service revenue is recognized over the contractual period or as services are provided.
	    RESEARCH AND DEVELOPMENT EXPENSES   Expenditures for research,
development and engineering of products and manufacturing processes are expensed as incurred.
	    INCOME TAXES   In 1993, the Company adopted SFAS No. 109, 'Accounting
for Income Taxes'. Accordingly, deferred income taxes reflect the impact of temporary differences between the assets and liabilities recognized for financial reporting purposes and amounts recognized for tax purposes. Deferred taxes are based on tax laws as currently enacted.
    	Tektronix, Inc. and its U.S. subsidiaries file a consolidated federal income tax return. Each U.S. subsidiary records its own tax provision and makes payment to the parent company for taxes due or receives payment for tax benefits utilized.
    	RECLASSIFICATION   Certain items have been reclassified to conform
with the current year's presentation with no effect on previously reported earnings.
    	PER SHARE AMOUNTS   The per share amounts are based on the weighted
average number of shares outstanding during the year.
    	FISCAL YEAR   The Company's fiscal year is the 52 or 53 weeks
ending the last Saturday in May. 1995, 1994 and 1993 were 52-week fiscal years.


ACQUISITIONS

On March 31, 1995, the Company acquired all of the outstanding shares of Microwave Logic, Inc. (MLI) in exchange for 283,000 shares of the Company's common stock. MLI is a manufacturer of broadband communication test equipment. The acquisition was accounted for as a pooling of interests and, accordingly, the consolidated financial statements have been restated to include the results and financial position of MLI for all years presented.
    	In June, 1995, the Company completed its acquisition of all of the outstanding shares of Lightworks Editing Systems Limited and Lightworks Editing System, Inc. (Lightworks), which designs and develops non-linear editing systems. The Company has issued 1,644,000 common shares to complete the acquisition. In fiscal year 1996, the acquisition will be accounted for as a pooling of interests and the financial statements will be restated to include the results and financial position of Lightworks for all prior years.
    	Pro forma (unaudited) restated sales, net earnings and earnings per share, assuming the Lightworks acquisition had occurred at the beginning of 1993, are as follows:

(In thousands, except per share amounts)      1995          1994         1993
-----------------------------------------------------------------------------
Net sales                               $1,497,962    $1,342,496   $1,318,389
Net earnings                                81,584        61,493      (55,651)
Earnings per share                            2.50          1.90        (1.74)


RESTRUCTURING CHARGES

In 1993, the Company provided for pre-tax restructuring charges of $150.0 million for the purpose of exiting non-strategic components operations to further reduce the Company's vertical integration, consolidating facilities, refocusing on core business products, discontinuing certain older products and other steps to improve operating efficiency.

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

(In thousands)                                                                1995             1994             1993
--------------------------------------------------------------------------------------------------------------------
Net sales:
United States sales to customers                                      $    755,079     $    743,794     $    717,995
United States export sales to customers                                    224,657          187,783          196,921
United States transfers to affiliates                                      434,959          313,004          290,432
								                                                              ----------------------------------------------
       United States sales                                               1,414,695        1,244,581        1,205,348
								                                                              ----------------------------------------------
European sales to customers                                                377,798          305,563          320,542
European transfers to affiliates                                             3,783            4,031            9,282
								                                                              ----------------------------------------------
       European sales                                                      381,581          309,594          329,824
								                                                              ----------------------------------------------
Other area sales to customers                                              114,244           87,841           71,181
Other area transfers to affiliates                                          15,184            9,427           10,754
								                                                              ----------------------------------------------
       Other area sales                                                    129,428           97,268           81,935
Eliminations                                                              (453,926)        (326,462)        (310,468)
								                                                              ----------------------------------------------
       Net sales                                                      $  1,471,778     $  1,324,981     $  1,306,639
								                                                              ==============================================
Earnings (loss) before taxes:
United States                                                         $    123,515     $     97,576     $    (98,562)
Europe                                                                      (6,618)           3,698              317
Other areas                                                                  6,678            1,992            1,767
Corporate and eliminations                                                 (13,698)         (17,173)          (2,777)
								                                                              ----------------------------------------------
	       Earnings (loss) before taxes                                  $    109,877     $     86,093     $    (99,255)
								                                                              ==============================================
Total assets:
United States                                                         $    842,863     $    704,258     $    711,328
Europe                                                                     217,808          175,532          172,217
Other areas                                                                 47,530           34,170           28,016
Corporate and eliminations                                                 101,529           81,879           76,761
								                                                              ----------------------------------------------
	       Total assets                                                  $  1,209,730     $    995,839     $    988,322
								                                                              ==============================================

Transfers of products and services are made at arms-length prices between geographic areas. The profit on transfers between geographic areas is not recognized until sales are made to unaffiliated customers. Area earnings (loss) before taxes includes all directly incurred and allocable costs, except identified corporate expenses.
Assets are those that are specifically associated with the operations of each geographic area.
	    Net sales to the United States government were not more than 5% of consolidated net sales in any of the past three years, and no other customer accounted for more than 2% of sales.

NON-U.S. AFFILIATES

The Company has operating subsidiaries located in Australia, Austria, Belgium, Brazil, Canada, Denmark, Finland, France, Germany, Hong Kong (with a branch in China), India, Italy, Korea, Mexico, The Netherlands, Norway, Singapore, Spain, Sweden, Switzerland, Taiwan, and the United Kingdom (with a branch in Ireland). The assets, liabilities, net sales and earnings of non-U.S. subsidiaries are included in the consolidated financial statements in these amounts:

(In thousands)                                                                1995             1994             1993
--------------------------------------------------------------------------------------------------------------------
Current assets                                                        $    223,651     $    147,090     $    128,015
Property, plant and equipment -- net                                        28,214           42,976           50,924
Other long-term assets                                                      18,420            2,339            2,888
Current liabilities                                                         93,104           65,086           71,350
Other liabilities                                                           33,991           14,456           14,628

								                                                              ----------------------------------------------

Net sales                                                             $    492,042     $    393,404     $    391,723
Gross profit                                                               130,598          112,574          127,384
Operating income                                                             4,192            3,184            2,217
Earnings before taxes                                                           60            5,690            2,084
Net earnings (loss)                                                           (908)           9,314            1,375


The Company has a 50% investment in a business venture in Japan. During 1995, the Company purchased an additional interest in a business venture in India and prospectively consolidates and reports that company's results and financial position as a majority owned subsidiary. The Company's share of the assets, liabilities, net sales and net earnings
(loss) of its unconsolidated affiliates, as well as the Company's arms-length sales to, purchases from, and accounts receivable consisted of:

(In thousands)                                                                1995             1994             1993
--------------------------------------------------------------------------------------------------------------------
Current assets                                                        $     84,787     $     67,147     $     94,050
Property, plant and equipment -- net                                        28,080           24,640           22,022
Other long-term assets                                                      14,123           10,269            8,219
Current liabilities                                                         29,002           20,537           49,055
Other liabilities                                                           10,148            7,549            6,285

								                                                              ----------------------------------------------

Net sales                                                             $    115,339     $     94,246     $     82,682
Gross profit                                                                40,548           33,808           27,605
Operating income (loss)                                                     (1,486)          (4,080)          (6,306)
Earnings (loss) before taxes                                                    96           (2,971)          (4,521)
Net earnings (loss)                                                           (124)           (1,601)         (1,932)
								                                                              ----------------------------------------------

Sales to                                                              $       84,618   $      67,535    $     63,958
Purchases from                                                                10,259           5,585           5,990
Accounts receivable                                                            5,199          11,117          11,663


There are no significant restrictions which prevent dividends to the parent company from non-U.S. affiliates. The Company received dividends from business ventures of $33.2 million in 1993. There were no dividends received in 1995 and 1994.

ACCOUNTS RECEIVABLE

Accounts receivable have been reduced by an allowance for doubtful accounts, which was $5.7 million in 1995 and $3.8 million in 1994. The net charges to this reserve for uncollected credit sales have not been material.

INVENTORIES

Inventories consisted of:

(In thousands)                                                                                 1995             1994
--------------------------------------------------------------------------------------------------------------------
Materials and work in process                                                          $    139,617     $     90,727
Finished goods                                                                              101,507           82,109
										                                                                             -----------------------------
	       Inventories                                                                    $    241,124     $    172,836
										                                                                             =============================

OTHER LONG-TERM ASSETS

Other long-term assets consisted of:

(In thousands)                                                                                 1995             1994
--------------------------------------------------------------------------------------------------------------------
Investment in business ventures                                                        $    115,350     $     74,703
Marketable securities                                                                        29,392            5,129
Licensing agreements and other intangibles, net                                              22,653           17,649
Other                                                                                        27,506           10,853
										                                                                             -----------------------------
	       Other long-term assets                                                         $    194,901     $    108,334
										                                                                             =============================

The Company's portion of undistributed earnings in business ventures in 1995 and 1994 was $18.7 million and $13.8 million, respectively.
The company has a 35% equity interest in Merix Corporation. At May 27, 1995, the carrying value of that interest was $16.6 million, with a fair value, based upon quoted market price, of $51.0 million.
	    Upon adoption of SFAS No. 115 in 1995, the Company changed its reporting of investments in marketable securities to fair value from cost. During 1995, the Company recorded proceeds of $16.7 million and gross realized gains of $14.3 million from the sale of these securities. Realized gains were computed using the average cost of the underlying securities. Net unrealized holding gains of $20.1 million, less deferred income taxes of $8.0 million, are reported as a separate component of shareholders' equity.
	    Licensing agreements and other intangibles have been reduced by accumulated amortization of $12.3 million in 1995 and $15.3 million in 1994.


SHORT-TERM AND LONG-TERM DEBT

The Company's short-term debt consisted of:

(In thousands)                                                                                 1995             1994
--------------------------------------------------------------------------------------------------------------------
Commercial paper                                                                       $     34,910     $         --
Revolving credit agreement                                                                   25,000               --
Lines of credit                                                                              23,113           16,754
										                                                                             -----------------------------
	       Short-term instruments                                                               83,023           16,754
Current maturities of long-term debt                                                          1,600            1,121
										                                                                             -----------------------------
	       Short-term debt                                                                $     84,623     $     17,875
										                                                                             =============================

The Company has a $150.0 million revolving credit agreement with Morgan Guaranty Trust Company of New York as agent that matures on December 1, 1998. The Company has an agreement with U.S. National Bank of Oregon to issue up to $100.0 million in commercial paper, backed by the revolving credit agreement. At May 27, 1995, the Company maintained unused bank credit facilities of $267.8 million, including $177.7 million in lines of credit and $90.1 million in the revolving credit agreement. At May 27, 1995, the interest rates averaged 6.4% on commercial paper and 5.3% on utilized lines of credit, and was 6.6% on the revolving credit agreement.
    	The Company's long-term debt consisted of:

(In thousands)                                                                                 1995             1994
--------------------------------------------------------------------------------------------------------------------
7.5% Notes due August 1, 2003                                                          $    100,000     $    100,000
Other long-term agreements                                                                    6,584            6,036
										                                                                             -----------------------------
	       Long-term instruments                                                               106,584          106,036
Current maturities                                                                           (1,600)          (1,121)
										                                                                             -----------------------------
	       Long-term debt                                                                 $    104,984     $    104,915
										                                                                             =============================

Certain of the Company's debt agreements require the maintenance of specified interest rate coverage ratios and a minimum consolidated tangible net worth. At May 27, 1995, the Company had unrestricted retained earnings of $46.7 million after meeting those requirements.
	Aggregate long-term debt payments will be $1.6 million in 1996, $2.7 million in 1997, $1.6 million in 1998, $0.7 million in 1999, and none in 2000.


OTHER LONG-TERM LIABILITIES

Other long-term liabilities consisted of:

(In thousands)                                                                                 1995             1994
--------------------------------------------------------------------------------------------------------------------
Accrued pension                                                                        $     53,085     $     43,881
Accrued postretirement benefits                                                              49,233           54,480
Other                                                                                        18,977           43,311
										                                                                             -----------------------------
	       Other long-term liabilities                                                    $    121,295     $    141,672
										                                                                             =============================


OTHER INCOME (EXPENSE)

Other income (expense) consisted of:

(In thousands)                                                                1995             1994             1993
--------------------------------------------------------------------------------------------------------------------
Gain on sale of marketable securities                                 $     14,314     $     13,309     $         --
Charitable contributions                                                    (2,562)          (2,824)          (3,148)
Currency losses                                                             (2,231)          (1,980)          (2,825)
Other                                                                       (4,777)             575           (4,378)
								                                                              ----------------------------------------------
	       Other income (expense)                                        $      4,744     $      9,080     $    (10,351)
								                                                              ==============================================


COMMITMENTS AND CONTINGENCIES

Rental expense was $28.0 million in 1995, $20.7 million in 1994, and $19.9 million in 1993. The future minimum obligations under operating leases and other commitments having an initial or remaining noncancelable term in excess of one year as of May 27, 1995, are:

(In thousands)              Operating Leases    Commitments
-----------------------------------------------------------
1996                              $   16,081      $  20,209
1997                                  12,342         15,816
1998                                   6,531          3,767
1999                                   2,955            125
2000                                   1,314             --
Future Years                           3,302             --
				                              -------------------------
	       Total                     $   42,525     $   39,917
				                              =========================

 				                          34

The Company signed a supply agreement pursuant to the 1994 sale of its Integrated Circuit Operation to Maxim Integrated Products, Inc. Under the agreement, the Company has minimum purchase requirements through 1997.
The Company also has long-term or minimum purchase agreements with various other suppliers.
	    In the normal course of business, the Company and its subsidiaries are parties to various legal claims, actions and complaints, including matters involving patent infringement and other intellectual property claims. Although it is impossible to predict with certainty whether or not the Company and its subsidiaries will ultimately be successful in any of these legal matters or, if not, what the impact might be, the Company believes that disposition of these matters will not have a material adverse effect on the Company's financial position and results of operations.

SHAREHOLDERS' EQUITY

STOCK OPTION AND INCENTIVE COMPENSATION PLANS   The Company has stock
option plans for selected employees. There were 4,211,000 shares reserved for issuance under these plans at May 27, 1995. Under the terms of the plans, incentive stock options are granted at an option price not less than the market value at the date of grant.
Nonqualified stock options may not be granted at less than 50% of the market value at the date of grant. The exercise period for the options is not to exceed 10 years.
    	Activity under the option plans was:


(Options in thousands)                                                        1995             1994             1993
--------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year                                             2,866            3,324            3,085
	       Granted                                                                812              758            1,066
       	Exercised                                                           (1,102)            (925)            (451)
       	Canceled                                                              (217)            (291)            (376)
								                                                              ---------------------------------------------
	              	Outstanding at end of year                                   2,359            2,866            3,324
								                                                              =============================================
Options exercisable at end of year                                             869            1,312            1,348
Option prices per share:
	       Granted                                                       $    29 - 46     $    22 - 28     $    18 - 27
       	Exercised                                                          13 - 33          13 - 28          13 - 25
       	Canceled                                                           17 - 37          13 - 42          13 - 38
								                                                              ----------------------------------------------
		              Exercisable at end of year                            $    13 - 33     $    13 - 33     $    13 - 42
								                                                              ----------------------------------------------

There were 1,045 employees holding options at May 27, 1995. The
Company also has cash and stock incentive compensation plans for certain executives. The plans provide for compensation based on financial performance over one- and three-year periods.
    	SHAREHOLDER RIGHTS AGREEMENT   In August 1990, the Company's Board
of Directors approved a shareholder rights agreement and declared a dividend of one right for each outstanding common share. Each right entitles the holder to purchase one one-thousandth of a share of Series A No Par Preferred Shares at an exercise price of $60, subject to adjustment. Generally, the rights become exercisable 10 days after a person or group acquires or commences a tender offer that would result in beneficial ownership of 20% or more of the common shares. In addition, the rights become exercisable if any party becomes the beneficial owner of 10% or more of the outstanding common shares and is determined by the Board of Directors to be an adverse party. Upon the occurrence of certain additional events specified in the shareholder rights agreement, each right would entitle its holder to purchase common shares of the Company (or, in some cases, a potential acquiring company) or other property having a value of twice the right's exercise price. The rights, which are not currently exercisable, expire in September, 2000, but may be redeemed by action of the Board prior to that time, under certain circumstances, for $0.01 per right.

BENEFIT PLANS

PENSION PLANS   The Company has defined benefit retirement plans
covering most employees. Benefits upon retirement or termination are based on length of service and final average compensation at retirement.
    	The Company's funding policy is to contribute amounts determined annually on an actuarial basis that provide for current and future benefits in accordance with funding requirements of applicable laws and regulations of the countries in which the plans are located.
Assets of funded benefit plans are held primarily in trust accounts.
The majority of the assets are invested in common stocks, bonds and real estate, with the balance primarily in cash and short-term investments.
    	The following tables set forth the funded status and the amounts recognized in the financial statements for the Company's defined benefit retirement plans:

(In thousands)                                                                 1995                             1994
--------------------------------------------------------------------------------------------------------------------
                                          						     Assets exceed      Accumulated    Assets exceed     Accumulated
						                                                 accumulated         benefits      accumulated        benefits
							                                                   benefits    exceed assets         benefits   exceed assets
--------------------------------------------------------------------------------------------------------------------
Actuarial present value of
  benefit obligations:
  Vested benefit obligation                          $      53,416     $    341,778     $     22,333    $    300,841
						                                               ===============================================================
  Accumulated benefit
    obligation                                       $      58,531     $    361,623     $     26,498    $    318,650
						                                               ===============================================================
    Projected benefit obligation                     $      69,927     $    404,264     $     39,601    $    359,050
  Plan assets at fair value                                 66,249          319,411           35,384         304,510
						                                               ---------------------------------------------------------------
    Projected benefit obligation
     in excess of plan assets                                3,678           84,853            4,217          54,540
Unrecognized initial net
  asset (obligation)                                           193            5,244             (806)          7,415
Unrecognized prior service cost                               (962)          (9,792)            (116)        (11,466)
Unrecognized net loss                                       (2,276)         (30,098)          (3,139)         (7,129)
						                                               ---------------------------------------------------------------
    Accrued pension                                  $         633     $     50,207     $        156    $     43,360
						                                               ===============================================================


Assumptions used in the accounting for the defined benefit plans were:

									                                                                     1995             1994             1993
--------------------------------------------------------------------------------------------------------------------
Overall weighted-average discount rates                                       8.1%             8.2%             8.0%
Overall rates of increase in compensation levels                              4.8%             4.8%             4.7%
Expected long-term rate of return on plan assets                              9.3%             9.4%             9.4%



Net periodic pension expense includes the following components:

(In thousands)                                                                1995             1994             1993
--------------------------------------------------------------------------------------------------------------------
Service cost                                                          $      8,983     $      9,346     $      8,844
Interest cost                                                               33,693           30,458           29,801
Actual return on plan assets                                               (36,587)         (22,721)         (25,108)
Net amortization and deferral                                                3,987           (9,072)          (5,681)
								                                                              ----------------------------------------------
Net periodic pension expense                                                10,076            8,011            7,856
Other benefit plans                                                            928            1,114            1,261
								                                                              ----------------------------------------------
	       Pension expense                                               $     11,004     $      9,125     $      9,117
								                                                              ==============================================

A credit of $4.4 million arising from employee reductions and the related impact on pension expense recognized in prior years, was recognized during 1993. As a result, pension expense was reduced by
$1.0 million in 1993.
    	POSTRETIREMENT BENEFITS   In 1993, the Company adopted SFAS No. 106,
'Accounting for Postretirement Benefits Other than Pensions', which requires the recognition of the cost of postretirement health care and life insurance benefits over the active service period of its employees. The Company elected to recognize the transition obligation of $57.1 million, which represented the previously unrecognized prior service cost, immediately upon implementation. This resulted in a one-time non-cash charge of $34.8 million, net of applicable income taxes. In addition, the Company also recognized a curtailment gain of $2.9 million in 1993 arising from employee reductions that resulted in a decrease in the accumulated postretirement benefit obligation.
    	During 1995, the Company revised its postretirement welfare programs to modify company-paid benefits for current and future retirees. Beginning August 1, 1995, employees who retire on or after that date will pay the full cost of their medical and life insurance coverage. The subsidies currently provided to existing retirees will be eliminated by 1997. Retirees who have accumulated insurance credits may apply them toward the purchase of medical and life insurance benefits. The revisions resulted in an unrecognized prior service cost gain of $26.7 million that will be amortized over 10 years as a reduction in postretirement benefit expense. In addition, as a result of the revisions, the postretirement benefit expense for the year decreased in total by $5.6 million, resulting in a net credit to earnings before taxes for 1995 of $2.1 million.
    	The status of the Company's unfunded postretirement benefit obligation was:

(In thousands)                                                                                 1995             1994
--------------------------------------------------------------------------------------------------------------------
Accumulated postretirement benefit obligation (APBO):
Current retirees                                                                       $     10,981     $     32,209
Active employees eligible to retire                                                           3,776            9,620
Other active employees                                                                        2,894           11,475
										                                                                             -----------------------------
	       Total accumulated obligation                                                         17,651           53,304
Unrecognized prior service cost gain                                                         24,039               --
Unrecognized net gain                                                                        11,053            4,687
										                                                                             -----------------------------
	       Accrued postretirement benefits                                                $     52,743     $     57,991
										                                                                             =============================


The net postretirement benefit expense includes the following components:

(In thousands)                                                                1995             1994             1993
--------------------------------------------------------------------------------------------------------------------
Service cost                                                          $        184     $      1,008     $      1,038
Interest cost                                                                1,286            4,405            5,018
Net amortization                                                            (3,587)              --               --
								                                                              ----------------------------------------------
	       Postretirement benefit expense (credit)                       $     (2,117)    $      5,413     $      6,056
								                                                              ==============================================


The discount rate and rate of salary increase used in determining the
APBO for both 1995 and 1994 were 8.3% and 4.8%, respectively. The health care cost trend rates used in measuring the APBO at May 27, 1995, ranged from 8.6% to 11.5%, depending on the specific plans, and are assumed to decrease gradually until they reach 5.8% in the year 2003 and remain level thereafter. The health care cost trend rates in 1994 ranged from
9.0% to 12.3%, and were also assumed to decline to 5.8% over a similar period. The health care cost trend rate assumptions can have a significant effect on the amounts reported. However, because of the nature of the program revisions adopted in 1995, changing the assumptions by one percent would not have a material impact on the APBO at May 27,
1995 and the postretirement expense for the year.
    	EMPLOYEE SAVINGS PLANS   The Company has two employee savings plans
that qualify as deferred salary arrangements under Section 401(k) of the Internal Revenue Code. Participating U.S. employees may defer up to 15% of their pre-tax earnings subject to certain regulatory limitations. Employee contributions are invested, at the employees' direction, among a variety of investment alternatives. Depending on the plan, the Company currently matches up to 3% of an employee's salary either in Company stock or cash. In addition, the Company also makes a contribution for certain employees equal to 2% of the employee's annual base pay, even if the employee does not currently contribute to a plan. The latter contribution is made regardless of the Company's performance and is invested entirely in Company stock. Total cost for these plans was approximately $11.1 million in 1995, $12.7 million in 1994, and $13.1 million in 1993.


DERIVATIVE FINANCIAL INSTRUMENTS

The Company, as a part of its management of assets and liabilities, enters into derivative financial instruments to reduce financial market risks. These instruments are used to hedge foreign currency and interest rate exposures of underlying assets and liabilities. These instruments involve elements of market risk which offset the market risk of the underlying assets and liabilities they hedge. The Company does not hold or issue derivative financial instruments for trading purposes.
    	The notional or contract amounts of the derivative financial instruments do not represent amounts exchanged by the parties involved and, thus, are not a measure of the Company's exposure. The Company is potentially subject to risk in the event of nonperformance by counterparties to its derivative financial instruments. However, the
Company has entered into these instruments with creditworthy financial institutions and considers the risk of nonperformance to be remote.
The fair value of foreign exchange contracts approximates the notional amount of the contracts at the reporting date.
    	FOREIGN EXCHANGE RISK MANAGEMENT   The Company enters into forward
exchange contracts to hedge its foreign exchange risk. At the end of 1995 and 1994, the notional amount of the Company's outstanding contracts was $54.9 million and $20.6 million, respectively.
Generally, these contracts have maturities that do not exceed one year and require the Company to exchange foreign currencies for U.S.
dollars at maturity. The purpose of the Company's hedging activities is to reduce the risk that the eventual cash flows are adversely affected by changes in exchange rates. Deferred gains or losses attributable to foreign currency instruments are not material.


FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of the Company's financial instruments are as follows:

(In thousands)                                                                1995                              1994
--------------------------------------------------------------------------------------------------------------------
 					                                                		 Carrying                          Carrying
	                                                 						   amount       Fair value           amount       Fair value
--------------------------------------------------------------------------------------------------------------------
Financial assets:
  Cash & cash equivalents                            $     31,742     $     31,742     $     43,044     $     43,044
  Accounts receivable:                                    311,865          311,865          268,258          268,258
  Other long-term assets:
    Marketable securities                                  29,392           29,392            5,129           26,574
    Long-term receivables                                  30,749           30,609            5,420            5,420
Financial liabilities:
  Short-term debt                                          84,623           84,623           17,875           17,875
  Accounts payable                                        170,861          170,861          162,551          162,551
  Long-term debt                                          104,984          104,651          104,915          104,915


The fair values of cash and cash equivalents, accounts receivable, short-term debt and accounts payable approximate cost because of the immediate or short-term maturity of these financial instruments. The fair value of marketable securities is based on quoted market prices at the reporting date. The fair value of long-term receivables and long-term debt is estimated based on quoted market prices for similar instruments or by discounting expected cash flows at rates currently available to the Company for instruments with similar risks and maturities.


CONCENTRATIONS OF CREDIT RISK

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable. The risk is limited due to the large number of entities comprising the Company's customer base and their dispersion across many different industries and geographies. At May 27, 1995, the Company had no significant concentrations of credit risk.


INCOME TAXES

The effective tax rate for 1995 was 26% compared to a U.S. statutory rate of 35%. The lower effective tax rate was primarily due to the ability of the Company to reduce its deferred tax valuation allowance from prior years. The reduction in the valuation allowance was made possible after permission was obtained from the Internal Revenue Service to capitalize the costs of a major research and development project. Capitalization of such costs increased the amount of deferred tax assets utilized in 1995, thereby necessitating a lower valuation allowance against deferred tax assets.
    	The components of earnings (loss) before taxes are contained in the Business Segments footnote. The provision for income taxes consisted of:

(In thousands)                                                                1995             1994             1993
--------------------------------------------------------------------------------------------------------------------
Current
	       Federal                                                       $     17,769     $      9,077     $     12,049
	       State                                                                4,041            2,900              716
	       Non-U.S.                                                             6,624            3,938           12,140
								                                                              ----------------------------------------------
									                                                                   28,434           15,915           24,905
Deferred
	       Federal                                                              4,649           15,167          (49,969)
	       State                                                                  641            1,684           (8,569)
	       Non-U.S.                                                            (5,156)          (7,562)          (6,963)
								                                                              ----------------------------------------------
									                                                                      134            9,289          (65,501)
								                                                              ----------------------------------------------
		              Total provision                                       $     28,568     $     25,204     $    (40,596)
								                                                              ==============================================

The provisions differ from the amounts that would result by applying the U.S. statutory rate to earnings (loss) before taxes. A reconciliation of the difference is:

(In thousands)                                                                1995             1994             1993
--------------------------------------------------------------------------------------------------------------------
Income taxes based on U.S. statutory rate                             $     38,457     $     30,133     $    (33,747)
Change in beginning of year valuation allowance                             (6,842)          (5,981)              --
Foreign sales corporations                                                  (3,196)          (3,926)            (328)
State income taxes, net of U.S. tax                                          3,043            2,980           (5,183)
Provision for audit adjustments                                              1,299            3,060           (7,793)
Other U.S. adjustments                                                      (1,137)           1,840              777
Foreign taxes on non-U.S. source income                                     (2,542)          (4,370)           5,678
Capital gains adjustments from sale of investments                            (514)          (2,678)              --
Prior year foreign tax credits                                                  --            6,422               --
Benefit of tax rate change                                                      --           (2,276)              --
								                                                              ----------------------------------------------
		              Income taxes                                          $     28,568     $     25,204     $    (40,596)
								                                                              ==============================================

Net deferred tax assets and liabilities are included in the following consolidated balance sheet accounts:

(In thousands)                                                                                 1995             1994
--------------------------------------------------------------------------------------------------------------------
Other current assets                                                                   $     37,097     $     41,031
Deferred tax assets                                                                          76,418           79,552
										                                                                             -----------------------------
	       Net deferred tax assets                                                        $    113,515     $    120,583
										                                                                             =============================

The temporary differences and carryforwards that give rise to deferred tax assets and liabilities were as follows:

(In thousands)                                                                                 1995             1994
--------------------------------------------------------------------------------------------------------------------
Deferred tax assets:
  Reserves and other liabilities                                                       $     47,789     $     39,396
  AMT and foreign tax credit carryforwards                                                   21,297           36,886
  Accrued postretirement benefits                                                            21,097           23,196
  Accumulated depreciation                                                                   18,894            1,196
  Accrued pension obligation                                                                 16,699           14,059
  Net operating losses of non-U.S. affiliates                                                16,395            8,388
  Restructuring costs and separation programs                                                 3,395           31,551
										                                                                             -----------------------------
    Gross deferred tax assets                                                               145,566          154,672
    Less valuation allowance                                                                (12,455)         (19,297)
										                                                                             -----------------------------
      Deferred tax assets                                                                   133,111          135,375
Deferred tax liabilities:
  Unamortized LIFO reserve                                                                  (11,562)         (14,792)
  Unrealized gains on marketable securities                                                  (8,034)              --
										                                                                             -----------------------------
      Deferred tax liabilities                                                              (19,596)         (14,792)
										                                                                             -----------------------------
      Net deferred tax assets                                                          $    113,515     $    120,583
										                                                                             =============================



    	There are $9.8 million of unused foreign tax credits which, if not used, will expire between 1997 and 1998. There are $11.5 million of alternative minimum tax (AMT) credits that can be carried forward indefinitely.


QUARTERLY FINANCIAL DATA (UNAUDITED)

In the opinion of management, this unaudited quarterly financial summary includes all adjustments necessary to present fairly the results for the periods represented (in thousands, except per share amounts):

13 weeks to                                         Aug. 27, 1994    Nov. 26, 1994    Feb. 25, 1995     May 27, 1995
--------------------------------------------------------------------------------------------------------------------
Net sales                                            $    314,695     $    350,307     $    367,231     $    439,545
Gross profit                                              152,634          160,708          163,881          189,829
Operating income                                           23,123           26,807           30,245           35,041
Earnings before taxes                                      21,560           24,632           29,289           34,396
Net earnings                                         $     15,938     $     18,181    $      21,721     $     25,469
Earnings per share                                   $       0.52     $       0.59    $        0.70     $       0.82
Dividends per share                                          0.15             0.15             0.15             0.15
Common stock prices:                         High    $      32.63     $      40.00    $       38.38     $      47.00
					                                        Low            27.63            33.13            32.38            32.00


13 weeks to                                         Aug. 28, 1993     Nov. 27,1993     Feb. 26,1994      May 28,1994
--------------------------------------------------------------------------------------------------------------------
Net sales                                            $    291,581     $    318,872    $     334,738     $    379,790
Gross profit                                              136,777          146,252          152,880          174,115
Operating income                                           14,721           19,144           23,042           30,245
Earnings before taxes                                      11,246           17,347           23,612           33,888
Net earnings                                         $      9,682     $     11,445    $      15,656     $     24,106
Earnings per share                                   $       0.31     $       0.38    $        0.51     $       0.78
Dividends per share                                          0.15             0.15             0.15             0.15
Common stock prices:                         High    $      27.50     $      25.50    $       28.25     $      33.38
					                                        Low            22.13            21.38            21.38            26.00


The Company's common stock is traded on the New York and Pacific Stock Exchanges. There were 4,538 shareholders of record at June 21, 1995. The above quoted market prices are the composite prices reported by The Wall Street Journal rounded to full cents per share.
    	Dividends are paid at the discretion of the Board of Directors dependent upon their judgment of the Company's future earnings, expenditures and financial condition.

[Line chart depicting 1994 and 1995 stock prices, by quarter]


         1994     1994     1994     1994     1995     1995     1995     1995
           Q1       Q2       Q3       Q4       Q1       Q2       Q3       Q4
High   $27.50   $25.50   $28.25   $33.38   $32.63   $40.00   $38.38   $47.00
Low     22.13    21.38    21.38    26.00    27.63    33.13    32.38    32.00
