Form 10-K, Exhibit 13
period 1996-05-25
TEKTRONIX INC
filed 1996-08-22
CIK 96879

MANAGEMENT REVIEW

RESULTS OF OPERATIONS

OVERVIEW                       Tektronix recorded net earnings of $99.6
million, or $3.00 per share, in its fiscal year ended May 25, 1996, an increase of 22% over fiscal 1995 earnings of $81.6 million, or $2.50 per share. Net earnings in 1995 were 33% higher than 1994 earnings of $61.5 million, or $1.90 per share. All years have been restated to account for the acquisitions of Microwave Logic, Inc. in 1995, and of Lightworks Editing Systems Limited and Lightworks Editing Systems, Inc. in 1996, under the pooling of interests method of accounting.

NET SALES AND PRODUCT ORDERS   Net sales and product orders for
1996 were the highest in the Company's history. Net sales in 1996 were $1.769 billion, up 18% from $1.498 billion in 1995. Sales to customers in the United States of $890.9 million were 17% above the level for the prior year, and represented 50% of total sales. The improved domestic sales level is primarily the result of the acceptance of new products. International sales rose 21% from $724.7 million to $877.9 million, with improvement in all geographic regions, particularly in the Pacific, where the Company made significant new investments during the year, and in Japan. Product orders for 1996 were $1.658 billion, an increase of 17% over 1995. Net sales in 1995 were 12% higher than 1994. U.S. sales of $764.5 million in 1995 were 14% above the level of sales from continuing businesses in the prior
year.   International sales rose 26%, from $574.6 million in 1994 to
$724.7 million in 1995, with improvement in all geographic regions. Net sales are expected to grow about 15% in 1997, with more of the growth expected in the second half of the fiscal year with the introduction of several new products.

The Company's net sales are divided into three product classes.
Net sales for the last three years in each product class are as follows:

(in thousands)                                                       1996             1995             1994
Measurement Business                                          $   812,250      $   731,061      $   671,042
Color Printing and Imaging                                        561,642          454,961          313,475
Video and Networking                                              394,966          303,213          259,347
Other                                                                  --            8,727           98,632


Measurement Business sales accounted for 46% of total sales, and grew 11% from the prior year, due to the acceptance of new products, particularly in oscilloscopes, including the new digital oscilloscopes introduced in 1995, signal source products, handheld electronic tools and telecommunications products. Sales growth was constrained somewhat by component shortages in the second half of the year. Product orders increased 13% to $754.0 million. With the increase in order rates and continued improvement in parts shortages, the Company expects order and revenue growth in the 5% to 10% range for 1997. Measurement Business sales in 1995 were 9% higher than 1994 due to well-received new product introductions in several product lines.

Color Printing and Imaging sales increased 23% from 1995, based on the continued office market acceptance of the Phaser 340 printer and the introduction of the Phaser 550 color laser printer during the year. Color Printing and Imaging sales made up 32% of total sales. Product orders rose 22% to $531.1 million. The Company expects overall Color Printing and Imaging sales and order growth in the range of 20% for 1997, with the growth rate lower in the first half of the year, then increasing due to further penetration of the office market and a strengthening position in specialty graphic arts printers through new product introductions. Color Printing and Imaging sales in 1995 increased 45% over 1994 due to market acceptance of new products and increased market penetration in Europe.

Video and Networking sales increased 30% from 1995 due to strength in the Profile video disk recorder, Netstations and Grass Valley TV production equipment. Product orders, at $372.4 million, increased 20% from the prior year. Order growth in the latter part of the year was affected by the discontinuance of certain product lines, such as Video Desktop and Sabre editing systems, as a part of the integration and transformation of video operations. The Company expects sales and order growth in the range of 15% to 20% for 1997, with more of the growth expected to come in the second half of the fiscal year, due to anticipated strong demand in professional video markets and important new video product introductions starting late in the first half of the year. Video and Networking sales rose 17% in 1995 from 1994 due to the introduction of new products, partially offset by a decline in service revenue.

OPERATING COST AND EXPENSES    Manufacturing cost of sales
increased as a percentage of net sales to 58.3% in 1996 from 54.7% in 1995. The increase in cost of sales as a percentage of net sales was due to the use of alternative distribution channels, the impact of increased systems integration sales from Video and Networking and changes in product mix. Cost of sales as a percentage of net sales increased to 54.7% in 1995 from 53.9% in 1994, caused primarily by increased sales through alternative distribution channels, the impacts of a stronger Japanese Yen on certain component costs and higher performance-based compensation. During 1997, the Company expects to maintain gross margins at approximately 1996 levels.

Research and development (R&D) expenses declined slightly and represented 9.3% of sales compared with 11.1% in 1995 and 11.9% in 1994. The reduction in R&D spending in 1996 occurred as the Company concentrated on more focused projects and experienced delays in hiring for certain technical positions. Selling, general and administrative (SG&A) expenses were 24.6% of sales compared to 26.7% in 1995 and 27.6% in 1994. R&D and SG&A expenses declined as a percentage of sales primarily due to higher sales volume and effective cost controls, particularly in administrative functions. Over the course of 1997, the Company plans to increase spending on R&D towards 10% of sales, and to continue to reduce the percentage of sales spent on SG&A by maintaining effective expense controls.

Equity in business ventures' earnings increased to $5.1 million from $4.3 million in 1995 primarily due to the Company's equity in the earnings of Merix Corporation and Maxtek Components Corporation. The 1994 loss relates primarily to the Company's interest in Sony/Tektronix Corporation, which showed about break-even results in 1995 and 1996.

Operating income as a percentage of sales increased year over year, rising from 6.5% in 1994 to 7.7% in 1995 and 8.1% in 1996, as lower operating expenses as a percentage of sales more than offset declining gross margins. Operating margins are expected to improve further in 1997 due to the stabilization of gross margins, coupled with continued efficiencies in SG&A. The Video and Networking integration activities are expected to be substantially completed in the first quarter, with anticipated return to profitability by the end of the second quarter of 1997.

Interest expense increased in 1996 over the level of the prior two years primarily because of higher borrowings to fund working capital needs. Other income was $12.9 million in 1996 compared with income of $4.7 million in 1995 and $9.1 million in 1994. The improvement primarily reflected higher gains on sales of stock in other companies. The Company continues to hold equity positions in some of these companies that it expects to liquidate over time.

The Company recorded taxes on 1996 results at the annual effective rate of 30%, compared with 26% in the prior year. The Company expects the annual effective tax rate to increase to about 32% in 1997 primarily due to lower anticipated tax credits.

Net earnings of $99.6 million for 1996 were 22% higher than the prior year due to the increase in sales and the improvement in operating margins, partly offset by the higher effective tax rate. The growth in sales in 1995 generated a 33% increase in net earnings over 1994. The Company expects net earnings to increase by 10% to 20% in 1997, despite the anticipated higher effective tax rate, with most of the growth expected to come in the second half of the fiscal year as the Company introduces several new products.

[Bar chart depicting operating income as a percentage of net sales]
1992       4.1%
1993      -6.0%
1994       6.5%
1995       7.7%
1996       8.1%

FINANCIAL CONDITION

The Company's financial condition is strong. Cash flows from operating activities and borrowing capacity from existing lines of credit are expected to be sufficient to meet current and anticipated future needs. At May 25, 1996, the Company maintained bank credit facilities totaling $311.9 million, of which $192.4 million was available out of unused facilities, which include $149.8 million in lines of credit and $69.3 million in revolving credit agreements from United States and foreign banks. Additional details, including maturity dates of agreements and certain financial covenants, are included under "Short-term and long-term debt" in the Notes to Consolidated Financial Statements.

Current assets increased by $87.4 million due primarily to higher accounts receivable and inventories. Accounts receivable were up $61.6 million primarily because of higher sales in the fourth quarter of 1996 compared with the same quarter of 1995, with a higher proportion of this year's sales in the last month as parts availability improved. Inventories rose by $18.9 million in response to higher order rates and the buildup of certain components due to longer vendor lead times.

Net property, plant and equipment increased by $54.5 million due to capital expenditures related to facilities consolidation and implementation of information systems. The Company believes a similar level of capital expenditures will continue into 1997. Property held for sale decreased by $17.0 million as several properties were sold. The Company plans additional disposals in 1997. Deferred tax assets declined $48.2 million due to several factors, including the current pension funding, discussed further in the following paragraph, the provision for deferred taxes on unrealized holding gains on equity investments and the reversal of other temporary differences between book and tax income. Other long-term assets rose by $33.4 million due primarily to the increase in market value of the Company's equity investments.

Current liabilities decreased by $22.5 million primarily due to a reduction in short-term debt offset by an increase in accrued compensation. The Company has classified commercial paper borrowings of $50.0 milllion as long-term debt as it has the intent to refinance these borrowings as they mature, and the ability to do so under the revolving credit agreement that matures in July, 2000. Accrued compensation increased by $13.4 million because of the reclassification of long-term pension liabilities to current, partly offset by the payment of severance obligations at the beginning of the year. Long-term debt increased as a result of the Company's issuance of $50 million in notes due August 15, 2002, and the reclassification of commercial paper discussed above. Other long-term liabilities declined $35.4 million due to the reclassification of some long-term pension liabilities to current as the Company will make a contribution to its principal United States pension plan for the first time since 1986.

Shareholders' equity increased by $71.1 million or 12% due to earnings net of dividends, the increased unrealized holding gains arising from the higher market value of the Company's equity investments and stock options exercised, partly offset by the repurchase of approximately 840,000 of the Company's common shares and reduced currency adjustments due to the appreciating United States dollar.

[bar chart depicting capital expenditures in millions]
1992       66.0
1993       58.9
1994       71.9
1995      103.8
1996      106.7

[bar chart depicting facilities in use in millions of square feet]
1992      6.1
1993      5.6
1994      5.0
1995      4.3
1996      4.1

DERIVATIVES AND FOREIGN EXCHANGE

The Company has exposure to interest rate risk, primarily from its use of short-term and long-term borrowings to finance operations, and to investment risk, primarily from its equity investment portfolio. In 1996, the Company did not enter into any significant derivatives to hedge against these interest rate or investment risks.

The Company is also exposed to exchange rate risk on transactions and commitments denominated in foreign currencies and uses forward exchange contracts and swaps to offset this risk. Changes in foreign exchange rates are not expected to have a significant effect on the Company's financial position or results of operations. The Company's policy is to only enter into derivative transactions when it has an identifiable exposure to risk, and to only enter into such transactions with creditworthy financial institutions.

ACCOUNTING CHANGES

In March 1995, the Financial Accounting Standards Board issued
Statement of Financial Accounting Standards (SFAS) No. 121, 'Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of'. SFAS No. 123, 'Accounting for Stock-Based
Compensation', was issued in October, 1995. The impacts of the adoption of these pronouncements in 1997 are discussed under "Accounting policies" in the Notes to Consolidated Financial
Statements.

FORWARD LOOKING STATEMENTS

Information included in the Chairman's Letter to Shareholders, this Management Review and elsewhere in this annual report relating to expectations as to revenues, orders, earnings, SG&A, R&D and other expense levels, gross and operating margins and tax rates, as well as anticipated new product introductions, constitute forward looking statements that involve a number of risks and uncertainties. As with many high technology companies, factors that could cause the Company's actual results or activities to differ materially from these forward looking statements include but are not limited to: general economic conditions, and business conditions in the electronics industry, including the effect on purchases by the Company's customers; competitive factors, including pricing pressures, technological developments and products offered by competitors; changes in product and sales mix, including an increase in indirect and systems sales by the Company and the related effects on gross margins; the Company's ability to deliver a timely flow of competitive new products and market acceptance of these products; the availability of parts and supplies from third party suppliers on a timely basis and at reasonable prices; inventory risks due to changes in market demand or the Company's business strategies; changes in effective tax rates; customer demand; currency fluctuations; the fact that a substantial portion of the Company's sales are generated from orders received during the quarter, making prediction of quarterly revenues and earnings difficult; and other risk factors listed from time-to-time in the Company's reports filed with the Securities and Exchange Commission and press releases.

Additional risk factors specific to the Company's current plans and expectations that could cause the Company's actual results or activities to differ materially from those stated include: the significant organizational and operational challenges that could adversely affect the Company's ability to integrate and transform its Video and Networking business successfully in the planned time frame; the timely introduction of new products scheduled during the Company's fiscal year which could be affected by engineering or other development program slippages, the ability to ramp up production or to develop effective sales channels, and demand for and acceptance of those and other Company products by the Company's customers which could be affected by the current uncertainties in economic conditions around the world and by activities of the Company's competitors.

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


CARL W. NEUN


CARL W. NEUN
Senior Vice President and
Chief Financial Officer of Tektronix, Inc.


INDEPENDENT AUDITORS' REPORT

To the Directors and Shareholders of Tektronix, Inc.:

We have audited the accompanying consolidated balance sheets of Tektronix, Inc. and subsidiaries as of May 25, 1996 and May 27, 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years ended May 25, 1996, May 27, 1995, and May 28, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements give retroactive effect to the merger of Tektronix, Inc., and Lightworks Editing Systems Limited and Lightworks Editing System, Inc., which has been accounted for as a pooling of interests as described in the Notes to Consolidated Financial Statements.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Tektronix, Inc. and subsidiaries at May 25, 1996 and May 27, 1995, and the results of their operations and their cash flows for the years ended May 25, 1996, May 27, 1995, and May 28, 1994, in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP


Portland, Oregon
June 19, 1996

CONSOLIDATED STATEMENTS OF OPERATIONS in thousands, except per share amounts
FOR THE YEAR ENDED                                           MAY 25, 1996     MAY 27, 1995     MAY 28, 1994
Net sales                                                     $ 1,768,858      $ 1,497,962      $ 1,342,496
Cost of sales                                                   1,030,815          819,871          723,437
                                                              ---------------------------------------------
         Gross profit                                             738,043          678,091          619,059

Research and development expenses                                 164,292          166,171          159,377
Selling, general and administrative expenses                      435,465          400,567          370,325
Equity in business ventures' earnings (loss)                        5,081            4,268           (1,601)
                                                              ---------------------------------------------
         Operating income                                         143,367          115,621           87,756

Interest expense                                                   13,985           10,203           10,139
Other income - net                                                 12,884            4,744            9,080
                                                              ---------------------------------------------
         Earnings before taxes                                    142,266          110,162           86,697

Income taxes                                                       42,680           28,578           25,204
                                                              ---------------------------------------------
Net earnings                                                  $    99,586      $    81,584      $    61,493
                                                              =============================================

Earnings per share                                            $      3.00      $      2.50      $      1.90
Dividends per share                                                  0.60             0.60             0.60
Average shares outstanding                                         33,197           32,578           32,333


The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED BALANCE SHEETS in thousands
                                                             MAY 25, 1996     MAY 27, 1995
ASSETS
    Current assets:
         Cash and cash equivalents                            $    36,644      $    31,761
         Accounts receivable - net                                375,309          313,758
         Inventories                                              264,624          245,766
         Other current assets                                      77,003           74,850
                                                              ----------------------------
             Total current assets                                 753,580          666,135
    Property, plant and equipment:
         Land                                                       6,721            7,234
         Buildings                                                194,644          170,583
         Machinery and equipment                                  475,178          446,501
                                                              ----------------------------
                                                                  676,543          624,318
         Accumulated depreciation and amortization               (368,980)        (371,238)
                                                              ----------------------------
    Property, plant and equipment - net                           307,563          253,080
    Property held for sale                                         18,903           35,912
    Deferred tax assets                                            28,247           76,418
    Other long-term assets                                        220,203          186,757
                                                              ----------------------------
             Total assets                                     $ 1,328,496      $ 1,218,302
                                                              ============================

LIABILITIES AND SHAREHOLDERS' EQUITY
    Current liabilities:
         Short-term debt                                      $    44,645      $    87,623
         Accounts payable                                         178,353          173,537
         Accrued compensation                                     120,044          106,660
         Deferred revenue                                          22,295           19,988
                                                              ----------------------------
             Total current liabilities                            365,337          387,808
    Long-term debt                                                201,955          104,984
    Other long-term liabilities                                    85,882          121,295
    Commitments and contingencies                                      --               --
    Shareholders' equity:
         Preferred stock, no par value (authorized 1,000 shares;
             none issued)                                              --               --
         Common stock, no par value (authorized 80,000 shares;
             issued and outstanding 32,687 in 1996, and
             33,083 in 1995)                                      204,370          216,251
    Retained earnings                                             378,606          298,964
    Currency adjustment                                            52,069           76,948
    Unrealized holding gains - net                                 40,277           12,052
                                                              ----------------------------
             Total shareholders' equity                           675,322          604,215
                                                              ----------------------------
             Total liabilities and shareholders' equity       $ 1,328,496      $ 1,218,302
                                                              ============================

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS in thousands
FOR THE YEAR ENDED                                           MAY 26, 1996     MAY 27, 1995     MAY 28, 1994
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net earnings                                              $    99,586      $    81,584      $    61,493
Adjustments to reconcile net earnings to cash
    from operating activities:
    Depreciation expense                                           47,138           40,857           55,298
    Deferred taxes                                                 26,041             (966)           9,843
    Gains on sale of assets and investments                       (18,353)          (9,923)         (14,402)
    Accounts receivable                                           (66,647)         (29,991)         (25,746)
    Inventories                                                   (19,681)         (64,923)          (2,141)
    Accounts payable                                                1,037           (5,059)          13,240
    Accrued compensation                                           14,026           24,602          (25,750)
    Other liabilities                                             (33,622)         (22,866)         (17,636)
    Other long-term assets                                         (1,424)         (48,102)         (11,005)
    Other - net                                                     1,105          (23,245)           8,595
                                                              ---------------------------------------------
    Net cash provided (used) by operating activities               49,206          (58,032)          51,789
                                                              ---------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Acquisition of property, plant and equipment                 (106,709)        (103,818)         (71,933)
    Proceeds from sale of assets                                   19,776           43,482           51,978
    Proceeds from sale of investments                              23,263           23,920           26,285
                                                              ---------------------------------------------
    Net cash provided (used) by investing activities              (63,670)         (36,416)           6,330
                                                              ---------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Net change in short-term debt                                   7,339           67,092          (45,625)
    Issuance of long-term debt                                     50,000            1,396          105,331
    Repayment of long-term debt                                    (3,020)            (602)         (77,929)
    Issuance of common stock                                       18,104           40,480           23,706
    Repurchase of common stock                                    (29,985)          (8,382)         (33,831)
    Dividends                                                     (19,944)         (18,435)         (18,129)
                                                              ---------------------------------------------
    Net cash provided (used) by financing activities               22,494           81,549          (46,477)
                                                              ---------------------------------------------

Effect of exchange rate changes                                    (3,147)           1,207            1,771
                                                              ---------------------------------------------
Increase (decrease) in cash and cash equivalents                    4,883          (11,692)          13,413
Cash and cash equivalents at beginning of year                     31,761           43,453           30,040
                                                              ---------------------------------------------
Cash and cash equivalents at end of year                      $    36,644      $    31,761      $    43,453
                                                              =============================================

SUPPLEMENTAL DISCLOSURES OF CASH FLOWS:
    Income taxes paid                                         $    18,669      $    10,018      $     6,379
    Interest paid                                                  16,594           13,775           10,809

NON-CASH INVESTING ACTIVITIES:
    Fair value adjustment to securities available-for-sale    $    47,042      $    20,086      $        --
    Income tax effect related to fair value adjustment             18,817            8,034               --

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY in thousands
                                                                            UNREALIZED
                                 COMMON STOCK       RETAINED     CURRENCY      HOLDING
                               SHARES    AMOUNT     EARNINGS   ADJUSTMENT    GAINS-NET        TOTAL
BALANCE MAY 29, 1993           32,410  $194,278     $192,451     $ 50,739     $     --     $437,468
   Shares issued to
     employees                  1,125    23,706                                              23,706
   Shares repurchased          (1,338)  (33,831)                                            (33,831)
   Net earnings                                       61,493                                 61,493
   Dividends-
     $0.60 per share                                 (18,129)                               (18,129)
   Currency adjustment                                              2,072                     2,072
                               --------------------------------------------------------------------
BALANCE MAY 28, 1994           32,197   184,153      235,815       52,811           --      472,779
   Shares issued to
     employees                  1,179    40,480                                              40,480
   Shares repurchased            (293)   (8,382)                                             (8,382)
   Net earnings                                       81,584                                 81,584
   Dividends-
     $0.60 per share                                 (18,435)                               (18,435)
   Currency adjustment                                             24,137                    24,137
   Unrealized holding
     gains - net                                                                12,052       12,052
                               --------------------------------------------------------------------
BALANCE MAY 27, 1995           33,083   216,251      298,964       76,948       12,052      604,215
   Shares issued to
     employees                    444    18,104                                              18,104
   Shares repurchased            (840)  (29,985)                                            (29,985)
   Net earnings                                       99,586                                 99,586
   Dividends-
     $0.60 per share                                 (19,944)                               (19,944)
   Currency adjustment                                            (24,879)                  (24,879)
   Unrealized holding
     gains - net                                                                28,225       28,225
                               --------------------------------------------------------------------
BALANCE MAY 25, 1996           32,687  $204,370     $378,606     $ 52,069     $ 40,277     $675,322
                               ====================================================================

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ACCOUNTING POLICIES

THE COMPANY                    Tektronix, Inc. is a global high-
technology company based on a portfolio of measurement, color printing, and video and networking businesses. Headquartered in Wilsonville, Oregon, Tektronix employs more than 7,900 people worldwide and maintains operations in 23 countries outside the United States. Tektronix was founded in 1946.

FINANCIAL STATEMENT PRESENTATION   The consolidated financial
statements include the accounts of Tektronix, Inc. and its subsidiaries (the Company). Investments in joint ventures and minority-owned companies where the Company exercises significant influence are accounted for on the equity basis. Significant intercompany transactions and balances have been eliminated. Certain items have been reclassified to conform with the current year's presentation with no effect on previously reported earnings. Per share amounts are based on the weighted average number of shares outstanding during the year.

The presentation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

FISCAL YEAR                    The Company's fiscal year is the 52
or 53 weeks ending the last Saturday in May. Fiscal years 1996, 1995 and 1994 were 52 weeks.

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

DERIVATIVES                    Gains and losses on forward foreign
exchange contracts used to hedge existing assets and liabilities are recognized in income each period and generally offset losses and gains on the assets and liabilities being hedged. Gains and losses related to hedges of firm commitments are deferred and included in the basis of the transaction when it is completed.

CASH AND CASH EQUIVALENTS      Cash and cash equivalents
include cash deposits in banks and highly liquid investments with original maturities of three months or less at the time of purchase.

INVENTORIES                    Inventories are stated at the lower
of cost or market. Cost is determined on the first-in, first-out
(FIFO) basis.

PROPERTY, PLANT AND EQUIPMENT Property, plant and equipment are stated at cost. Depreciation is based on the estimated useful lives of the assets, ranging from 10 to 48 years for buildings and 3 to 7 years for machinery and equipment, and is generally provided using the straight-line method.

Property held for sale is stated at the lower of cost or estimated fair value less costs to sell and includes certain properties no longer used in the Company's operations.

INVESTMENTS                    Investments in marketable equity
securities are classified as available-for-sale and reported at fair value in the consolidated balance sheet under other long-term assets. The unrealized holding gains and losses are excluded from earnings and reported, net of deferred income taxes, as a separate component of shareholders' equity.

INTANGIBLE ASSETS              Intangible assets are included in
other long-term assets at cost. Amortization is provided on a straight-line basis over periods not exceeding ten years.

INCOME TAXES                   Deferred income taxes, reflecting the
impact of temporary differences between the assets and liabilities recognized for financial reporting purposes and amounts recognized for tax purposes, are based on tax laws currently enacted. Deferred tax assets are reduced by a valuation allowance when it is more likely than not that some portion of the deferred tax assets will not be realized.

ENVIRONMENTAL COSTS            The Company accrues environmental
costs when it is probable that the Company has incurred a liability and the amount can be reasonably estimated. Environmental costs are expensed or capitalized as appropriate, depending on their future economic benefit.

FUTURE ACCOUNTING CHANGES      In March, 1995, the Financial
Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 121, 'Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of'. This statement establishes accounting standards for recognizing the impairment of certain long-term assets whenever circumstances indicate the carrying amounts may not be recoverable. Adoption of SFAS No. 121 in 1997 will not have a material effect on the Company's financial position or results of operations.

SFAS No. 123, 'Accounting for Stock-Based Compensation', was issued in October, 1995. This statement establishes an alternative method of accounting that requires recognizing as expense the fair value of employee stock options and other stock-based awards at the grant date. SFAS No. 123 also allows the continuation of the current accounting treatment under which the Company does not recognize compensation expense for the stock options it awards to employees. Since the Company is electing to retain its current method, it will be required to present pro forma disclosures in its 1997 financial statements as if the fair value based method had been applied.


ACQUISITIONS

In March, 1995, the Company acquired all of the outstanding shares of Microwave Logic, Inc. (MLI) in exchange for 283,000 shares of the Company's common stock. In June, 1995, the Company acquired all of the outstanding shares of Lightworks Editing Systems Limited and Lightworks Editing Systems, Inc. (Lightworks) in exchange for 1,644,000 shares of the Company's common stock. Both acquisitions were accounted for as a pooling of interests and, accordingly, the consolidated financial statements have been restated to include the results of operations and financial position of MLI and Lightworks for all years presented.


BUSINESS SEGMENTS

The Company and its affiliates operate predominately in a single industry segment: the design, manufacture, sale and service of electronic measurement, design and display instruments and systems used in science, industry and education. Geographically, the Company operates primarily in the industrialized world. Net sales, earnings before taxes and total assets in the United States, Europe and other geographical areas were:

(in thousands)                                                       1996             1995             1994
Net sales:
  United States sales to customers                            $   890,930      $   766,991      $   751,401
  United States export sales to customers                         271,446          224,657          187,783
  United States transfers to affiliates                           720,969          434,959          313,004
                                                              ---------------------------------------------
    United States sales                                         1,883,345        1,426,607        1,252,188
                                                              ---------------------------------------------
  European sales to customers                                     470,840          392,070          315,471
  European transfers to affiliates                                  3,183            3,783            4,031
                                                              ---------------------------------------------
    European sales                                                474,023          395,853          319,502
                                                              ---------------------------------------------
  Other area sales to customers                                   135,642          114,244           87,841
  Other area transfers to affiliates                               23,815           15,184            9,427
                                                              ---------------------------------------------
    Other area sales                                              159,457          129,428           97,268
  Eliminations                                                   (747,967)        (453,926)        (326,462)
                                                              ---------------------------------------------
    Net sales                                                 $ 1,768,858      $ 1,497,962      $ 1,342,496
                                                              =============================================
Earnings before taxes:
  United States                                               $   124,618      $   123,800      $    98,180
  Europe                                                           25,867           (6,618)           3,698
  Other areas                                                       8,174            6,678            1,992
  Corporate and eliminations                                      (16,393)         (13,698)         (17,173)
                                                              ---------------------------------------------
    Earnings before taxes                                     $   142,266      $   110,162      $    86,697
                                                              =============================================
Total assets:
  United States                                               $   988,578      $   851,435      $   711,266
  Europe                                                          198,220          217,808          175,532
  Other areas                                                      69,883           47,530           34,170
  Corporate and eliminations                                       71,815          101,529           81,879
                                                              ---------------------------------------------
    Total assets                                              $ 1,328,496      $ 1,218,302      $ 1,002,847
                                                              =============================================

Transfers of products and services are made at arms-length prices between geographic areas. The profit on transfers between geographic areas is not recognized until sales are made to unaffiliated customers. Area earnings before taxes include all directly incurred and allocable costs, except identified corporate expenses. Assets are those that are specifically associated with the operations of each geographic area.

Net sales to the United States government were not more than 3% of consolidated net sales in any of the past three years, and no other customer accounted for more than 2% of sales.


NON-U.S. AFFILIATES

The Company has operating subsidiaries located in Australia, Austria, Belgium, Brazil, Canada, China, Denmark, Finland, France, Germany, Hong Kong, India, Italy, Korea, Mexico, The Netherlands, Norway, Singapore, Spain, Sweden, Switzerland, Taiwan, and the United Kingdom (with a branch in Ireland). The assets, liabilities, net sales and earnings of non-U.S. subsidiaries are included in the consolidated financial statements in these amounts:

(in thousands)                                                       1996             1995             1994
Current assets                                                $   207,333      $   223,651      $   147,090
Property, plant and equipment - net                                34,295           28,214           42,976
Other long-term assets                                             11,835           18,420            2,339
Current liabilities                                                65,303           93,104           65,086
Other long-term liabilities                                        18,030           33,991           14,456
                                                              ---------------------------------------------
Net sales                                                     $   606,482      $   506,314      $   403,312
Gross profit                                                      132,237          130,598          112,574
Operating income                                                   36,502            4,192            3,184
Earnings before taxes                                              34,041               60            5,690
Net earnings (loss)                                                22,738             (908)           9,314


The Company has a 50% investment in a business venture in Japan. During 1995, the Company purchased an additional interest in a business venture in India and consolidates that company's results and financial position. The Company's share of the assets, liabilities, net sales and net loss of its unconsolidated affiliates, as well as the Company's arms-length sales to, purchases from, and accounts receivable consisted of:

(in thousands)                                                       1996             1995             1994
Current assets                                                $    74,946      $    84,787      $    67,147
Property, plant and equipment - net                                23,371           28,080           24,640
Other long-term assets                                             12,743           14,123           10,269
Current liabilities                                                32,775           29,002           20,537
Other long-term liabilities                                         9,323           10,148            7,549
                                                              ---------------------------------------------
Net sales                                                     $   147,860      $   115,339      $    94,246
Gross profit                                                       44,756           40,548           33,808
Operating income (loss)                                               113           (1,486)          (4,080)
Earnings (loss) before taxes                                           53               96           (2,971)
Net (loss)                                                           (306)            (124)          (1,601)
                                                              ---------------------------------------------
Sales to                                                      $   114,307      $    84,618      $    67,535
Purchases from                                                     13,650           10,259            5,585
Accounts receivable                                                 9,524            5,199           11,117


There are no significant restrictions which prevent dividends to the parent company from non-U.S. affiliates. The Company received dividends from business ventures of $4.7 million in 1996. There were no dividends received in 1995 and 1994.


ACCOUNTS RECEIVABLE

Accounts receivable have been reduced by an allowance for doubtful accounts, which was $6.3 million in 1996 and $5.7 million in 1995. The net charges to this reserve for uncollected credit sales have not been material.


INVENTORIES

Inventories consisted of:

(in thousands)                                                       1996             1995
Materials and work in process                                 $   141,798      $   144,259
Finished goods                                                    122,826          101,507
                                                              ----------------------------
  Inventories                                                 $   264,624      $   245,766
                                                              ============================

OTHER LONG-TERM ASSETS

Other long-term assets consisted of:

(in thousands)                                                       1996             1995
Investment in business ventures                               $    97,409      $   115,350
Investment in marketable equity securities                         78,117           29,392
Licensing agreements and other intangibles - net                   28,873           22,653
Other                                                              15,804           19,362
                                                              ----------------------------
  Other long-term assets                                      $   220,203      $   186,757
                                                              ============================

The Company's portion of undistributed earnings in business ventures in 1996 and 1995 was $19.2 million and $18.7 million, respectively. The company has a 35% equity interest in Merix Corporation. At May 25, 1996, the carrying value of that interest was $21.0 million, with a fair value, based upon quoted market price, of $63.7 million.

Proceeds from the sales of marketable equity securities in 1996 and 1995 were $23.3 million and $16.7 million, respectively. Realized gains were computed based on the average cost of the underlying securities. At the end of 1996 and 1995, net unrealized holding gains of $67.1 million (less deferred taxes of $26.8 million) and $20.1 million (less deferred taxes of $8.0 million),respectively, were included as a separate component of shareholders' equity.

Licensing agreements and other intangibles have been reduced by accumulated amortization of $10.9 million in 1996 and $12.3 million in 1995.

SHORT-TERM AND LONG-TERM DEBT

The Company's short-term debt consisted of:

(in thousands)                                                       1996             1995
Commercial paper                                              $    30,663      $    34,910
Lines of credit                                                    12,564           23,113
Revolving credit agreement                                             --           28,000
                                                              ----------------------------
  Short-term instruments                                           43,227           86,023
Current maturities of long-term debt                                1,418            1,600
                                                              ----------------------------
  Short-term debt                                             $    44,645      $    87,623
                                                              ============================

The Company has a $150.0 million revolving credit agreement with Morgan Guaranty Trust Company of New York as agent that matures in July, 2000. The Company has an agreement with U.S. National Bank of Oregon to issue up to $100.0 million in commercial paper, backed by the revolving credit agreement. At May 25, 1996, the Company maintained bank credit facilities of $311.9 million, of which $192.4 million was available out of unused facilities, which include $149.8 million in lines of credit and $69.3 million in the revolving credit agreement. At May 25, 1996, the interest rates averaged 5.7% on commercial paper and 3.4% on utilized lines of credit.

The Company's long-term debt consisted of:

(in thousands)                                                       1996             1995
7.5% Notes due August 1, 2003                                 $   100,000      $   100,000
7.625% Notes due August 15, 2002                                   50,000               --
Commercial paper                                                   49,986               --
Other long-term agreements                                          3,387            6,584
                                                              ----------------------------
  Long-term instruments                                           203,373          106,584
Current maturities                                                 (1,418)          (1,600)
                                                              ----------------------------
  Long-term debt                                              $   201,955      $   104,984
                                                              ============================

Certain of the Company's debt agreements require the maintenance of specified interest rate coverage ratios and a minimum consolidated tangible net worth. At May 25, 1996, the Company had unrestricted retained earnings of $97.3 million after meeting those requirements.

The Company has classified commercial paper borrowings of $50.0 million as long-term debt as it has the intent to refinance these borrowings as they mature, and the ability to do so under the revolving credit agreement that matures in July, 2000.

Aggregate long-term debt payments will be $1.4 million in 1997, $1.3 million in 1998, $0.7 million in 1999, none in 2000 and $50.0 million in 2001.

OTHER LONG-TERM LIABILITIES

Other long-term liabilities consisted of:

(in thousands)                                                       1996             1995
Accrued postretirement benefits                               $    46,953      $    49,233
Accrued pension                                                    23,037           53,085
Other                                                              15,892           18,977
                                                              ----------------------------
  Other long-term liabilities                                 $    85,882      $   121,295
                                                              ============================


OTHER INCOME - NET

Other income - net consisted of:

(in thousands)                                                       1996             1995             1994
Gain on sale of marketable equity securities                  $    20,198      $    14,314      $    13,309
Charitable contributions                                           (2,590)          (2,562)          (2,824)
Currency losses                                                    (1,322)          (2,231)          (1,980)
Other                                                              (3,402)          (4,777)             575
                                                              ---------------------------------------------
  Other income - net                                          $    12,884      $     4,744      $     9,080
                                                              =============================================


COMMITMENTS AND CONTINGENCIES


Rental expense was $25.3 million in 1996, $28.0 million in 1995, and $20.7 million in 1994. The future minimum obligations under operating leases and other commitments having an initial or remaining noncancelable term in excess of one year as of May 25, 1996, were:

(in thousands)                                           operating leases      commitments
1997                                                          $    17,156      $    18,462
1998                                                               11,302            4,487
1999                                                                6,939            1,846
2000                                                                3,775            1,443
2001                                                                1,616              436
Future years                                                        3,875               --
                                                              ----------------------------
  Total                                                       $    44,663      $    26,674
                                                              ============================

The Company signed a supply agreement pursuant to the 1994 sale of its Integrated Circuit Operation to Maxim Integrated Products, Inc. Under the agreement, the Company has minimum purchase requirements of $10.0 million through 1997 included in the Commitments table above. The Company also has long-term or minimum purchase agreements with various other suppliers.

In the normal course of business, the Company and its subsidiaries are parties to various legal claims, actions and complaints, including matters involving patent infringement and other intellectual property claims. Although it is impossible to predict with certainty whether or not the Company and its subsidiaries will ultimately be successful in any of these legal matters or, if not, what the impact might be, the Company believes that disposition of these matters will not have a material adverse effect on the Company's financial position or results of operations.


SHAREHOLDERS' EQUITY

Stock Option and Incentive Compensation Plans     The Company has
stock option plans for selected employees. There were 4,773,000 shares reserved for issuance under these plans at May 25, 1996. Under the terms of the plans, incentive stock options are granted at an option price not less than the market value at the date of grant. Nonqualified stock options may not be granted at less than 100% of the fair market value on the valuation date selected by the Board of Directors. The exercise period for the options is not to exceed 10 years.

Activity under the option plans was:

(options in thousands)                                               1996             1995             1994
Outstanding at beginning of year                                    2,359            2,866            3,324
Granted                                                               980              812              758
Exercised                                                            (501)          (1,102)            (925)
Canceled                                                             (190)            (217)            (291)
                                                              ---------------------------------------------
  Outstanding at end of year                                        2,648            2,359            2,866
                                                              ---------------------------------------------
Options exercisable at end of year                                    989              869            1,312
Option prices per share:
 Granted                                                      $   33 - 59      $   29 - 46      $   22 - 28
 Exercised                                                        13 - 38          13 - 33          13 - 28
 Canceled                                                         17 - 55          17 - 37          13 - 42
 Exercisable at end of year                                       13 - 46          13 - 33          13 - 33


There were 1,057 employees holding options at May 25, 1996. The
Company also has cash and stock incentive compensation plans for certain executives. The plans provide for compensation based on financial performance over one- and three-year periods.

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

The following tables set forth the funded status and the amounts recognized in the financial statements for the Company's defined benefit retirement plans:

                                                                     1996                              1995
                                            Assets exceed     Accumulated    Assets exceed      Accumulated
                                              accumulated        benefits      accumulated         benefits
(in thousands)                                   benefits   exceed assets         benefits    exceed assets
Actuarial present value of
  benefit obligations:
  Vested benefit obligation                $    48,647        $   391,149      $    53,416      $   341,778
                                             --------------------------------------------------------------
  Accumulated benefit
    obligation                             $    52,672        $   399,571      $    58,531      $   361,623
                                           ----------------------------------------------------------------
  Projected benefit obligation             $    61,329        $   453,778      $    69,927      $   404,264
  Plan assets at fair value                     55,982            349,571           66,249          319,411
                                           ----------------------------------------------------------------
    Projected benefit obligation
     in excess of plan assets                    5,347            104,207            3,678           84,853
  Unrecognized initial net
     asset (obligation)                           (342)             4,255              193            5,244
  Unrecognized prior service cost                 (715)             7,943             (962)          (9,792)
  Unrecognized net loss                         (6,398)           (58,968)          (2,276)         (30,098)
                                           ----------------------------------------------------------------
    Pension (asset) liability              $    (2,108)       $    57,437      $       633      $    50,207
                                           ================================================================

 Assumptions used in the accounting for the defined benefit plans were:

                                                                     1996             1995             1994
Overall weighted-average discount rates                               7.6%             8.1%             8.2%
Overall rates of increase in compensation levels                      3.8%             4.8%             4.8%
Expected long-term rate of return on plan assets                      9.3%             9.3%             9.4%


Net periodic pension expense includes the following components:

(in thousands)                                                       1996             1995             1994
Service cost                                                  $     9,469      $     8,983      $     9,346
Interest cost                                                      37,414           33,693           30,458
Actual return on plan assets                                      (76,138)         (36,587)         (22,721)
Net amortization and deferral                                      40,948            3,987           (9,072)
                                                              ---------------------------------------------
  Net periodic pension expense                                     11,693           10,076            8,011
Other benefit plans                                                 1,454              928            1,114
                                                              ---------------------------------------------
  Pension expense                                             $    13,147      $    11,004      $     9,125
                                                              ---------------------------------------------

POSTRETIREMENT BENEFITS        During 1995, the Company modified its
postretirement welfare programs to eliminate company-paid benefits for current and future retirees. Beginning August 1, 1995, employees who retire on or after that date will pay the full cost of their medical and life insurance coverage. The subsidies provided to pre-1995 retirees are being phased out gradually and will be eliminated effective January 1, 1997. Current and future retirees who have accumulated certain insurance credits, however, may continue to apply them toward the purchase of medical and life insurance benefits. These revisions resulted in an unrecognized prior service cost gain of $26.7 million that will be amortized over 10 years as a reduction in postretirement benefit expense.

The status of the Company's unfunded postretirement benefit obligation was:

(in thousands)                                                       1996             1995
Accumulated postretirement benefit obligation (APBO):
  Current retirees                                            $    10,453      $    10,981
  Active employees eligible to retire                               3,467            3,776
  Other active employees                                            3,033            2,894
                                                              ----------------------------
    Total accumulated obligation                                   16,953           17,651
  Unrecognized prior service cost gain                             21,368           24,039
  Unrecognized net gain                                            10,532           11,053
                                                              ----------------------------
    Accrued postretirement benefits                           $    48,853      $    52,743
                                                              ============================

The net postretirement benefit expense includes the following components:

(in thousands)                                                       1996             1995             1994
Service cost                                                  $       168      $       184      $     1,008
Interest cost                                                       1,359            1,286            4,405
Net amortization                                                   (3,385)          (3,587)              --
                                                              ---------------------------------------------
  Postretirement benefit expense (credit)                     $    (1,858)     $    (2,117)     $     5,413
                                                              =============================================

The discount rate and rate of salary increase used in determining the APBO for 1996 was 7.8% and 3.8%, respectively. For 1995, these rates were 8.3% and 4.8%. The health care cost trend rates used in measuring the APBO at May 25, 1996, ranged from 8.2% to 10.8%, depending on the specific plans, and are assumed to decrease gradually until they reach 5.6% to 5.8% in the year 2003 and remain at 5.3% thereafter. The health care cost trend rates in 1995 ranged from 8.6% to 11.5%, and were assumed to decline to 5.8% over a similar period. The health care cost trend rate assumptions can have a significant effect on the amounts reported. However, because of the nature of the program revisions adopted in 1995, changing the assumptions by one percent would not have a material impact on the APBO at May 25, 1996, and the postretirement credit reported for 1996.

EMPLOYEE SAVINGS PLANS         The Company has two employee savings
plans that qualify as deferred salary arrangements under Section 401(k) of the Internal Revenue Code. Participating U.S. employees may defer up to 15% of their pre-tax earnings subject to certain regulatory limitations. Employee contributions are invested, at the employees' direction, among a variety of investment alternatives. Depending on the plan, the Company currently matches up to 3% of an employee's salary either in Company stock or cash. In addition, the Company also makes a contribution for certain employees equal to 2% of the employee's annual base pay, even if the employee does not currently contribute to a plan. The latter contribution is made regardless of the Company's performance and is invested entirely in Company stock. Total cost for these plans was approximately $12.1 million in 1996, $11.1 million in 1995, and $12.7 million in 1994.


DERIVATIVE FINANCIAL INSTRUMENTS

The Company, as a part of its management of assets and liabilities, enters into derivative financial instruments to reduce financial market risks. These instruments are used to hedge foreign currency, equity and interest rate exposures of underlying assets and liabilities. These instruments involve elements of market risk which offset the market risk of the underlying assets and liabilities they hedge. The Company does not hold or issue derivative financial instruments for trading purposes.

The notional or contract amounts of the derivative financial instruments do not represent amounts exchanged by the parties involved and, thus, are not a measure of the Company's exposure. The Company is potentially subject to risk in the event of nonperformance by counterparties to its derivative financial instruments. However, the Company has entered into these instruments with creditworthy financial institutions and considers the risk of nonperformance to be remote. The fair value of derivative financial instruments approximates the notional amount of the contracts at the reporting date.

FOREIGN EXCHANGE RISK MANAGEMENT   The Company uses forward
exchange contracts and swaps to hedge its foreign exchange risk. At the end of 1996 and 1995, the notional amount of the Company's outstanding contracts was $97.6 million and $54.9 million, respectively. Generally, these contracts have maturities that do not exceed one year and require the Company to exchange foreign currencies for U.S. dollars at maturity. The purpose of the Company's hedging activities is to reduce the risk that the eventual cash flows will be adversely affected by changes in exchange rates. Deferred gains or losses attributable to foreign currency instruments are not material.

FAIR VALUE OF FINANCIAL INSTRUMENTS

For short-term financial instruments, including cash and cash equivalents, accounts receivable, short-term debt, accounts payable and accrued compensation, the carrying amount approximates the fair value because of the immediate or short-term nature of those instruments. The fair value of marketable equity securities is based on quoted market prices at the reporting date. The fair value of long-term receivables and long-term debt is estimated based on quoted market prices for similar instruments or by discounting expected cash flows at rates currently available to the Company for instruments with similar risks and maturities. The differences between the fair values and carrying amounts of the Company's financial instruments are not material.

CONCENTRATIONS OF CREDIT RISK

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable. The risk is limited due to the large number of entities comprising the Company's customer base and their dispersion across many different industries and geographies. At May 25, 1996, the Company had no significant concentrations of credit risk.


INCOME TAXES

The components of earnings before taxes are contained in the Business Segments footnote. The provision for income taxes consisted of:

(in thousands)                                                       1996             1995             1994
Current:
  Federal                                                     $     9,104      $    17,779      $     9,077
  State                                                             1,961            4,041            2,900
  Non-U.S.                                                         10,789            6,624            3,938
                                                              ---------------------------------------------
                                                                   21,854           28,444           15,915
Deferred:
  Federal                                                          16,363            4,649           15,167
  State                                                             3,338              641            1,684
  Non-U.S.                                                          1,125           (5,156)          (7,562)
                                                              ---------------------------------------------
                                                                   20,826              134            9,289
                                                              ---------------------------------------------
    Total provision                                           $    42,680      $    28,578      $    25,204
                                                              =============================================

The provisions differ from the amounts that would result by applying the U.S. statutory rate to earnings before taxes. A reconciliation of the difference is:

(in thousands)                                                       1996             1995             1994
Income taxes based on U.S. statutory rate                     $    49,793      $    38,557      $    30,344
Change in beginning of year valuation allowance                    (5,526)          (6,842)          (5,981)
Foreign sales corporations                                         (4,565)          (3,196)          (3,926)
State income taxes, net of U.S. tax                                 3,445            3,043            2,980
Other - net                                                          (467)          (2,984)           1,787
                                                              ---------------------------------------------
    Income taxes                                              $    42,680      $    28,578      $    25,204
                                                              =============================================

Tax benefits of $5.0 million, $7.3 million and $2.9 million associated with the exercise of employee stock options were allocated to equity in 1996, 1995 and 1994, respectively.

Net deferred tax assets and liabilities are included in the following consolidated balance sheet accounts:

(in thousands)                                                       1996             1995             1994
Other current assets                                          $    40,410      $    37,097      $    41,031
Deferred tax assets                                                28,247           76,418           79,552
                                                              ---------------------------------------------
  Net deferred tax assets                                     $    68,657      $   113,515      $   120,583
                                                              =============================================

The temporary differences and carryforwards that give rise to deferred tax assets and liabilities were as follows:

(in thousands)                                                       1996             1995             1994
Deferred tax assets:
  Reserves and other liabilities                              $    48,544      $    47,789      $    39,396
  AMT and foreign tax credit carryforwards                         20,932           21,297           36,886
  Accrued postretirement benefits                                  19,053           21,097           23,196
  Accumulated depreciation                                         14,999           18,894            1,196
  Net operating losses of non-U.S. subsidiaries                    12,727           16,395            8,388
  Accrued pension obligation                                        3,765           16,699           14,059
  Restructuring costs and separation programs                          --            3,395           31,551
                                                              ---------------------------------------------
    Gross deferred tax assets                                     120,020          145,566          154,672
  Less valuation allowance                                         (6,929)         (12,455)         (19,297)
                                                              ---------------------------------------------
    Deferred tax assets                                           113,091          133,111          135,375
Deferred tax liabilities:
  Unamortized LIFO reserve                                         (5,590)         (11,562)         (14,792)
  Software development costs                                      (11,993)              --               --
  Unrealized gains on marketable equity securities                (26,851)          (8,034)              --
                                                              ---------------------------------------------
      Deferred tax liabilities                                    (44,434)         (19,596)         (14,792)
                                                              ---------------------------------------------
      Net deferred tax assets                                 $    68,657      $   113,515      $   120,583
                                                              =============================================


At May 25, 1996, there were $7.6 million of unused foreign tax credits which, if not used, will expire between 1997 and 1998.
There were $13.3 million of alternative minimum tax (AMT) credits that can be carried forward indefinitely.

U.S. taxes have not been provided on $104.4 million of accumulated unremitted earnings of non-U.S. subsidiaries because such earnings are or will be reinvested in operations or will be offset by appropriate credits for foreign income taxes paid.


QUARTERLY FINANCIAL DATA (UNAUDITED)

In the opinion of management, this unaudited quarterly financial summary includes all adjustments necessary to present fairly the results for the periods represented (in thousands, except per share amounts):

13 weeks to                              AUG. 26, 1995      NOV. 25, 1995    FEB. 24, 1996     MAY 25, 1996
Net sales                                  $   401,022        $   443,598      $   433,500      $   490,738
Gross profit                                   169,319            186,051          179,214          203,459
Operating income                                32,059             39,054           31,451           40,803
Earnings before taxes                           32,385             37,587           32,068           40,226
Net earnings                               $    22,670        $    26,310      $    22,448      $    28,158
Earnings per share                         $      0.68        $      0.79      $      0.67      $      0.86
Dividends per share                               0.15               0.15             0.15             0.15
Common stock prices:
  High                                     $     52.38        $     61.88      $     57.38      $     46.88
  Low                                            41.50              43.88            40.75            29.75


13 weeks to                              AUG. 27, 1994      NOV. 26, 1994    FEB. 25 ,1995      MAY 27,1995
Net sales                                  $   324,852        $   358,655      $   371,688      $   442,767
Gross profit                                   157,195            163,813          165,635          191,448
Operating income                                24,585             27,254           29,905           33,877
Earnings before taxes                           22,997             25,068           28,926           33,171
Net earnings                               $    17,365        $    18,617      $    21,358      $    24,244
Earnings per share                         $      0.54        $      0.57      $      0.65      $      0.74
Dividends per share                               0.15               0.15             0.15             0.15
Common stock prices:
  High                                     $     32.63        $     40.00      $     38.38      $     47.00
  Low                                            27.63              33.13            32.38      $     32.00


The Company's common stock is traded on the New York and Pacific Stock Exchanges. There were 4,385 shareholders of record at June 19, 1996. The above quoted market prices are the composite prices reported by The Wall Street Journal rounded to full cents per share.

Dividends are paid at the discretion of the Board of Directors dependent upon their judgment of the Company's future earnings, expenditures and financial condition.