Form 10-K, Exhibit 13
period 1997-05-31
TEKTRONIX INC
filed 1997-08-27
CIK 96879

MANAGEMENT REVIEW
RESULTS OF OPERATIONS

OVERVIEW    Tektronix had record orders, sales and earnings in its fiscal year ended May 31, 1997. Net earnings in 1997 of $114.8 million, or $3.48 per share, increased 15% over fiscal 1996 earnings of $99.6 million, or $3.00 per share. Net earnings in 1996 were 22% higher than 1995 earnings of $81.6 million, or $2.50 per share.

NET SALES AND PRODUCT ORDERS    Net sales in 1997 were $1.940 billion, up 10%
from $1.769 billion in 1996. The sales growth resulted from a strong flow of new products from all divisions. Products introduced within the last two years accounted for approximately 73% of 1997 product sales, increasing from 67% in 1996 and 62% in 1995. Sales to customers in the United States of $1.027 billion were 15% above the level for the prior year, and represented 53% of total sales. The improved domestic sales level is primarily the result of the favorable response to new products. International sales rose 4% from $877.9 million to $912.8 million, as strong sales growth in the Pacific region, excluding Japan, and in the Americas was tempered by flat sales in Europe and Japan and the stronger U.S. dollar. Net sales in 1996 were 18% higher than in 1995. U.S. sales of $890.9 million in 1996 were 17% above the prior year. International sales rose 21%, from $724.7 million in 1995 to $877.9 million in 1996, with improvement across all geographic regions, but especially in the Pacific. Product orders for 1997 were $1.829 billion, compared to $1.658 billion in 1996 and $1.413 billion in 1995.
    The following table summarizes the Company's net sales for the last three years by its three business divisions:

IN THOUSANDS                             1997        1996         1995
-------------------------------------------------------------------------
Measurement Business                   $852,827    $812,250     $731,061
Color Printing and Imaging              638,456     561,642      454,961
Video and Networking                    448,799     394,966      303,213

Measurement Business sales in 1997 accounted for 44% of total sales and grew 5% from the prior year. The growth was due to the favorable response to its new products, particularly handheld electronic tools and telecommunications test products, and the introduction of the TDS 200 oscilloscopes and the TLA 700 logic analyzers in the second half of the year. Sales growth was constrained somewhat by component shortages during part of the year and by a decline in orders from Sony/Tektronix, the Company's joint venture in Japan. The Sony/Tektronix order decline was primarily due to a change in its inventory stocking strategy during the year. Measurement Business sales in 1996 were 11% higher than in 1995 with well-received new product introductions in digital oscilloscopes, signal processors, handheld electronic tools and telecommunications test products. Product orders in 1997 were $795.2 million, compared to $754.0 million in 1996 and $667.1 million in 1995.
     Color Printing and Imaging sales increased 14% from 1996 with the successful launch of the Phaser 350 color solid ink printer for the office market in the second quarter and the Phaser 600 color wide-format printer in the third quarter, which strengthened sales into the specialty printer markets.
Also contributing to the sales increase was continued strong demand for the Phaser 550 color laser printer in the office market. Color Printing and Imaging sales made up 33% of total sales. Sales and orders were strong in the U.S. and in the Pacific, excluding Japan. Color Printing and Imaging sales in 1996 increased 23% over 1995, due primarily to market acceptance of new products. Product orders rose 14% to $607.5 million from $531.1 million in 1996. Product orders were $433.9 million in 1995.
     Video and Networking sales increased 14% from 1996 due to strength in Profile video disk recorders and business network computers. Sales and orders were particularly strong in the fourth quarter due to the introduction of the Profile PDR 200 Profile professional file server and the Lightworks V.I.P nonlinear digital editing system. Video and Networking sales rose 30% in 1996 from 1995, due primarily to the introduction of new products. Product orders, at $426.4 million in 1997, increased 15% from the prior year's $372.4 million. Product orders were $311.6 million in 1995.

OPERATING COSTS AND EXPENSES    Gross margins increased to 42.9% in 1997 from
41.9% in 1996 due to an improved mix of higher margin supplies sales in Color Printing and Imaging and lower manufacturing costs in Video and Networking. Gross margins decreased to 41.9% in 1996 from 45.3% in 1995, caused primarily by increased sales through alternative distribution channels, the impacts of increased systems integration sales from Video and Networking and changes in product mix.
     Research and development (R&D) expenses were 9.7% of sales compared with 9.3% in 1996 and 11.1% in 1995. The increase in R&D expenses in 1997 was planned to fund the high level of new product development. The reduction in the rate of R&D spending in 1996 occurred as the Company concentrated on more focused projects and experienced delays in hiring certain technical positions.

Selling, general and administrative expenses were 24.8% of sales in 1997 and 1996, and 26.7% in 1995.
     Equity in business ventures' earnings decreased to $1.6 million in 1997 from $5.1 million in 1996 and $4.3 million in 1995, primarily due to lower 1997 profitability at Merix Corporation, which had accounted for a substantial portion of the business ventures' earnings in the previous two years.
     Operating margins increased year over year, rising from 7.7% in 1995 to 8.1% in 1996 and 8.5% in 1997. The improvement in 1997 was due primarily to higher gross margins, partly offset by higher R&D spending and lower equity in business ventures' earnings. The improvement in 1996 was due to lower operating expenses as a percentage of sales, partly offset by lower gross margins. Video and Networking improved operating results in 1997, but continued to operate at a loss for the year. The Company expects Video and Networking to be profitable in 1998.
     Interest expense declined in 1997 compared to 1996 due to lower borrowings, which was the result of increased cash flows from operations. The increase in interest expense from 1995 to 1996 was due to higher borrowings to fund working capital needs. Other income was $15.9 million in 1997 compared with income of $12.9 million in 1996 and $4.7 million in 1995. The improvement primarily reflected higher gains on sales of stock in other companies. The Company continues to hold equity positions that it intends to liquidate over time.
     The Company recorded taxes on 1997 results at the effective rate of 32%, compared with 30% in 1996 and 26% in 1995, with the increase in the rate due to increased domestic earnings and the consumption of certain foreign tax credits.
     Net earnings of $114.8 million for 1997 were 15% higher than for the prior year due to the increase in sales and the improvement in operating margins, partly offset by the higher effective tax rate. The growth in sales and improved operating margins in 1996, partly offset by the higher effective tax rate, resulted in a 22% increase in net earnings over 1995.
     The Company expects fiscal 1998 sales and earnings growth to be in the range of 10 to 15 percent.

FINANCIAL CONDITION

OVERVIEW    Tektronix continues to focus on improving the efficient management of the capital invested in its business. To monitor that progress, the Company is using the economic value added (EVA) measure. EVA is determined by the Company by deducting taxes and a cost of capital charge from operating income, which management believes provides an objective means of determining if the Company's earnings are able to cover the cost of financing its invested capital. Invested capital is the average net assets of the Company excluding cash and debt. In 1997, the Company generated EVA of $21.8 million compared to $11.9 million in 1996 and $11.7 million in 1995. The improvement in 1997 is a result of both the record earnings for the year and the significant improvement in invested capital, especially in the reduction of accounts receivable and inventories.

LIQUIDITY    The Company's financial condition is strong.  Cash flows from operating activities and borrowing capacity from existing lines of credit are expected to be sufficient to meet current and anticipated future needs. In 1997, cash provided by operating activities totaled $262.3 million, which was partially used in investing activities of $69.1 million and financing activities of $86.3 million. At May 31, 1997, the Company maintained bank credit facilities totaling $300.3 million, of which $293.4 million was unused. Unused facilities include $143.4 million in lines of credit and $150.0 million under a revolving credit agreement from United States and foreign banks. Additional details, including maturity dates of agreements and certain financial covenants, are included under "Short-term and Long-term Debt" in the Notes to Consolidated Financial Statements.

BALANCE SHEET    Current assets decreased by $2.1 million as lower accounts receivable, inventories and other current assets were offset by a $106.1 million increase in cash. Accounts receivable decreased by $69.5 million, due primarily to improved sales terms and collections and the $50.0 million securitization of receivables, partially offset by an increase in year over year sales in the fourth quarter of $53.2 million. Inventories decreased by $26.6 million as the Company focused additional attention on working capital efficiencies. Other current assets decreased because of a reduction in prepaid income taxes.
     Net property, plant and equipment increased by $35.6 million due to capital expenditures of $112.0 million in 1997, primarily related to facilities improvements and implementation of information systems. The Company expects to increase capital expenditures in 1998 to approximately $150 million, due primarily to increased investment in the growth of Color Printing and Imaging.
     Deferred tax assets declined by $15.7 million due to the reversal of temporary differences between book and tax income. Other long-term assets declined by $24.6 million due to the disposition of some of the Company's equity investments and a decline in the translated U.S. dollar book value of the Company's business venture in Japan caused by the stronger dollar.
     Current liabilities decreased by $61.2 million, primarily due to reductions in short-term debt and accrued compensation. Short-term debt was reduced by $38.5 million due to strong operating cash flows. Accrued compensation decreased by $29.1 million due to the payment of pension liabilities of $39.1 million, partly offset by higher payroll, incentive and commission accruals. Long-term debt decreased due to the redemption of $50.0 million of commercial paper that had been classified as long-term debt in 1996.
     Shareholders' equity increased by $96.0 million, or 14%, due to earnings net of dividends. Additional equity resulting from the Company's issuance of common stock for the exercise of stock options was offset by declines in currency adjustment and unrealized holding gains.

DERIVATIVES AND FOREIGN EXCHANGE

The Company has exposure to interest rate risk, primarily from its use of short-term and long-term borrowings to finance operations, and to investment risk, primarily from its equity investment portfolio. The Company has not entered into any significant derivatives to hedge against these interest rate or investment risks.
     The Company is also exposed to exchange rate risk on transactions and commitments denominated in foreign currencies and uses foreign exchange contracts to offset this risk. Changes in foreign exchange rates are not expected to have a significant effect on the Company's financial position, results of operations or cash flows. The Company's policy is to only enter into derivative transactions when it has an identifiable exposure to risk, and to only enter into such transactions with creditworthy financial institutions.

FUTURE ACCOUNTING CHANGES

In February 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share." SFAS No. 128 requires all companies whose capital structures include convertible securities and options to make a dual presentation of basic and diluted earnings per share.
The new standard becomes effective beginning with the Company's third quarter ending on February 28, 1998. The pro forma diluted earnings per share under SFAS No. 128 is $3.43 in 1997 and $2.93 in 1996, based upon average shares outstanding of 33.5 million and 34.0 million, respectively.
     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes requirements for disclosure of comprehensive income and becomes effective for the Company's fiscal year ending May 1999. Reclassification of earlier financial statements for comparative purposes is required.
     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for disclosure about operating segments in annual financial statements and selected information in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. This statement supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise." The new standard becomes effective for the Company's fiscal year ending May 1999, and requires that comparative information from earlier years be restated to conform to the requirements of this standard.

FORWARD LOOKING STATEMENTS

Statements and information included in the Chairman's letter and Management Review that relate to the Company's goals, strategies and expectations as to future results and events are based on the Company's current expectations. They constitute forward looking statements subject to a number of risk factors that could cause actual results to differ materially from those currently expected or desired. Risk factors include, but are not limited to: worldwide economic and business conditions in the electronics industry; customer order patterns, demand and acceptance of new or recently introduced products; competitive factors, including pricing pressures, technological developments and new products; changes in product and sales mix; timing of new products; availability of reasonably priced parts from suppliers; inventory valuation risks; the timing and importance of orders received during a quarter, making prediction of quarterly revenues and earnings difficult; currency fluctuations; the significant operational issues the Company faces in executing its strategy in Video and Networking; changes in the regulatory environment affecting the transition to high-definition television within the time frame anticipated by the Company; changes in effective tax rates; and other risk factors listed from time to time in the Company's Securities and Exchange Commission reports, including, but not limited to, the quarterly reports on Form 10-Q, the annual report on Form 10-K and press releases.

MANAGEMENT'S LETTER

The consolidated financial statements of Tektronix, Inc. and subsidiaries have been prepared by management and have been audited by Tektronix' independent auditors, Deloitte & Touche LLP, as stated in their independent auditors' report. Management is responsible for the consolidated financial statements, which have been prepared in conformity with generally accepted accounting principles and include amounts based on management's judgment.
     Management is also responsible for maintaining internal control, including systems designed to provide reasonable assurance that assets are safeguarded and that transactions are executed and recorded in accordance with established policies and procedures.
     Tektronix' controls and systems were developed by Tektronix management and have the full support and endorsement of the Board of Directors. Compliance is mandatory.
     The Board of Directors is responsible for the Company's financial and accounting policies, practices and reports. Its Audit Committee, composed entirely of outside directors, meets regularly with the independent auditors, representatives of management, and the internal auditors to review accounting, reporting, auditing and internal control matters. Both the independent auditors and the internal auditors have free access to the Audit Committee, with and without management representatives in attendance.





MERILL A. MCPEAK
Chairman, Audit Committee




CARL W. NEUN
Senior Vice President and
Chief Financial Officer

INDEPENDENT AUDITORS' REPORT

TO THE DIRECTORS AND SHAREHOLDERS OF TEKTRONIX, INC.:

We have audited the accompanying consolidated balance sheets of Tektronix, Inc. and subsidiaries as of May 31, 1997 and May 25, 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years ended May 31, 1997, May 25, 1996, and May 27, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Tektronix, Inc. and subsidiaries at May 31, 1997 and May 25, 1996, and the results of their operations and their cash flows for the years ended May 31, 1997, May 25, 1996, and May 27, 1995, in conformity with generally accepted accounting principles.





Portland, Oregon
June 23, 1997

CONSOLIDATED STATEMENTS OF OPERATIONS
IN THOUSANDS, EXCEPT PER SHARE AMOUNTS

FOR THE YEARS ENDED                    MAY 31,1997    MAY 25,1996   MAY 27,1995
--------------------------------------------------------------------------------

Net sales                               $1,940,082     $1,768,858    $1,497,962
Cost of sales                            1,107,355      1,028,331       819,871
                                        ---------------------------------------
  Gross profit                             832,727        740,527       678,091

Research and development expenses          188,192        164,292       166,171
Selling, general and administrative
  expenses                                 481,083        437,949       400,567
Equity in business ventures' earnings        1,556          5,081         4,268
                                        ---------------------------------------
  Operating income                         165,008        143,367       115,621

Interest expense                            12,111         13,985        10,203
Other income - net                          15,905         12,884         4,744
                                        ---------------------------------------
  Earnings before taxes                    168,802        142,266       110,162

Income taxes                                54,017         42,680        28,578
                                        ---------------------------------------

  Net earnings                          $  114,785     $   99,586    $   81,584
                                        ---------------------------------------
                                        ---------------------------------------

Earnings per share                      $     3.48     $     3.00    $     2.50
Dividends per share                     $     0.60     $     0.60    $     0.60
Average shares outstanding                  33,009         33,197        32,578








The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED BALANCE SHEETS
IN THOUSANDS

                                            MAY 31,1997    MAY 25,1996
----------------------------------------------------------------------
ASSETS
Current assets:
  Cash and cash equivalents                  $  142,726     $   36,644
  Accounts receivable- net                      305,832        375,309
  Inventories                                   238,040        264,624
  Other current assets                           64,913         77,003
                                             -------------------------
    Total current assets                        751,511        753,580

Property, plant and equipment - net             343,130        307,563
Property held for sale                           13,939         18,903
Deferred tax assets                              12,540         28,247
Other long-term assets                          195,621        220,203
                                             -------------------------
    Total assets                             $1,316,741     $1,328,496
                                             -------------------------
                                             -------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Short-term debt                            $    6,155     $   44,645
  Accounts payable                              181,366        178,353
  Accrued compensation                           90,946        120,044
  Deferred revenue                               25,622         22,295
                                             -------------------------
    Total current liabilities                   304,089        365,337

Long-term debt                                  151,579        201,955
Other long-term liabilities                      89,790         85,882
Commitments and contingencies                         -              -
Shareholders' equity:
  Preferred stock, no par value
    (authorized 1,000 shares; none issued)            -              -
  Common stock, no par value
    (authorized 80,000 shares; issued
    and outstanding 33,402 in 1997,
    and 32,687 in 1996)                         226,591        204,370
Retained earnings                               473,582        378,606
Currency adjustment                              34,447         52,069
Unrealized holding gains - net                   36,663         40,277
                                             -------------------------
    Total shareholders' equity                  771,283        675,322
                                             -------------------------
    Total liabilities and shareholders'
      equity                                 $1,316,741     $1,328,496
                                             -------------------------
                                             -------------------------





The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

IN THOUSANDS
FOR THE YEARS ENDED                    MAY 31,1997  MAY 25,1996   MAY 27,1995
-----------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings                              $114,785     $99,586        $81,584
Adjustments to reconcile net earnings
  to cash provided (used) by operating
  activities:
     Depreciation expense                   59,591      47,137         40,857
     Deferred taxes                         14,425      26,041           (966)
     Gain on sale of investments           (27,678)    (20,197)       (14,314)
     Accounts receivable                    66,403     (66,647)       (29,991)
     Inventories                            26,754     (19,681)       (64,923)
     Other current assets                   22,213         864         (8,338)
     Accounts payable                         (179)      1,037         (5,059)
     Accrued compensation                  (28,580)     14,026         24,602
     Other liabilities                       5,672     (33,622)       (22,866)
     Other long-term assets                    316      (1,424)       (48,102)
     Other - net                             8,607       2,085        (10,516)
                                          ------------------------------------
     Net cash provided (used) by
       operating activities                262,329      49,205        (58,032)
                                          ------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property, plant and
  equipment                               (112,005)   (106,708)      (103,818)
Proceeds from sale of fixed assets           9,073      19,776         43,482
Proceeds from sale of investments           33,848      23,263         23,920
                                          ------------------------------------
     Net cash used by investing
       activities                          (69,084)    (63,669)       (36,416)
                                          ------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Net change in short-term debt              (38,451)      7,339         67,092
Issuance of long-term debt                     358      50,000          1,396
Repayment of long-term debt                (50,609)     (3,020)          (602)
Issuance of common stock                    26,018      18,104         40,480
Repurchase of common stock                  (3,797)    (29,985)        (8,382)
Dividends                                  (19,809)    (19,944)       (18,435)
                                          ------------------------------------
     Net cash provided (used) by
       financing activities                (86,290)     22,494         81,549
                                          ------------------------------------
Effect of exchange rate changes               (873)     (3,147)         1,207
                                          ------------------------------------
Increase (decrease) in cash and cash
  equivalents                              106,082       4,883        (11,692)
Cash and cash equivalents at beginning
  of year                                   36,644      31,761         43,453
                                          ------------------------------------
Cash and cash equivalents at end of year  $142,726     $36,644        $31,761
                                          ------------------------------------
                                          ------------------------------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOWS
Income taxes paid                          $13,663     $18,669        $10,018
Interest paid                               14,633      16,594         13,775
NONCASH INVESTING ACTIVITIES
Fair value adjustment to
  securities available-for-sale            $(8,373)    $47,042        $20,086
Income tax effect related to fair
  value adjustment                           4,759     (18,817)        (8,034)

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
IN THOUSANDS, EXCEPT PER SHARE AMOUNTS

                                                                                       UNREALIZED
                            C O M M O N  S T O C K       RETAINED        CURRENCY         HOLDING
                             SHARES        AMOUNT        EARNINGS      ADJUSTMENT     GAINS - NET      TOTAL
--------------------------------------------------------------------------------------------------------------
BALANCE MAY 28, 1994         32,197       $184,153       $235,815        $52,811        $     -       $472,779
Shares issued to
  employees                   1,179         40,480                                                      40,480
Shares repurchased             (293)        (8,382)                                                     (8,382)
Net earnings                                               81,584                                       81,584
Dividends-
  $0.60 per share                                         (18,435)                                     (18,435)
Currency adjustment                                                       24,137                        24,137
Unrealized holding
  gains - net                                                                            12,052         12,052
                             ---------------------------------------------------------------------------------
BALANCE MAY 27, 1995         33,083        216,251        298,964         76,948         12,052        604,215
Shares issued to
  employees                     444         18,104                                                      18,104
Shares repurchased             (840)       (29,985)                                                    (29,985)
Net earnings                                               99,586                                       99,586
Dividends -
  $0.60 per share                                         (19,944)                                     (19,944)
Currency adjustment                                                      (24,879)                      (24,879)
Unrealized holding
  gains - net                                                                            28,225         28,225
                             ---------------------------------------------------------------------------------
BALANCE MAY 25, 1996         32,687        204,370        378,606         52,069         40,277        675,322
Shares issued to
  employees                     782         26,018                                                      26,018
Shares repurchased              (67)        (3,797)                                                     (3,797)
Net earnings                                              114,785                                      114,785
Dividends-
  $0.60 per share                                         (19,809)                                     (19,809)
Currency adjustment                                                      (17,622)                      (17,622)
Unrealized holding
  gains - net                                                                            (3,614)        (3,614)
                             ---------------------------------------------------------------------------------
BALANCE MAY 31, 1997         33,402       $226,591       $473,582        $34,447        $36,663       $771,283
                             ---------------------------------------------------------------------------------
                             ---------------------------------------------------------------------------------



The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ACCOUNTING POLICIES

THE COMPANY    Tektronix, Inc. ("Tektronix" or "the Company") is a global high-technology company based on a portfolio of measurement, color printing, and video and networking businesses. Headquartered in Wilsonville, Oregon, Tektronix employs 8,400 people and maintains operations in 23 countries outside the United States. Tektronix was founded in 1946.

FINANCIAL STATEMENT PRESENTATION    The consolidated financial statements
include the accounts of Tektronix and its majority-owned subsidiaries. Investments in joint ventures and minority-owned companies where the Company exercises significant influence are accounted for on the equity basis. Significant intercompany transactions and balances have been eliminated. Certain items have been reclassified to conform with the current year's presentation with no effect on previously reported earnings. Per share amounts are based on the weighted average number of shares outstanding during the year.
    The presentation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimated.

FISCAL YEAR    The Company's fiscal year is the 52 or 53 weeks ending the last
Saturday in May. Fiscal year 1997 was 53 weeks; fiscal years 1996 and 1995 were 52 weeks.

FOREIGN CURRENCY TRANSLATION    For most non-U.S. subsidiaries, the local
currency is the functional currency and, therefore, assets and liabilities are translated into U.S. dollars at current exchange rates, and net earnings are translated at average exchange rates for the year. Gains and losses resulting from the translation of net assets are reported as a separate component of shareholders' equity. Gains and losses from foreign currency transactions are included in net earnings.

DERIVATIVES    Gains and losses on foreign exchange contracts used to hedge existing assets and liabilities are recognized in income in the period in which the related hedged transaction occurs. Gains and losses related to hedges of firm commitments are deferred and included in the basis of the hedged transaction when it is completed.

CASH AND CASH EQUIVALENTS    Cash and cash equivalents include cash deposits in
banks and highly liquid investments with original maturities of three months or less at the time of purchase.

INVENTORIES    Inventories are stated at the lower of cost or market. Cost is determined on the first-in, first-out (FIFO) basis.

IN THOUSANDS                                           1997           1996
---------------------------------------------------------------------------
Materials and work in process                      $134,743       $141,798
Finished goods                                      103,297        122,826
                                                   ------------------------
  Inventories                                      $238,040       $264,624
                                                   ------------------------
                                                   ------------------------

PROPERTY, PLANT AND EQUIPMENT    Property, plant and equipment are stated at
cost. Depreciation is based on the estimated useful lives of the assets, ranging from ten to forty years for buildings and three to seven years for machinery and equipment, and is generally provided using the straight-line method.

IN THOUSANDS                                           1997           1996
----------------------------------------------------------------------------
Land                                               $  6,096       $  6,721
Buildings                                           199,396        194,644
Machinery and equipment                             493,791        475,178
                                                   ------------------------
                                                    699,283        676,543
Accumulated depreciation and amortization          (356,153)      (368,980)
                                                   ------------------------
  Property, plant and equipment - net              $343,130       $307,563
                                                   ------------------------
                                                   ------------------------

Property held for sale is stated at the lower of cost or estimated fair value less costs to sell and includes certain properties no longer used in the Company's operations.

INVESTMENTS    Investments in marketable equity securities are classified as available-for-sale and reported at fair value in the consolidated balance sheets under other long-term assets. The unrealized holding gains and losses are excluded from earnings and reported, net of deferred income taxes, as a separate component of shareholders' equity.

INTANGIBLE ASSETS    Intangible assets are included in other long-term assets at cost. Amortization is provided on a straight-line basis over periods generally not exceeding ten years. Intangible assets are continually reviewed to determine that the carrying values have not been impaired.

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

ENVIRONMENTAL COSTS    The Company accrues environmental costs when it is
probable that the Company has incurred a liability and the amount can be reasonably estimated. Environmental costs are expensed or capitalized, as appropriate, depending on their future economic benefit.

FUTURE ACCOUNTING CHANGES    In February 1997, the Financial Accounting
Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share." SFAS No. 128 requires all companies whose capital structures include convertible securities and options to make a dual presentation of basic and diluted earnings per share. The new standard becomes effective beginning with the Company's third quarter ending on February 28, 1998. The pro forma diluted earnings per share under SFAS No. 128 is $3.43 in 1997 and $2.93 in 1996, based upon average shares outstanding of 33.5 million and 34.0 million, respectively.
     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes requirements for disclosure of comprehensive income and becomes effective for the Company's fiscal year ending May 1999. Reclassification of earlier financial statements for comparative purposes is required.
     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for disclosure about operating segments in annual financial statements and selected information in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. This statement supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise." The new standard becomes effective for the Company's fiscal year ending May 1999, and requires that comparative information from earlier years be restated to conform to the requirements of this standard.

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

IN THOUSANDS                                    1997         1996        1995
-----------------------------------------------------------------------------
Net sales:
  United States sales to customers        $1,027,294   $  890,930  $  766,991
  United States export sales to customers    258,984      271,446     224,657
  United States transfers to affiliates      824,520      720,969     434,959
                                          -----------------------------------
    United States sales                    2,110,798    1,883,345   1,426,607
                                          -----------------------------------
  European sales to customers                483,949      470,840     392,070
  European transfers to affiliates             5,006        3,183       3,783
                                          -----------------------------------
    European sales                           488,955      474,023     395,853
                                          -----------------------------------
  Other area sales to customers              169,855      135,642     114,244
  Other area transfers to affiliates          22,975       23,815      15,184
                                          -----------------------------------
    Other area sales                         192,830      159,457     129,428
                                          -----------------------------------
  Eliminations                              (852,501)    (747,967)   (453,926)
                                          -----------------------------------
    Net sales                             $1,940,082   $1,768,858  $1,497,962
                                          -----------------------------------
                                          -----------------------------------
Earnings before taxes:
  United States                           $  178,930   $  124,618  $  123,800
  Europe                                      33,093       25,867      (6,618)
  Other areas                                 (8,555)       8,174       6,678
  Corporate and eliminations                 (34,666)     (16,393)    (13,698)
                                          -----------------------------------
    Earnings before taxes                 $  168,802   $  142,266  $  110,162
                                          -----------------------------------
                                          -----------------------------------
Total assets:
  United States                           $  991,928   $  988,578  $  851,435
  Europe                                     181,757      198,220     217,808
  Other areas                                 89,663       69,883      47,530
    Corporate and eliminations                53,393       71,815     101,529
                                          -----------------------------------
      Total assets                        $1,316,741   $1,328,496  $1,218,302
                                          -----------------------------------
                                          -----------------------------------
Transfers of products and services are made at arms-length prices between geographic areas. The profit on transfers between geographic areas is not recognized until sales are made to unaffiliated customers. Area earnings before taxes include all directly incurred and allocable costs, except identified corporate expenses. Assets are those that are specifically associated with the operations of each geographic area.
     Net sales to the United States government were not more than 2% of net sales in any of the past three years, and no other customer accounted for more than 2% of net sales.

NON-U.S. AFFILIATES

The Company has operating subsidiaries located in Australia, Austria, Belgium, Brazil, Canada, China, Denmark, Finland, France, Germany, India, Italy, Japan, Korea, Mexico, The Netherlands, Norway, Singapore, Spain, Sweden, Switzerland, Taiwan, and the United Kingdom. The assets, liabilities, net sales and net earnings of non-U.S. subsidiaries are included in the consolidated financial statements in these amounts:

IN THOUSANDS                                    1997         1996        1995
------------------------------------------------------------------------------
Current assets                              $214,776     $207,333    $223,651
Property, plant and equipment - net           39,631       34,295      28,214
Other long-term assets                        11,612       11,835      18,420
Current liabilities                           65,769       65,303      93,104
Other long-term liabilities                   21,486       18,030      33,991
                                            ---------------------------------
Net sales                                   $653,804     $606,482    $506,314
Gross profit                                 125,440      132,237     130,598
Operating income                              27,585       36,502       4,192
Earnings before taxes                         24,538       34,041          60
Net earnings (loss)                           13,656       22,738        (908)

The Company has a 50% investment in a business venture in Japan. The Company's share of the assets, liabilities, net sales and net earnings of this business venture, as well as the Company's arms-length sales to, purchases from, and accounts receivable consisted of:

IN THOUSANDS                                    1997         1996        1995
------------------------------------------------------------------------------
Current assets                              $ 55,322     $ 74,946    $ 84,787
Property, plant and equipment - net           19,913       23,371      28,080
Other long-term assets                        12,129       12,743      14,123
Current liabilities                           18,511       32,775      29,002
Other long-term liabilities                    8,988        9,323      10,148
                                            ---------------------------------
Net sales                                   $152,054     $147,860    $113,645
Gross profit                                  40,742       44,756      40,246
Operating income (loss)                        3,068          113      (1,422)
Earnings before taxes                          2,792           53         204
Net earnings (loss)                            1,184         (306)        (28)
                                            ---------------------------------
Sales to                                    $112,770     $114,307     $83,217
Purchases from                                19,596       13,650      10,259
Accounts receivable                            9,866        9,524       5,199

There are no significant restrictions that prevent dividends to the parent company from non-U.S. affiliates. The Company received dividends from business ventures of $0.6 million in 1997 and $4.7 million in 1996. There were no dividends received in 1995.

ACCOUNTS RECEIVABLE

On September 10, 1996, the Company entered into a five-year revolving receivable purchase agreement with Citibank NA to sell, without recourse, an undivided interest of up to $50.0 million in a defined pool of trade accounts receivable. Receivables of $50.0 million sold under this agreement are reflected as a reduction of accounts receivable in the balance sheet at May 31, 1997, and as operating cash flows in the statements of cash flows for the year ended May 31, 1997.

Accounts receivable have been reduced by an allowance for doubtful accounts, which was $3.1 million in 1997 and $6.3 million in 1996. The net charges to this reserve have not been material.

OTHER LONG-TERM ASSETS

IN THOUSANDS                                            1997           1996
---------------------------------------------------------------------------
Investment in business ventures                     $ 85,696       $ 97,409
Investment in marketable equity securities            66,709         78,117
Licensing agreements and other intangibles - net      37,151         28,873
Other                                                  6,065         15,804
                                                    -----------------------
  Other long-term assets                            $195,621       $220,203
                                                    -----------------------
                                                    -----------------------

Investment in business ventures includes the business venture in Japan discussed in the "Non-U.S. Affiliates" note and a 35% interest in Merix Corporation. At May 31, 1997, the carrying value of the Company's investment in Merix was $21.1 million, with a fair value, based upon quoted market price, of $34.2 million. The Company's portion of the undistributed earnings of the business ventures was $20.2 million in 1997 and $19.2 million in 1996.
     Proceeds from the sales of marketable equity securities in 1997, 1996 and 1995 were $33.8 million, $23.3 million and $23.9 million, respectively. Realized gains were computed based on the average cost of the underlying securities and are disclosed in the "Other Income - Net" note. At the end of 1997, 1996 and 1995, net unrealized holding gains of $58.8 million, $67.2 million and $20.1 million (less deferred taxes of $22.1 million, $26.9 million and $8.0 million), respectively, were included as a separate component of shareholders' equity.
     Licensing agreements and other intangibles have been reduced by accumulated amortization of $17.5 million in 1997 and $10.9 million in 1996.

SHORT-TERM AND LONG-TERM DEBT

The Company's short-term debt consisted of:

IN THOUSANDS                                            1997           1996
----------------------------------------------------------------------------
Lines of credit                                       $4,486        $12,564
Commercial paper                                           -         30,663
                                                      ---------------------
  Short-term instruments                               4,486         43,227
Current maturities of long-term debt                   1,669          1,418
                                                      ---------------------
  Short-term debt                                     $6,155        $44,645
                                                      ---------------------
                                                      ---------------------

The Company has a $150.0 million revolving credit agreement with Morgan Guaranty Trust Company of New York, as agent, that matures in July 2001. The Company has an agreement with U.S. National Bank of Oregon to issue up to $100.0 million in commercial paper, backed by the revolving credit agreement. At May 31, 1997, the Company maintained bank credit facilities of $300.3 million, of which $293.4 million was unused. Unused facilities include $143.4 million in lines of credit and $150.0 million under the revolving credit agreement. A $20.0 million line of credit expires in October 1997 with all remaining lines providing no specific expiration date.

     The Company's long-term debt consisted of:

IN THOUSANDS                                            1997           1996
----------------------------------------------------------------------------
7.5% Notes due August 1, 2003                       $100,000       $100,000
7.625% Notes due August 15, 2002                      50,000         50,000
Other long-term agreements                             3,248          3,387
Commercial paper                                           -         49,986
                                                    -----------------------
  Long-term instruments                              153,248        203,373
Current maturities                                    (1,669)        (1,418)
                                                    -----------------------
  Long-term debt                                    $151,579       $201,955
                                                    -----------------------
                                                    -----------------------

Certain of the Company's debt agreements require the maintenance of specified interest rate coverage ratios and a minimum consolidated tangible net worth. At May 31, 1997, the Company had unrestricted retained earnings of $167.1 million after meeting those requirements.
     Aggregate long-term debt payments will be $1.7 million in 1998, $1.2 million in 1999, $0.3 million in 2000, $0.1 million in 2001 and none in 2002.

OTHER LONG-TERM LIABILITIES

IN THOUSANDS                                                 1997          1996
--------------------------------------------------------------------------------
Accrued postretirement benefits                           $41,778       $46,953
Accrued pension                                            30,019        23,037
Other                                                      17,993        15,892
                                                          ---------------------
  Other long-term liabilities                             $89,790       $85,882
                                                          ---------------------
                                                          ---------------------
OTHER INCOME - NET

IN THOUSANDS                                       1997        1996       1995
--------------------------------------------------------------------------------
Gain on sale of marketable equity securities    $27,678     $20,197    $14,314
Loss on disposition of fixed assets              (5,031)     (1,844)      (447)
Currency losses                                    (753)     (1,322)    (2,231)
Other                                            (5,989)     (4,147)    (6,892)
                                                -------------------------------
  Other income - net                            $15,905     $12,884    $ 4,744
                                                -------------------------------
                                                -------------------------------

COMMITMENTS AND CONTINGENCIES

The Company leases a portion of its capital equipment and certain of its facilities under operating leases that expire at various dates. Rental expense was $27.4 million in 1997, $25.3 million in 1996, and $28.0 million in 1995. In addition, the Company has long-term or minimum purchase agreements with various suppliers. The future minimum obligations under operating leases and other commitments having an initial or remaining noncancelable term in excess of one year as of May 31, 1997 were:

IN THOUSANDS                           OPERATING LEASES    COMMITMENTS
------------------------------------------------------------------------
1998                                            $16,518        $ 8,257
1999                                             12,764          4,287
2000                                              7,114          3,856
2001                                              4,849          1,424
2002                                              3,658              -
Future years                                     18,563              -
                                                ----------------------
  Total                                         $63,466        $17,824
                                                ----------------------
                                                ----------------------

In the normal course of business, the Company and its subsidiaries are parties to various legal claims, actions and complaints, including matters involving patent infringement and other intellectual property claims. Although it is not possible to predict with certainty whether or not the Company and its subsidiaries will ultimately be successful in any of these legal matters or, if not, what the impact might be, the Company believes that disposition of these matters will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

SHAREHOLDERS' EQUITY

STOCK OPTION AND INCENTIVE COMPENSATION PLANS    The Company has stock option
plans for selected employees. There were 4,085,000 shares reserved for issuance under these plans at May 31, 1997. Under the terms of the plans, incentive stock options are granted at an option price not less than the market value at the date of grant. Nonqualified stock options may not be granted at less than 100% of the market value on the valuation date selected by the Board of Directors. Options granted prior to January 1, 1997, generally vest over four years and expire ten years from the date of grant. Certain options granted after January 1, 1997, vest over two years and expire five years from the date of grant.
There were 1,025 employees holding options at May 31, 1997.

     Additional information with respect to option activity is set forth below:

                              OUTSTANDING                  EXERCISABLE
                       -------------------------    -------------------------
                                       WEIGHTED                      WEIGHTED
                                        AVERAGE                       AVERAGE
                           NUMBER      EXERCISE        NUMBER        EXERCISE
OPTIONS IN THOUSANDS    OF SHARES         PRICE     OF SHARES           PRICE
----------------------------------------------------------------------------
May 28, 1994             2,866            $21          1,262            $20
Granted                    812             36
Exercised               (1,102)            20
Canceled                  (217)            25
                        ---------------------------------------------------
May 27, 1995             2,359            $26            868            $21
Granted                    980             45
Exercised                 (501)            22
Canceled                  (190)            35
                        ---------------------------------------------------
May 25, 1996             2,648            $34            989            $25
Granted                    725             48
Exercised                 (650)            26
Canceled                  (141)            41
                        ---------------------------------------------------
May 31, 1997             2,582            $39            952            $31
                        ---------------------------------------------------
                        ---------------------------------------------------

  The following table summarizes information about options outstanding and exercisable at May 31, 1997:

OPTIONS IN THOUSANDS
                           OUTSTANDING                       EXERCISABLE
               --------------------------------------   ---------------------
                              WEIGHTED
                               AVERAGE      WEIGHTED                WEIGHTED
RANGE OF                     REMAINING       AVERAGE                 AVERAGE
EXERCISE        NUMBER     CONTRACTUAL      EXERCISE      NUMBER    EXERCISE
  PRICES     OF SHARES            LIFE         PRICE   OF SHARES       PRICE
----------------------------------------------------------------------------
$13 - 19          55        4.4 years          $17          55          $17
 20 - 29         503        5.5 years           24         418           24
 31 - 46       1,398        8.2 years           40         403           37
 49 - 60         626        5.5 years           52          76           51
---------------------------------------------------------------------------
               2,582        6.9 years          $39         952          $31
---------------------------------------------------------------------------
---------------------------------------------------------------------------

The Company has elected to continue to account for stock options according to APB Opinion No. 25, "Accounting for Stock Issued to Employees." Under APB No. 25, no compensation expense is recognized in the Company's consolidated financial statements for employee stock options because the exercise price of the options equals the market price of the underlying stock on the date of grant. Alternatively, under the fair value method of accounting provided for by SFAS No. 123, "Accounting for Stock-Based Compensation," the measurement of compensation expense is based on the fair value of employee stock options at the grant date and requires the use of option pricing models to value the options. The weighted average estimated fair value of options granted during 1997 and 1996 was $17 and $15 per share, respectively.
     The Company also has plans for certain executives that provide for stock awards based on financial performance over one- and three-year periods. Under APB No. 25, compensation expense is measured based on the market price of the stock at the date the terms of the award become fixed. Under the fair value approach of SFAS No. 123, compensation expense is measured based on the market price of the stock at the grant date. The weighted average grant-date fair value of performance-based stock awards granted during 1997 and 1996 was $46 and $38 per share, respectively. The total shares issued under these plans and the corresponding compensation expense recognized in income was not material for both 1997 and 1996.
     The pro forma impact to both net earnings and earnings per share from calculating stock-related compensation expense consistent with the fair value alternative of SFAS No. 123 is indicated below:

                                              1997        1996
---------------------------------------------------------------
Pro forma net earnings (in thousands)     $109,240     $97,015
Pro forma earnings per share              $   3.31     $  2.92

The fair value of each option was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions:
                                              1997        1996
----------------------------------------------------------------
Expected life (in years)                       5.0         5.0
Risk-free interest rate                        6.3%        5.7%
Volatility                                    35.2%       33.9%
Dividend yield                                 1.3%        1.4%

For purposes of the pro forma disclosures, the estimated fair value of the stock-based awards is amortized over the vesting period. Because SFAS No. 123 is applicable only to awards granted after May 27, 1995, the pro forma effect will not be fully reflected until 1999.

SHAREHOLDER RIGHTS AGREEMENT    In August 1990, the Company's Board of Directors
approved a shareholder rights agreement and declared a dividend of one right for each outstanding common share. Each right entitles the holder to purchase one one-thousandth of a share of no par preferred stock at an exercise price of $60, subject to adjustment. Generally, the rights become exercisable ten days after a person or group acquires or commences a tender offer that would result in beneficial ownership of 20% or more of the common shares. In addition, the rights become exercisable if any party becomes the beneficial owner of 10% or more of the outstanding common shares and is determined by the Board to be an adverse party. Upon the occurrence of certain additional events specified in the shareholder rights agreement, each right would entitle its holder to purchase common shares of the Company (or, in some cases, a potential acquiring company) or other property having a value of twice the right's exercise price. The rights, which are not currently exercisable, expire in September 2000, but may be redeemed by action of the Board prior to that time, under certain circumstances, for $0.01 per right.

BENEFIT PLANS

PENSION PLANS    The Company has defined benefit retirement plans covering most employees. Benefits upon retirement or termination are based on length of service and final average compensation at retirement.
    The Company's funding policy is to contribute amounts determined annually on an actuarial basis that provide for current and future benefits in accordance with funding requirements of applicable laws and regulations of the countries in which the plans are located. Assets of funded benefit plans are held primarily in trust accounts. The majority of the assets are invested in common stocks, bonds and real estate, with the balance primarily in cash and short-term investments.
    The following tables set forth the funded status and the amounts recognized in the consolidated financial statements for the Company's defined benefit retirement plans:

                                                                1997
                                                      -------------------------
                                                          ASSETS    ACCUMULATED
                                                          EXCEED       BENEFITS
                                                     ACCUMULATED         EXCEED
IN THOUSANDS                                            BENEFITS         ASSETS
--------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
  Vested benefit obligation                             $422,737       $12,794
                                                        -----------------------
                                                        -----------------------
  Accumulated benefit obligation                        $428,453       $15,093
                                                        -----------------------
                                                        -----------------------
  Projected benefit obligation                          $478,503       $17,442
  Plan assets at fair value                              474,222             -
                                                        -----------------------
  Projected benefit obligation in excess of plan assets    4,281        17,442
  Unrecognized initial net asset (obligation)              3,415        (1,680)
  Unrecognized prior service cost                         10,529          (695)
  Unrecognized net gain (loss)                           (10,490)        2,349
                                                        -----------------------
    Pension liability                                   $  7,735       $17,416
                                                        -----------------------
                                                        -----------------------


                                                                 1996
                                                       -------------------------
                                                           ASSETS   ACCUMULATED
                                                           EXCEED      BENEFITS
                                                      ACCUMULATED        EXCEED
IN THOUSANDS                                             BENEFITS        ASSETS
--------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
  Vested benefit obligation                              $48,647      $391,149
                                                         ----------------------
                                                         ----------------------
  Accumulated benefit obligation                         $52,672      $399,571
                                                         ----------------------
                                                         ----------------------
  Projected benefit obligation                           $61,329      $453,778
  Plan assets at fair value                               55,982       349,571
                                                         ----------------------
  Projected benefit obligation in excess of plan assets    5,347       104,207
  Unrecognized initial net asset (obligation)               (342)        4,255
  Unrecognized prior service cost                           (715)        7,943
  Unrecognized net loss                                   (6,398)      (58,968)
                                                         ----------------------
    Pension (asset) liability                            $(2,108)     $ 57,437
                                                         ----------------------
                                                         ----------------------

Assumptions used in the accounting for the defined benefit plans were:

                                                            1997           1996           1995
-----------------------------------------------------------------------------------------------
Overall weighted average discount rates                     7.8%           7.6%           8.1%
Overall rates of increase in compensation levels            3.8%           3.8%           4.8%
Expected long-term rate of return on plan assets           10.2%           9.3%           9.3%

Net pension expense includes the following components:

IN THOUSANDS                                                1997           1996           1995
-----------------------------------------------------------------------------------------------
Service cost                                             $12,084        $ 9,469        $ 8,983
Interest cost                                             37,627         37,414         33,693
Actual return on plan assets                             (56,863)       (76,138)       (36,587)
Net amortization and deferral                             17,585         40,948          3,987
                                                         --------------------------------------
  Net periodic pension expense                            10,433         11,693         10,076
Other benefit plans                                        1,327          1,454            928
                                                         --------------------------------------
  Net pension expense                                    $11,760        $13,147        $11,004
                                                         --------------------------------------
                                                         --------------------------------------


POSTRETIREMENT BENEFITS    In 1995, the Company modified its postretirement
welfare programs to eliminate company-paid benefits for employees who retire after July 31, 1995. Subsidies provided to pre-1995 retirees were phased out gradually and were eliminated effective January 1, 1997. Current and future retirees who have accumulated certain insurance credits, however, may continue to apply them toward the purchase of medical and life insurance benefits. These revisions resulted in an unrecognized prior service cost gain of $26.7 million that will be amortized over ten years as a reduction in postretirement benefit expense.
    The status of the Company's unfunded postretirement benefit obligation was:

IN THOUSANDS                                           1997           1996
---------------------------------------------------------------------------
Accumulated postretirement benefit obligation (APBO):
  Current retirees                                  $ 9,459        $10,453
  Active employees eligible to retire                 3,067          3,467
  Other active employees                              2,544          3,033
                                                    ----------------------
    Total accumulated obligation                     15,070         16,953
  Unrecognized net gain                              11,110         10,532
  Unrecognized prior service cost gain               18,697         21,368
                                                    ----------------------
    Accrued postretirement benefits                 $44,877        $48,853
                                                    ----------------------
                                                    ----------------------

The net postretirement benefit credit includes the following components:

IN THOUSANDS                            1997           1996           1995
----------------------------------------------------------------------------
Service cost                         $   177        $   168        $   184
Interest cost                          1,244          1,359          1,286
Net amortization                      (3,302)        (3,385)        (3,587)
                                     --------------------------------------
  Postretirement benefit credit      $(1,881)       $(1,858)       $(2,117)
                                     --------------------------------------
                                     --------------------------------------
The discount rate and rate of salary increase used in determining the APBO for 1997 was 8.0% and 3.8%, respectively. For 1996, these rates were 7.8% and 3.8%. The health care cost trend rates used in measuring the APBO at May 31, 1997, ranged from 7.8% to 9.8%, depending on the specific plan, and are assumed to decrease gradually until they reach 5.3% to 5.8% in the year 2006 and remain at 5.3% thereafter. The health care cost trend rates in 1996 ranged from 8.2% to 10.8%, and were assumed to decline to 5.3% over a similar period. The health care cost trend rate assumptions can have a significant effect on the amounts reported. However, because of the plan amendments adopted in 1995, increasing the assumptions by one percent would not have a material impact on either the APBO at May 31, 1997, or the postretirement benefit credit for 1997.

EMPLOYEE SAVINGS PLAN    The Company has an employee savings plan that qualifies
as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Participating U.S. employees may defer up to 15% of their compensation, subject to certain regulatory limitations. Employee contributions are invested, at the employees' direction, among a variety of investment alternatives. The Company matches the contributions up to 3% of compensation. In addition, the Company makes a contribution to the plan for each qualifying employee equal to 2% of compensation. The Company's contributions, which are invested entirely in Company stock, were approximately $14.2 million in 1997, $12.1 million in 1996, and $11.1 million in 1995.

DERIVATIVE FINANCIAL INSTRUMENTS

The Company utilizes derivative financial instruments to reduce the impact of foreign exchange risks where internal netting strategies cannot be effectively employed. The Company does not hold or issue derivative financial instruments for trading purposes. The Company's derivative activities do not create risk because fluctuations in the value of the instruments used for hedging purposes are offset by fluctuations in the value of the underlying exposures being hedged.
     The notional or contract amounts of the hedging instruments do not represent amounts exchanged by the parties and, thus, are not a measure of the Company's exposure due to the use of derivatives. The amounts exchanged are calculated on the basis of the notional amounts and other terms of the instruments. The Company is exposed to credit-related losses in the event of nonperformance by counterparties to financial instruments. However, the Company has entered into these instruments with creditworthy financial institutions and considers the risk of nonperformance to be remote.

FOREIGN EXCHANGE RISK MANAGEMENT    The Company uses foreign exchange contracts
to hedge its exchange rate risks. At the end of 1997 and 1996, the notional amount of the Company's outstanding contracts was $32.1 million and $97.6 million, respectively. Generally, these contracts have maturities that do not exceed one year and require the Company to exchange foreign currencies for U.S. dollars at maturity. The purpose of the Company's hedging activities is to reduce the risk that the eventual cash flows of the underlying assets, liabilities and firm commitments will be adversely affected by changes in exchange rates. The unrecognized loss attributable to foreign exchange contracts at May 31, 1997 was $0.2 million.

FAIR VALUE OF FINANCIAL INSTRUMENTS

For short-term financial instruments, including cash and cash equivalents, accounts receivable, short-term debt, accounts payable and accrued compensation, the carrying amount approximates the fair value because of the immediate or short-term nature of those instruments. The fair value of marketable equity securities is based on quoted market prices at the reporting date. The fair value of long-term receivables and long-term debt is estimated based on quoted market prices for similar instruments or by discounting expected cash flows at rates currently available to the Company for instruments with similar risks and maturities. The differences between the fair values and carrying amounts of the Company's financial instruments, including derivatives, at May 31, 1997, and May 25, 1996, were not material.

CONCENTRATIONS OF CREDIT RISK

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable. The risk is limited due to the large number of entities comprising the Company's customer base and their dispersion across many different industries and geographies. At May 31, 1997, the Company had no significant concentrations of credit risk.

INCOME TAXES

The components of earnings before taxes on a geographical basis are contained in the "Business Segments" note. The provision for income taxes consisted of:

IN THOUSANDS                            1997           1996           1995
----------------------------------------------------------------------------
Current:
  Federal                            $21,457        $ 9,104        $17,779
  State                                3,742          1,961          4,041
  Non-U.S.                             7,854         10,789          6,624
                                     --------------------------------------
                                      33,053         21,854         28,444
Deferred:
  Federal                             15,921         16,363          4,649
  State                                2,015          3,338            641
  Non-U.S.                             3,028          1,125         (5,156)
                                     --------------------------------------
                                      20,964         20,826            134
                                     --------------------------------------
    Total provision                  $54,017        $42,680        $28,578
                                     --------------------------------------
                                     --------------------------------------

The provisions differ from the amounts that would result by applying the U.S. statutory rate to earnings before taxes. A reconciliation of the difference is:

IN THOUSANDS                            1997           1996           1995
----------------------------------------------------------------------------
Income taxes based on U.S.
  statutory rate                     $59,081        $49,793        $38,557
Foreign sales corporations            (5,935)        (4,565)        (3,196)
Change in beginning of year
  valuation allowance                 (3,824)        (5,526)        (6,842)
State income taxes, net of U.S. tax    3,742          3,445          3,043
Other - net                              953           (467)        (2,984)
                                     --------------------------------------
  Total provision                    $54,017        $42,680        $28,578
                                     --------------------------------------
                                     --------------------------------------

Tax benefits of $5.6 million, $5.0 million and $7.3 million associated with the exercise of employee stock options were credited to equity in 1997, 1996 and 1995, respectively.
     Net deferred tax assets and liabilities are included in the following consolidated balance sheet accounts:

IN THOUSANDS                                           1997           1996
---------------------------------------------------------------------------
Other current assets                                $43,106        $40,410
Deferred tax assets                                  12,540         28,247
                                                    ----------------------
  Net deferred tax assets                           $55,646        $68,657
                                                    ----------------------
                                                    ----------------------

The temporary differences and carryforwards that give rise to deferred tax assets and liabilities were as follows:

IN THOUSANDS                                           1997           1996
------------------------------------------------------------------------------
Deferred tax assets:
  Reserves and other liabilities                   $ 41,858       $ 48,544
  Accrued postretirement benefits                    17,502         19,053
  AMT and foreign tax credit carryforwards           14,088         20,932
  Net operating losses of non-U.S. subsidiaries      10,432         12,727
  Accumulated depreciation                            9,918         14,999
  Accrued pensionliability                            6,289          3,765
                                                    -----------------------
    Gross deferred tax assets                       100,087        120,020
  Less valuation allowance                           (3,105)        (6,929)
                                                    -----------------------
    Deferred tax assets                              96,982        113,091
Deferred tax liabilities:
  Unrealized gains on marketable equity securities  (22,092)       (26,851)
  Software development costs                        (17,464)       (11,993)
  Unamortized LIFO reserve                           (1,780)        (5,590)
                                                    -----------------------
    Deferred tax liabilities                        (41,336)       (44,434)
                                                    -----------------------
    Net deferred tax assets                         $55,646        $68,657
                                                    -----------------------
                                                    -----------------------

At May 31, 1997, there were $3.4 million of unused foreign tax credits that, if not used, will expire in 1998. There were $10.7 million of alternative minimum tax (AMT) credits that can be carried forward indefinitely.
     U.S. taxes have not been provided on $99.5 million of accumulated unremitted earnings of non-U.S. subsidiaries because such earnings are or will be reinvested in operations or will be offset by appropriate credits for foreign income taxes paid.

QUARTERLY FINANCIAL DATA (UNAUDITED)

In the opinion of management, this unaudited quarterly financial summary includes all adjustments necessary to present fairly the results for the periods represented (in thousands, except per share amounts):

                          AUG. 31,       NOV. 30,        MAR. 1,       MAY 31,
QUARTER ENDED                 1996           1996           1997          1997
-------------------------------------------------------------------------------
Net sales                 $440,115       $477,166       $478,886      $543,915
Gross profit               191,272        199,762        205,233       236,460
Operating income            32,874         38,452         41,255        52,427
Earnings before taxes       33,405         38,905         42,297        54,195
Net earnings                22,715         26,456         28,762        36,852
Earnings per share        $   0.69       $   0.81       $   0.87      $   1.11
Dividends per share           0.15           0.15           0.15          0.15
Common stock prices:
  High                    $  44.88       $  49.00       $  52.25      $  59.75
  Low                        35.88          37.00          47.38         48.38

                          AUG. 26,       NOV. 25,       FEB. 24,       MAY 25,
QUARTER ENDED                 1995           1995           1996          1996
-------------------------------------------------------------------------------
Net sales                 $401,022       $443,598       $433,500      $490,738
Gross profit               169,940        186,672        179,835       204,080
Operating income            32,059         39,054         31,451        40,803
Earnings before taxes       32,385         37,587         32,068        40,226
Net earnings                22,670         26,310         22,448        28,158
Earnings per share        $   0.68       $   0.79       $   0.67      $   0.86
Dividends per share           0.15           0.15           0.15          0.15
Common stock prices:
  High                    $  52.38       $  61.88       $  57.38      $  46.88
  Low                        41.50          43.88          40.75         29.75

The Company's common stock is traded on the New York and Pacific Stock Exchanges. There were 4,059 shareholders of record at June 23, 1997. The market prices quoted above are the composite prices reported by The Wall Street Journal rounded to full cents per share.
    Dividends are paid at the discretion of the Board of Directors dependent upon their judgment of the Company's future earnings, expenditures and financial condition.