Form 10-K, Exhibit 13
period 1998-05-30
TEKTRONIX INC
filed 1998-08-21
CIK 96879

Management Review

RESULTS OF OPERATIONS
OVERVIEW
  Tektronix had record sales and orders for its fiscal year ended May 30, 1998. Net earnings for 1998 were $82.3 million, or $1.60 per diluted share. Net earnings in 1997 of $114.8 million, or $2.29 per share, increased 15% over fiscal 1996 earnings of $99.6 million, or $1.95 per share. Fiscal year 1998 earnings included pre-tax non-recurring charges of $79.0 million related to the $60.0 million restructuring of the Video and Networking Division, $17.0 million of acquired in-process research and development and $2.0 million of integration costs associated with the acquisition of Siemens' Communications Test Equipment GmbH (CTE). Excluding the non-recurring charges, fiscal year 1998 earnings would have been $135.2 million, or $2.63 per share, an increase of 18% over fiscal year 1997 earnings.

NET SALES AND PRODUCT ORDERS
  Net sales in 1998 were $2.086 billion, an 8% increase over 1997 sales of $1.940 billion. Growth in the Measurement Business and Color Printing and Imaging Divisions offset the slower sales of the Video and Networking Division as product lines were streamlined. Sales to customers in the United States of $1.078 billion were 5% above the level for the prior year, and represented 52% of total sales. International sales rose 10%, from $912.8 million to $1.008 billion, with strong sales growth in Europe at $548.8 million, up $43.5 million or 9% from 1997, and in the Americas at $114.7 million, up $36.5 million or 47% from 1997. Sales to the Pacific region, excluding Japan, were up 3% to $209.0 million in 1998 from $202.4 million in 1997. Sales to Japan were up 7% to $135.6 million in 1998.
  Net sales in 1997 were 10% higher than they were in 1996. U.S. sales of $1.027 billion in 1997 were 15% above those of the prior year.
  Product orders for 1998 were $1.912 billion, an increase of 5% over 1997 orders of $1.829 billion. Orders in 1996 were $1.658 billion.
  The following table summarizes the Company's net sales for the last three years by its three business divisions:

IN THOUSANDS                        1998        1997        1996
----------------------------------------------------------------

Measurement Business          $  962,858  $  852,827  $  812,250
Color Printing and Imaging       728,697     638,456     561,642
Video and Networking             394,247     448,799     394,966

  Measurement Business sales of $962.9 million in 1998 represented 46% of total sales and grew 13% from 1997. Growth in 1998 was driven by sales of the TLA 700 logic analyzer and telecommunications test products. Measurement Business sales in 1997 were 5% higher than in 1996 due to the introduction of new logic analyzer products and the TDS 200 oscilloscope during the second half of the year. Product orders in 1998 were $860.9 million, compared to $795.2 million in 1997 and $754.0 million in 1996.
  Color Printing and Imaging sales increased 14%, from sales of $638.5 million in 1997 to $728.7 million in 1998. The introduction of three new printers during the year (the Phaser 560, Phaser 380, and Phaser
360) and increased sales of printing supplies drove growth in sales and orders. Color Printing and Imaging sales accounted for 35% of total sales in 1998 compared to 33% in 1997. Sales in 1997 increased 14% over 1996, due to the introduction of the Phaser 350 in that year and continued demand for the Phaser 550. Product orders rose 13% to $687.3 million in 1998 from $607.5 million in 1997. Product orders were $531.1 million in 1996.
  Video and Networking sales in 1998 of $394.2 million were 12% lower than in 1997 due to a reduction in product offerings through the elimination of certain non-profitable product lines as well as general weakness in the broadcast market. In addition, 1997 sales were particularly strong in the netstation business, including two significant installations of networked computers that year. The decline was tempered by continued sales growth of the Profile PDR 200 professional video server. Sales increased 14%, from $395.0 million in 1996 to $448.8 million in 1997, due to strength in Profile video disk recorders and networked computers. Product orders were $363.8 million in 1998, down 15% from orders of $426.4 million in 1997. Product orders in 1996 were $372.4 million.

OPERATING COSTS AND EXPENSES
  Gross margin was 41.5% of sales in 1998. Excluding non-recurring charges, gross margin would have been 43.3% of sales, an increase from 42.9% in 1997 due to cost management across all three divisions, streamlining in Video and Networking to focus on profitable products, and cost savings as a result of the restructuring of that business. Non-recurring charges decreased reported gross margin due to $38.5 million of Video and Networking inventory written off as part of the restructuring of that business. Gross margins increased to 42.9% in 1997, from 41.9% in 1996, due to an improved mix of higher margin supplies sales in Color Printing and Imaging and lower manufacturing costs in Video and Networking.
  Research and development expenses were 9.7% of sales in 1998 and 1997 and 9.3% of sales in 1996 at $203.3 million, $188.2 million and $164.3 million, respectively. Selling, general and administrative expenses were $508.7 million, or 24.4% of sales, in 1998 compared to $481.1 million, or 24.8% of sales, in 1997 and $437.9 million, or 24.8% of sales, in 1996.
                                   Page 18
  Operating margin was 5.5% of sales in 1998. Excluding non-recurring charges, operating margins continued an increasing trend, rising to 9.3% in 1998 from 8.5% in 1997 and 8.1% in 1996. Increasing gross margins and continued focus on cost management contributed to the increase in 1998. The improvement in 1997 was due primarily to higher gross margins, partly offset by higher research and development spending and lower equity in business ventures' earnings.
  Interest expense decreased 17% to $10.1 million due to a decrease in both long-term and short-term debt balances in 1998. Interest expense was $12.1 million in 1997, 13% less than the $14.0 million in 1996.
  Other income was $17.6 million in 1998 compared with other income of $15.9 million in 1997 and $12.9 million in 1996. The improvement primarily reflected higher gains on sales of equity securities in other companies. The Company continues to hold equity positions that it intends to liquidate over time.
  The Company's effective tax rate for 1998 was 33%, compared to 32% in 1997 and 30% in 1996.

FINANCIAL CONDITION
OVERVIEW
  Tektronix continues to focus on improving the efficient management of the capital invested in its business. To monitor that progress, the Company uses the economic value added (EVA) measure. EVA is determined by the Company by deducting taxes and a cost of capital charge from operating income, excluding non-recurring charges, which management believes provides an objective means of determining if the Company's earnings are able to cover the cost of financing its invested capital. Invested capital is the average net assets of the Company excluding cash and debt. The Company generated EVA of $40.6 million in 1998, compared to $21.8 million in 1997 and $11.9 million in 1996. The improvement in 1998 is a result of both the strong earnings for the year, exclusive of non-recurring charges, and continued improvements in invested capital, as average accounts receivable and average inventories both decreased from 1997.

LIQUIDITY
  The Company's financial condition continues to be strong. Cash flows from operating activities and borrowing capacity are expected to be sufficient to fund capital expenditures for fiscal year 1999, currently estimated to be slightly less than 1998 expenditures. Cash provided by operations of $167.8 million in 1998 was sufficient to fund capital expenditures for increased manufacturing capacity. The Company expects that cash payments required to carry out the remaining restructuring activities will be approximately $8.0 million. At May 30, 1998, the Company maintained bank credit facilities totaling $307.6 million, of which $303.1 million was unused. Unused facilities include $153.1 million in lines of credit and $150.0 million under a revolving credit agreement from United States and foreign banks. Additional details, including maturity dates of agreements and certain financial covenants, are included under "Short-term and Long-term Debt" in the Notes to Consolidated Financial Statements.

BALANCE SHEET
  Current assets decreased by $2.8 million from 1997. Cash decreased $22.2 million as funds were expended to invest in facilities for continued growth of Color Printing and Imaging and for the acquisition of CTE. Accounts receivable increased by $40.5 million, due in part to an increase in year over year sales in the fourth quarter. Average days sales outstanding for the year improved from
54.6 days in 1997 to 51.1 days in 1998. Inventories decreased by $23.7 million as Video and Networking streamlined product offerings allowing for significantly lower inventory requirements. Color
Printing and Imaging inventories were down slightly for the year despite increasing sales and orders.
  Net property, plant and equipment increased by $82.0 million due to capital expenditures of $155.1 million in 1998, primarily related to the expansion of manufacturing capacity for Color Printing and Imaging.
  Net deferred tax assets increased $21.9 million due to timing differences related to restructuring activities and a decline in the deferred tax liability related to unrealized holding gains as securities were sold and market prices on the remaining holdings declined. Other long-term assets declined by $31.7 million due to the disposition of certain of the Company's available-for-sale securities, offset by the acquisition of identified intangibles.
  Current liabilities increased by $45.7 million primarily due to increases in trade payables, accrued compensation for incentive plans, and accruals related to the remaining restructuring activities.
  Shareholders' equity increased by $13.6 million, or 2%, over 1997. Earnings net of dividends of $59.1 million was offset by a decrease in unrealized holding gains of $28.7 million and a decrease in the currency adjustment of $13.6 million.

DERIVATIVES AND FOREIGN EXCHANGE
  The Company has exposure to interest-rate risk, primarily from its use of short-term and long-term borrowings to finance operations, and to investment risk, primarily from its equity investment portfolio.
The Company has not entered into any derivatives to hedge against these interest-rate or investment risks.
  The Company is also exposed to exchange-rate risk on transactions and commitments denominated in foreign currencies and uses foreign exchange contracts to mitigate this risk. Changes in foreign exchange rates are not expected to have a significant effect on the Company's financial position, results of operations or cash flows. The
Company's policy is to only enter into derivative transactions when the company has an identifiable exposure to risk, and to only enter into such transactions with creditworthy financial institutions.
                                   Page 19
FUTURE ACCOUNTING CHANGES
  In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 130 establishes requirements for disclosure of comprehensive income and becomes effective for the first quarter ending August 1998. Reclassification of earlier financial statements for comparative purposes is required. SFAS No. 131 establishes standards for disclosure about operating segments in annual financial statements and selected information in interim financial reports. The new disclosures will first be presented in the Company's annual report for the fiscal year ending May 1999. Information presented for earlier years will be restated for comparative purposes. Adoption of these statements may result in additional disclosures but will have no impact on the Company's consolidated financial statements.
  In June 1998, the FASB issued SFAS NO. 133, "Accounting for Derivative Instruments and Hedging Activities." The new statement will require recognition of all derivatives as either assets or liabilities on the balance sheet at fair value. The new statement is effective for fiscal year 2001, but early adoption is encouraged. Management has not completed an evaluation of the effects this standard will have on the Company's consolidated financial statements.

YEAR 2000
  In connection with the Company's ongoing program to standardize and upgrade its key internal financial, information and operational systems, an assessment has been made of the ability of these systems to operate in, and to process transactions and data involving, the year 2000 and beyond. The Company believes that all key internal systems that are not already year 2000 ready will be modified, upgraded or replaced prior to the year 2000. The Company is currently engaged in assessing the capability of its products to handle the transition to and operate in the year 2000, and has a plan in place to address product issues prior to the year 2000. The Company is working with major suppliers and customers to resolve year 2000 interface issues. Management believes that the cost of these projects over the next two years will not have a material effect on the Company's financial position or overall trends in results of operations. However, because of the existence of numerous systems and related components within the Company and the interdependency of these systems, it is possible that certain systems at the Company, or systems at entities that provide services or goods for the Company, may fail to operate in the year 2000. Although it is not currently anticipated, the inability to complete the Company's year 2000 plans on a timely basis or the failure of a system at the Company or at an entity that provides services or goods to the Company may have a material impact on future operating results or financial condition.

FORWARD LOOKING STATEMENTS
  Statements and information included in the Chairman's letter and Management Review and elsewhere in this report that relate to the Company's goals, strategies and expectations as to future results and events are based on the Company's current expectations. They constitute forward looking statements subject to a number of risk factors that could cause actual results to differ materially from those currently expected or desired. As with many high technology companies, risk factors that could cause the Company's actual results or activities to differ materially from these forward looking statements include, but are not limited to: worldwide economic and business conditions in the electronics industry, including the continuing effect of the Asian economic crisis on demand for the Company's products; competitive factors, including pricing pressures, technological developments and products offered by competitors;
changes in product and sales mix, and the related effects on gross margins; the Company's ability to deliver a timely flow of competitive new products, and market acceptance of these products; the availability of parts and supplies from third party suppliers on a timely basis and at reasonable prices; inventory risks due to changes in market demand or the Company's business strategies; changes in effective tax rates; customer demand; currency fluctuations; the fact that a substantial portion of the Company's sales are generated from orders received during the quarter, making prediction of quarterly revenues and earnings difficult; and other risk factors listed from time to time in the Company's Securities and Exchange Commission reports and in press releases.
  Additional risk factors specific to the Company's current plans and expectations that could cause the Company's actual results or activities to differ materially from those stated include: the significant operational issues the Company faces in executing its strategy in Video and Networking; the timely introduction of new products scheduled during the Company's fiscal year, which could be affected by engineering or other development program slippages, the ability to ramp up production or to develop effective sales channels; the customers' acceptance of, and demand for, those products; and changes in the regulatory environment affecting the transition to high-definition television within the time frame anticipated by the Company.
  Forward looking statements in this report speak only as of the date made. The Company undertakes no obligation to publicly release the result of any revisions to these forward looking statements which may be made to reflect subsequent events or circumstances or to reflect the occurrence of unanticipated events.
                                   Page 20

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



/s/ MERRILL A. MCPEAK
MERRILL A. MCPEAK
Chairman, Audit Committee



/s/ CARL W. NEUN
CARL W. NEUN
Senior Vice President and
Chief Financial Officer


Independent Auditors' Report


TO THE DIRECTORS AND SHAREHOLDERS OF TEKTRONIX, INC.:

  We have audited the accompanying consolidated balance sheets of Tektronix, Inc. and subsidiaries as of May 30, 1998 and May 31, 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years ended May 30, 1998, May 31, 1997, and May 25, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Tektronix, Inc. and subsidiaries at May 30, 1998 and May 31, 1997, and the results of their operations and their cash flows for the years ended May 30, 1998, May 31, 1997, and May 25, 1996, in conformity with generally accepted accounting principles.

Portland, Oregon
June 24, 1998
                                   Page 21

Consolidated Statements of Operations

IN THOUSANDS, EXCEPT PER SHARE AMOUNTS
FOR THE YEARS ENDED                                  MAY 30,1998 MAY 31,1997 MAY 25,1996
----------------------------------------------------------------------------------------
Net sales                                             $2,085,802  $1,940,082  $1,768,858
Cost of sales                                          1,220,475   1,107,355   1,028,331
                                                     -----------------------------------
  Gross profit                                           865,327     832,727     740,527
Research and development expenses                        203,312     188,192     164,292
Selling, general and administrative expenses             508,749     481,083     437,949
Equity in business ventures' earnings                      2,513       1,556       5,081
Non-recurring charges                                     40,478           -           -
                                                     -----------------------------------
  Operating income                                       115,301     165,008     143,367
Interest expense                                          10,076      12,111      13,985
Other income - net                                        17,589      15,905      12,884
                                                     -----------------------------------
  Earnings before taxes                                  122,814     168,802     142,266
Income taxes                                              40,529      54,017      42,680
                                                     -----------------------------------
    Net earnings                                      $   82,285  $  114,785  $   99,586
                                                     ===================================
Basic earnings per share                              $     1.63  $     2.32  $     2.00
Diluted earnings per share                                  1.60        2.29        1.95
Dividends per share                                         0.46        0.40        0.40
Average shares outstanding - basic                        50,438      49,513      49,795
Average shares outstanding - diluted                      51,320      50,236      50,986




The accompanying notes are an integral part of these consolidated financial statements.
                                   Page 22

Consolidated Balance Sheets

IN THOUSANDS                                         MAY 30,1998 MAY 31,1997
----------------------------------------------------------------------------
ASSETS
Current assets:
  Cash and cash equivalents                           $  120,541  $  142,726
  Accounts receivable - net                              346,342     305,832
  Inventories                                            214,347     238,040
  Other current assets                                    67,432      64,913
                                                     -----------------------
    Total current assets                                 748,662     751,511
Property, plant and equipment - net                      425,153     343,130
Deferred tax assets                                       25,102      12,540
Other long-term assets                                   177,893     209,560
                                                     -----------------------
    Total assets                                      $1,376,810  $1,316,741
                                                     =======================

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Short-term debt                                     $    5,442  $    6,155
  Accounts payable                                       209,411     181,366
  Accrued compensation                                   119,842      90,946
  Deferred revenue                                        15,102      25,622
                                                     -----------------------
    Total current liabilities                            349,797     304,089
Long-term debt                                           150,681     151,579
Other long-term liabilities                               91,391      89,790
Commitments and contingencies                                  -           -
Shareholders' equity:
  Preferred stock, no par value
    (authorized 1,000 shares; none issued)                     -           -
  Common stock, no par value
    (authorized 80,000 shares; issued and outstanding
    50,345 in 1998, and 50,104 in 1997)                  223,527     226,591
Retained earnings                                        532,679     473,582
Currency adjustment                                       20,813      34,447
Unrealized holding gains - net                             7,922      36,663
                                                     -----------------------
    Total shareholders' equity                           784,941     771,283
                                                     -----------------------
    Total liabilities and shareholders' equity        $1,376,810  $1,316,741
                                                     =======================





The accompanying notes are an integral part of these consolidated financial statements.
                                   Page 23

Consolidated Statements of Cash Flows

IN THOUSANDS
FOR THE YEARS ENDED                                  MAY 30,1998 MAY 31,1997 MAY 25,1996
----------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings                                          $   82,285  $  114,785  $   99,586
Adjustments to reconcile net earnings to cash
  provided by operating activities:
    Depreciation expense                                  65,939      59,591      47,137
    Inventory write-down related to restructuring         38,482           -           -
    Non-recurring charges                                 40,478           -           -
    Deferred taxes                                        (5,400)     14,425      26,041
    Gain on sale of investments                          (28,244)    (27,678)    (20,197)
    Changes in operating assets and liabilities:
      Accounts receivable                                (35,640)     66,403     (66,647)
      Inventories                                         (4,856)     26,754     (19,681)
      Other current assets                                (5,119)     22,213         864
      Accounts payable                                    21,027        (179)      1,037
      Accrued compensation                                 4,087     (28,580)     14,026
      Other liabilities                                    3,047       5,672     (33,622)
      Other - net                                         (8,326)      8,923         661
                                                     -----------------------------------
  Net cash provided by operating activities              167,760     262,329      49,205
                                                     -----------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property, plant and equipment            (155,066)   (112,005)   (106,708)
Acquisition of business                                  (46,600)          -           -
Proceeds from sale of fixed assets                         5,819       9,073      19,776
Proceeds from sale of investments                         37,003      33,848      23,263
                                                     -----------------------------------
  Net cash used by investing activities                 (158,844)    (69,084)    (63,669)
                                                     -----------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Net change in short-term debt                               (517)    (38,451)      7,339
Issuance of long-term debt                                   172         358      50,000
Repayment of long-term debt                               (1,023)    (50,609)     (3,020)
Issuance of common stock                                  35,358      26,018      18,104
Repurchase of common stock                               (38,422)     (3,797)    (29,985)
Dividends                                                (23,188)    (19,809)    (19,944)
                                                     -----------------------------------
  Net cash provided (used) by financing activities       (27,620)    (86,290)     22,494
                                                     -----------------------------------
Effect of exchange rate changes                           (3,481)       (873)     (3,147)
                                                     -----------------------------------
Increase (decrease) in cash and cash equivalents         (22,185)    106,082       4,883
Cash and cash equivalents at beginning of year           142,726      36,644      31,761
                                                     -----------------------------------
Cash and cash equivalents at end of year              $  120,541  $  142,726  $   36,644
                                                     ===================================
SUPPLEMENTAL DISCLOSURES OF CASH FLOWS
Income taxes paid                                     $   19,981  $   13,663  $   18,669
Interest paid                                             12,571      14,633      16,594

The accompanying notes are an integral part of these consolidated financial statements.
                                   Page 24

 Consolidated Statements of Shareholders' Equity

                             COMMON STOCK                              UNREALIZED
IN THOUSANDS,             -----------------   RETAINED     CURRENCY       HOLDING
EXCEPT PER SHARE AMOUNTS  SHARES     AMOUNT   EARNINGS   ADJUSTMENT   GAINS - NET     TOTAL
-------------------------------------------------------------------------------------------
BALANCE MAY 27, 1995      49,624  $ 216,251  $ 298,964    $  76,948     $  12,052  $604,215
Shares issued to
 employees                   667     18,104                                          18,104
Shares repurchased        (1,260)   (29,985)                                        (29,985)
Net earnings                                    99,586                               99,586
Dividends -
 $0.40 per share                               (19,944)                             (19,944)
Currency adjustment                                        (24,879)                 (24,879)
Unrealized holding
 gains - net                                                               28,225    28,225
                          -----------------------------------------------------------------
BALANCE MAY 25, 1996      49,031    204,370    378,606      52,069         40,277   675,322
Shares issued to
 employees                 1,173     26,018                                          26,018
Shares repurchased          (100)    (3,797)                                         (3,797)
Net earnings                                   114,785                              114,785
Dividends-
 $0.40 per share                               (19,809)                             (19,809)
Currency adjustment                                        (17,622)                 (17,622)
Unrealized holding
 gains - net                                                               (3,614)   (3,614)
                          -----------------------------------------------------------------
BALANCE MAY 31, 1997      50,104    226,591    473,582      34,447         36,663   771,283
Shares issued to
 employees                 1,151     35,358                                          35,358
Shares repurchased          (910)   (38,422)                                        (38,422)
Net earnings                                    82,285                               82,285
Dividends-
 $0.46 per share                               (23,188)                             (23,188)
Currency adjustment                                        (13,634)                 (13,634)
Unrealized holding
 gains - net                                                              (28,741)  (28,741)
                          -----------------------------------------------------------------
BALANCE MAY 30, 1998      50,345  $ 223,527  $ 532,679   $  20,813      $   7,922  $784,941
                          =================================================================



The accompanying notes are an integral part of these consolidated financial statements.
                                   Page 25

Notes to Consolidated Financial Statements

ACCOUNTING POLICIES
THE COMPANY
  Tektronix, Inc. ("Tektronix" or "the Company") is a global high-technology company based on a portfolio of measurement, color printing, and video and networking businesses. Headquartered in Wilsonville, Oregon, Tektronix employs more than 8,600 people and maintains operations in 25 countries outside the United States. Tektronix was founded in 1946.

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

EARNINGS PER SHARE
  Basic earnings per share is based on the average number of common shares outstanding during each period. Diluted earnings per share reflects the potential shares issuable upon assumed exercise of outstanding stock options based on the treasury stock method. All share, per share and option amounts have been restated to give effect to the three-for-two stock split effective October 31, 1997.

FISCAL YEAR
  The Company's fiscal year is the 52 or 53 weeks ending the last
Saturday in May. Fiscal years 1998 and 1996 were 52 weeks; fiscal year 1997 was 53 weeks.

FOREIGN CURRENCY TRANSLATION
  For most non-U.S. subsidiaries, the local currency is the functional currency, and, therefore, assets and liabilities are translated into U.S. dollars at current exchange rates, and net earnings are translated at average exchange rates for the year. Gains and losses resulting from the translation of net assets are reported as a separate component of shareholders' equity. Gains and losses from foreign currency transactions are included in net earnings.

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

ACCOUNTS RECEIVABLE
  Accounts receivable have been reduced by an allowance for doubtful accounts, which was $4.8 million in 1998 and $3.1 million in 1997. The charges to this reserve have not been material.
  On September 10, 1996, the Company entered into a five-year revolving receivable purchase agreement with Citibank NA to sell, without recourse, an undivided interest of up to $50.0 million in a defined pool of trade accounts receivable. Receivables of $50.0 million sold under this agreement were reflected as operating cash flows in the Statements of Cash Flows for the year ended May 31, 1997.

INVENTORIES
  Inventories are stated at the lower of cost or market. Cost is determined on the first-in, first-out (FIFO) basis.

IN THOUSANDS                                    1998        1997
----------------------------------------------------------------
Materials and work in process             $   76,289  $  134,743
Finished goods                               138,058     103,297
                                         -----------------------
  Inventories                             $  214,347  $  238,040
                                         =======================

PROPERTY, PLANT AND EQUIPMENT
  Property, plant and equipment are stated at cost. Depreciation is based on the estimated useful lives of the assets, ranging from ten to forty years for buildings and three to seven years for machinery and equipment, and is generally provided using the straight-line method.

IN THOUSANDS                                    1998        1997
----------------------------------------------------------------
Land                                      $    5,932  $    6,096
Buildings                                    217,036     199,396
Machinery and equipment                      594,677     493,791
                                         -----------------------
                                             817,645     699,283
Accumulated depreciation and amortization   (392,492)   (356,153)
                                         -----------------------
  Property, plant and equipment - net     $  425,153  $  343,130
                                         =======================

                                   Page 26
INVESTMENTS
  Investments in marketable equity securities are classified as available-for-sale and reported at fair market value in the consolidated balance sheets as other long-term assets. The unrealized holding gains and losses are excluded from earnings and reported, net of deferred income taxes, as a separate component of shareholders' equity.

INTANGIBLE ASSETS
  Intangible assets are included as other long-term assets at cost. Amortization is provided on a straight-line basis over periods generally not exceeding fifteen years. Long-lived assets and intangibles are reviewed for impairment when events or circumstances indicate costs may not be recoverable. If impairment exists, the asset's book value will be written down to its fair value.

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

FUTURE ACCOUNTING CHANGES
  In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 130 establishes requirements for disclosure of comprehensive income and becomes effective for the first quarter ending August 1998. Reclassification of earlier financial statements for comparative purposes is required. SFAS No. 131 establishes standards for disclosure about operating segments in annual financial statements and selected information in interim financial reports. The new disclosures will first be presented in the Company's annual report for the fiscal year ending May 1999.

Information presented for earlier years will be restated for comparative purposes. Adoption of these statements may result in additional disclosures but will have no impact on the Company's consolidated financial statements.
  In June 1998, the FASB issued SFAS No. 133, "Accounting for
Derivative Instruments and Hedging Activities." The new statement will require recognition of all derivatives as either assets or liabilities on the balance sheet at fair value. The new statement becomes effective in fiscal year 2001, but early adoption is encouraged.
Management has not completed an evaluation of the effects this standard will have on the Company's consolidated financial statements.

RESTRUCTURING
  In the second quarter of 1998, the Company announced and began to implement a restructuring plan designed to return the Video and Networking business to profitability. A pre-tax provision of $60.0 million was recorded to account for these actions, which included streamlining its product offerings and reducing the unit's cost structure to increase operational efficiency. The plan has resulted in the separation of certain employees worldwide and the exiting of certain facilities and product lines at an expected total cost of $21.5 million. These costs are included in non-recurring charges for the year ended May 30, 1998 in the Consolidated Statements of Operations. In addition, the decision to streamline product offerings required a $38.5 million write-down of inventories, which is included in cost of sales for the year ended May 30, 1998 in the Consolidated Statements of Operations.

ACQUISITION
  On September 30, 1997, the Company acquired Siemens' Communications Test Equipment GmbH (CTE), a wholly owned subsidiary of Siemens AG based in Berlin, Germany, for $46.6 million in cash, including direct acquisition costs. The transaction was accounted for by the purchase method of accounting, and accordingly, the results of operations of CTE have been included in the Company's financial statements since the date of acquisition. Pro forma comparative results of operations are not presented because they are not materially different from the Company's reported results of operations. The purchase price was allocated as follows:

IN THOUSANDS                                                1998
----------------------------------------------------------------
Fair value of identified net assets acquired          $    6,600
Acquired in-process research and development              17,000
Identified intangibles                                    23,000
                                                     -----------
Total purchase price                                  $   46,600
                                                     ===========

  Acquired in-process research and development of $17.0 million was expensed in the second quarter of the current year (see Non-recurring Charges below).
  The identified intangibles include $18.0 million of completed technology and $5.0 million of workforce-in-place and are being amortized on a straight-line basis over 15 years.

NON-RECURRING CHARGES

IN THOUSANDS                                                1998
----------------------------------------------------------------
Restructuring of the Video and Networking Division    $   59,960
In-process research and development acquired in the
    purchase of CTE                                       17,000
Integration costs associated with the
    purchase of CTE                                        2,000
                                                     -----------
Total non-recurring charges                               78,960
 Inventory write-down included in cost of sales          (38,482)
                                                     -----------
  Non-recurring charges                               $   40,478
                                                     ===========

                                   Page 27

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

IN THOUSANDS                                                1998        1997        1996
----------------------------------------------------------------------------------------
Net sales:
  United States sales to customers                    $1,077,649  $1,027,294  $  890,930
  United States export sales to customers                263,717     258,984     271,446
  United States transfers to affiliates                  989,211     824,520     720,969
                                                     -----------------------------------
    United States sales                                2,330,577   2,110,798   1,883,345
                                                     -----------------------------------
  European sales to customers                            536,817     483,949     470,840
  European transfers to affiliates                        25,216       5,006       3,183
                                                     -----------------------------------
    European sales                                       562,033     488,955     474,023
                                                     -----------------------------------
  Other area sales to customers                          207,619     169,855     135,642
  Other area transfers to affiliates                      29,641      22,975      23,815
                                                     -----------------------------------
    Other area sales                                     237,260     192,830     159,457
                                                     -----------------------------------
  Eliminations                                        (1,044,068)   (852,501)   (747,967)
                                                     -----------------------------------
    Net sales                                         $2,085,802  $1,940,082  $1,768,858
                                                     ===================================

Earnings before taxes:
  United States                                       $  139,647  $  178,930  $  124,618
  Europe                                                  24,820      33,093      25,867
  Other areas                                              5,022      (8,555)      8,174
  Corporate and eliminations                             (46,675)    (34,666)    (16,393)
                                                     -----------------------------------
    Earnings before taxes                             $  122,814  $  168,802  $  142,266
                                                     ===================================
Total assets:
  United States                                       $1,034,256  $  991,928  $  988,578
  Europe                                                 232,196     181,757     198,220
  Other areas                                             87,445      89,663      69,883
  Corporate and eliminations                              22,913      53,393      71,815
                                                     -----------------------------------
    Total assets                                      $1,376,810  $1,316,741  $1,328,496
                                                     ===================================

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

OTHER LONG-TERM ASSETS

IN THOUSANDS                                                1998        1997
----------------------------------------------------------------------------
Investment in business ventures                       $   76,226  $   85,696
Licensing agreements and other intangibles - net          62,610      37,151
Investment in marketable equity securities                19,450      66,709
Property held for sale                                    11,366      13,939
Other                                                      8,241       6,065
                                                     -----------------------
  Other long-term assets                              $  177,893  $  209,560
                                                     =======================


  Investment in business ventures includes a 50% investment in a business venture in Japan and a 27% interest in Merix Corporation.
   The Company's share of the assets, liabilities, net sales and net earnings of the business venture in Japan, as well as the Company's sales to, purchases from, and accounts receivable consisted of:

IN THOUSANDS                                                1998        1997        1996
----------------------------------------------------------------------------------------
Current assets                                        $   60,236  $   55,322  $   74,946
Property, plant and equipment - net                       18,632      19,913      23,371
Other long-term assets                                     6,482      12,129      12,743
Current liabilities                                       20,562      18,511      32,775
Other long-term liabilities                                9,162       8,988       9,323
                                                     -----------------------------------
Net sales                                             $  135,704  $  152,054  $  147,860
Gross profit                                              34,436      40,742      44,756
Operating income                                             849       3,068         113
Earnings before taxes                                      3,584       2,792          53
Net earnings (loss)                                        1,277       1,184        (306)
                                                     -----------------------------------
Sales to                                              $  117,173  $  112,770  $  114,307
Purchases from                                            17,810      19,596      13,650
Accounts receivable                                       12,354       9,866       9,524

  At May 30, 1998, the carrying value of the Company's investment in Merix was $17.6 million, with a fair value, based upon quoted market price, of $19.7 million. The Company's portion of the undistributed earnings of the business ventures was $20.7 million in 1998 and $20.2 million in 1997.
  Proceeds from the sales of marketable equity securities in 1998, 1997 and 1996 were $37.0 million, $33.8 million and $23.3 million, respectively. Realized gains were computed based on the average cost of the underlying securities and are disclosed in the "Other Income - Net" note. At the end of 1998, 1997 and 1996, unrealized holding gains of $12.9 million, $58.8 million and $67.2 million (less deferred taxes of $5.0 million, $22.1 million and $26.9 million), respectively, were included as a separate component of shareholders' equity.
  Licensing agreements and other intangibles have been reduced by accumulated amortization of $25.3 million at fiscal year-end 1998 and $17.5 million at fiscal year-end 1997.
  Property held for sale is stated at the lower of cost or estimated fair value less costs to sell and includes certain properties no longer used in the Company's operations.
                                   Page 28

SHORT-TERM AND LONG-TERM DEBT
  The Company's short-term debt consisted of:

IN THOUSANDS                                                1998        1997
----------------------------------------------------------------------------
Lines of credit                                       $    4,466  $    4,486
Current maturities of long-term debt                         976       1,669
                                                      -----------------------
  Short-term debt                                     $    5,442  $    6,155
                                                      =======================

  The Company has a $150.0 million revolving credit agreement with Morgan Guaranty Trust Company of New York, as agent, that matures in July 2001. The Company has an agreement with U.S. National Bank of Oregon to issue up to $100.0 million in commercial paper, backed by the revolving credit agreement. At May 30, 1998, the Company maintained bank credit facilities of $307.6 million, of which $303.1 million was unused. Unused facilities include $153.1 million in lines of credit and $150.0 million under the revolving credit agreement. A $20.0 million line of credit expires in October 1998 with all remaining lines providing no specific expiration date.
  The Company's long-term debt consisted of:

IN THOUSANDS                                                1998        1997
----------------------------------------------------------------------------
7.5% Notes due August 1, 2003                         $  100,000  $  100,000
7.625% Notes due August 15, 2002                          50,000      50,000
Other long-term agreements                                 1,657       3,248
                                                      -----------------------
  Long-term instruments                                  151,657     153,248
Current maturities                                          (976)     (1,669)
                                                      -----------------------
  Long-term debt                                      $  150,681  $  151,579
                                                      =======================

  Certain of the Company's debt agreements require the maintenance of specified interest rate coverage ratios and a minimum consolidated tangible net worth. At May 30, 1998, the Company had unrestricted retained earnings of $156.9 million after meeting those requirements.
  Aggregate long-term debt payments will be $1.0 million in 1999, $0.6 million in 2000, $0.1 million in 2001, none in 2002 and $50.0 million in 2003.

OTHER LONG-TERM LIABILITIES

IN THOUSANDS                                                1998        1997
----------------------------------------------------------------------------
Accrued postretirement benefits                       $   37,082  $   41,778
Accrued pension                                           35,004      30,019
Other                                                     19,305      17,993
                                                     -----------------------
  Other long-term liabilities                         $   91,391  $   89,790
                                                     =======================

OTHER INCOME - NET

IN THOUSANDS                                                1998        1997        1996
----------------------------------------------------------------------------------------
Gain on sale of marketable equity securities          $   28,244  $   27,678  $   20,197
Loss on disposition of fixed assets                       (2,441)     (5,031)     (1,844)
Other                                                     (8,214)     (6,742)     (5,469)
                                                     -----------------------------------
  Other income - net                                  $   17,589  $   15,905  $   12,884
                                                     ===================================


COMMITMENTS AND CONTINGENCIES
  The Company leases a portion of its capital equipment and certain of its facilities under operating leases that expire at various dates. Rental expense was $28.8 million in 1998, $27.4 million in 1997, and $25.3 million in 1996. In addition, the Company has long-term or minimum purchase agreements with various suppliers and vendors. The future minimum obligations under operating leases and other commitments having an initial or remaining noncancelable term in excess of one year as of May 30, 1998 were:

                                                       OPERATING
IN THOUSANDS                                              LEASES COMMITMENTS
----------------------------------------------------------------------------
1999                                                  $   20,032  $   16,121
2000                                                      14,902       9,262
2001                                                      10,300       4,232
2002                                                       7,208         334
2003                                                       5,439           -
Future years                                              15,068           -
                                                     -----------------------
  Total                                               $   72,949  $   29,949
                                                     =======================

  In the normal course of business, the Company and its subsidiaries are parties to various legal claims, actions and complaints, including matters involving patent infringement and other intellectual property claims. Although it is not possible to predict with certainty whether or not the Company and its subsidiaries will ultimately be successful in any of these legal matters or, if not, what the impact might be, the Company believes that disposition of these matters will not have a material adverse effect on the Company's financial position, results of operations, or cash flows.

SHAREHOLDERS' EQUITY
STOCK OPTION AND INCENTIVE COMPENSATION PLANS
  The Company has stock option plans for selected employees. There were 4,974,000 shares reserved for issuance under these plans at May 30, 1998. Under the terms of the plans, incentive stock options are granted at an option price not less than the market value at the date of grant. Nonqualified stock options may not be granted at less than 100% of the market value on the valuation date selected by the Board of Directors. Options granted prior to January 1, 1997, generally vest over four years and expire ten years from the date of grant. Most options granted after January 1, 1997, vest over two years and expire five years from the date of grant. There were 1,172 employees holding options at May 30, 1998.
                                   Page 29

  Additional information with respect to option activity is set forth below:

                          OUTSTANDING           EXERCISABLE
                     ---------------------  -------------------
                                  WEIGHTED             WEIGHTED
                     NUMBER OF     AVERAGE  NUMBER OF   AVERAGE
                     SHARES IN    EXERCISE  SHARES IN  EXERCISE
                     THOUSANDS       PRICE  THOUSANDS     PRICE
---------------------------------------------------------------
May 27, 1995             3,539         $17      1,302       $14
Granted                  1,470          30
Exercised                 (752)         15
Canceled                  (285)         23
---------------------------------------------------------------
May 25, 1996             3,972         $23      1,484       $17
Granted                  1,088          32
Exercised                 (975)         17
Canceled                  (212)         27
---------------------------------------------------------------
May 31, 1997             3,873         $26      1,428       $21
Granted                  1,149          40
Exercised               (1,093)         23
Canceled                  (405)         30
---------------------------------------------------------------
May 30, 1998             3,524         $31      1,509       $26
===============================================================

  The following table summarizes information about options outstanding and exercisable at May 30, 1998:

          OUTSTANDING                      EXERCISABLE
--------------------------------  -----------------------------
                        WEIGHTED
                         AVERAGE  WEIGHTED             WEIGHTED
RANGE OF  NUMBER OF    REMAINING   AVERAGE  NUMBER OF   AVERAGE
EXERCISE  SHARES IN  CONTRACTUAL  EXERCISE  SHARES IN  EXERCISE
  PRICES  THOUSANDS         LIFE     PRICE  THOUSANDS     PRICE
---------------------------------------------------------------
$  9-24         876    5.6 years       $20        716       $19
  25-30         821    7.7 years        29        316        28
  31-36         707    4.4 years        34        393        34
  37-40         280    4.2 years        40         76        40
  41-47         840    4.6 years        40          8        43
---------------------------------------------------------------
              3,524    5.5 years       $31      1,509       $26
===============================================================

  The Company accounts for stock options according to APB Opinion No. 25, "Accounting for Stock Issued to Employees." Under APB No. 25, no compensation expense is recognized in the Company's consolidated financial statements for employee stock options because the exercise price of the options equals the market price of the underlying stock on the date of grant. Alternatively, under the fair value method of accounting provided for by SFAS No. 123, "Accounting for Stock-Based Compensation," the measurement of compensation cost is based on the fair value of employee stock options at the grant date and requires the use of option pricing models to value the options. The weighted average estimated fair value of options granted during 1998, 1997 and 1996 was $12, $11 and $10 per share, respectively.
  The Company also has plans for certain executives and outside directors that provide stock-based compensation other than options. Under APB No. 25, compensation cost for these plans is measured based on the market price of the stock at the date the terms of the award become fixed. Under the fair value approach of SFAS No. 123, compensation cost is measured based on the market price of the stock at the grant date. The weighted average grant-date fair value of the shares granted under these plans during 1998, 1997 and 1996 was $41, $31 and $25 per share, respectively. The total shares granted under these plans and the compensation cost recognized in income were not material.
  The pro forma impact to both net earnings and earnings per share from calculating stock-related compensation cost consistent with the fair value alternative of SFAS No. 123 is indicated below:

                                                1998      1997     1996
                                         ------------------------------
Pro forma net earnings (in thousands)     $   74,520 $ 109,240 $ 97,015
Pro forma earnings
  per share -
    basic                                 $     1.48 $    2.21 $   1.95
    diluted                                     1.45      2.17     1.90

  The fair value of each option was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions:

                                                1998      1997     1996
                                         ------------------------------
Expected life (in years)                         3.0       5.0      5.0
Risk-free interest rate                          5.8%      6.3%     5.7%
Volatility                                      40.0%     35.2%    33.9%
Dividend yield                                   1.2%      1.3%     1.4%

  For purposes of the pro forma disclosures, the estimated fair value of the stock-based awards is amortized over the vesting period.
Because SFAS No. 123 is applicable only to awards granted after May
27, 1995, the pro forma effect will not be fully reflected until 1999. SHAREHOLDER RIGHTS AGREEMENT
  In August 1990, the Company's Board of Directors approved a shareholder rights agreement and declared a dividend of one right for each outstanding common share. Each right entitles the holder to purchase one one-thousandth of a share of no par preferred stock at an exercise price of $60, subject to adjustment. Generally, the rights become exercisable ten days after a person or group acquires or commences a tender offer that would result in beneficial ownership of 20% or more of the common shares. In addition, the rights become exercisable if any party becomes the beneficial owner of 10% or more of the outstanding common shares and is determined by the Board to be an adverse party. Upon the
                                   Page 30
occurrence of certain additional events specified in the shareholder rights agreement, each right would entitle its holder to purchase common shares of the Company (or, in some cases, a potential acquiring company) or other property having a value of twice the right's exercise price. The rights, which are not currently exercisable, expire in September 2000, but may be redeemed by action of the Board prior to that time, under certain circumstances, for $0.01 per right.

BENEFIT PLANS
PENSION AND POSTRETIREMENT BENEFIT PLANS
  The Company has defined benefit retirement plans covering most employees. The U.S. pension plan was amended in 1998, converting it from a final average pay plan to a cash balance plan. Under the new plan, an initial account was established for all participants who were active employees as of December 31, 1997. Beginning January 1, 1998, a specified percentage of eligible compensation will be credited to each participant's account. In addition, each participant's account will earn interest credits, based on the one-year Treasury Bill rate plus 0.5%. Upon separation from Tektronix, participating employees may choose to have their account balances paid to them in the form of a lump sum amount or as an annuity. As a result of this plan amendment, the pension benefit obligation was reduced by $38.9 million, which is being amortized as a reduction in pension expense over the average remaining service period of the active participants in the plan.
  For 1998, the Company increased the expected long-term rate of return assumption to reflect historical rates of return on plan assets. As a result of this change, pension expense in 1998 was reduced by $3.8 million. The retirement rate assumption was also revised to reflect actual demographic experience. As a result of this change, the pension benefit obligation as of May 30, 1998, was increased by $5.5 million. Finally, upon transition to the cash balance plan on January 1, 1998, the discount rate was reduced to reflect current market conditions. The impact of this change was to increase the pension benefit obligation by $63.9 million.
  The following tables provide information about changes in the benefit obligation and plan assets and the funded status of the Company's pension and postretirement benefit plans.

                                    PENSION BENEFITS          POSTRETIREMENT
                                                                    BENEFITS
IN THOUSANDS                        1998        1997        1998        1997
-----------------------------------------------------  ---------------------
CHANGE IN BENEFIT OBLIGATION
Beginning balance             $  495,945  $  512,270  $   15,070  $   16,952
 Service cost                     14,161      11,897         188         177
 Interest cost                    37,829      37,430       1,145       1,244
 Actuarial (gain) loss            68,544     (35,106)      1,252      (1,209)
 Plan amendments                 (38,882)     (3,527)          -           -
 CTE acquisition                   2,732           -           -           -
 Benefit payments                (25,036)    (22,934)     (1,711)     (2,094)
 Other adjustments                (1,565)     (4,085)          -           -
                             -----------------------------------------------
Ending balance                   553,728      495,945     15,944      15,070
                             ===============================================
CHANGE IN FAIR VALUE OF PLAN ASSETS
Beginning balance                474,222      402,715          -           -
 Actual return                    86,512       55,611          -           -
 Employer contributions            4,379       41,437          -           -
 Benefit payments                (25,036)     (22,934)         -           -
 Other adjustments                (1,349)      (2,607)         -           -
                             -----------------------------------------------
Ending balance                   538,728      474,222          -           -
                             ===============================================
Net unfunded status of the plan   15,000       21,723     15,944      15,070
Unrecognized initial net
 asset (obligation)                 (124)       1,735          -           -
Unrecognized prior service cost   46,320        9,834     16,026      18,697
Unrecognized net gain (loss)     (37,414)      (8,141)     9,112      11,110
                             -----------------------------------------------
 Net liability recognized     $   23,782  $    25,151 $   41,082  $   44,877
                             ===============================================

 The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for certain non-U.S. plans with accumulated benefit obligations in excess of plan assets were $18.7 million, $17.2 million and zero, respectively, for 1998, and $15.2 million, $13.1 million and zero, respectively, for 1997.
                                   Page 31
 Assumptions used in the accounting for the Company's pension and postretirement benefit plans were:

ASSUMPTIONS ON A WEIGHTED
AVERAGE BASIS                                   1998        1997        1996
----------------------------------------------------------------------------
PENSION BENEFITS
Discount rate                                   7.0%        7.8%        7.6%
Rate of compensation increase                   3.7%        3.8%        3.8%
Expected return on plan assets                 10.9%       10.2%        9.3%

POSTRETIREMENT BENEFITS
Discount rate                                   7.3%        8.0%        7.8%
Rate of compensation increase                   3.8%        3.8%        3.8%

  Effective July 1, 1998, the Company replaced its self-funded indemnity health plan for retirees with an insured indemnity plan. Accordingly, the assumed health care cost trend rates used to measure the expected cost of benefits were adjusted to reflect the terms of the new plan. As a result, the annual rate of change in the cost of health care benefits for 1999 under the new indemnity plan was assumed to be a decrease of 14.3% for participants under the age of 65 and an increase of 4.7% for participants age 65 and over. These rates were assumed to increase to 13.5% and 16.0%, respectively, for 2000 and 2001, and then were assumed to decrease gradually until they reach an ultimate rate of 5.3% and 5.5%, respectively, in 2007. For the existing retiree HMO plans, the rate of increase in the cost of health care benefits was assumed to be 9.8% for 1999, decreasing gradually to a rate of 5.3% in 2004 and remaining at that level thereafter. A 1% change in these assumptions would not have a material effect on either the postretirement benefit obligation at May 30, 1998, or the benefit credit reported for 1998.
  The components of net pension benefit cost and postretirement benefit credit recognized in income were:

IN THOUSANDS                                    1998        1997        1996
----------------------------------------------------------------------------
PENSION BENEFITS
Service cost                              $   14,161  $   12,084  $    9,469
Interest cost                                 37,829      37,627      37,414
Expected return on plan assets               (48,634)    (39,335)    (33,574)
Amortization of transition asset              (2,059)     (1,858)     (1,835)
Amortization of prior service cost            (2,209)       (740)       (780)
Recognized net loss                            1,792       2,655         999
Other benefit plans                            1,992       1,327       1,454
                                         -----------------------------------
  Net benefit cost                        $    2,872  $   11,760  $   13,147
                                         ===================================
POSTRETIREMENT BENEFITS
Service cost                              $      188  $      177  $      168
Interest cost                                  1,145       1,244       1,359
Amortization of prior service cost            (2,671)     (2,671)     (2,671)
Recognized net gain                             (747)       (631)       (714)
                                         -----------------------------------
  Net benefit credit                      $   (2,085) $   (1,881) $   (1,858)
                                         ===================================

EMPLOYEE SAVINGS PLAN
  The Company has an employee savings plan that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Participating U.S. employees may defer up to 15% of their compensation, subject to certain regulatory limitations. Employee contributions are invested, at the employees' direction, among a variety of investment alternatives. The Company's matching contribution, which was previously invested entirely in Company stock, was increased from 3% to 4% of compensation effective January 1, 1998, and may now be invested in any one of the 401(k) plan funds. In addition, the Company contributes Company stock to the plan for all eligible employees equal to 2% of compensation. The Company's total contributions were approximately $16.4 million in 1998, $14.2 million in 1997, and $12.1 million in 1996.

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

FOREIGN EXCHANGE RISK MANAGEMENT
  The Company uses foreign exchange contracts to hedge its exchange rate risks. At the end of 1998 and 1997, the notional amounts of the Company's outstanding contracts were $127.4 million and $113.6 million, respectively. Generally, these contracts have maturities that do not exceed one year and require the Company to exchange foreign currencies for U.S. dollars at maturity. The purpose of the Company's hedging activities is to reduce the risk that the eventual cash flows of the underlying assets, liabilities and firm commitments will be adversely affected by changes in exchange rates. The deferred gains or losses attributable to foreign exchange contracts are not material.
                                   Page 32
FAIR VALUE OF FINANCIAL INSTRUMENTS
  For short-term financial instruments, including cash and cash equivalents, accounts receivable, short-term debt, accounts payable and accrued compensation, the carrying amount approximates the fair value because of the immediate or short-term nature of those instruments. The fair value of marketable equity securities is based on quoted market prices at the reporting date. The fair value of long-term debt is estimated based on quoted market prices for similar instruments or by discounting expected cash flows at rates currently available to the Company for instruments with similar risks and maturities. The differences between the fair values and carrying amounts of the Company's financial instruments, including derivatives, at May 30, 1998, and May 31, 1997, were not material.

CONCENTRATIONS OF CREDIT RISK
  Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable. The risk is limited due to the large number of entities comprising the Company's customer base and their dispersion across many different industries and geographies. At May 30, 1998, the Company had no significant concentrations of credit risk.

INCOME TAXES
  The components of earnings before taxes on a geographical basis are contained in the "Business Segments" note. The provision for income taxes consisted of:

IN THOUSANDS                                                1998        1997        1996
----------------------------------------------------------------------------------------
Current:
  Federal                                             $   30,979  $   21,457  $    9,104
  State                                                    5,060       3,742       1,961
  Non-U.S.                                                10,826       7,854      10,789
                                                     -----------------------------------
                                                          46,865      33,053      21,854
Deferred:
  Federal                                                   (180)     15,921      16,363
  State                                                     (460)      2,015       3,338
  Non-U.S.                                                (5,696)      3,028       1,125
                                                     -----------------------------------
                                                          (6,336)     20,964      20,826
                                                     -----------------------------------
    Total provision                                   $   40,529  $   54,017  $   42,680
                                                     ===================================

  The provisions differ from the amounts that would result by applying the U.S. statutory rate to earnings before taxes. A reconciliation of the difference is:

IN THOUSANDS                                                1998        1997        1996
----------------------------------------------------------------------------------------
Income taxes based on U.S. statutory rate             $   42,985  $   59,081  $   49,793
Foreign sales corporations                                (6,391)     (5,935)     (4,565)
Change in beginning of year valuation allowance             (505)     (3,824)     (5,526)
State income taxes, net of U.S. tax                        2,990       3,742       3,445
Other - net                                                1,450         953        (467)
                                                      ----------------------------------
    Total provision                                   $   40,529  $   54,017  $   42,680
                                                      ==================================

  Tax benefits of $7.8 million, $5.6 million and $5.0 million associated with the exercise of employee stock options were credited to common stock in 1998, 1997 and 1996, respectively.
  Net deferred tax assets and liabilities are included in the following consolidated balance sheet accounts:

IN THOUSANDS                                                1998        1997
----------------------------------------------------------------------------
Other current assets                                  $   52,434  $   43,106
Deferred tax assets                                       25,102      12,540
                                                     -----------------------
  Net deferred tax assets                             $   77,536  $   55,646
                                                     =======================

  The temporary differences and carryforwards that give rise to deferred tax assets and liabilities were as follows:

IN THOUSANDS                                                1998        1997
----------------------------------------------------------------------------
Deferred tax assets:
  Reserves and other liabilities                      $   43,179  $   41,858
  Accrued postretirement benefits                         16,022      17,502
  Accumulated depreciation                                 9,162       9,918
  Intangibles                                              8,271           -
  AMT and foreign tax credit carryforwards                 8,243      14,088
  Restructuring costs and separation programs              7,463           -
  Accrued pension liability                                6,632       6,289
  Net operating losses of non-U.S. subsidiaries            5,324      10,432
                                                     -----------------------
    Gross deferred tax assets                            104,296     100,087
  Less valuation allowance                                (2,600)     (3,105)
                                                     -----------------------
    Deferred tax assets                                  101,696      96,982
                                                     -----------------------
Deferred tax liabilities:
  Software development costs                             (19,167)    (17,464)
  Unrealized gains on marketable equity securities        (4,993)    (22,092)
  Unamortized LIFO reserve                                     -      (1,780)
                                                     -----------------------
    Deferred tax liabilities                             (24,160)    (41,336)
                                                     -----------------------
    Net deferred tax assets                           $   77,536  $   55,646
                                                     =======================

  At May 30, 1998, there were no unused foreign tax credit carryovers. There were $8.2 million of alternative minimum tax (AMT) credits that can be carried forward indefinitely.
                                   Page 33

QUARTERLY FINANCIAL DATA (UNAUDITED)
  In the opinion of management, this unaudited quarterly financial summary includes all adjustments necessary to present fairly the results for the periods represented (in thousands, except per share amounts):

                                            AUG. 30,    NOV. 29,    FEB. 28,     MAY 30,
QUARTER ENDED                                   1997        1997        1998        1998
----------------------------------------------------------------------------------------
Net sales                                 $  481,274  $  529,046  $  517,570  $  557,912
Gross profit                                 201,273     191,995     224,854     247,205
Operating income (loss)                       38,317     (32,932)     48,599      61,317
Earnings (loss) before taxes                  39,874     (31,667)     51,106      63,501
Net earnings (loss)                           26,716     (21,217)     34,241      42,545
Basic earnings (loss) per share           $     0.53  $    (0.42) $     0.68  $     0.84
Diluted earnings (loss) per share               0.52       (0.42)       0.67        0.83
Average shares outstanding -
  basic                                       50,303      50,546      50,483      50,452
  diluted                                     51,442      50,546      51,408      51,413
Dividends per share                       $     0.10  $     0.12  $     0.12  $     0.12
Common stock prices:
  High                                    $    43.50  $    46.42  $    46.25  $    48.19
  Low                                          36.42       37.08       35.56       36.06

                                            AUG. 31,    NOV. 30,     MAR. 1,     MAY 31,
QUARTER ENDED                                   1996        1996        1997        1997
----------------------------------------------------------------------------------------
Net sales                                 $  440,115  $  477,166  $  478,886  $  543,915
Gross profit                                 191,272     199,762     205,233     236,460
Operating income                              32,874      38,452      41,255      52,427
Earnings before taxes                         33,405      38,905      42,297      54,195
Net earnings                                  22,715      26,456      28,762      36,852
Basic earnings per share                  $     0.46  $     0.54  $     0.58  $     0.74
Diluted earnings per share                      0.45        0.53        0.57        0.72
Average shares outstanding -
  basic                                       49,149      49,287      49,616      49,973
  diluted                                     49,888      50,125      50,409      51,006
Dividends per share                       $     0.10  $     0.10  $     0.10  $     0.10
Common stock prices:
  High                                    $    29.92  $    32.67  $    34.83  $    39.83
  Low                                          23.92       24.67       31.59       32.25

  The Company's common stock is traded on the New York and Pacific Stock Exchanges. There were 3,880 shareholders of record at June 24, 1998. The market prices quoted above are the composite prices reported by The Wall Street Journal rounded to full cents per share.
  Dividends are paid at the discretion of the Board of Directors dependent upon their judgment of the Company's future earnings, expenditures and financial condition.
  All share and per share amounts have been restated to give effect to the three-for-two stock split effective October 31, 1997.
                                   Page 34