Form 10-K, Exhibit 13
period 1999-05-29
TEKTRONIX INC
filed 1999-08-26
CIK 96879

Financial Highlights


DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS
FOR THE YEARS ENDED                                       MAY 29,1999      MAY 30,1998      MAY 31,1997
-------------------------------------------------------------------------------------------------------
Net sales                                                 $ 1,861,490      $ 2,085,802      $ 1,940,082

     Measurement                                              844,882          962,858          852,827
     Color Printing and Imaging                               725,354          728,697          638,456
     Video and Networking                                     291,254          394,247          448,799

     United States                                            946,036        1,077,649        1,027,294
     International                                            915,454        1,008,153          912,788

Operating margin                                                 (3.7)%            5.5%             8.5%
Return on equity                                                 (7.3)%           10.6%            15.9%
Net earnings (loss)                                       $   (51,161)     $    82,285      $   114,785
Basic earnings (loss) per share                           $     (1.07)     $      1.63      $      2.32
Diluted earnings (loss) per share                               (1.07)            1.60             2.29
Dividends per share                                              0.48             0.46             0.40

Management Review

GENERAL
Tektronix, Inc. (Tektronix or the Company) operates in three major business divisions: Measurement, Color Printing and Imaging, and Video and Networking, as well as in five major geographies: the United States; Europe; the Americas, including Mexico, Canada and South America; the Pacific, excluding Japan; and Japan. The Measurement division derives revenue principally through the development and marketing of seven key product groups: oscilloscopes, signal sources, probing solutions, digital systems development products, handheld communication test instruments, and video and audio test instruments. The Color Printing and Imaging division derives revenue principally through the development and marketing of color printers and supplies. The Company's color printer technologies include solid ink and color laser. The Video and Networking division derives revenue principally through the development and marketing of digital storage products, production switchers, digital picture manipulators, routing switchers, linear editing systems, on-air master control solutions and video transmission products. All three divisions also derive revenue through providing support services for products sold worldwide.

In June 1999, the Company's Board of Directors unanimously approved a plan that is intended to result in the formation of two separate publicly traded companies. One company will be comprised of the current Measurement division, and the other will be comprised of the current Color Printing and Imaging division. Management believes that this plan will enable each business to pursue its optimal long-term strategy without the limitations necessarily imposed by a larger, more diverse company. The new measurement company will retain the Tektronix name and be headquartered in Beaverton, Oregon. The new color printing and imaging company, which has not yet been named, will be headquartered in Wilsonville, Oregon. Tektronix is considering an initial public offering (IPO) for approximately 15% of the new color printing and imaging company prior to the end of fiscal year 2000. Subject to the successful completion of an IPO and receipt of a favorable tax ruling from the Internal Revenue Service, the remaining shares will be distributed, on a tax-free basis, to Tektronix shareholders at some time after the offering. Although the Company expects that the separation of the businesses will have no significant impact on employment levels, execution of this plan may result in future non-recurring charges. Such amounts cannot be estimated at this time.

Management also announced in June 1999 that the Company intends to sell or secure a strategic alliance for its Video and Networking division, excluding the VideoTele.com product family. The VideoTele.com product family merged into the Measurement division effective May 30, 1999. Prior to the sale or strategic alliance of Video and Networking, the division plans to consolidate many functions in order to allow for improved profitability at lower revenue levels. During the first quarter of fiscal year 2000, Video and Networking plans to take the following actions: consolidate all manufacturing and customer support activities at the Grass Valley site; move administrative functions, including sales operations, information systems, finance, and human resources, to Grass Valley; form two focused marketing teams tied to the Profile and Grass Valley product lines; and combine the U.S. sales operation into one function.

RESULTS OF OPERATIONS

OVERVIEW
Tektronix recognized a net loss for 1999 of $51.2 million, or $1.07 per diluted share, while 1998 net earnings were $82.3 million, or $1.60 per diluted share, and 1997 net earnings were $114.8 million, or $2.29 per diluted share. The fiscal year 1999 net loss reflects pre-tax non-recurring charges of $120.5 million, including net restructuring charges of $110.6 million and net other non-recurring charges of $9.9 million for related actions. Fiscal year 1998 net earnings include pre-tax non-recurring charges of $79.0 million related to the $60.0 million restructuring of the Video and Networking division, $17.0 million of acquired in-process research and development (IPR&D) and $2.0 million of severance costs associated with the acquisition of Siemens' Communications Test Equipment GmbH (CTE). Excluding the non-recurring charges, 1999 net earnings would have been $30.8 million or $0.64 per diluted share, while 1998 net earnings would have been $135.2 million or $2.63 per diluted share.

Results of operations, excluding non-recurring charges and as reported, for the fiscal year ended May 29, 1999 were as follows:

                                                                    EXCLUDING NON-    NON-RECURRING     RESULTS AS
IN THOUSANDS, EXCEPT PER SHARE AMOUNTS                          RECURRING CHARGES           CHARGES       REPORTED
------------------------------------------------------------------------------------------------------------------
Net sales                                                             $ 1,866,610       $    (5,120)   $ 1,861,490
Cost of sales                                                           1,125,485            25,767      1,151,252
                                                                      -----------       -----------    -----------
     Gross profit (loss)                                                  741,125           (30,887)       710,238

Research and development expenses                                         200,636             4,019        204,655
Selling, general and administrative expenses                              479,911               803        480,714
Equity in business ventures' loss                                           9,230                 -          9,230
Non-recurring charges                                                           -            84,780         84,780
                                                                      -----------       -----------    -----------
     Operating income (loss)                                               51,348          (120,489)       (69,141)
Interest expense                                                           15,712                 -         15,712
Other income - net                                                          9,616                 -          9,616
                                                                      -----------       -----------    -----------
     Earnings (loss) before taxes                                          45,252          (120,489)       (75,237)
Income tax expense (benefit)                                               14,481           (38,557)       (24,076)
                                                                      -----------       -----------    -----------
        Net earnings (loss)                                           $    30,771       $   (81,932)   $   (51,161)
                                                                      ===========       ===========    ===========
Basic earnings (loss) per share                                       $      0.65       $     (1.72)   $    (1.07)
Diluted earnings (loss) per share                                            0.64             (1.71)        (1.07)
Average shares outstanding - basic                                         47,700            47,700        47,700
Average shares outstanding - diluted                                       48,032            48,032        47,700

NON-RECURRING CHARGES
In the second quarter of fiscal year 1999, the Company announced and began to implement a series of actions intended to align worldwide operations with current market conditions and to improve the profitability of its operations. The Company expects that, when fully implemented, these actions will reduce ongoing annual costs by approximately $70.0 million. The actions include a net reduction of approximately 15% of the Company's worldwide workforce, the exit from certain facilities and the streamlining of product and service offerings. Management expects that the majority of the actions will be completed by the end of the second quarter of fiscal year 2000 and expects to require $52.6 million in cash to be used in connection with actions not yet completed, primarily for severance and lease cancellations.

Major actions can be summarized by each of the three business divisions. Measurement's service business is being consolidated from several depots in the United States and Europe into two depots in each of these geographies. This consolidation will result in headcount reduction and the write-down and disposal of redundant inventory. These actions are in process and will be completed in the first quarter of fiscal year 2000. Measurement closed the Bend, Oregon, manufacturing facility during the third quarter of 1999 and consolidated that process into its Beaverton, Oregon, facilities. This action resulted in headcount reduction and lease settlements. Measurement reduced headcount throughout the division, primarily in manufacturing, and will continue to reduce headcount through the first quarter of fiscal year 2000. During the year, Color Printing and Imaging discontinued three product lines - wide format, dye sublimation and B-size solid ink. This action resulted and will continue to result in write-offs of disposed inventory through the first quarter of fiscal year 2000. Color Printing and Imaging also reduced headcount throughout the division, primarily in manufacturing during the third and fourth quarters of 1999. During 1999, Video and Networking discontinued development, manufacturing, and sales of non-linear digital editing products sold under the Lightworks name. This decision resulted in headcount reduction, write-offs of disposed inventory, incremental sales returns and bad debts, and costs to fulfill commitments to deliver software enhancements on previously sold product. Additional write-offs of disposed inventory will be completed by the end of the first quarter of fiscal year 2000. Outside of the divisions, selective involuntary terminations have occurred and will occur throughout corporate functions and in the Company's foreign subsidiaries through the second quarter of fiscal year 2000.

The Company recorded pre-tax non-recurring charges of $125.7 million to account for these actions, including restructuring charges of $115.8 million and other non-recurring charges of $9.9 million for related actions. The non-recurring charges include a $5.1 million charge to sales for expected returns of discontinued products and $27.1 million in charges to cost of sales for the write-off of excess inventory resulting from discontinued product lines and consolidation of service centers worldwide. Combined, these two charges resulted in a decrease in gross profit of $32.2 million. Also included in the non-recurring charges are $4.0 million in research and development expense to complete customer committed software upgrades in discontinued product lines, $0.8 million in charges to bad debt expense for doubtful accounts with balances related to discontinued products, $56.9 million in severance expense related to employee separation, $14.8 million in charges to facilities for lease cancellation fees and $17.0 million in charges to long-term assets associated with discontinued product lines. The $9.9 million of other non-recurring charges for actions related to the restructuring consist of the charge to sales, the charge to research and development, and the charges to bad debt expense, while the remaining charges comprise the $115.8 million in restructuring charges.

In the second quarter of fiscal year 1998, the Company announced and began to implement a restructuring plan designed to return the Video and Networking division to profitable growth and recorded a pre-tax reserve of $60.0 million to account for these actions. The plan provided for headcount reduction and the discontinuation of certain products within the Lightworks and Grass Valley product lines, as well as the discontinuation of the Network Displays business. During 1999, it was determined that $4.1 million of this reserve would not be needed, and as such, the amount was reversed to the locations of the original charges in the Consolidated Statement of Operations. The original plan anticipated closing the Network Displays business and provided reserves for employee severance and inventory disposals. During the third quarter of 1999, the Network Displays business was sold, resulting in less severance and inventory disposals than originally planned. The $4.1 million includes $4.3 million and $1.3 million in excess reserves for severance and inventory write-offs, respectively, that were reversed, net of additional reserves recorded of $0.7 million for lease cancellation fees and $0.8 million for miscellaneous payables. As of May 29, 1999, the implementation of this plan was substantially complete.

Also in the second quarter of fiscal year 1998, the Company expensed $17.0 million for the acquisition of IPR&D and $2.0 million in severance costs associated with the acquisition of CTE. During the third quarter of 1999, it was determined that $1.1 million of this $2.0 million severance reserve for CTE would not be needed, as originally anticipated, because certain employees who were to be terminated left the Company voluntarily, without receiving severance benefits. Accordingly, such amount was reversed to non-recurring charges.

NET SALES AND ORDERS
Net sales for 1999 were $1.862 billion, an 11% decrease from sales of $2.086 billion in 1998. Sales were down in all geographies except Europe, which posted modest increases over 1998. The United States and Japan experienced the largest declines, down 12% or $131.6 million and 37% or $50.4 million, respectively. The decline in sales to the United States can be attributed mainly to lower Measurement and Video and Networking sales. Sales to Japan decreased across all business divisions, primarily due to the effects of the Asian economic crisis. Net sales for 1998 were 8% higher than sales of $1.940 billion for 1997. Sales for 1998 were up over 1997 in all geographies, with the United States and Europe experiencing the largest increases, up 5% or $50.4 million and 9% or $43.5 million, respectively.

The following table summarizes the Company's net sales for the last three years by its three business divisions:

IN THOUSANDS                                       1999         1998         1997
---------------------------------------------------------------------------------
Measurement                                   $ 844,882    $ 962,858    $ 852,827
Color Printing and Imaging                      725,354      728,697      638,456
Video and Networking                            291,254      394,247      448,799

Measurement sales for 1999 were $844.9 million, down 12% or $118.0 million from sales for 1998. The decline was realized across all geographies, except Europe, which posted modest increases over 1998. The largest decline was realized in sales to the United States, down 17% or $81.8 million, with an additional decline in Japan, down 34% or $31.0 million. With respect to products, most of the sales decline was in wireless communication test equipment and general-purpose equipment such as oscilloscopes and logic analyzers. These declines reflect the effects of the Asian economic crisis, including its effects on other regions of the world, and softness in the semiconductor industry throughout the first half of the year. Measurement sales for 1998 were 13% higher than for 1997, driven by sales of logic analyzers and telecommunications test products, including those from CTE.

Although Measurement sales were down each quarter of 1999 from sales for corresponding quarters of 1998, the business finished the year with a strong fourth quarter. Sales of $230.6 million for the fourth quarter of 1999 were 12% to 14% higher than sales realized in each of the first three quarters of the year, with significant growth in the Pacific as this region shows signs of recovery. This level of sequential growth did not occur at the end of 1998. Fourth quarter sales for 1998 were $247.3 million, up 0% to 9% over sales for each of the first three quarters of the year.

Color Printing and Imaging sales were $725.4 million for 1999, down slightly from sales of $728.7 million for 1998. Sales to Europe increased 8% or $17.8 million, year over year, while sales to all other regions declined. First and second quarter sales were flat or declined from sales for respective quarters in 1998, due mainly to cautionary capital spending and significantly lower average selling prices. Sales for the third and fourth quarters of 1999, however, were up 8% and 5%, respectively, over sales for corresponding periods in 1998. This late-year growth was caused by an increase in unit sales of 59% and 50% for the third and fourth quarters, respectively, over unit sales for corresponding periods in 1998. This unit growth was generated by positive market response to printer products introduced during the second quarter of 1999. Sales did not increase proportionate to unit growth due to a significant decrease in the average selling price of its printers. Sales for 1998 increased 14% over 1997, due to positive market response to three new printers introduced during the year and increased sales of printing supplies.

Video and Networking sales were $291.3 million in 1999, down 26% or $103.0 million from sales for 1998. The decline in sales was realized across all geographies and nearly all product lines as a result of the Company's divestiture of the Network Displays business, discounting actions taken in response to intense competition and market softness in the broadcast industry. Divestiture of the Network Displays business accounted for approximately 44% or $44.8 million of the sales decline.

Although Video and Networking sales were down each quarter of 1999 from those for corresponding quarters of 1998, this division also finished the year with a strong fourth quarter showing sequential growth of a magnitude greater than in 1998. Sales of $96.0 million for the fourth quarter of 1999 were 37% to 68% higher than those realized in each of the first three quarters of the year, compared to fourth quarter sales of $106.9 million in 1998, up 9% to 14% over sales for each of the first three quarters of the respective year. In 1998, sales decreased 12% from sales for 1997 to $394.2 million due to a reduction in product offerings as well as general weakness in the broadcast market.

Orders for 1999 were $1.760 billion, a decrease of 8% from orders of $1.912 billion for 1998. The United States and Japan experienced the largest declines, down 9% or $89.9 million and 35% or $40.7 million, respectively. Measurement experienced the largest declines in orders from these regions. Overall orders in 1997 were $1.829 billion.

Measurement orders for 1999 were $786.6 million, down 9% or $74.3 million from orders of $860.9 million for 1998. The decline was realized across all geographies except Europe, which posted an order increase of 9% or $17.0 million for the year. The most significant order declines were realized in the United States and Japan. Measurement experienced year over year order declines of 12% or $50.7 million and 33% or $26.6 million, respectively, from these regions. Orders for 1997 were $795.2 million.

Color Printing and Imaging orders for 1999 were $708.8 million, up 3% from orders of $687.3 million for 1998. Orders from Japan declined 30% or $5.5 million, while orders from all other regions increased. Orders for 1997 were $607.5 million.

Video and Networking orders for 1999 were down 27% or $99.0 million to $264.9 million from $363.9 million in 1998. The decline in orders was realized across all geographies and nearly all product lines as a result of the Company's divestiture of the Network Displays business, discounting actions taken in response to intense competition and market softness in the broadcast industry. Orders in 1997 were $426.4 million.

OPERATING COSTS AND EXPENSES
The Company's gross profit decreased 18% or $155.1 million from 1998 to $710.2 million as a result of declining sales and lower margins. As a percentage of net sales, gross profit decreased from 41.5% to 38.2%.

Excluding non-recurring charges, gross profit decreased 18% or $162.7 million, and gross profit as a percentage of sales decreased from 43.3% to 39.7%. Measurement gross margin remained consistent with the prior year, while Color Printing and Imaging and Video and Networking margins declined. Color Printing and Imaging gross margin decreased mainly due to significantly lower sales prices on printer products and higher costs of components purchased from Japanese vendors. Video and Networking gross margin decreased due to discounting actions taken in response to intense competition, as well as the impact of certain fixed costs of sales on lower sales volume. As a percentage of net sales, gross profit decreased in 1998 from 42.9% in 1997, due mainly to non-recurring charges.

Operating expenses were $779.4 million, up 4% or $29.4 million from $750.0 million in 1998, due mainly to an increase in non-recurring charges and loss on investments accounted for under the equity method, partly offset by a decrease in selling, general and administrative expenses. Non-recurring charges were $44.3 million greater than those incurred in 1998, while loss on investments accounted for under the equity method increased $11.7 million. Selling, general and administrative expenses were $480.7 million, a decrease of 6% or $28.0 million from 1998 as a result of restructuring and other cost-cutting actions taken by the Company. Selling, general and administrative expenses were $481.1 million in 1997. Despite lower sales in 1999, the Company continued to invest in engineering activities. Research and development expenses were $204.7 million, or 11.0% of net sales, in 1999 and $203.3 million and $188.2 million in 1998 and 1997, respectively, or 9.7% of net sales in both years. Management expects that, when fully implemented, restructuring actions will reduce ongoing annual operating costs by approximately $70.0 million.

Interest expense increased 56% to $15.7 million due to an increase in short-term debt balances in 1999. Interest expense was $10.1 million in 1998, 17% less than $12.1 million in 1997.

Other income was $9.6 million in 1999, compared with $17.6 million in 1998 and $15.9 million in 1997. The current year decline primarily reflected $20.5 million less in gains realized on the sale of equity securities in other companies, offset in part by $14.6 million more in gains on the sale of fixed assets. The Company continues to hold insignificant equity positions that it intends to liquidate over time.

Income taxes decreased significantly from expense of $40.5 million in 1998 to benefit of $24.1 million in 1999 as a result of the current year loss before taxes. The Company's effective tax rate for 1999 was 32%, compared to 33% in 1998 and 32% in 1997.

FINANCIAL CONDITION

LIQUIDITY AND CAPITAL RESOURCES
Cash flows from operating activities and borrowing capacity are expected to be sufficient to fund operations and capital expenditures through May 2001. The Company expects that cash payments required to carry out the remaining restructuring activities will be approximately $52.6 million. If the Company is successful in selling the Video and Networking division, any proceeds may be used to pay down outstanding debt or for other corporate purposes. At May 29, 1999, the Company maintained bank credit facilities totaling $310.0 million, of which $187.7 million was unused. Unused facilities include $151.2 million in lines of credit and $36.5 million under a revolving credit agreement from United States and foreign banks. Additional details, including maturity dates of agreements, are included under "Short-term and Long-term Debt" in the Notes to Consolidated Financial Statements.

BALANCE SHEET
The Company realized a decrease in working capital of 44% or $176.3 million from the end of 1998. Current assets decreased $41.4 million during the year, with cash and cash equivalents decreasing $80.8 million, accounts receivable decreasing $33.1 million, inventory increasing $46.6 million, and other current assets increasing $25.8 million. The decrease in cash and cash equivalents, combined with the increase in short-term debt of $110.3 million, total approximately $191.1 million of net cash consumed year to date. Cash requirements included the repurchase of approximately 3.6 million common shares for $85.5 million, capital expenditures of $107.5 million, dividends of $22.9 million, severance of $20.8 million, and other operating, investing and financing requirements. Accounts receivable decreased since the end of 1998 due to a general decrease in sales during the period. Average days sales outstanding for the year improved from 51.1 days in 1998 to 47.3 days in 1999. Inventory increased mainly as a result of significant purchases made in order to take advantage of vendor discounts and the ramp-up of components and finished goods related to new printer products introduced during the year. Other current assets increased primarily from an increase in net current tax benefits due to timing differences on taxes related to restructuring actions, payment of taxes on 1998 net earnings, and the tax benefit related to the net loss realized for the fiscal year.

Current liabilities increased $134.8 million during 1999, with an increase in short-term debt of $110.3 million, an increase in accounts payable of $29.5 million, and an increase in deferred revenue of $4.9 million, offset in part by a decrease in accrued compensation of $9.8 million. Accounts payable increased as a result of increased inventory levels, current liabilities associated with non-recurring charges and the Company's ability to negotiate more favorable payment terms with a major supplier. Deferred revenue increased due to an increase in service agreements associated with sales. Accrued compensation decreased due to lower headcount and lower accruals for incentives, offset in part by the restructuring reserve for severance.

Other long-term assets decreased $36.9 million from the sale of investments, a slight decline in the market values of remaining investments held for sale, and the recognition of losses on investments accounted for under the equity method. Shareholders' equity decreased by $163.4 million from the end of 1998, due to the net loss of $51.2 million, dividends of $22.9 million, a net decrease of $80.3 million in common stock, a $9.3 million decrease in unrealized holding gains and a $0.3 million increase in the accumulated currency translation adjustment. Common stock decreased due to the repurchase of common shares offset by shares issued to employees through stock options and stock awards. The decrease in unrealized holding gains resulted principally from the sale of marketable equity securities.

FINANCIAL MARKET RISK MANAGEMENT
The Company is exposed to financial market risks, including interest rate, equity price, and foreign currency exchange rate risks. Tektronix is exposed to interest rate risk primarily through its use of short-term and long-term borrowings to finance operations. A hypothetical 1% fluctuation in interest rates would not have a material adverse effect on the Company's financial position, results of operations or cash flows. The Company is exposed to equity price risk primarily through its mar-ketable equity securities portfolio. A hypothetical 20% decline in equity prices of such securities would not have a material adverse effect on the Company's financial position, results of operations or cash flows. The Company has not entered into any hedging programs to mitigate interest rate or equity price risks.

The Company is exposed to foreign currency exchange rate risk primarily through transactions and commitments denominated in foreign currencies. The Color Printing and Imaging division, in particular, is a party to a high volume of Japanese Yen-denominated purchases. The Company utilizes natural hedges as well as derivative financial instruments, primarily forward foreign currency exchange contracts, to mitigate this risk. The Company's policy is to only enter into derivative transactions when the Company has an identifiable exposure to risk, thus not creating additional foreign currency exchange rate risk. A hypothetical 20% adverse change in foreign currency exchange rates would not have a significant effect on the Company's financial position, results of operations or cash flows.

FUTURE ACCOUNTING CHANGES
In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." The new statement will require recognition of all derivatives as either assets or liabilities on the balance sheet at fair value. The new statement is effective for fiscal year 2002, but early adoption is permitted. Management has not yet completed an evaluation of the effect this standard will have on the Company's consolidated financial statements.

YEAR 2000 UPDATE
Tektronix, Inc.'s Year 2000 Program (Program) is proceeding as planned. The Program is addressing the issue of computer programs and embedded computer chips being unable to distinguish between the year 1900 and the year 2000. To improve access to business information through common, integrated computing systems across the Company, Tektronix began a worldwide business systems replacement program with an enterprise system that uses programs primarily from Oracle Corporation. This new enterprise system makes substantially all of the Company's business computer systems year 2000 ready, and is now fully installed. Other information technology projects have not been delayed due to the implementation of the Year 2000 Program.

Program

Tektronix' Program is divided into three major sections: (1) infrastructure (information, logistics and other technology used in the Company's business, including hardware and software, which is sometimes referred to as IT); (2) products (hardware and software products delivered to customers); and (3) external suppliers and providers (vendors, manufacturers and suppliers to the Company). The general phases common to all sections are: (1) identification and prioritization of various systems through an extensive inventory of all items used throughout the Company including customer products and services and material third party manufacturers, suppliers and vendors; (2) remediation of material systems through replacement or updates; (3) testing, including the sending, receiving and processing of various information types to ensure ongoing functionality, integrity and accuracy; and (4) contingency planning to establish alternate solutions for any material systems determined not to be year 2000 compliant. Material items are those believed by the Company to have a risk involving the safety of individuals or that may cause damage to property or the environment, or affect the continuation of business activities or materially affect revenues.

The identification and prioritization phase of the Program is complete. Although the remediation and testing phases of the Program will continue through the end of the calendar year, these phases were substantially complete as of May 29, 1999, with the exception that external suppliers continue to be evaluated, as discussed below. Evaluation of suppliers, as well as contingency planning for all three sections, is in process and is scheduled for substantial completion by September 1999.

The Company's products that are not year 2000 ready have been identified, and as a part of the remediation phase of the Program, the Company has determined to what extent upgrades will be made available to make non-compliant products ready. Product remediation is now substantially complete. All newly introduced products will be year 2000 ready. The Company maintains a website for customers to review product readiness, including product upgrades, customer-serviceable fixes, and non-compliant products for which upgrades will not be available.

The Company is in the process of assessing whether products or services provided by external suppliers will be interrupted as a result of their failure to address the year 2000 problem. To determine their preparedness, the Company has joined the High Tech Consortium, LLC (HTC). This is a consortium of approximately 15 other high technology companies, organized for the purpose of assessing the readiness of common or shared suppliers. HTC has developed an assessment methodology for suppliers. The supplier certification process includes written representations from suppliers regarding their year 2000 readiness programs, as well as onsite reviews. Many of Tektronix' material suppliers will be included in the HTC assessment process. Those that are not will be reviewed individually by the Company to determine what assurances can be obtained regarding their readiness.

Costs

Costs associated with modifications to become year 2000 ready, as well as the total cost of the Year 2000 Program (but not including the costs of the Oracle enterprise system), are estimated as follows:

IN THOUSANDS
------------
Costs incurred through May 29, 1999              $ 2,162
Estimated remaining costs                            481
                                                 -------
                               Total costs       $ 2,643
                                                 =======

The total costs associated with required modifications to become year 2000 ready, as well as the total costs of the Year 2000 Program, are not expected to be material to the Company's financial position or operating results. Such costs are expensed as incurred in accordance with generally accepted accounting principles.

Risks

The failure to correct a material year 2000 problem could result in an interruption in, or a failure of, certain normal business activities or operations. Such failures could materially and adversely affect the Company's results of operations, liquidity and financial condition. Due to the general uncertainty inherent in the year 2000 problem, resulting in part from the uncertainty of the year 2000 readiness of third-party suppliers and customers, the Company is unable to determine at this time whether the consequences of year 2000 failures will have a material impact on the Company's results of operations, liquidity or financial condition. The Year 2000 Program is expected to significantly reduce the Company's level of uncertainty about the year 2000 problem and, in particular, about the year 2000 compliance and readiness of its material third-party suppliers. The Company believes that, with the implementation of new business systems and completion of the Program as scheduled, the possibility of significant interruptions of normal operations should be reduced.

Tektronix believes that its most reasonably likely worst-case year 2000 scenarios would relate to problems with the systems of third parties rather than with the Company's internal systems or its products. The Company believes the risks are greatest with transportation supply chains and critical suppliers of materials, because the Company has less control over assessing and remediating the year 2000 problems of third parties. A worst-case scenario involving a transportation supply chain or a critical supplier of materials would be the partial or complete shutdown of transportation facilities or the supplier, with the resulting inability to provide critical materials to the Company on a timely basis. The Company does not maintain the capability to replace most third-party materials with internal production. Contingency planning will consider alternatives where efforts to work with critical suppliers to ensure year 2000 capability have not been successful.

The Company is not in a position to identify or to avoid all possible scenarios. The Company is currently assessing scenarios and taking steps to mitigate the impacts of various scenarios if they were to occur. This contingency planning will continue through 1999, as the Company learns more about the preparations and vulnerabilities of third parties regarding year 2000 issues. Due to the large number of variables involved, the Company cannot provide an estimate of the damage it might suffer if any of these scenarios were to occur.

The above contains forward-looking statements including, without limitation, statements relating to the Company's plans, strategies, objectives, expectations, intentions and resources and are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that forward-looking statements contained in the "Year 2000 Update" should be read in conjunction with the Company's disclosures under "Forward-looking Statements."

FORWARD-LOOKING STATEMENTS
Statements and information included in the Chairman's letter and Management Review and elsewhere in this report that relate to future results and events (including new products) are based on the Company's current expectations. They constitute forward-looking statements subject to a number of risk factors that could cause actual results to differ materially from those currently expected or desired.

As with many high technology companies, risk factors that could cause the Company's actual results or activities to differ materially from these forward-looking statements include, but are not limited to: worldwide economic and business conditions in the electronics industry, including the continuing effects of the Asian economic crisis on demand for the Company's products; competitive factors, including pricing pressures, technological developments and new products offered by competitors; changes in product and sales mix, and the related effects on gross margins; the Company's ability to deliver a timely flow of competitive new products, and market acceptance of these products; the availability of parts and supplies from third-party suppliers on a timely basis and at reasonable prices; inventory risks due to changes in market demand or the Company's business strategies; changes in effective tax rates; customer demand; currency fluctuations; and the fact that a substantial portion of the Company's sales are generated from orders received during the quarter, making prediction of quarterly revenues and earnings difficult.

Risk factors related to the plan to separate the Measurement and Color Printing and Imaging businesses include, but are not limited to: the ability of Tektronix to successfully separate and operate the Measurement and Color Printing and Imaging businesses and complete the strategic restructuring plan; the potential disruption in the Company's business and to its employee base during this process; risks that a proposed initial public offering for the separated Color Printing and Imaging entity and the subsequent distribution of stock to Tektronix shareholders will not be feasible or will not be successfully consummated; and risks that the Company will be unable to sell or secure a strategic partner for its Video and Networking division.

Tektronix has other risk factors in its business, including but not limited to: the Company's ability to successfully implement the strategic direction and restructuring actions announced in fiscal 1999, including reducing its expenditures; the effects of year 2000 compliance issues; the timely introduction of new products scheduled during the current year, which could be affected by engineering or other development program slippage, the ability to ramp up production or to develop effective sales channels; customers' acceptance of and demand for new products; changes in the regulatory environment affecting the transition to high-definition television within the time frame anticipated by the Company; the significant operational and strategic uncertainties the Company faces within the Video and Networking division; worldwide economic and business conditions in the electronics industry, including the continuing effects of the Asian economic crisis and its secondary effects on demand for the Company's products; competitive factors, including pricing pressures, technological developments and new products of competitors; and other risk factors listed from time-to-time in the Company's Securities and Exchange Commission reports and press releases.

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

     The Board of Directors is responsible for the Company's financial and accounting policies, practices and reports. Its Audit Committee, composed entirely of outside directors, meets regularly with the independent auditors, representatives of management, and the internal auditors to review accounting, reporting, auditing and internal control matters. Both the independent auditors and the internal auditors have access to the Audit Committee, with and without management representatives in attendance.



MERRILL A. MCPEAK
Chairman, Audit Committee


CARL W. NEUN
Senior Vice President and
Chief Financial Officer



Independent Auditors' Report

To the Directors and Shareholders of Tektronix, Inc.:

     We have audited the accompanying consolidated balance sheets of Tektronix, Inc. and subsidiaries as of May 29, 1999 and May 30, 1998, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years ended May 29, 1999, May 30, 1998, and May 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Tektronix, Inc. and subsidiaries at May 29, 1999 and May 30, 1998, and the results of their operations and their cash flows for the years ended May 29, 1999, May 30, 1998, and May 31, 1997, in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP

Portland, Oregon
June 23, 1999

Consolidated Statements of Operations


IN THOUSANDS, EXCEPT PER SHARE AMOUNTS
FOR THE YEARS ENDED                                       MAY 29,1999      MAY 30,1998      MAY 31,1997
-------------------------------------------------------------------------------------------------------
Net sales                                                 $ 1,861,490      $ 2,085,802      $ 1,940,082
Cost of sales                                               1,151,252        1,220,475        1,107,355
                                                          -----------      -----------      -----------
     Gross profit                                             710,238          865,327          832,727
Research and development expenses                             204,655          203,312          188,192
Selling, general and administrative expenses                  480,714          508,749          481,083
Equity in business ventures' earnings (loss)                   (9,230)           2,513            1,556
Non-recurring charges                                          84,780           40,478                -
                                                          -----------      -----------      -----------
     Operating income (loss)                                  (69,141)         115,301          165,008
Interest expense                                               15,712           10,076           12,111
Other income - net                                              9,616           17,589           15,905
                                                          -----------      -----------      -----------
     Earnings (loss) before taxes                             (75,237)         122,814          168,802
Income tax expense (benefit)                                  (24,076)          40,529           54,017
                                                          -----------      -----------      -----------
        Net earnings       (loss)                         $   (51,161)     $    82,285      $   114,785
                                                          ===========      ===========      ===========
Basic earnings (loss) per share                           $     (1.07)     $      1.63      $      2.32
Diluted earnings (loss) per share                               (1.07)            1.60             2.29
Dividends per share                                              0.48             0.46             0.40
Average shares outstanding - basic                             47,700           50,438           49,513
Average shares outstanding - diluted                           47,700           51,320           50,236


The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Balance Sheets


IN THOUSANDS                                                         MAY 29,1999      MAY 30,1998
-------------------------------------------------------------------------------------------------
ASSETS
Current assets:
     Cash and cash equivalents                                       $    39,747      $   120,541
     Accounts receivable - net                                           313,274          346,342
     Inventories                                                         273,370          226,770
     Other current assets                                                 93,267           67,432
                                                                     -----------      -----------
        Total current assets                                             719,658          761,085
Property, plant and equipment - net                                      442,257          425,153
Deferred tax assets                                                       56,405           25,102
Other long-term assets                                                   141,045          177,893
                                                                     -----------      -----------
        Total assets                                                 $ 1,359,365      $ 1,389,233
                                                                     ===========      ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Short-term debt                                                 $   115,687      $     5,442
     Accounts payable                                                    251,349          221,834
     Accrued compensation                                                110,001          119,842
     Deferred revenue                                                     20,009           15,102
                                                                     -----------      -----------
        Total current liabilities                                        497,046          362,220
Long-term debt                                                           150,722          150,681
Other long-term liabilities                                               90,035           91,391
Commitments and contingencies                                                  -                -
Shareholders' equity:
     Preferred stock, no par value
        (authorized 1,000 shares; none issued)                                 -                -
     Common stock, no par value
        (authorized 200,000 shares; issued and outstanding
        46,909 in 1999, and 50,345 in 1998)                              143,263          223,527
Retained earnings                                                        458,613          532,679
Accumulated other comprehensive income                                    19,686           28,735
                                                                     -----------      -----------
        Total shareholders' equity                                       621,562          784,941
                                                                     -----------      -----------
        Total liabilities and shareholders' equity                   $ 1,359,365      $ 1,389,233
                                                                     ===========      ===========

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Cash Flows


IN THOUSANDS
FOR THE YEARS ENDED                                       MAY 29,1999      MAY 30,1998      MAY 31,1997
-------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings (loss)                                       $   (51,161)     $    82,285      $   114,785
Adjustments to reconcile net earnings (loss)
     to cash provided (used) by
     operating activities:
        Depreciation and amortization expense                  74,792           67,425           59,591
        Inventory write-down related to restructuring          25,767           38,482                -
        Non-recurring charges                                  94,722           40,478                -
        Deferred taxes                                        (24,196)          (6,336)          14,425
        Loss (gain) on sale of fixed assets                   (12,121)           2,441            5,031
        Gain on sale of investments                            (7,737)         (28,244)         (27,678)
        Equity in business ventures' (earnings) loss            9,230           (2,513)          (1,556)
        Changes in operating assets and liabilities:
          Accounts receivable                                  32,265          (28,810)          66,403
          Inventories                                         (78,113)         (18,312)          26,754
          Other current assets                                (26,705)          (5,119)          22,213
          Accounts payable                                      4,906           31,829             (179)
          Accrued compensation                                (61,144)           3,363          (28,580)
          Other - net                                          11,139           (9,340)          10,247
                                                          -----------      -----------      -----------
     Net cash provided (used) by operating activities          (8,356)         167,629          261,456
                                                          -----------      -----------      -----------

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property, plant and equipment                 (107,525)        (155,066)        (112,005)
Acquisition of businesses                                      (4,300)         (46,600)               -
Proceeds from sale of fixed assets                             24,187            3,601            9,073
Proceeds from sale of investments                               8,929           36,114           33,848
                                                          -----------      -----------      -----------
     Net cash used by investing activities                    (78,709)        (161,951)         (69,084)
                                                          -----------      -----------      -----------

CASH FLOWS FROM FINANCING ACTIVITIES
Net change in short-term debt                                 110,069             (713)         (38,451)
Issuance of long-term debt                                          -              125              358
Repayment of long-term debt                                      (629)          (1,023)         (50,609)
Issuance of common stock                                        5,260           35,358           26,018
Repurchase of common stock                                    (85,524)         (38,422)          (3,797)
Dividends                                                     (22,905)         (23,188)         (19,809)
                                                          -----------      -----------      -----------
     Net cash provided (used) by financing activities           6,271          (27,863)         (86,290)
                                                          -----------      -----------      -----------
Increase (decrease) in cash and cash equivalents              (80,794)         (22,185)         106,082
Cash and cash equivalents at beginning of year                120,541          142,726           36,644
                                                          -----------      -----------      -----------
Cash and cash equivalents at end of year                  $    39,747      $   120,541      $   142,726
                                                          ===========      ===========      ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOWS
Income taxes paid                                         $    10,100      $    19,981      $    13,663
Interest paid                                                  16,662           12,571           14,633


The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Shareholders' Equity

                                                                                   ACCUMULATED
                                            COMMON STOCK                                 OTHER
IN THOUSANDS,                          -----------------------      RETAINED     COMPREHENSIVE
EXCEPT PER SHARE AMOUNTS                 SHARES         AMOUNT      EARNINGS            INCOME          TOTAL
-------------------------------------------------------------------------------------------------------------
BALANCE MAY 25, 1996                     49,031     $  204,370    $  378,606        $   92,346     $  675,322

Components of comprehensive income:
       Net earnings                           -              -       114,785                 -        114,785
       Currency adjustment                    -              -             -           (17,622)       (17,622)
       Unrealized holding
         gains - net                          -              -             -            (3,614)        (3,614)
                                                                                                   ----------
     Total comprehensive income                                                                        93,549
                                                                                                   ----------
Shares issued to
   employees                              1,173         26,018             -                 -         26,018
Shares repurchased                         (100)        (3,797)            -                 -         (3,797)
Dividends - $0.40 per share                   -              -       (19,809)                -        (19,809)
                                       --------     ----------    ----------        ----------     ----------
BALANCE MAY 31, 1997                     50,104        226,591       473,582            71,110        771,283
                                       ========     ==========    ==========        ==========     ==========

Components of comprehensive income:
       Net earnings                           -              -        82,285                 -         82,285
       Currency adjustment                    -              -             -           (13,634)       (13,634)
       Unrealized holding
         gains - net                          -              -             -           (28,741)       (28,741)
                                                                                                   ----------
     Total comprehensive income                                                                        39,910
                                                                                                   ----------
Shares issued to employees                1,151         35,358             -                 -         35,358
Shares repurchased                         (910)        38,422)            -                 -        (38,422)
Dividends - $0.46 per share                   -              -       (23,188)                -        (23,188)
                                       --------     ----------    ----------        ----------     ----------
BALANCE MAY 30, 1998                     50,345        223,527       532,679            28,735        784,941
                                       ========     ==========    ==========        ==========     ==========

Components of comprehensive
   income (loss):
       Net loss                               -              -       (51,161)                -        (51,161)
       Currency adjustment                    -              -             -               281            281
       Unrealized holding
         losses - net                         -              -             -            (9,330)        (9,330)
                                                                                                   ----------
     Total comprehensive loss                                                                         (60,210)
                                                                                                   ----------
Shares issued to employees                  127          5,260             -                 -          5,260
Shares repurchased                       (3,563)       (85,524)            -                 -        (85,524)
Dividends - $0.48 per share                   -              -       (22,905)                -        (22,905)
                                       --------     ----------    ----------        ----------     ----------
BALANCE MAY 29, 1999                     46,909     $  143,263    $  458,613        $   19,686     $  621,562
                                       ========     ==========    ==========        ==========     ==========


The accompanying notes are an integral part of these consolidated financial statements.

Notes to Consolidated Financial Statements

ACCOUNTING POLICIES

THE COMPANY
Tektronix, Inc. (Tektronix or the Company) is a global high technology company based on a portfolio of Measurement, Color Printing and Imaging, and Video and Networking business divisions. Headquartered in Wilsonville, Oregon, Tektronix employs more than 7,500 people and maintains operations in 26 countries outside the United States. Tektronix was founded in 1946.

FINANCIAL STATEMENT PRESENTATION
The consolidated financial statements include the accounts of Tektronix and its majority-owned subsidiaries. Investments in joint ventures and minority-owned companies where the Company exercises significant influence are accounted for on the equity basis. Significant intercompany transactions and balances have been eliminated. Certain prior year amounts have been reclassified to conform to the current year's presentation with no effect on previously reported earnings. The Company's fiscal year is the 52 or 53 weeks ending the last Saturday in May. Fiscal years 1999 and 1998 were 52 weeks; fiscal year 1997 was 53 weeks.

USE OF ESTIMATES
The presentation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimated.

EARNINGS PER SHARE
Basic earnings per share was calculated based on the weighted average number of common shares outstanding during each period. For the year in which the Company reported a net loss, diluted earnings per share was calculated based on the same shares as basic earnings per share. For the years in which the Company reported net earnings, diluted earnings per share was calculated based on these same shares plus the potential shares issuable upon assumed exercise of outstanding stock options based on the treasury stock method. All share, per share and option amounts have been restated to give effect to the three-for-two stock split effective October 31, 1997.

FOREIGN CURRENCY TRANSLATION
For most non-U.S. subsidiaries, the local currency is the functional currency, and, therefore, assets and liabilities are translated into U.S. dollars at current exchange rates, and net earnings are translated at average exchange rates for the year. Gains and losses resulting from the translation of net assets are included in accumulated other comprehensive income. Gains and losses from foreign currency transactions are included in the determination of net earnings.

DERIVATIVES
Gains and losses on foreign exchange contracts that are identified as and are effective as hedges of existing assets and liabilities are recognized in the determination of net earnings for the period in which the exchange rate changes. Gains and losses related to hedges of firm commitments are deferred and included in the basis of the hedged transaction when it is completed. The deferred gains or losses attributable to foreign exchange contracts are not material.

CASH AND CASH EQUIVALENTS
Cash and cash equivalents include cash deposits in banks and highly liquid investments with maturities of three months or less from the time of purchase.

ACCOUNTS RECEIVABLE
Accounts receivable have been reduced by an allowance for doubtful accounts, which was $5.1 million in 1999 and $4.8 million in 1998. The charges to this reserve have not been material.

In September 1996, the Company entered into a five-year revolving receivables purchase agreement with Citibank NA to sell, without recourse, an undivided interest of up to $50.0 million in a defined pool of trade accounts receivable. Receivables of $40.0 million were sold under this agreement as of May 29, 1999 and are therefore not reflected in the accounts receivable balance in the accompanying Consolidated Balance Sheet.

In February 1999, the Company entered into a one-year receivables purchase agreement with NationsBanc Commercial Corporation to sell, without recourse, an undivided interest in a defined pool of trade accounts receivable. Receivables of $15.0 million were sold under this agreement as of May 29, 1999 and are therefore not reflected in the accounts receivable balance in the accompanying Consolidated Balance Sheet.

At May 30, 1998, $50.0 million of receivables were sold under the agreement with Citibank NA described above. The $5.0 million increase from 1998 in receivables sold is shown as cash provided by operating activities in the Consolidated Statement of Cash Flows for the year ended May 29, 1999.

INVENTORIES
Inventories are stated at the lower of cost or market. Cost is determined based on a currently adjusted standard basis, which approximates actual cost on a first-in, first-out basis. The Company periodically reviews its inventory for obsolete or slow-moving items. Inventories at fiscal year ends were as follows:

IN THOUSANDS                                                 1999            1998
---------------------------------------------------------------------------------
Materials and work in process                         $   118,624     $    88,712
Finished goods                                            154,746         138,058
                                                      -----------    ------------
    Inventories                                       $   273,370    $    226,770
                                                      ===========    ============

SOFTWARE DEVELOPMENT COSTS
Development costs incurred in the research and development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established. After technological feasibility has been established, any additional development costs are capitalized in accordance with Statement of Financial Accounting Standards
(SFAS) No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed." Such capitalized costs are amortized over the lesser of five years or the economic life of the related product. The Company performs a quarterly review of the recoverability of capitalized software costs. Any costs determined to be non-recoverable are written off.

Software development costs capitalized and amortized during the year ended May 29, 1999 were as follows:

IN THOUSANDS
-----------------------------------------------------------------
Balance - net May 30, 1998                                $ 3,949

Software development costs capitalized                      5,322
Amortization of capitalized costs                            (855)
Adjustments due to non-recoverability
   (included in non-recurring charges)                       (708)
                                                          -------
Balance - net May 29, 1999                                $ 7,708
                                                          =======

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are stated at cost. Depreciation is based on the estimated useful lives of the assets, ranging from ten to forty years for buildings and three to seven years for machinery and equipment, and is generally provided using the straight-line method. Property, plant and equipment at fiscal year ends were as follows:

IN THOUSANDS                                                     1999            1998
-------------------------------------------------------------------------------------
Land                                                      $     5,764     $     5,932
Buildings                                                     255,314         217,036
Machinery and equipment                                       591,210         594,677
                                                          -----------     -----------
                                                              852,288         817,645
Accumulated depreciation and amortization                    (410,031)       (392,492)
                                                          -----------     -----------
     Property, plant and equipment - net                  $   442,257     $   425,153
                                                          ===========     ===========

INVESTMENTS
Investments in marketable equity securities are classified as available-for-sale and reported at fair market value in the Consolidated Balance Sheets as other long-term assets. The unrealized holding gains and losses are excluded from earnings and included, net of deferred income taxes, in accumulated other comprehensive income.

INTANGIBLE ASSETS
Intangible assets, primarily goodwill, patents and trademarks, are included as other long-term assets and are stated at cost. Amortization is provided on a straight-line basis over periods generally not exceeding fifteen years. Long-lived assets and intangibles are reviewed for impairment when events or circumstances indicate costs may not be recoverable. Impairment exists when the carrying value of the intangible asset is greater than the net undiscounted future cash flows expected to be provided by the asset. If impairment exists, the asset's book value will be written down to its fair value. Fair value is determined through quoted market values or through the calculation of the net present value of discounted future cash flows expected to be provided by the asset.

REVENUE RECOGNITION
Revenue from product sales is generally recognized at the time the product is shipped. Upon shipment, the Company also provides for the estimated cost that may be incurred for product warranties and post-sales support. Service revenue is deferred and recognized over the contract period or as services are rendered.

INCOME TAXES
Deferred income taxes, reflecting the impact of temporary differences between assets and liabilities recognized for financial reporting and tax purposes, are based on tax laws currently enacted. Deferred tax assets are reduced by a valuation allowance when it is more likely than not that some portion of the deferred tax assets will not be realized.

ADVERTISING
Advertising costs are charged to operations when the advertising first takes place. The Company does not incur any direct-response advertising costs. Advertising expenses were $54.1 million, $56.8 million and $49.2 million in 1999, 1998 and 1997, respectively.

ENVIRONMENTAL COSTS
The Company accrues environmental costs when it is probable that the Company has incurred a liability and the amount can be reasonably estimated.

FUTURE ACCOUNTING CHANGES
In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The new statement will require recognition of all derivatives as either assets or liabilities on the balance sheet at fair value. The new statement is effective for fiscal year 2002, but early adoption is permitted. Management has not yet completed an evaluation of the effect this standard will have on the Company's consolidated financial statements.

ACQUISITIONS
On February 1, 1999, the Company acquired the assets of the Network Monitoring and Mobile Test Systems business of Necsy Network Control Systems, S.p.A. (Necsy), a Padova, Italy based, wholly owned subsidiary of Italtel, an Italian telecommunications manufacturer, which is a joint venture between Telecom Italia and Siemens AG. The cash purchase price and related goodwill are not material. The transaction was accounted for by the purchase method of accounting, and accordingly, the results of operations of Necsy have been included in the Company's financial statements since the date of acquisition. Pro forma comparative results of operations are not presented because they are not materially different from the Company's reported results of operations.

On September 30, 1997, the Company acquired Siemens' Communications Test Equipment GmbH (CTE), a wholly owned subsidiary of Siemens AG based in Berlin, Germany, for approximately $46.6 million in cash, including direct acquisition costs. The transaction was accounted for by the purchase method of accounting, and accordingly, the results of operations of CTE have been included in the Company's financial statements since the date of acquisition. Pro forma comparative results of operations are not presented because they are not materially different from the Company's reported results of operations. The purchase price was allocated as follows:


IN THOUSANDS
------------
Fair value of identified net assets acquired                     $    6,600
Acquired in-process research and development                         17,000
Identified intangibles                                               23,000
                                                                 ----------
        Total purchase price                                     $   46,600
                                                                 ==========

The acquired in-process research and development (IPR&D) of $17.0 million was comprised of several projects in the telecommunication test equipment market. The value of the IPR&D was expensed in the second quarter of fiscal year 1998 because at the time of the acquisition, technological feasibility had not been established and no future alternative uses existed for any of the projects.

To determine the valuation of in-process technology, management considered the state of development of each project, the expected time and cost to complete each project, the expected income from the projects, and the risks associated with the development. These risks include technological feasibility issues, demand for the final products, and competition. The Income Approach was utilized in determining the valuation of the IPR&D. This approach determines the net present value of the future cash flows based on predicted revenues and costs associated with the first generation of products, using a discount rate commensurate with the risks identified. A discount rate of 26% was used in the valuation of the IPR&D.

Research and development costs to bring the projects from the acquired company to technological feasibility were approximately $5.0 million, and the products were completed at various dates during fiscal year 1998 and fiscal year 1999.

The identified intangibles of $23.0 million include $18.0 million of completed technology and $5.0 million of workforce-in-place and are being amortized on a straight-line basis over 15 years.

The acquired completed technology of $18.0 million consists of several products in the telecommunications test equipment market that supplemented the Company's current product offerings. The valuation of the completed technology was determined by calculating the net present value of future cash flows based on predicted revenues and expenses associated with the existing products. A discount rate of 16% was used in the calculation.

NON-RECURRING CHARGES
In the second quarter of fiscal year 1999, the Company announced and began to implement a series of actions (Fiscal Year 1999 Plan) intended to align worldwide operations with current market conditions and to improve the profitability of its operations. These actions include a net reduction of approximately 15% of the Company's worldwide workforce, the exit from certain facilities and the streamlining of product and service offerings. Management expects that the majority of the actions will be completed by the end of the second quarter of fiscal year 2000 and expects to require $52.6 million in cash to be used in connection with actions not yet completed, primarily for severance and lease cancellations.

Major actions can be summarized by each of the three business divisions. Measurement's service business is being consolidated from several depots in the United States and Europe into two depots in each of these geographies. This consolidation will result in headcount reduction and the write-down and disposal of redundant inventory. These actions are in process and will be completed in the first quarter of fiscal year 2000. Measurement closed the Bend, Oregon manufacturing facility during the third quarter and consolidated that process into its Beaverton, Oregon facilities. This action resulted in headcount reduction and lease settlements. Measurement reduced headcount throughout the division, primarily in manufacturing, and will continue to reduce headcount through the first quarter of fiscal year 2000. During the second quarter of 1999, Color Printing and Imaging discontinued three product lines - wide format, dye sublimation and B-size solid ink. This action resulted and will continue to result in write-offs of disposed inventory through the first quarter of fiscal year 2000. Color Printing and Imaging also reduced headcount throughout the division, primarily in manufacturing during the third and fourth quarters of 1999. During 1999, Video and Networking discontinued development, manufacturing, and sales of non-linear digital editing products sold under the Lightworks name. This decision resulted in headcount reduction, write-offs of disposed inventory, incremental sales returns and bad debts, and costs to fulfill commitments to deliver software enhancements on previously sold product. Additional write-offs of disposed inventory will be completed by the end of the first quarter of fiscal year 2000. Outside of the divisions, selective involuntary terminations have occurred and will occur throughout corporate functions and in the Company's foreign subsidiaries through the second quarter of fiscal year 2000.

The Company recorded pre-tax charges of $125.7 million to account for these actions, including restructuring charges of $115.8 million and other non-recurring charges of $9.9 million for related actions. The $115.8 million in restructuring charges include $27.1 million in charges to cost of sales for the write-off of excess inventory resulting from discontinued product lines and consolidation of service centers worldwide, $56.9 million in severance expense related to employee separation, $14.8 million in charges to facilities for lease cancellation fees and $17.0 million in charges to long-term assets associated with discontinued product lines. The $9.9 million for related actions include $5.1 million of expected sales returns of previously sold product, $0.8 million of bad debt expense related to existing accounts receivable that will not be collected and $4.0 million of costs to fulfill commitments to deliver software enhancements on previously sold product, all associated with exiting the non-linear digital editing business. The Company decided to exit this business due to the failure of prior restructuring efforts to return the business to profitability.

In the second quarter of fiscal year 1998, the Company announced and began to implement a restructuring plan (Fiscal Year 1998 Plan) designed to return the Video and

Networking business to profitable growth and recorded a pre-tax reserve of $60.0 million to account for these actions. The plan provided for headcount reduction and the discontinuation of certain products within the Lightworks and Grass Valley product lines, as well as the discontinuation of the Network Displays business. During 1999, it was determined that $4.1 million of this reserve would not be needed, and as such, the amount was reversed to the locations of the original charges in the Consolidated Statement of Operations. The original plan anticipated closing the Network Displays business and provided reserves for severance and inventory disposals. During the third quarter of 1999, the Network Displays business was sold, resulting in less severance and inventory disposals than originally planned. The $4.1 million includes $4.3 million and $1.3 million in excess reserves for severance and inventory write-offs, respectively, that were reversed, net of additional reserves recorded of $0.7 million for lease cancellation fees and $0.8 million for miscellaneous payables. As of May 29, 1999, the implementation of this plan was substantially complete.

Also in the second quarter of fiscal year 1998, the Company expensed $17.0 million for the acquisition of IPR&D and $2.0 million in severance costs associated with the acquisition of CTE. During the third quarter of 1999, it was determined that $1.1 million of this $2.0 million severance reserve for CTE would not be needed as originally anticipated because certain employees who were to be terminated left the Company voluntarily, without severance.
Accordingly, such amount was reversed to non-recurring charges.

Net non-recurring charges incurred under the Fiscal Year 1998 Plan and Fiscal Year 1999 Plan impacted the Company's results of operations for the years ended May 29, 1999 and May 30, 1998 as follows:

LOCATION OF CHARGE IN THE                                                     IN THOUSANDS
CONSOLIDATED STATEMENTS OF OPERATIONS                                      1999          1998
---------------------------------------------------------------------------------------------
Severance and benefits                  Non-recurring charges         $  51,575     $  14,933
Inventory write-offs                    Cost of sales                    25,767        38,482
Lease buy-outs and
  abandonment of facilities             Non-recurring charges            17,735         4,139
Asset write-offs and impairments        Non-recurring charges            15,470         2,406
Sales returns and allowances            Net sales                         5,120             -
Commitment for enhancements related     Research and development
  to discontinued products                expenses                        4,019             -
Bad debt expense related to             Selling, general and
  discontinued products                   administrative expenses           803             -
In-process research and development
  acquired in the purchase of CTE       Non-recurring charges                 -        17,000
Severance costs associated
  with the purchase of CTE              Non-recurring charges                 -         2,000
                                                                      ---------     ---------
                                                                      $ 120,489     $  78,960
                                                                      =========     =========

The non-recurring charges incurred under the Fiscal Year 1999 Plan affected the Company's financial position in the following manner:

                                                                     EQUIPMENT        PAYABLES
                                      ACCRUED                        AND OTHER       AND OTHER
IN THOUSANDS                     COMPENSATION      INVENTORIES          ASSETS     LIABILITIES
----------------------------------------------------------------------------------------------
Original charges                  $    54,680      $    27,760     $    18,200     $    19,894
Activity:
     Cash paid out                    (20,844)               -               -          (7,415)
     Non-cash disposals or
        write-offs                          -          (27,070)        (17,055)              -
     Adjustments to plan                2,244             (690)           (455)          4,049
                                  -----------      -----------     -----------     -----------
Balance May 29, 1999              $    36,080      $         -     $       690     $    16,528
                                  ===========      ===========     ===========     ===========

The charge of $54.7 million in accrued compensation reflects original planned headcount reduction of 1,371 employees worldwide. This charge was increased by a net $2.2 million during the year. The $2.2 million consists of an $8.6 million reserve for severance of an additional 282 employees worldwide across all responsibilities, offset in part by reversal of a $6.4 million reserve for pension settlement that was not needed as settlement accounting was not appropriate during the year. Headcount reduction under the current plan of reorganization now totals 1,653 employees worldwide. Approximately 865 employees have been terminated under the plan. Severance of $20.8 million has been paid to approximately 570 of these employees, while the other 295 employees will be paid severance in the first quarter of fiscal year 2000. The remaining 788 employees will be terminated at varying times through the second quarter of fiscal year 2000. The $27.8 million charge to inventories includes inventories related to the consolidation of Measurement service offerings, the discontinuation of three Color Printing and Imaging product lines and the discontinuation of non-linear digital editing products sold under the Lightworks name, which were written off during the second quarter. The charge of $18.2 million for equipment and other assets includes asset impairments of $17.4 million and $0.8 million in reserve for bad debt expense. The impaired assets are primarily related to discontinued product lines in Color Printing and Imaging and Video and Networking and include manufacturing assets of $6.2 million, goodwill and other intangibles of $6.5 million, and leasehold improvements and other assets of $4.7 million. All of the assets included in this impairment charge will be disposed of through abandonment at varying times through the second quarter of fiscal year 2000. The $19.9 million charge for payables and other liabilities includes reserves for lease buy-outs and abandonment of facilities, sales returns and allowances and commitments for enhancements related to discontinued products. This reserve was increased by $4.0 million during the year to provide for additional costs to exit certain sales and service offices worldwide and to fulfill certain contractual commitments, partly offset by a decrease in original sales returns allowances.

SUBSEQUENT EVENTS
In June 1999, the Company's Board of Directors unanimously approved a plan that is intended to result in the formation of two separate, publicly traded companies. One company will be comprised of the current

Measurement division, and the other will be comprised of the current Color Printing and Imaging division. Management believes that this plan will enable each business to pursue its optimal long-term strategy without the limitations necessarily imposed by a larger, more diverse company. The new measurement company will retain the Tektronix name and be headquartered in Beaverton, Oregon. The new color printing and imaging company, which has not yet been named, will be headquartered in Wilsonville, Oregon. Tektronix is considering an initial public offering (IPO) for approximately 15% of the new color printing and imaging company prior to the end of fiscal year 2000. Subject to the successful completion of an IPO, and receipt of a favorable tax ruling from the Internal Revenue Service (IRS), the remaining shares will be distributed, on a tax-free basis, to Tektronix shareholders at some time after the offering. Although the Company expects the separation of the businesses will have no significant impact on employment levels, execution of this plan may result in future non-recurring charges. Such amounts cannot be estimated at this time.

Management also announced in June 1999 that the Company intends to sell or secure a strategic alliance for its Video and Networking division, excluding the VideoTele.com product family. This product family merged into the Measurement division effective May 30, 1999. Prior to the sale or strategic alliance of Video and Networking, the division plans to consolidate many functions in order to allow for improved profitability at lower revenue levels. During the first quarter of fiscal year 2000, Video and Networking plans to take the following actions: consolidate all manufacturing and customer support activities at the Grass Valley site; move administrative functions, including sales operations, information systems, finance and human resources, to Grass Valley; form two focused marketing teams tied to the Profile and Grass Valley product lines; and combine the U.S. sales operation into one function.

BUSINESS SEGMENTS
The Company has adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," as of the fiscal year ended May 29, 1999. Information presented for earlier years has been restated for comparative purposes.

The Company is organized based on the products and services that it offers. Under this organizational structure, the Company operates in three main segments: Measurement, Color Printing and Imaging, and Video and Networking. Measurement derives revenue principally through the development and marketing of seven key product groups: oscilloscopes, signal sources, probing solutions, digital systems development products, handheld communication test instruments, and video and audio test instruments. Color Printing and Imaging derives revenue principally through the development and marketing of color printers and supplies. The Company's color printer technologies include solid ink and color laser. Video and Networking derives revenue principally through the development and marketing of digital storage products, production switchers, digital picture manipulators, routing switchers, linear editing systems, on-air master control solutions and video transmission products. All three operating segments also derive revenue through providing support services for products sold worldwide. No single customer or single foreign country provides 10% or more of the Company's revenues.

The information provided below is obtained from internal information that is provided to the Company's chief operating decision-maker for the purpose of corporate management. Assets, liabilities and expenses attributable to corporate activity are not allocated to the three operating segments. Depreciation expense by division is not included in the internal information provided to the chief operating decision-maker and is therefore not presented below. Inter-segment sales are not material and are included in net sales to external customers below.

IN THOUSANDS                                            1999            1998            1997
--------------------------------------------------------------------------------------------
Net sales to external customers (by division):
     Measurement                                 $   844,882     $   962,858     $   852,827
     Color Printing and Imaging                      725,354         728,697         638,456
     Video and Networking                            291,254         394,247         448,799
                                                 -----------     -----------     -----------
        Net sales                                $ 1,861,490     $ 2,085,802     $ 1,940,082
                                                 -----------     -----------     -----------

Net sales to external customers (by region):
     United States                               $   946,036     $ 1,077,649     $ 1,027,294
     Europe                                          562,592         548,829         505,258
     Pacific                                         182,972         208,874         202,408
     Japan                                            85,227         135,632         126,898
     Americas                                         84,663         114,818          78,224
                                                 -----------     -----------     -----------
        Net sales                                $ 1,861,490     $ 2,085,802     $ 1,940,082
                                                 -----------     -----------     -----------

Operating income (loss):
     Measurement                                 $    91,148     $   133,568     $   100,381
     Color Printing and Imaging                       17,982          67,724          71,960
     Video and Networking                            (48,035)         (9,912)         (8,384)
     Non-recurring charges                          (120,489)        (78,960)              -
     Business ventures' earnings (loss) and other     (9,747)          2,881           1,051
                                                 -----------     -----------     -----------
        Operating income (loss)                  $   (69,141)    $   115,301     $   165,008
                                                 -----------     -----------     -----------

Certain facility, information systems and other expenses are incurred by Corporate and allocated to the divisions based on a percentage of sales, number of employees or payroll costs.

IN THOUSANDS                                            1999            1998            1997
--------------------------------------------------------------------------------------------
Segment assets:
     Measurement                                 $   465,576     $   500,339     $   435,110
     Color Printing and Imaging                      464,572         376,092         291,894
     Video and Networking                            231,906         264,486         283,601
     Corporate                                       197,311         248,316         306,136
                                                 -----------     -----------     -----------
        Segment assets                           $ 1,359,365     $ 1,389,233     $ 1,316,741
                                                 -----------     -----------     -----------
Long-lived assets:
     United States                               $   505,924     $   523,791     $   504,478
     International                                    77,378          79,255          48,212
     Deferred tax assets                              56,405          25,102          12,540
                                                 -----------     -----------     -----------
        Long-lived assets                        $   639,707     $   628,148     $   565,230
                                                 -----------     -----------     -----------
Capital expenditures:
     Measurement                                 $    19,633     $    23,719     $    18,172
     Color Printing and Imaging                       23,898          60,111          28,879
     Video and Networking                             13,196          12,507          13,649
     Corporate                                        50,798          58,729          51,305
                                                 -----------     -----------     -----------
        Capital expenditures                     $   107,525     $   155,066     $   112,005
                                                 -----------     -----------     -----------

OTHER LONG-TERM ASSETS

IN THOUSANDS                                               1999            1998
-------------------------------------------------------------------------------
Investment in business ventures                     $    73,225     $    76,226
Licensing agreements and other intangibles - net         49,930          62,610
Notes, contracts and leases                               8,410           5,854
Investment in marketable equity securities                5,876          19,450
Other                                                     3,604          13,753
                                                    -----------     -----------
     Other long-term assets                         $   141,045     $   177,893
                                                    ===========     ===========

Significant investments in business ventures, accounted for under the equity method, include a 50% investment in Sony/Tektronix Corporation and a 27% interest in Merix Corporation (Merix).

The Company's share of the assets, liabilities, net sales and net earnings of Sony/Tektronix, as well as the Company's sales to, purchases from, and accounts receivable consisted of:

IN THOUSANDS                                       1999            1998            1997
---------------------------------------------------------------------------------------
Current assets                              $    55,036     $    60,236     $    55,322
Property, plant and equipment - net              18,665          18,632          19,913
Other long-term assets                            6,795           6,482          12,129
Current liabilities                              15,015          20,562          18,511
Other long-term liabilities                      10,157           9,162           8,988
                                            -----------     -----------     -----------

Net sales                                   $    98,171     $   135,704     $   152,054
Gross profit                                     25,628          34,436          40,742
Operating income (loss)                          (6,539)            849           3,068
Earnings (loss) before taxes                     (6,048)          3,584           2,792
Net earnings (loss)                              (4,625)          1,277           1,184
                                            -----------     -----------     -----------

Sales to                                    $    77,332     $   117,173     $   112,770
Purchases from                                   20,718          17,810          19,596
Accounts receivable                               7,506          12,354           9,866

Purchases from other related parties Merix, Maxim Integrated Products, Inc. and Maxtek Components Corporation, totaled $37.3 million, $50.1 million, and $52.1 million for 1999, 1998 and 1997, respectively. All other transactions and resulting balances with related parties were insignificant.

At May 29, 1999, the carrying value of the Company's investment in Merix was $12.1 million, with a fair value, based upon quoted market price, of $10.2 million. The Company's portion of the undistributed earnings of the business ventures was $20.3 million in 1999 and $20.7 million in 1998.

Licensing agreements and other intangibles have been reduced by accumulated amortization of $22.2 million at fiscal year-end 1999 and $25.3 million at fiscal year-end 1998.

Proceeds from the sales of marketable equity securities in 1999, 1998 and 1997 were $8.9 million, $36.1 million and $33.8 million, respectively. Realized gains were computed based on the average cost of the underlying securities and are disclosed in "Other Income - Net." At the end of 1999, 1998 and 1997, unrealized holding gains (losses) of $(2.3) million, $12.9 million and $58.8 million (less deferred taxes [benefit] of $[0.9] million, $5.0 million and $22.1 million), respectively, were included in accumulated other comprehensive income.

SHORT-TERM AND LONG-TERM DEBT
The Company's short-term debt at year-ends consisted of:

IN THOUSANDS                                               1999            1998
-------------------------------------------------------------------------------
Commercial paper                                    $    69,526     $         -
Revolving credit                                         44,000               -
Lines of credit                                           1,655           4,466
                                                    -----------     -----------
     Short-term instruments                             115,181           4,466
Current maturities of long-term debt                        506             976
                                                    -----------     -----------
     Short-term debt                                $   115,687     $     5,442
                                                    ===========     ===========

The Company has a $150.0 million unsecured revolving credit agreement with Morgan Guaranty Trust Company of New York, as agent, that matures in July 2001. In addition, the Company has an agreement with U.S. National Bank of Oregon to issue up to $100.0 million in commercial paper, backed by the revolving credit agreement. The interest rate applicable to the revolving credit agreement is LIBOR plus 0.3%. At May 29, 1999, the Company maintained unsecured bank credit facilities of $310.0 million, of which $187.7 million was unused. Unused facilities included $151.2 million in lines of credit and $36.5 million under the revolving credit agreement. A $20.0 million unsecured line of credit expires in October 1999 with all remaining lines providing no specific expiration date.

The Company's long-term debt at year-ends consisted of:

IN THOUSANDS                                               1999            1998
-------------------------------------------------------------------------------
7.5% notes due August 1, 2003                       $   100,000     $   100,000
7.625% notes due August 15, 2002                         50,000          50,000
Other long-term agreements                                1,228           1,657
                                                    -----------     -----------
     Long-term instruments                              151,228         151,657
Current maturities                                         (506)           (976)
                                                    -----------     -----------
     Long-term debt                                 $   150,722     $   150,681
                                                    ===========     ===========

Certain of the Company's debt agreements require compliance with debt covenants. Management believes that the Company is in compliance with such requirements for the fiscal year ended May 29, 1999. The Company amended its credit agreement with Morgan Guaranty Trust Company of New York, as agent, effective November 28, 1998, to exclude certain charges from covenant calculations.

Aggregate long-term debt payments will be $0.7 million in 2000, $0.2 million in 2001, $0.1 million in 2002, $50.2 million in 2003 and $100.0 million in 2004.

OTHER LONG-TERM LIABILITIES

IN THOUSANDS                                               1999            1998
-------------------------------------------------------------------------------
Accrued postretirement benefits                     $    36,050     $    37,082
Accrued pension                                          34,067          35,004
Unearned service revenue                                 11,145          10,740
Other                                                     8,773           8,565
                                                    -----------     -----------
     Other long-term liabilities                    $    90,035     $    91,391
                                                    ===========     ===========

OTHER INCOME - NET

IN THOUSANDS                                            1999            1998            1997
--------------------------------------------------------------------------------------------
Gain (loss) on disposition of fixed assets       $    12,121     $    (2,441)    $    (5,031)
Gain on sale of marketable equity securities           7,737          28,244          27,678
Currency gains (losses)                               (3,448)           (278)            753
Other                                                 (6,794)         (7,936)         (7,495)
                                                 -----------     -----------     -----------
     Other income - net                          $     9,616     $    17,589     $    15,905
                                                 ===========     ===========     ===========

COMMITMENTS AND CONTINGENCIES
The Company leases a portion of its capital equipment and certain of its facilities under operating leases that expire at various dates. Rental expense was $31.0 million in 1999, $28.8 million in 1998, and $27.4 million in 1997. In addition, the Company has long-term or minimum purchase agreements with various suppliers and vendors. The future minimum obligations under operating leases and other commitments having an initial or remaining non-cancelable term in excess of one year as of May 29, 1999 were:

                                                                      OPERATING
IN THOUSANDS                                             LEASES     COMMITMENTS
-------------------------------------------------------------------------------
2000                                                $    20,987     $    14,343
2001                                                     16,344           5,937
2002                                                     13,525           2,370
2003                                                     10,796           1,303
2004                                                      8,600               -
Future years                                             60,459               -
                                                    -----------     -----------
     Total                                          $   130,711     $    23,953
                                                    ===========     ===========

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

SHAREHOLDERS' EQUITY
Stock Option and Incentive Compensation Plans
The Company has stock option plans for selected employees. There were 8,819,000 shares reserved for issuance under these plans at May 29, 1999. Under the terms of the plans, incentive stock options are granted at an option price not less than the market value at the date of grant. Nonqualified stock options may not be granted at less than 100% of the market value on the valuation date selected by the Board of Directors. Options granted prior to January 1, 1997, generally vest over four years and expire ten years from the date of grant. Most options granted after January 1, 1997, vest over two years and expire five years from the date of grant. There were 1,161 employees holding options at May 29, 1999.

Additional information with respect to option activity is set forth below:

                                       OUTSTANDING                  EXERCISABLE
                                  ----------------------     ----------------------
                                                WEIGHTED                   WEIGHTED
                                  NUMBER OF      AVERAGE     NUMBER OF      AVERAGE
                                  SHARES IN     EXERCISE     SHARES IN     EXERCISE
                                  THOUSANDS        PRICE     THOUSANDS        PRICE
-----------------------------------------------------------------------------------
May 25, 1996                          3,972     $     23         1,484     $     17
Granted                               1,088           32
Exercised                              (975)          17
Canceled                               (212)          27
-----------------------------------------------------------------------------------
May 31, 1997                          3,873     $     26         1,428     $     21
Granted                               1,149           40
Exercised                            (1,093)          23
Canceled                               (405)          30
-----------------------------------------------------------------------------------
May 30, 1998                          3,524     $     31         1,509     $     26
Granted                               2,219           26
Exercised                              (138)          19
Canceled                             (1,766)          36
-----------------------------------------------------------------------------------
May 29, 1999                          3,839     $     27         2,065     $     25
===================================================================================


The following table summarizes information about options outstanding and exercisable at May 29, 1999:

                                       OUTSTANDING                       EXERCISABLE
                        --------------------------------------     ----------------------
                                         WEIGHTED
                                          AVERAGE     WEIGHTED                   WEIGHTED
RANGE OF                NUMBER OF       REMAINING      AVERAGE     NUMBER OF      AVERAGE
EXERCISE                SHARES IN     CONTRACTUAL     EXERCISE     SHARES IN     EXERCISE
PRICES                  THOUSANDS            LIFE        PRICE     THOUSANDS        PRICE
-----------------------------------------------------------------------------------------
$8.80-17.90                   915      3.27 years     $     17           711     $     16
18.00-28.70                 1,046      6.16 years           26           905           26
28.80-29.40                 1,236      4.62 years           29             0            0
29.50-40.20                   625      4.49 years           36           437           36
40.30-43.90                    17      3.32 years           44            12           44
                        ---------     -----------     --------      --------     --------
                            3,839      4.69 years     $     27         2,065     $     25
                        =========     ===========     ========      ========     ========

The Company accounts for stock options according to Accounting Principles Board
(APB) Opinion No. 25, "Accounting for Stock Issued to Employees." Under APB No. 25, no compensation expense is recognized in the Company's consolidated financial statements for employee stock options because the exercise price of the options equals the market price of the underlying stock on the date of grant. Alternatively, under the fair value method of accounting provided for by SFAS No. 123, "Accounting for Stock-Based Compensation," the measurement of compensation cost is based on the fair value of employee stock options at the grant date and requires the use of option pricing models to value the options. The weighted average estimated fair value of options granted during 1999, 1998 and 1997 was $10, $12 and $11 per share, respectively.

The Company also has plans for certain executives and outside directors that provide stock-based compensation other than options. Under APB No. 25, compensation cost for these plans is measured based on the market price of the stock at the date the terms of the award become fixed. Under the fair value approach of SFAS No. 123, compensation cost is measured based on the market price of the stock at the grant date. The weighted average grant-date fair value of the shares granted under these plans during 1999, 1998 and 1997 was $32, $41 and $31 per share, respectively. Compensation cost recognized in income related to shares granted under these plans was not material.

The pro forma impact to both net earnings and earnings per share from calculating stock-related compensation cost consistent with the fair value alternative of SFAS No. 123 is indicated below:

                                                             1999            1998            1997
-------------------------------------------------------------------------------------------------
Pro forma net earnings (loss) (in thousands)          $   (61,029)    $    74,520     $   109,240
Pro forma earnings (loss) per share:
     Basic                                            $     (1.28)    $      1.48     $      2.21
     Diluted                                                (1.28)           1.45            2.17

The fair value of each option was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions:

                                                             1999            1998            1997
--------------------------------------------------------------------------------------------------
Expected life (in years)                                      3.0             3.0             5.0
Risk-free interest rate                                       5.6%            5.8%            6.3%
Volatility                                                   57.8%           40.0%           35.2%
Dividend yield                                                2.1%            1.2%            1.3%

For purposes of the pro forma disclosures, the estimated fair value of the stock-based awards is amortized over the vesting period. Because SFAS No. 123 is applicable only to awards granted after May 27, 1995, the pro forma effect was not fully reflected until 1999.

SHAREHOLDER RIGHTS AGREEMENT
In August 1990, the Company's Board of Directors (the Board) approved a shareholder rights agreement and declared a dividend of one right for each outstanding common share. Each right entitles the holder to purchase one one-thousandth of a share of no par preferred stock at an exercise price of $40, subject to adjustment. Generally, the rights become exercisable ten days after a person or group acquires or commences a tender offer that would result in beneficial ownership of 20% or more of the common shares. In addition, the rights become exercisable if any party becomes the beneficial owner of 10% or more of the outstanding common shares and is determined by the Board to be an adverse party. Upon the occurrence of certain additional events specified in the shareholder rights agreement, each right would entitle its holder to purchase common shares of the Company (or, in some cases, a potential acquiring company) or other property having a value of twice the right's exercise price. The rights, which are not currently exercisable, expire in September 2000, but may be redeemed by action of the Board prior to that time, under certain circumstances, for $0.01 per right.

BENEFIT PLANS

PENSION AND POSTRETIREMENT BENEFIT PLANS
Tektronix sponsors one IRS-qualified defined benefit plan, the Tektronix Cash Balance Plan, and one non-qualified defined benefit plan, the Retirement Equalization Plan, for eligible employees in the United States. The Company also sponsors pension plans in Germany, the Netherlands and the United Kingdom. In addition, the Company provides postretirement life insurance benefits to all current employees and provides certain retired and active employees with postretirement health care benefits.

As a result of corporate restructuring and layoffs during fiscal year 1999, the cash balance plan experienced a decline in the number of active participants. As of January 31, 1999, the number of employees affected was deemed significant. An interim measurement was performed and curtailment accounting was implemented. A $3.3 million curtailment gain was recognized, which reduced pension expense. As of the remeasurement date, the discount rate was reduced from 7.3% to 7.0%.

In 1998, the U.S. pension plan was amended, converting it from a final average pay plan to a cash balance plan. As a result of this plan amendment, the pension benefit obligation was reduced by $38.9 million. The reduction is being amortized over the average remaining service period of the active participants in the plan. Upon transition to the cash balance plan on January 1, 1998, the discount rate was reduced to reflect current market conditions. The impact of this change was an increase in the pension benefit obligation of $63.9 million as of January 1998.

The following tables provide information about changes in the benefit obligation and plan assets and the funded status of the Company's pension and postretirement benefit plans.

                                                     PENSION BENEFITS              POSTRETIREMENT BENEFITS
IN THOUSANDS                                       1999            1998              1999            1998
---------------------------------------------------------------------------------------------------------
CHANGE IN BENEFIT OBLIGATION
Beginning balance                           $   553,729     $   495,945       $    15,944     $    15,070
   Service cost                                  15,001          14,161               201             188
   Interest cost                                 38,082          37,829             1,102           1,145
   Actuarial loss                                 9,455          68,545             1,169           1,252
   Curtailment                                      367               -                 -               -
   Plan amendments                                  825         (38,882)                -               -
   CTE acquisition                                    -           2,732                 -               -
   Benefit payments                             (36,643)        (25,289)           (1,953)         (1,711)
   Exchange rate changes                         (3,906)         (1,736)                -               -
   Participant contributions                        626             424                 -               -
                                            -----------     -----------       -----------     -----------
Ending balance                              $   577,536     $   553,729       $    16,463     $    15,944
                                            ===========     ===========       ===========     ===========
CHANGE IN FAIR VALUE OF PLAN ASSETS
Beginning balance                           $   538,728     $   474,222                 -               -
   Actual return                                 49,559          86,512                 -               -
   Employer contributions                         3,505           4,208                 -               -
   Benefit payments                             (36,643)        (25,289)                -               -
   Other adjustments                             (6,524)           (925)                -               -
                                            -----------     -----------       -----------     -----------
Ending balance                              $   548,625     $   538,728                 -               -
                                            ===========     ===========       ===========     ===========

Net unfunded status of the plan             $    28,911     $    15,000       $    16,463     $    15,944
Unrecognized initial net
   obligation                                    (1,887)           (124)                -               -
Unrecognized prior service cost                  38,047          46,320            13,355          16,026
Unrecognized net gain (loss)                    (40,410)        (37,414)            7,300           9,112
                                            -----------     -----------       -----------     -----------
   Net liability recognized                 $    24,661     $    23,782       $    37,118     $    41,082
                                            ===========     ===========       ===========     ===========

The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for certain non-U.S. plans with accumulated benefit obligations in excess of plan assets were $22.9 million, $20.2 million and zero, respectively, for 1999, and $18.7 million, $17.2 million and zero, respectively, for 1998.

Assumptions used in the accounting for the Tektronix pension and postretirement benefit plans were:

ASSUMPTIONS ON A WEIGHTED AVERAGE BASIS                1999          1998          1997
---------------------------------------------------------------------------------------
PENSION BENEFITS
Discount rate                                           7.0%          7.0%          7.8%
Rate of compensation increase                           3.8%          3.7%          3.8%
Expected return on plan assets                         10.9%         10.9%         10.2%

POSTRETIREMENT BENEFITS
Discount rate                                           7.3%          7.3%          8.0%
Rate of compensation increase                           3.4%          3.8%          3.8%

Effective July 1, 1998, the Company replaced its self-funded indemnity health plan for retirees with an insured indemnity plan. The assumed health care cost trend rates used to measure the expected cost of benefits under the indemnity plan were assumed to increase by 13.3% for participants under the age of 65 and 15.6% for participants age 65 and over in the fiscal year 2000. Thereafter, these rates were assumed to gradually decrease until they reach 5.3% and 5.5%, respectively, in 2007. For the existing retiree HMO plans, the rate of increase in the cost of health care benefits was assumed to be 9.3% for 2000, decreasing gradually to a rate of 5.3% in 2007. A 1.0% change in these assumptions would not have a material effect on either the postretirement benefit obligation at May 29, 1999 or the benefit credit reported for 1999.

The components of net pension benefit cost and postretirement benefit credit recognized in income were:

IN THOUSANDS                                       1999            1998            1997
---------------------------------------------------------------------------------------
PENSION BENEFITS
Service cost                                $    15,001     $    14,161     $    12,084
Interest cost                                    38,082          37,829          37,627
Expected return on plan assets                  (50,890)        (48,634)        (39,335)
Amortization of transition asset                 (1,839)         (2,059)         (1,858)
Amortization of prior service cost               (4,039)         (2,209)           (740)
Curtailment gain                                 (3,311)              -               -
Recognized actuarial net loss                     3,722           1,792           2,655
Other benefit plans                               2,294           1,992           1,327
                                            -----------     -----------     -----------
     Net benefit cost (credit)              $      (980)    $     2,872     $    11,760
                                            ===========     ===========     ===========
POSTRETIREMENT BENEFITS
Service cost                                $       201     $       188     $       177
Interest cost                                     1,102           1,145           1,244
Amortization of prior service cost               (2,671)         (2,671)         (2,671)
Recognized net gain                                (644)           (747)           (631)
                                            -----------     -----------     -----------
     Net benefit credit                     $    (2,012)    $    (2,085)    $    (1,881)
                                            ===========     ===========     ===========

EMPLOYEE SAVINGS PLAN
The Company has an employee savings plan that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Participating U.S. employees may defer up to 15% of their compensation, subject to certain regulatory limitations. Employee contributions are invested, at the employees' direction, among a variety of investment alternatives. The Company's matching contribution, which was previously invested entirely in Company stock, was increased from 3% to 4% of compensation effective January 1, 1998, and may now be invested in any one of the 401(k) plan funds. In addition, the Company contributes Company stock to the plan for all eligible employees equal to 2% of compensation. The Company's total contributions were approximately $11.4 million in 1999, $16.4 million in 1998, and $14.2 million in 1997.

DERIVATIVE FINANCIAL INSTRUMENTS
The Company utilizes derivative financial instruments, primarily forward foreign currency exchange contracts, to reduce the impact of foreign currency exchange rate risks where natural hedging strategies cannot be effectively employed. At the end of 1999 and 1998, the notional amounts of the Company's outstanding contracts were $75.3 million and $127.4 million, respectively. The notional or contract amounts of the hedging instruments do not represent amounts exchanged by the parties and, thus, are not a measure of the Company's exposure due to the use of derivatives. The amounts exchanged are calculated on the basis of the notional amounts and other terms of the instruments. Generally, these contracts have maturities that do not exceed one year and require the Company to exchange foreign currencies for U.S. dollars at maturity.

The Company does not hold or issue derivative financial instruments for trading purposes. The purpose of the Company's hedging activities is to reduce the risk that the eventual cash flows of the underlying assets, liabilities and firm commitments will be adversely affected by changes in exchange rates. The Company's derivative activities do not create foreign currency exchange rate risk because fluctuations in the value of the instruments used for hedging purposes are offset by fluctuations in the value of the underlying exposures being hedged. The Company is exposed to credit-related losses in the event of nonperformance by counterparties to financial instruments. However, the Company has entered into these instruments with creditworthy financial institutions and considers the risk of nonperformance to be remote.

FAIR VALUE OF FINANCIAL INSTRUMENTS
For short-term financial instruments, including cash and cash equivalents, accounts receivable, short-term debt, accounts payable and accrued compensation, the carrying amount approximates the fair value because of the immediate or short-term nature of those instruments. The fair value of marketable equity securities is based on quoted market prices at the reporting date. The fair value of long-term debt is estimated based on quoted market prices for similar instruments or by discounting expected cash flows at rates currently available to the Company for instruments with similar risks and maturities. The differences between the fair values and carrying amounts of the Company's financial instruments, including derivatives, at May 29, 1999, and May 30, 1998, were not material.

CONCENTRATIONS OF CREDIT RISK
Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable. The risk is limited due to the large number of entities comprising the Company's customer base and their dispersion across many different industries and geographies. At May 29, 1999, the Company had no significant concentrations of credit risk.

COMPREHENSIVE INCOME

The Company adopted SFAS No. 130, "Reporting Comprehensive Income," as of the first quarter of fiscal year 1999. SFAS No. 130 establishes new rules for the reporting of comprehensive income and its components, but has no impact on the Company's net earnings or total shareholders' equity.

Comprehensive income (loss) and its components were as follows:

IN THOUSANDS                                            1999            1998            1997
--------------------------------------------------------------------------------------------
Net earnings (loss) (net of tax of
   $[24,067], 40,529 and 54,017,
   respectively)                                 $   (51,161)    $    82,285     $   114,785
Other comprehensive income (loss):
   Currency translation adjustment
      (net of  tax of $188, [9,089]
       and [11,748], respectively)                       281         (13,634)        (17,622)
   Unrealized gain (loss) on available-
       for-sale securities (net of tax of
       $878, [2,708] and 3,837, respectively)         (4,688)        (11,795)         14,566
   Reclassification adjustment for realized
       gains included in net income (net of
       tax of $[3,095], [11,298] and [12,120],
       respectively)                                  (4,642)        (16,946)        (18,180)
                                                 -----------     -----------     -----------
       Total comprehensive income (loss)         $   (60,210)    $    39,910     $    93,549
                                                 ===========     ===========     ===========

INCOME TAXES
The provision for income taxes consisted of:

IN THOUSANDS                                       1999            1998            1997
---------------------------------------------------------------------------------------
Current:
     Federal                                $   (20,003)    $    30,979     $    21,457
     State                                       (1,030)          5,060           3,742
     Non-U.S.                                    21,153          10,826           7,854
                                            -----------     -----------     -----------
                                                    120          46,865          33,053
Deferred:
     Federal                                    (29,178)           (180)         15,921
     State                                       (1,299)           (460)          2,015
     Non-U.S.                                     6,281          (5,696)          3,028
                                            -----------     -----------     -----------
                                                (24,196)         (6,336)         20,964
                                            -----------     -----------     -----------
        Total provision                     $   (24,076)    $    40,529     $    54,017
                                            ===========     ===========     ===========

The provisions differ from the amounts that would result by applying the U.S. statutory rate to earnings before taxes. A reconciliation of the difference is:

IN THOUSANDS                                            1999            1998            1997
--------------------------------------------------------------------------------------------
Income taxes based on U.S. statutory rate        $   (26,333)    $    42,985     $    59,081
State income taxes, net of U.S. tax                   (1,514)          2,990           3,742
Foreign sales corporation                                  -          (6,391)         (5,935)
Change in beginning of year valuation allowance            -            (505)         (3,824)
Other - net                                            3,771           1,450             953
                                                 -----------     -----------     -----------
        Total provision                          $   (24,076)    $    40,529     $    54,017
                                                 ===========     ===========     ===========

Tax benefits of $0.3 million, $7.8 million and $5.6 million associated with the exercise of employee stock options were credited to common stock in 1999, 1998 and 1997, respectively.

Net deferred tax assets and liabilities are included in the following consolidated balance sheet accounts:

IN THOUSANDS                                               1999            1998
-------------------------------------------------------------------------------
Other current assets                                $    59,325     $    52,434
Deferred tax assets                                      56,405          25,102
                                                    -----------     -----------
     Net deferred tax assets                        $   115,730     $    77,536
                                                    ===========     ===========

The temporary differences and carryforwards that gave rise to deferred tax assets and liabilities were as follows:

IN THOUSANDS                                               1999            1998
-------------------------------------------------------------------------------
Deferred tax assets:
     Reserves and other liabilities                 $    45,988     $    43,179
     Restructuring costs and separation programs         20,904           7,463
     Net operating losses                                20,786           5,324
     AMT and foreign tax credit carryforwards            20,412           8,243
     Accrued postretirement benefits                     14,949          16,022
     Accumulated depreciation                            12,348           9,162
     Intangibles                                          4,909           8,271
     Accrued pension liability                            3,382           6,632
                                                    -----------     -----------
        Gross deferred tax assets                       143,678         104,296
     Less valuation allowance                            (2,600)         (2,600)
                                                    -----------     -----------
        Deferred tax assets                             141,078         101,696
                                                    -----------     -----------
Deferred tax liabilities:
     Software development costs                         (26,280)        (19,167)
     Unrealized gains on marketable
        equity securities                                   932          (4,993)
                                                    -----------     -----------
        Deferred tax liabilities                        (25,348)        (24,160)
                                                    -----------     -----------
        Net deferred tax assets                     $   115,730     $    77,536
                                                    ===========     ===========

At May 29, 1999, there were $16.5 million of unused foreign tax credit carryovers which, if not used, will expire in 2004. There were $3.9 million of alternative minimum tax (AMT) credits that can be carried forward indefinitely. There were $15.0 million of U.S. net operating loss carryovers which, if not used, will expire in 2019.

U.S. taxes have not been provided on $103.2 million of accumulated unremitted earnings of non-U.S. subsidiaries because such earnings are or will be reinvested in operations or will be offset by appropriate credits for foreign income taxes paid.

QUARTERLY FINANCIAL DATA (UNAUDITED)
In the opinion of management, this unaudited quarterly financial summary includes all adjustments necessary to present fairly the results for the periods represented (in thousands, except per share amounts):

                                                AUG. 29,        NOV. 28,        FEB. 27,         MAY 29,
QUARTER ENDED                                      1998            1998            1999            1999
-------------------------------------------------------------------------------------------------------
Net sales                                   $   418,979     $   432,164     $   470,608     $   539,739
Gross profit                                    171,468         139,053         189,053         210,664
Operating income (loss)                          (7,360)       (123,618)         28,835          33,002
Earnings (loss) before taxes                     (6,858)       (126,280)         21,327          36,574
Net earnings (loss)                              (4,663)        (85,871)         14,502          24,871
Basic earnings (loss) per share             $     (0.09)    $     (1.82)    $      0.31     $      0.53
Diluted earnings (loss) per share                 (0.09)          (1.82)           0.31            0.53
Average shares outstanding:
     Basic                                       49,475          47,077          46,846          46,877
     Diluted                                     49,475          47,077          47,249          47,167
Dividends per share                         $      0.12     $      0.12     $      0.12     $      0.12
Common stock prices:
     High                                   $     38.38     $     25.75     $     32.38     $     29.44
     Low                                          16.56           13.69           19.38           17.56

                                                AUG. 30,        NOV. 29,        FEB. 28,         MAY 30,
QUARTER ENDED                                      1997            1997            1998            1998
-------------------------------------------------------------------------------------------------------
Net sales                                   $   481,274     $   529,046     $   517,570     $   557,912
Gross profit                                    201,273         191,995         224,854         247,205
Operating income (loss)                          38,317         (32,932)         48,599          61,317
Earnings (loss) before taxes                     39,874         (31,667)         51,106          63,501
Net earnings (loss)                              26,716         (21,217)         34,241          42,545
Basic earnings (loss) per share             $      0.53     $    (0.42)     $      0.68     $      0.84
Diluted earnings (loss) per share                  0.52          (0.42)            0.67            0.83
Average shares outstanding:
     Basic                                       50,303          50,546          50,483          50,452
     Diluted                                     51,442          50,546          51,408          51,413
Dividends per share                         $      0.10     $      0.12     $      0.12     $      0.12
Common stock prices:
     High                                   $     43.50     $     46.42     $     46.25     $     48.19
     Low                                          36.42           37.08           35.56           36.06

The Company's common stock is traded on the New York and Pacific Stock Exchanges. There were 3,834 shareholders of record at June 24, 1999. The market prices quoted above are the composite prices reported by The Wall Street Journal rounded to full cents per share.

Dividends are paid at the discretion of the Board of Directors dependent upon their judgment of the Company's future earnings, expenditures and financial condition.

All share and per share amounts have been restated to give effect to the three-for-two stock split effective October 31, 1997.

Selected Financial Data

AMOUNTS ARE IN MILLIONS, EXCEPT PER SHARE                               CONSOLIDATED FINANCIAL PERFORMANCE
AND EMPLOYEES. RETURNS ARE BASED
ON AVERAGE NET ASSETS.                                  1999            1998           1997           1996          1995
------------------------------------------------------------------------------------------------------------------------
Net sales                                         $  1,861.5      $  2,085.8     $  1,940.1     $  1,768.9    $  1,498.0
Gross margin                                            38.2%           41.5%          42.9%          41.9%         45.3%
     Excluding non-recurring charges (1)                39.7%           43.3%          42.9%          41.9%         45.3%
Research and development expenses                       11.0%            9.7%           9.7%           9.3%         11.1%
Selling, general and administrative expenses            25.8%           24.4%          24.8%          24.8%         26.7%
Operating margin                                        (3.7)%           5.5%           8.5%           8.1%          7.7%
     Excluding non-recurring charges (1)                 2.8%            9.3%           8.5%           8.1%          7.7%
Pretax margin                                           (4.0)%           5.9%           8.7%           8.0%          7.4%
     Excluding non-recurring charges (1)                 2.4%            9.7%           8.7%           8.0%          7.4%
Earnings margin                                         (2.7)%           3.9%           5.9%           5.6%          5.4%
     Excluding non-recurring charges (1)                 1.7%            6.5%           5.9%           5.6%          5.4%
Net earnings (loss)                               $    (51.2)     $     82.3     $    114.8     $     99.6    $     81.6
     Excluding non-recurring charges (1)          $     30.8      $    135.2     $    114.8     $     99.6    $     81.6
Basic earnings (loss) per share                   $    (1.07)     $     1.63     $     2.32     $     2.00          1.67
     Excluding non-recurring charges(1)           $     0.65      $     2.68     $     2.32     $     2.00    $     1.67
Diluted earnings (loss) per share                 $    (1.07)     $     1.60     $     2.29     $     1.95          1.64
     Excluding non-recurring charges(1)           $     0.64      $     2.63     $     2.29     $     1.95    $     1.64
Weighted average shares
  Outstanding:
     Basic                                              47.7            50.4           49.5           49.8          48.9
     Diluted                                            47.7            51.3           50.2           51.0          49.8
Dividends per share                               $     0.48      $     0.46     $     0.40     $     0.40    $     0.40
Cash and cash equivalents                         $     39.7      $    120.5     $    142.7     $     36.6          31.8
Total assets                                      $  1,359.4      $  1,389.2     $  1,316.7     $  1,328.5       1,218.3
Long-term debt                                    $    150.7      $    150.7     $    151.6     $    202.0         105.0
Total debt                                        $    266.4      $    156.1     $    157.7     $    246.6         192.6
Total capitalization                              $    621.6      $    784.9     $    771.3     $    675.3         604.2
Return on equity                                        (7.3)%          10.6%          15.9%          15.6%         15.2%
     Excluding non-recurring charges (1)                 4.0%           16.8%          15.9%          15.6%         15.2%
Ending shares outstanding                               46.9            50.3           50.1           49.0          49.6
Book value per share                              $    13.25      $    15.59     $    15.39     $    13.77    $    12.18
Closing share price                               $    23.19      $    38.25     $    38.25     $    25.25         30.67
Capital expenditures                              $    107.5      $    155.1     $    112.0     $    106.7         103.8
Depreciation expense                              $     71.4      $     65.9     $     59.6     $     47.1          40.9
Square feet in use                                       3.7             4.0            3.8            4.1           4.3
Employees                                              7,571           8,630          8,392          7,929         7,712
Net sales per employee
     (in thousands)                               $    246.1      $    241.7     $    231.2     $    223.1         194.2
Revenue from new products(2)                              71%             74%            73%            67%           62%

(1) Amounts for 1999 do not include non-recurring charges of $120.5 million pre-tax, $81.9 million net of tax ($1.71 per diluted share). Amounts for 1998 do not include non-recurring charges of $79.0 million pre-tax, $52.9 million net of tax ($1.05 per basic share, $1.03 per diluted share). See also the "Management
Review" and the "Non-recurring Charges" Note to the Consolidated Financial
Statements.

(2) Represents percentage of total product sales generated by products introduced within the last two years.

                                       40