Form 10-K, Exhibit 13
period 2000-05-27
TEKTRONIX INC
filed 2000-08-15
CIK 96879

MANAGEMENT REVIEW

FORWARD-LOOKING STATEMENTS
Statements and information included in this report that relate to future results and events (including new products) are based on the company's current expectations. Words such as "may," "could," "expects," "believes," "forecasts," "plans," "estimates," "intends" and "anticipates" constitute forward-looking statements subject to a number of risk factors, assumptions and uncertainties that could cause actual results to differ materially from those currently expected or desired. Some of these risk factors are discussed in the Risks and Outlook section of the Management Review.

GENERAL
Tektronix, Inc. (Tektronix or the company) historically operated in three major business divisions: Measurement, Color Printing and Imaging, and Video and Networking, as well as in five major geographies: the United States; Europe; the Americas, including Mexico, Canada and South America; the Pacific, excluding Japan; and Japan. During the year, the company sold the Color Printing and Imaging and Video and Networking divisions and now operates as a focused test, measurement and monitoring company, providing measurement solutions to customers in many industries, including computers, telecommunications and semiconductors.

     As a focused Measurement company, Tektronix enables its customers to design, build, deploy and manage next-generation global communications networks and internet technologies. Revenue is derived principally through the development and marketing of a broad range of products in several key product categories: oscilloscopes; logic analyzers; communications test equipment, including products for network monitoring and protocol test, broadband transmission test and mobile production test; video test equipment; and accessories. Revenue is also derived through providing support services for products sold worldwide.

SALE OF COLOR PRINTING AND IMAGING
On January 1, 2000, the company sold substantially all of the assets of the Color Printing and Imaging division to Xerox Corporation (Xerox). The purchase price was $925.0 million in cash, with certain liabilities of the division assumed by Xerox. During the third quarter of fiscal year 2000, Tektronix recorded a net gain of $340.3 million on this sale. The gain was calculated as the excess of the proceeds received over the net book value of the assets transferred, $198.5 million in income tax expense, a $60.0 million accrual for estimated liabilities related to the sale and $14.4 million in transaction and related costs.

     On January 26, 2000, Tektronix announced a plan for the use of the net proceeds from the sale. The plan included a common stock repurchase program, the repayment of substantially all of the company's outstanding short-term debt and the retention of the remaining proceeds for other corporate purposes. On February 23, 2000, the company purchased 0.1 million shares of its common stock for $44 per share, totaling $4.7 million, through a Dutch Auction tender offer. On March 15, 2000, the Board of Directors approved a program to purchase up to $545.0 million of the company's common stock on the open market or through negotiated transactions. As of May 27, 2000, the company had repurchased 0.7 million shares for $35.1 million under this program.

     The company accounted for the Color Printing and Imaging division as a discontinued operation in accordance with Accounting Principles Board (APB) Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." In accordance with this accounting guidance, operating results of the division through December 31, 1999, were excluded from each applicable line of the Consolidated Statements of Operations and included in Net earnings from discontinued operations for the periods reported. Net assets of the division were excluded from each applicable line of the Consolidated Balance Sheets for all periods reported and included in Net assets of discontinued operations on those statements. The cash flows of the division were also excluded from each applicable line of the Consolidated Statements of Cash Flows and included in Net cash provided by (used in) discontinued operations on those statements. During the year ended May 27, 2000, Color Printing and Imaging realized net sales of $369.5 million and a net loss from operations of $4.0 million. During the fiscal years ended May 29, 1999 and May 30, 1998, Color Printing and Imaging realized net sales of $725.4 million and $728.7 million and net earnings of $13.4 million and $45.2 million, respectively.

SALE OF VIDEO AND NETWORKING
On August 9, 1999, the company announced that it had reached an agreement to sell substantially all of the operating assets of its Video and Networking division to Grass Valley Group Inc. During the first quarter of 2000, Tektronix recorded pre-tax charges of $26.1 million for losses expected to be incurred in connection with the transaction. These charges were calculated based upon the excess of the estimated net book value of assets to be transferred over the proceeds, as well as asset impairments incurred as a result of the sale. On September 24, 1999, the companies closed the transaction. Tektronix received cash of $23.7 million, before transaction costs of $1.1 million, a note receivable of $22.5 million, and a 10% equity interest in Grass Valley Group Inc., which was recorded in Other long-term assets and accounted for under the cost method. The actual loss on the sale was $26.1 million.

     Management concluded that the sale of the Video and Networking division did not meet the criteria to be recorded as a discontinued operation in accordance with APB Opinion No. 30, as the VideoTele.com business, a portion of the division, was retained by the company. Accordingly, Video and Networking operating results through September 24, 1999, were included in results from continuing operations for the periods reported. During the year ended May 27, 2000, Video and Networking realized net sales of $59.6 million and operating losses of $21.3 million. For the years ended May 29, 1999 and May 30, 1998, Video and Networking net sales were $256.7 million and $368.2 million while operating results were losses of $42.6 million and income of $0.1 million, respectively.

     On February 25, 2000, Tektronix and Grass Valley Group Inc. entered into a subsequent agreement. Under this agreement, the company sold unbilled revenue on systems contracts in progress that were not a part of the original transaction. As consideration for the assets sold, the note receivable was amended to increase the principal balance and decrease the stated interest rate from 8% to 7%. The note is now carried at $27.9 million with $23.9 million classified as long-term and the remaining $4.0 million classified as short-term. In addition, a $4.6 million note receivable ($3.2 million short-term and $1.4 million long-term) was recorded for the sale of certain trade receivables that were also excluded from the original transaction. Charges of $5.5 million were incurred in conjunction with this subsequent agreement and were recorded in Charges related to the sale of Video and Networking on the Consolidated Statements of Operations. In addition, on May 25, 2000, Tektronix sold its 10% equity interest in Grass Valley Group Inc., to the majority shareholder of that company and received $6.5 million in cash, which approximated book value.

STRATEGIC ACQUISITIONS
During the year, the company completed the strategic acquisition of two companies for which the purchase prices and related goodwill were not material. On April 14, 2000, the company acquired Gage Applied Sciences, Inc. (Gage), a Montreal, Canada-based company focused on the high-performance, personal computer card-based instrumentation test market. In conjunction with that acquisition, the company expensed $1.1 million for the acquisition of in-process research and development (IPR&D), which was included in Non-recurring charges in the Consolidated Statements of Operations. On January 7, 2000, the company acquired Maxim Integrated Products Inc.'s (Maxim) 50% ownership interest in Maxtek Components Corporation (Maxtek), formerly a joint venture between Tektronix and Maxim, bringing the company's total ownership to 100%. Maxtek is focused on the design and manufacture of sophisticated multi-chip modules.

     The transactions were accounted for by the purchase method of accounting, and accordingly, the results of operations of Gage and Maxtek have been consolidated in the company's financial statements and included in the Measurement segment since the dates of acquisition. Pro forma comparative results of operations are not presented because they are not materially different from the company's reported results of operations.

FORMATION OF VIDEOTELE.COM AS A WHOLLY-OWNED SUBSIDIARY
On February 26, 2000, the company formed a new subsidiary and transferred to it substantially all of the assets and liabilities relating to its VideoTele.com business. All of the outstanding stock of this subsidiary is owned by the company, and employees of the company working for the subsidiary have received options to purchase approximately 25% of the equity of the subsidiary. The company is considering alternatives which could reduce its ownership in the subsidiary. VideoTele.com recorded net sales of $24.5 million in 2000, which were included in net sales of the Measurement segment.

SALE OF MERIX CORPORATION STOCK
In May 2000, the company sold 1.15 million shares of its investment in Merix Corporation (Merix) in conjunction with a public offering by Merix. This sale resulted in a net gain of approximately $11.4 million, which was included in Other income - net in the Consolidated Statements of Operations. The company's share of Merix' earnings through the date of sale of $1.9 million have been included in Equity in business ventures' earnings (loss) in the company's Consolidated Statements of Operations. As a result of this transaction, the company accounts for its remaining investment in Merix under the cost method and no longer records a portion of the earnings of Merix in its results of operations each period as it did under the equity method. The company intends to liquidate its remaining 0.5 million shares of Merix stock through open market sales over time.

SALE OF LAND AND BUILDINGS
During 2000, the company completed the sale of several significant buildings and parcels of land in conjunction with its plan to exit from and consolidate within facilities while transitioning to a focused Measurement business. These sales resulted in total pre-tax gains of approximately $22.6 million, which were included in Other income - net in the Consolidated Statements of Operations. Included were $12.2 million in gains on the sales of land and office, warehouse and manufacturing facilities in Oregon, an $8.7 million gain on the sale of an office facility in Marlow, England and a $1.7 million gain on the sale of a multi-function building in Australia.

                              RESULTS OF OPERATIONS

The company recognized consolidated net earnings of $349.0 million or $7.25 per diluted share for the year ended May 27, 2000, as compared to a net loss of $51.2 million or $1.07 per diluted share in 1999 and net earnings of $82.3 million or $1.60 per diluted share in 1998.

NET EARNINGS (LOSS) FROM CONTINUING OPERATIONS
The company recognized net earnings from continuing operations of $12.7 million, or $0.26 per diluted share, for the year ended May 27, 2000, as compared to a net loss from continuing operations of $64.5 million, or $1.35 per diluted share, during the same period in 1999. For the year ended May 30, 1998, the company realized net earnings from continuing operations of $37.0 million, or $0.72 per diluted share.

     During 2000, the company recorded pre-tax net non-recurring charges of $83.8 million ($54.5 million after-tax). These charges included $51.1 million in charges related to the 2000 restructuring plan, $31.6 million in charges related to the sale of Video and Networking and a $1.1 million IPR&D charge related to the acquisition of Gage. Excluding these charges, the company would have recognized net earnings from continuing operations of $67.2 million, or $1.40 per diluted share, for the year ended May 27, 2000.

     Highlights of results of operations, excluding non-recurring charges and as reported, for the fiscal year ended May 27, 2000 were as follows:

                                                                               EXCLUDING NON-     NON-RECURRING       RESULTS AS
IN THOUSANDS, EXCEPT PER SHARE AMOUNTS                                      RECURRING CHARGES           CHARGES         REPORTED
--------------------------------------------------------------------------------------------------------------------------------
Net sales                                                                  $        1,120,555   $            -  $      1,120,555
Cost of sales                                                                         581,433           14,758           596,191
Gross profit                                                                          539,122          (14,758)          524,364
Research and development expenses                                                     136,494                -           136,494
Selling, general and administrative expenses                                          317,212             (238)          316,974
Non-recurring charges                                                                       -           37,716            37,716
Charges related to the sale of Video and Networking                                         -           31,613            31,613
Operating income                                                                       87,965          (83,849)            4,116
Net earnings from continuing
     operations                                                            $           67,243   $      (54,517) $         12,726
Earnings per share from continuing
     operations - basic                                                    $             1.42   $        (1.15) $           0.27
Earnings per share from continuing
     operations - diluted                                                                1.40            (1.13)             0.26

Average shares outstanding - basic                                                     47,278           47,278            47,278
Average shares outstanding - diluted                                                   48,135           48,135            48,135

     Net earnings from continuing operations in 2000, included other income of $8.3 million, primarily comprised of approximately $22.6 million of gains on the sale of significant land and buildings, $7.1 million of losses on the disposition of other fixed assets, $11.6 million of gains resulting from the sale of marketable equity securities, a $3.7 million loss related to the impairment of stock warrants and $2.0 million of foreign currency losses. In addition, other income included $13.1 million of other expenses such as charitable contributions, bank fees, losses related to the impairment of other assets, losses on liabilities related to assets previously sold and other miscellaneous non-operating expenses.

     For the year ended May 29, 1999, the company would have recognized $17.4 million, or $0.36 per diluted share, in net earnings from continuing operations, excluding $81.9 million in after-tax net non-recurring charges.

     Highlights of results of operations, excluding non-recurring charges and as reported, for the fiscal year ended May 29, 1999 were as follows:

                                                                               EXCLUDING NON-     NON-RECURRING       RESULTS AS
IN THOUSANDS, EXCEPT PER SHARE AMOUNTS                                      RECURRING CHARGES           CHARGES         REPORTED
--------------------------------------------------------------------------------------------------------------------------------
Net sales                                                                  $        1,141,256   $       (5,120) $      1,136,136
Cost of sales                                                                         631,655           25,767           657,422
Gross profit                                                                          509,601          (30,887)          478,714
Research and development expenses                                                     140,646            4,019           144,665
Selling, general and administrative expenses                                          328,799              803           329,602
Non-recurring charges                                                                       -           84,780            84,780
Operating income (loss)                                                                30,926         (120,489)          (89,563)
Net earnings (loss) from continuing
     operations                                                            $           17,399   $      (81,932) $        (64,533)
Earnings (loss) per share from continuing
     operations - basic                                                    $             0.36   $        (1.72) $          (1.35)
Earnings (loss) per share from continuing
     operations - diluted                                                                0.36            (1.71)            (1.35)

Average shares outstanding - basic                                                     47,700           47,700            47,700
Average shares outstanding - diluted                                                   48,032           48,032            47,700

     Net earnings from continuing operations in 1999, included other income of $10.4 million, primarily comprised of approximately $14.3 million of gains on the sale of significant land and buildings, $2.2 million of losses on the disposition of other fixed assets, $6.4 million of gains resulting from the sale of marketable equity securities and $3.4 million of foreign currency losses. In addition, other income included $4.7 million of other expenses such as charitable contributions and bank fees.

     Fiscal year 1998 net earnings from continuing operations, included pre-tax non-recurring charges of $79.0 million ($52.9 million after-tax). Excluding these non-recurring charges, 1998 net earnings from continuing operations would have been $89.9 million or $1.75 per diluted share.

NET EARNINGS FROM DISCONTINUED OPERATIONS
The company recognized net earnings from discontinued operations of $336.3 million, or $6.99 per diluted share, for the year ended May 27, 2000, as compared to net earnings of $13.4 million, or $0.28 per diluted share, for the same period in 1999. For the year ended May 30, 1998, the company recognized $45.2 million, or $0.88 per diluted share, in net earnings from discontinued operations. Net earnings from discontinued operations for 2000 included the $340.3 million net gain on the sale of the Color Printing and Imaging division.

NON-RECURRING CHARGES
In the third quarter of 2000, the company announced and began to implement a series of actions (the 2000 plan) intended to further consolidate worldwide operations and transition the company from a portfolio of businesses to a smaller single business focused on test, measurement and monitoring. Major actions under the 2000 plan include the exit from and consolidation within underutilized facilities, including the write-off of assets that will be abandoned in conjunction with this action, the write-off and disposal of certain excess service and other inventories and focused headcount reductions to streamline the company's cost structure to that of a smaller focused Measurement business and to eliminate duplicative functions within the company's infrastructure. The company recorded pre-tax non-recurring charges of $64.8 million to account for these actions, including $19.1 million for the impairment of assets, $16.8 million for lease cancellation fees and future payments on exited leased facilities and volume-based contracts, $15.5 million for the write-off and disposal of excess inventories and $13.4 million for severance worldwide.

     The $19.1 million charge was taken to account for the write-off of assets that will be abandoned in conjunction with exited facilities, the impairment of certain assets that were appropriate to support a portfolio of businesses but are not required to support the focused Measurement business and the write-down of prepaid royalties that were impaired as a result of the decision to de-emphasize certain product lines that are not strategic to the company's business.

     The company also recorded a charge of $16.8 million to account for lease cancellation fees and future payments on exited leased facilities and volume-based contracts. The facilities being exited include excess administrative space and sales facilities. Many of the remaining sales personnel will work out of home offices.

     A charge of $15.5 million was taken to account for the write-off and disposal of certain service inventories impaired as a result of management's commitment to streamline Measurement's service business, and VideoTele.com inventory that was impaired due to the discontinuation of certain product lines.

     Lastly, $13.4 million in accrued compensation was recorded to reflect focused headcount reductions of 339 employees, a net increase of seven employees over the 332 reversed under the 1999 plan, to streamline the company's cost structure to that of a smaller focused Measurement business and to eliminate excess and duplicative functions. The planned reductions are primarily in manufacturing with the remaining cuts in administrative and sales functions worldwide.

     Total 2000 pre-tax net non-recurring charges of $83.8 million included $64.8 million in charges related to restructuring, $14.8 million in reversals of prior restructuring charges, $1.1 million in other restructuring-related adjustments, $31.6 million in charges related to the sale of Video and Networking and a $1.1 million IPR&D charge related to the Gage acquisition. For a discussion of the charges related to the sale of the Video and Networking division, see the Sale of Video and Networking section of this Management Review. The IPR&D charge is discussed in the Strategic Acquisitions section of this Management Review.

     In the second quarter of 1999, the company announced and began to implement a series of actions (the 1999 plan) intended to align Tektronix' worldwide operations with market conditions and to improve the profitability of its operations. The company recorded pre-tax charges of $125.7 million to account for these actions. During the third quarter of 2000, the company evaluated the remaining reserves under the 1999 plan, to determine whether they were still required. As a result of the sale of the Color Printing and Imaging division, the company determined that the $14.8 million balance in accrued compensation was not required, as the remaining 332 employees to be terminated were transferred to Xerox in conjunction with the sale or voluntarily left the company without severance. Accordingly, the excess reserves were reversed to non-recurring charges in the third quarter of 2000. Total 1999 pre-tax net non-recurring charges of $120.5 million included $125.7 million in charges related to the 1999 plan and ($5.2) million in restructuring-related and other non-recurring adjustments.

     During 1998, the company recorded pre-tax non-recurring charges of $79.0 million, consisting of $60.0 million in restructuring charges, as well as $17.0 million for the expensing of acquired IPR&D and $2.0 million of severance costs associated with the acquisition of Siemens' Communications Test Equipment GmbH. The restructuring charges represented the cost of a plan designed to return the Video and Networking division to profitable growth, including severance of $14.9 million, inventory impairments of $38.5 million, lease buy-outs and abandonment of facilities of $4.2 million and $2.4 million in asset impairments. All actions under this plan were completed or the charges were reversed before May 27, 2000, as the division was sold to Grass Valley Group Inc. during the year.

NET SALES
Consolidated net sales of $1,120.6 million for 2000 were down slightly from 1999 net sales of $1,136.1 million. This decline was due to the sale of the Video and Networking division during the year, which resulted in a $197.0 million decrease in that division's sales, offset in part by an increase in Measurement sales of $171.2 million and the addition of other sales of $10.3 million in 2000. These other sales represented circuit board sales to Grass Valley Group Inc. under a specific sales agreement that did not exist in 1999 or 1998 and will not continue in fiscal 2001.

     Net sales for Measurement were up 19% at $1,050.7 million, as compared to net sales of $879.5 million for 1999. Growth was driven by overall strength in the computer, telecommunications and semiconductor markets and sales of new products released late in fiscal year 1999 and during fiscal year 2000. Measurement experienced sales growth in all geographies. The United States and the Americas experienced the most significant sales growth, up $110.1 million or 25% and $25.3 million or 66% over 1999, respectively. Growth in these regions was realized across nearly all product lines, with particularly strong sales in oscilloscopes, logic analyzers and communications test products. Oscilloscope and logic analyzer sales increased due to favorable market conditions and strong demand for new products released late in fiscal year 1999 and during fiscal year 2000. Growth in the sale of communications products was driven by strong demand for mobile production test products, protocol analysis products and a new high speed optical transmission test product.

     Consolidated net sales for 1999 were 16% lower than net sales of $1,357.1 million in 1998. Measurement net sales for 1999 were 11% lower than sales of $988.9 million for 1998. The decline in 1999 was attributed mainly to softness in the semiconductor industry in the first half of the year and the worldwide effects of the Asian economic crisis.

ORDERS
Consolidated orders for 2000 were $1,106.3 million, up $54.8 million or 5% over orders of $1,051.5 million in 1999, due to an increase of $249.4 million in Measurement orders, offset in part by a decrease of $194.6 million in Video and Networking orders.

     Measurement orders for 2000 were $1,067.3 million, up $249.4 million or 30% over 1999 orders of $817.9 million. Orders were up across all geographies, with the United States and the Pacific experiencing the largest increases. Orders from the United States were $565.5 million, up $155.9 million or 38%, while orders from the Pacific were $133.0 million, up $29.4 million or 28%, impacted by the same favorable conditions that impacted net sales. While the company expects continued strong Measurement orders, management does not expect to realize similar year-over-year orders growth in the next fiscal year due to favorable comparisons of 2000 over 1999.

     Consolidated 1998 orders were $1,244.8 million, while Measurement orders were $886.9 million. Orders for 1999 declined from those for 1998 due to the same negative conditions that impacted net sales.

GROSS PROFIT
The company's gross profit from continuing operations was $524.4 million for the year ended May 27, 2000, an increase from gross profit of $478.7 million for 1999. Excluding net non-recurring charges to cost of sales of $14.8 million in 2000, gross profit was $539.1 million or 48.1% of net sales. This is compared to gross profit of $509.6 million or 44.7% of net sales, excluding non-recurring charges to sales and cost of sales of $5.1 million and $25.8 million, respectively, for 1999. The significant increase in gross margin in the current year was due mainly to the sale of the Video and Networking division and overall improvement in Measurement margins.

     Measurement gross profit improved in each of the last three years. In 2000, Measurement gross profit grew to $529.8 million, or 50.4% of net sales, from $432.6 million or 49.2% of net sales for 1999. The increase resulted mainly from higher sales levels and improved margins. Gross margins improved due to higher margins on oscilloscopes introduced late in fiscal year 1999, higher margins on communications products introduced during 2000 and increased sales volume on a partially fixed cost base.

     Excluding non-recurring charges to cost of sales of $38.5 million, 1998 gross profit was $625.2 million or 46.1% of net sales. Overall margins decreased from 1998 to 1999 for the same reasons as net sales during that period. Measurement gross profit was $481.4 million or 48.7% of net sales in 1998. Despite the decrease in sales from 1998 to 1999, Measurement gross margins improved due to the favorable mix of products sold, higher returns on pension assets allocated to the division and lower incentive related costs incurred during 1999.

OPERATING EXPENSES
For the year ended May 27, 2000, operating expenses were $520.2 million, down from $568.3 million for 1999. Excluding non-recurring charges of $69.1 million, 2000 operating expenses were $451.2 million, down $27.5 million from 1999 operating expenses of $478.7 million, excluding non-recurring charges of $89.6 million. This decline was due mainly to a decrease in selling, general and administrative expenses and earnings from investments in business ventures in 2000 as compared to losses in 1999.

     Excluding non-recurring charges of $(0.3) million, selling, general and administrative expenses were $317.2 million or 28% of net sales for 2000, a decrease of $11.6 million from $328.8 million or 29% of net sales, excluding $0.8 million of non-recurring charges, for 1999. This decline resulted primarily from only four months of Video and Networking results included in the current year, offset in part by an increase in commissions on higher sales and other performance-related incentives and bonuses.

     Equity in business ventures' earnings (loss) increased from losses of $9.2 million in 1999 to income of $2.5 million in 2000. The significant losses in 1999 resulted mainly from $5.5 million of Merix' losses and $4.6 million of Sony/Tektronix' losses.

     Operating expenses for 1998 were $539.6 million or $499.1 million, excluding $40.5 million in net non-recurring charges. The $20.4 million decline from 1998 to 1999 was due mainly to a decrease in selling, general and administrative expenses, offset in part by the losses from business ventures in 1999 discussed above. Selling, general and administrative expenses were $358.7 million in 1998 or 26% of net sales. The $29.9 million decrease from 1998 to 1999 was primarily due to the restructuring actions and cost reduction efforts during that period.

NON-OPERATING INCOME AND EXPENSE
Interest expense was $15.8 million, $17.8 million and $14.0 million in 2000, 1999 and 1998, respectively. Interest expense fluctuated in direct proportion to the amount of short-term debt held by the company in each year. Interest income was $23.0 million, $2.1 million and $4.0 million in 2000, 1999 and 1998 respectively. The significant increase in 2000 was mainly due to interest earned on the proceeds from the sale of the Color Printing and Imaging division.

     Other income - net was $8.3 million in 2000, as compared to $10.4 million and $18.3 million in 1999 and 1998, respectively. Other income included $15.5 million, $12.1 million and ($2.4) million of net gains (losses) on the disposition of fixed assets in 2000, 1999 and 1998, respectively. Also included were $7.9 million, $6.4 million and $28.3 million of net gains on the sale of marketable equity securities in 2000, 1999 and 1998 respectively. Partially offsetting these gains were other losses and expenses of $13.1 million in 2000 and $4.7 million and $7.3 million in 1999 and 1998, respectively. These other losses and expenses included charitable contributions, bank fees, losses related to the impairment of other assets, losses on liabilities related to assets previously sold and other miscellaneous non-operating expenses.

INCOME TAXES
Income tax expense from continuing operations was $6.9 million in 2000, as compared to an income tax benefit of $30.4 million in 1999 and expense of $18.2 million in 1998. The increase in expense in 2000 is due mainly to increased earnings from continuing operations before taxes. The decrease from 1998 to 1999 is due mainly to losses from continuing operations before taxes in 1999 as compared to earnings from continuing operations before taxes in 1998.

     Income tax expense related to discontinued operations was $196.4 million in 2000, including $198.5 million in expense related to the gain on the sale of the Color Printing and Imaging division, offset in part by a tax benefit of $2.1 million related to the 2000 net operating loss from the division. Tax expense related to earnings from discontinued operations was $6.3 million in 1999 and $22.3 million in 1998.

     The company's effective tax rate for 2000 was 35% as compared to 32% in 1999 and 33% in 1998. The increase in the tax rate from 1999 to 2000 was attributed mainly to the significant gain on the sale of the Color Printing and Imaging division realized in 2000. The decrease from 1998 to 1999 was mainly due to the losses before taxes in 1999.

FINANCIAL CONDITION

LIQUIDITY AND CAPITAL RESOURCES
At May 27, 2000, the company held $783.7 million in cash and cash equivalents and short-term investments, as well as bank credit facilities totaling $272.3 million, of which $263.7 million was unused. Unused facilities included $113.7 million in miscellaneous lines of credit and $150.0 million under revolving credit agreements with United States and foreign banks.

     At May 27, 2000, the company's working capital was $781.8 million, an increase of $393.8 million from the end of 1999. Current assets increased $325.6 million during 2000, with increases in cash and cash equivalents and short-term investments, offset in part by the sale of the net assets associated with the Color Printing and Imaging division, which were $339.0 million at year end, and decreases in inventories and other current assets.

     Cash and cash equivalents increased $644.1 million during 2000. Significant sources of cash included: $906.1 million in net proceeds from the sale of the Color Printing and Imaging division; $53.1 million in net proceeds from sales of fixed assets; $22.6 million in net proceeds from the sale of Video and Networking and $21.4 million in net proceeds from the sale of marketable equity securities. Significant outflows of cash included: approximately $123.0 million in tax payments; $115.7 million in short-term debt; $99.9 million in short-term investments; a $42.5 million funding of the company's cash balance pension plan; $42.3 million in capital expenditures; $36.7 million in cash payments related to the 2000 restructuring plan; $16.9 million in dividends paid and approximately $13.0 million used in acquisitions of businesses. Cash flows from operating activities and borrowing capacity are expected to be sufficient to fund operations and capital expenditures through May 2002.

     Short-term investments were funded with a portion of the proceeds from the sale of the Color Printing and Imaging division, which were invested in various types of current investments with maturities greater than 90 days and less than one year.

     Inventory declined $44.3 million, due mainly to $43.6 million of Video and Networking inventory that was eliminated due to the sale of the division to Grass Valley Group Inc. Excluding the decline above, overall inventory was nearly flat. Measurement and other inventory increased $14.8 million on higher sales, offset by the $15.5 million 2000 non-recurring charge.

     Other current assets decreased $37.4 million from 1999, primarily due to a net decrease of $31.3 million in current income tax benefits - net, mainly as a result of the sale of the Color Printing and Imaging division. In addition, there was a $5.9 million decrease in prepaid expenses from 1999 due mainly to the write-down of prepaid royalties that were impaired as a result of the decision to de-emphasize certain product lines that are not strategic to the company's business and an overall decrease in other prepaid expenses due to the decrease in the size of the company.

     Short-term debt declined $115.2 million as the debt was repaid with cash received from the sale of the Color Printing and Imaging division. Accrued compensation declined $13.4 million, due mainly to a $49.5 million decrease in accrued payroll, including a $24.7 million decline in restructuring reserves and other declines related to reduced headcount, partially offset by a $36.1 million increase in unpaid incentives and benefits.

     Accounts payable and accrued liabilities increased $50.5 million, due mainly to the recording of $60.0 million in accruals for estimated liabilities related to the sale of the Color Printing and Imaging division and the recording of $3.3 million of accruals related to assets previously sold, offset in part by the payment of Video and Networking payables not sold to Grass Valley Group Inc.

     Deferred revenue increased $9.9 million due mainly to the sale of unbilled revenues on Video and Networking systems contracts to Grass Valley Group Inc.

LONG-TERM FINANCIAL POSITION
Net property, plant and equipment decreased $95.2 million due to the disposition of assets during the year with a net book value of $70.5 million, restructuring-related asset impairment charges of $22.8 million and depreciation expense of $44.3 million, offset in part by $42.4 million in capital expenditures (other than expenditures related to business acquisitions). Assets sold during the year included $23.4 million in Video and Networking assets.

     Other long-term assets increased $81.4 million, due mainly to an increase of $60.5 million in prepaid pension cost and the recording of the $23.9 million long-term portion of a note receivable from Grass Valley Group Inc. Prepaid pension cost increased due to a $42.5 million required funding of the pension plan in the third quarter of 2000, as well as $10.3 million of income generated by plan assets and $7.7 million of net curtailment gains realized as a result of the sales of Video and Networking and Color Printing and Imaging in 2000.

     The $356.0 million increase in shareholders' equity is due mainly to $349.0 million in net earnings, $58.8 million in stock issuances and $18.1 million in tax credits received as a result of options exercised, offset in part by $16.9 million in dividends paid and $65.4 million in common stock repurchases. Effective after the payment of the second quarter 2000 dividend on January 31, the company discontinued the payment of cash dividends to shareholders in order to reinvest future earnings in targeted growth opportunities.

                                RISKS AND OUTLOOK

Many risk factors could materially impact the company's results of operations, financial condition and cash flows. These risks are related to, but are not limited to, timely delivery of competitive products, competition, supplier risks, worldwide economic and market conditions, the transition to a smaller company, comparability of results, intellectual property risks, environmental risks, financial market risk and other risk factors listed here and from time-to-time in the company's filings with the Securities and Exchange Commission and press releases.

TIMELY DELIVERY OF COMPETITIVE PRODUCTS
Tektronix sells its products to customers that participate in rapidly changing high technology markets, which are characterized by short product life cycles. The company's ability to deliver a timely flow of competitive new products and market acceptance of those products, as well as the ability to increase production or to develop and maintain effective sales channels, is essential to growing the business. Because Tektronix sells test and measurement products that enable its customers to develop new technologies, the company must accurately predict the ever-evolving needs of those customers and deliver appropriate products and technologies at competitive prices to meet customer demands. The company's ability to deliver such products could be affected by engineering or other development program slippage as well as the availability of parts and supplies from third party providers on a timely basis and at reasonable prices. Failure to deliver competitive products in a timely manner and at a reasonable price could have an adverse effect on the results of operations, financial condition or cash flows of the company.

COMPETITION
Tektronix participates in the highly competitive test, measurement and monitoring industry, competing directly with Agilent Technologies, Inc., TTC/Wavetek, Wandel and Goltermann, Inc., LeCroy Corporation and others for customers. Competition in the company's business is based primarily on product performance, technology, customer service, product availability and price. Some of the company's competitors may have greater resources to apply to each of these factors and in some cases have built significant reputations with the customer base in each market in which Tektronix competes. The company faces pricing pressures that have had and may continue to have an adverse impact on the company's earnings. If the company is unable to compete effectively on these and other factors, it could have a material adverse effect on the company's results of operations, financial condition or cash flows.

     In the current business environment, the company must also compete with these and other companies to attract and retain talented employees who will be key to the on-going success of the company. Risks relating to this competition could include higher than anticipated compensation expense, additional stock option issuances, new product delays and other related delays in the execution of the company's strategic plan.

SUPPLIER RISKS
The company's manufacturing operations are dependent on the ability of suppliers to deliver quality components, subassemblies and completed products in time to meet critical manufacturing and distribution schedules. The company periodically experiences constrained supply of certain component parts in some product lines as a result of strong demand in the industry for those parts. Such constraints, if persistent, may adversely affect operating results until alternate sourcing can be developed. Volatility in the prices of these component parts, an inability to secure enough components at reasonable prices to build new products in a timely manner in the quantities and configurations demanded or, conversely, a temporary oversupply of these parts, could adversely affect the company's future operating results.

WORLDWIDE ECONOMIC AND MARKET CONDITIONS
Tektronix currently maintains operations in the U.S., Europe, the Pacific, the Americas and Japan. During the last fiscal year, nearly one-half of the company's revenues were from international sales. In addition, some of the company's manufacturing operations and key suppliers are located in foreign countries. As a result, the business is subject to the worldwide economic and market conditions risks generally associated with doing business abroad, such as fluctuating exchange rates, the stability of international monetary conditions, tariff and trade policies, domestic and foreign tax policies, foreign governmental regulations, political unrest, disruptions or delays in shipments and changes in other economic conditions. These factors, among others, could influence the company's ability to sell in international markets, as well as its ability to manufacture products or procure supplies. A significant downturn in the global economy could adversely affect the company's results of operations, financial position or cash flows.

TRANSITION TO A SMALLER COMPANY
Tektronix is in the process of transitioning from a portfolio of businesses to a company focused solely on the test, measurement and monitoring market. During fiscal year 2000, Tektronix divested itself of two of its three previously existing business divisions, Video and Networking and Color Printing and Imaging. Risks associated with these divestitures and the overall transition include the retention of some potential liabilities and other exposures related to a larger more diversified business, and the ability to successfully implement the strategic direction and restructuring actions announced in fiscal 1999 and 2000, including consolidating duplicative functions and re-sizing the existing cost structure to that of a smaller company. Failure to successfully resolve issues related to this transition in a timely manner could adversely affect the company's future results of operations, financial condition or cash flows.

COMPARABILITY OF RESULTS
During 1999, the company was subject to the effects of the Asian economic crisis and its impact on the entire global economy, which resulted in lower-than-expected sales, orders, margins and growth for the company in that year. During 2000, the global economy has improved resulting in favorable comparisons to 1999. Although management expects continued strong growth through fiscal year 2001, it does not expect growth of the magnitude experienced in 2000 on an on-going basis. These and other factors inherent to the company's business, including the effects of estimates, assumptions and allocations used in the preparation of stand-alone Measurement financial statements on the comparability of reported figures and the reliability of ratios and trends calculated based upon these results make it difficult to predict operating results for future quarters.

INTELLECTUAL PROPERTY RISKS
As a technology-based company, Tektronix' success depends on developing and protecting its intellectual property. Tektronix relies generally on patent, copyright, trademark and trade secret laws in the United States and abroad. Electronic equipment as complex as most of the company's products, however, is generally not patentable in its entirety. Tektronix also licenses intellectual property from third parties and relies on those parties to maintain and protect their technology. The company cannot be certain that actions the company takes to establish and protect proprietary rights will be adequate. If the company is unable to adequately protect its technology, or if the company is unable to continue to obtain or maintain licenses for protected technology from third parties, it could have a material adverse affect on the company's results of operations and financial condition. From time to time in the usual course of business, the company receives notices from third parties regarding intellectual property infringement or takes action against others with regard to intellectual property rights. Even where the company is successful in defending or pursuing such claims, the company may incur significant costs. In the event of a successful claim against the company, Tektronix could lose its rights to needed technology or be required to pay license fees for the infringed rights, either of which could have an adverse impact on the company's business.

ENVIRONMENTAL RISKS
Tektronix is subject to a variety of federal, state, local and foreign environmental regulations relating to the use, storage, discharge and disposal of its hazardous chemicals used during the company's manufacturing process. The company operates a licensed hazardous waste management facility at its Beaverton campus. If Tektronix fails to comply with any present and future regulations, the company could be subject to future liabilities or the suspension of production. In addition, such regulations could restrict the company's ability to expand its facilities or could require Tektronix to acquire costly equipment, or to incur other significant expenses to comply with environmental regulations.

FINANCIAL MARKET RISK
The company is exposed to financial market risks, including interest rate, equity price, and foreign currency exchange rate risks.

     The company is exposed to interest rate risk primarily through its short-term investments and long-term borrowings, which are used to finance operations. The company does not hedge its interest rate exposure. The company invests primarily in short-term, investment grade securities of various issuers, types and maturities. These investments are held by high-quality financial institutions, government and government agencies and corporations, thereby reducing credit risk. As of May 27, 2000, and May 29, 1999, the weighted average maturity of the portfolio was less than two months. The company enters into debt obligations to support general corporate purposes, including acquisitions, working capital requirements and capital expenditures. At May 27, 2000 and May 29, 1999, the company's debt obligations had fixed interest rates. In management's opinion, a 10% change in interest rates would not be material to the company's results of operations, financial condition or cash flows.

The company is exposed to equity price risk primarily through its marketable equity securities portfolio, including investments in Merix and other companies. The company has not entered into any hedging programs to mitigate equity price risk. In management's opinion, an adverse change of 20% in the value of theses securities would not be material to the company's results of operations, financial condition or cash flows.

The company is exposed to foreign currency exchange rate risk primarily through transactions and commitments denominated in foreign currencies. The company utilizes natural hedges as well as derivative financial instruments, primarily forward foreign currency exchange contracts, to mitigate this risk. The company's policy is to only enter into derivative transactions when the company has an identifiable exposure to risk, thus not creating additional foreign currency exchange rate risk. In management's opinion, a hypothetical 10% adverse change in foreign currency exchange rates would not have a significant effect on the company's results of operations, financial position or cash flows.

OTHER RISK FACTORS
Other risk factors include but are not limited to changes in the mix of products sold, regulatory and tax legislation, changes in effective tax rates, inventory risks due to changes in market demand or the company's business strategies, potential litigation and claims arising in the normal course of business, credit risk of customers, the fact that a substantial portion of the company's sales are generated from orders received during each quarter and other risk factors.

                        RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." The statement will require recognition of all derivatives as either assets or liabilities on the balance sheet at fair value. The statement is effective for the company's fiscal year 2002, as deferred by SFAS No. 137, but early adoption is permitted. Management has not yet completed an evaluation of the effects this standard will have on the company's consolidated financial statements.

In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements." The effective date of the bulletin was delayed according to SAB No. 101A and SAB No. 101B and will be effective for the company's fourth quarter of fiscal year 2001. Management has not yet completed an evaluation of the effects this bulletin will have on the company's consolidated financial statements.

MANAGEMENT'S LETTER

     The consolidated financial statements of Tektronix, Inc. and subsidiaries have been prepared by management and have been audited by Tektronix' independent auditors, Deloitte & Touche LLP, as stated in their independent auditors' report. Management is responsible for the consolidated financial statements, which have been prepared in conformity with accounting principles generally accepted in the United States of America and include amounts based on management's judgment.
     Management is also responsible for maintaining internal control, including systems designed to provide reasonable assurance that assets are safeguarded and that transactions are executed and recorded in accordance with established policies and procedures.
     Tektronix' controls and systems were developed by Tektronix management and have the full support and endorsement of the Board of Directors. Compliance is mandatory.
     The Board of Directors is responsible for the company's financial and accounting policies, practices and reports. Its Audit Committee, as prescribed by its charter, is composed entirely of outside directors and meets regularly with the independent auditors, representatives of management, and the internal auditors to review accounting, reporting, auditing and internal control matters. Both the independent auditors and the internal auditors have access to the Audit Committee, with and without management representatives in attendance.


MERRILL A. MCPEAK

MERRILL A. MCPEAK
Chairman, Audit Committee


COLIN L. SLADE

COLIN L. SLADE
Vice President and
Chief Financial Officer


INDEPENDENT AUDITORS' REPORT

TO THE DIRECTORS AND SHAREHOLDERS OF TEKTRONIX, INC.:

     We have audited the accompanying consolidated balance sheets of Tektronix, Inc. and subsidiaries as of May 27, 2000 and May 29, 1999, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years ended May 27, 2000, May 29, 1999, and May 30, 1998. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Tektronix, Inc. and subsidiaries at May 27, 2000 and May 29, 1999, and the results of their operations and their cash flows for the years ended May 27, 2000, May 29, 1999, and May 30, 1998, in conformity with accounting principles generally accepted in the United States of America.




DELOITTE & TOUCHE LLP

Portland, Oregon
June 23, 2000

CONSOLIDATED STATEMENTS OF OPERATIONS

IN THOUSANDS, EXCEPT PER SHARE AMOUNTS
FOR THE YEARS ENDED                                                                 MAY 27,2000     MAY 29,1999      MAY 30,1998
--------------------------------------------------------------------------------------------------------------------------------
Net sales                                                                       $     1,120,555 $     1,136,136 $      1,357,105
Cost of sales                                                                           596,191         657,422          770,416
                                                                                ------------------------------------------------
     Gross profit                                                                       524,364         478,714          586,689
Research and development expenses                                                       136,494         144,665          142,960
Selling, general and administrative expenses                                            316,974         329,602          358,686
Equity in business ventures' earnings (loss)                                              2,549          (9,230)           2,513
Non-recurring charges                                                                    37,716          84,780           40,478
Charges related to the sale of Video and Networking                                      31,613           -                  -
                                                                                ------------------------------------------------
     Operating income (loss)                                                              4,116         (89,563)          47,078
Interest expense                                                                         15,798          17,838           14,039
Interest income                                                                          22,978           2,126            3,963
Other income - net                                                                        8,285          10,373           18,290
                                                                                ------------------------------------------------
     Earnings (loss) from continuing operations
        before taxes                                                                     19,581         (94,902)          55,292
Income tax expense (benefit)                                                              6,855         (30,369)          18,247
                                                                                ------------------------------------------------
     Net earnings (loss) from continuing
        operations                                                                       12,726         (64,533)          37,045

Discontinued operations:
     Earnings (loss) from operations of Color Printing and Imaging (less applicable income tax expense (benefit) of $(2,063),
        6,293 and 22,282, respectively)                                                  (3,995)         13,372           45,240

     Gain on sale of Color Printing and
        Imaging (less applicable income tax
        expense of $198,476)                                                            340,307               -                -
                                                                                ------------------------------------------------
     Net earnings from discontinued
        operations                                                                      336,312          13,372           45,240
                                                                                ------------------------------------------------
Net earnings (loss)                                                             $       349,038  $      (51,161)  $       82,285
                                                                                ================================================
Earnings (loss) per share - basic                                               $          7.38  $        (1.07)  $         1.63
Earnings (loss) per share - diluted                                                        7.25           (1.07)            1.60

Earnings (loss) per share from continuing
     operations - basic                                                                    0.27           (1.35)            0.73
Earnings (loss) per share from continuing
     operations - diluted                                                                  0.26           (1.35)            0.72

Earnings per share from discontinued
     operations - basic                                                                    7.11            0.28             0.90
Earnings per share from discontinued
     operations - diluted                                                                  6.99            0.28             0.88

Dividends per share                                                                        0.36            0.48             0.46
Average shares outstanding - basic                                                       47,278          47,700           50,438
Average shares outstanding - diluted                                                     48,135          47,700           51,320

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED BALANCE SHEETS

IN THOUSANDS                                                                                        MAY 27,2000      MAY 29,1999
--------------------------------------------------------------------------------------------------------------------------------
ASSETS
Current assets:
     Cash and cash equivalents                                                                  $       683,808  $        39,747
     Short-term investments                                                                              99,897                -
     Accounts and notes receivable - net                                                                188,987          186,668
     Inventories - net                                                                                  114,001          158,305
     Net assets of discontinued operations                                                                    -          338,990
     Other current assets                                                                                25,364           62,728
                                                                                                --------------------------------
        Total current assets                                                                          1,112,057          786,438

Property, plant and equipment - net                                                                     188,544          283,769
Deferred tax assets                                                                                      30,928           56,405
Other long-term assets - net                                                                            203,108          121,723
                                                                                                --------------------------------
        Total assets                                                                            $     1,534,637  $     1,248,335
                                                                                                ================================

LIABILITIES AND SHAREHOLDERS' EQUITY
     Current liabilities:
     Short-term debt                                                                            $           505  $       115,687
     Accounts payable and accrued liabilities                                                           221,767          171,306
     Accrued compensation                                                                                95,623          108,982
     Deferred revenue                                                                                    12,329            2,438
                                                                                                --------------------------------
        Total current liabilities                                                                       330,224          398,413

Long-term debt                                                                                          150,369          150,722
Other long-term liabilities                                                                              76,450           77,638
Commitments and contingencies                                                                                 -                -
Shareholders' equity:
     Preferred stock, no par value
        (authorized 1,000 shares; none issued)                                                                -                -
     Common stock, no par value
        (authorized 200,000 shares; issued and outstanding
        47,542 in 2000, and 46,909 in 1999)                                                             198,868          143,263
Retained earnings                                                                                       753,796          458,613
Accumulated other comprehensive income                                                                   24,930           19,686
                                                                                                --------------------------------
        Total shareholders' equity                                                                      977,594          621,562
                                                                                                --------------------------------
        Total liabilities and shareholders' equity                                              $     1,534,637  $     1,248,335
                                                                                                ================================

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

IN THOUSANDS
FOR THE YEARS ENDED                                                                 MAY 27,2000     MAY 29,1999      MAY 30,1998
--------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings (loss)                                                             $       349,038 $       (51,161)    $     82,285
Adjustments to reconcile net earnings (loss) to net cash
     provided by (used in) operating activities:
        (Earnings) loss from discontinued operations                                      3,995         (13,372)         (45,240)
        Pre-tax gain on sale of Color Printing and Imaging                             (538,783)              -                -
        Pre-tax net non-recurring charges                                                37,455          94,722           40,478
        Charges related to the sale of Video and Networking                              31,613               -                -
        Depreciation and amortization expense                                            44,124          61,287           52,442
        Payment to fund pension plan                                                    (42,500)              -                -
        Inventory write-down related to restructuring                                    14,758          25,767           38,482
        Deferred income tax expense (benefit)                                            21,263         (24,196)          (6,336)
        (Gain) loss on disposition of fixed assets                                      (15,550)        (12,104)           2,422
        Gain on sale of marketable equity securities                                     (7,889)         (6,455)         (28,269)
        Equity in business ventures' (earnings) loss                                     (2,549)          9,230           (2,513)
Changes in operating assets and liabilities:
        Accounts receivable                                                                 163          41,864            1,388
        Inventories                                                                     (19,380)         (5,774)         (20,169)
        Other current assets                                                             33,623         (32,814)           6,363
        Accounts payable                                                                (19,363)        (25,725)          38,576
        Accrued compensation                                                            (10,037)        (63,520)           5,325
        Deferred revenue                                                                 13,463           3,704           (9,093)
Other - net                                                                              19,816             809           (3,099)
                                                                                ------------------------------------------------
     Net cash provided by (used in)
         continuing operations                                                          (86,740)          2,262          153,042
     Net cash provided by (used in)
         discontinued operations                                                         22,401         (46,587)         (60,356)
                                                                                ------------------------------------------------
     Net cash provided by (used in) operating activities                                (64,339)        (44,325)          92,686
                                                                                ------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property, plant and equipment                                            (42,253)        (71,556)         (80,123)
Acquisition of businesses                                                               (12,975)         (4,300)         (46,600)
Short-term investments                                                                  (99,897)              -                -
Net proceeds from sale of Color Printing and Imaging                                    906,135               -                -
Net proceeds from sale of Video and Networking                                           22,600               -                -
Net proceeds from sale of fixed assets                                                   53,124          24,187            3,601
Net proceeds from sale of marketable equity securities                                   21,383           8,929           36,114
                                                                                ------------------------------------------------
     Net cash provided by (used in) investing activities                                848,117         (42,740)         (87,008)
                                                                                ------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Net change in short-term debt                                                          (115,737)        110,069             (713)
Issuance of long-term debt                                                                    -               -              125
Repayment of long-term debt                                                                (502)           (629)          (1,023)
Issuance of common stock                                                                 58,826           5,260           35,358
Repurchase of common stock                                                              (65,382)        (85,524)         (38,422)
Dividends paid                                                                          (16,922)        (22,905)         (23,188)
                                                                                ------------------------------------------------
     Net cash provided by (used in)
        financing activities                                                           (139,717)          6,271          (27,863)
                                                                                ------------------------------------------------
Net increase (decrease) in cash and cash equivalents                                    644,061         (80,794)         (22,185)
Cash and cash equivalents at beginning of year                                           39,747         120,541          142,726
                                                                                ------------------------------------------------
Cash and cash equivalents at end of year                                        $       683,808 $        39,747     $    120,541
                                                                                ================================================
SUPPLEMENTAL DISCLOSURES OF CASH FLOWS
Income taxes paid                                                               $       123,000 $        10,100     $     19,981
Interest paid                                                                            16,595          16,662           12,571

NON-CASH INVESTING ACTIVITIES
Note receivable for sale of Video and Networking assets                                  27,920               -                -
Note receivable for sale of receivables to Grass
     Valley Group Inc.                                                                    4,556               -                -
Common stock of Grass Valley Group Inc. for sale of
     Video and Networking assets                                                          6,300               -                -


The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                         ACCUMULATED
                                                 COMMON STOCK                            OTHER
IN THOUSANDS,                                 ------------------        RETAINED         COMPREHENSIVE
EXCEPT PER SHARE AMOUNTS                      SHARES      AMOUNT        EARNINGS         INCOME                  TOTAL
-----------------------------------------------------------------------------------------------------------------------
BALANCE MAY 31, 1997                          50,104 $       226,591  $       473,582  $        71,110 $        771,283

Components of comprehensive income:
       Net earnings                                -               -           82,285                -           82,285
       Currency adjustment                         -               -                -          (13,634)         (13,634)
       Unrealized holding
         losses - net                              -               -                -          (28,741)         (28,741)
                                                                                                             -----------
     Total comprehensive income                                                                                  39,910
                                                                                                             -----------
Shares issued to
   employees                                   1,151          35,358                -                -           35,358
Shares repurchased                              (910)        (38,422)               -                -          (38,422)
Dividends-
   $0.46 per share                                 -               -          (23,188)               -          (23,188)
                                              --------------------------------------------------------------------------
BALANCE MAY 30, 1998                          50,345         223,527          532,679           28,735          784,941

Components of comprehensive loss:
       Net loss                                    -               -          (51,161)               -         (51,161)
       Currency adjustment                         -               -                -              281             281
       Unrealized holding
         losses - net                              -               -                -           (9,330)         (9,330)
                                                                                                            -----------
     Total comprehensive loss                                                                                  (60,210)
                                                                                                            -----------
Shares issued to
   employees                                     127           5,260                -                -           5,260
Shares repurchased                            (3,563)        (85,524)               -                -         (85,524)
Dividends-
   $0.48 per share                                 -               -          (22,905)               -         (22,905)
                                              --------------------------------------------------------------------------
BALANCE MAY 29, 1999                          46,909         143,263          458,613           19,686         621,562

Components of comprehensive income:
       Net earnings                                                           349,038                          349,038
       Currency adjustment                                                                      (1,138)         (1,138)
       Unrealized holding
         gains - net                                                                             6,382           6,382
                                                                                                            -----------
     Total comprehensive income                                                                                354,282
                                                                                                            -----------
Shares issued to
   employees                                   2,166          84,054                                            84,054
Shares repurchased                            (1,533)        (28,449)         (36,933)                         (65,382)
Dividends-
   $0.36 per share                                                            (16,922)                         (16,922)
                                              --------------------------------------------------------------------------
BALANCE MAY 27, 2000                          47,542 $       198,868  $       753,796  $        24,930 $       977,594
                                              ==========================================================================

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               ACCOUNTING POLICIES
THE COMPANY
Tektronix, Inc. (Tektronix or the company), founded in 1946, historically operated in three major business divisions: Measurement, Color Printing and Imaging, and Video and Networking, as well as in five major geographies: the United States; Europe; the Americas, including Mexico, Canada and South America; the Pacific, excluding Japan; and Japan. During the year, the company sold the Color Printing and Imaging and Video and Networking divisions and now operates as a focused test, measurement and monitoring company, providing measurement solutions to customers in many industries, including computers, telecommunications and semiconductors.

     As a focused Measurement company, Tektronix enables its customers to design, build, deploy and manage next-generation global communications networks and internet technologies. Revenue is derived principally through the development and marketing of a broad range of products in several key product categories: oscilloscopes; logic analyzers; communications test equipment, including products for network monitoring and protocol test, broadband transmission test and mobile production test; video test equipment; and accessories. Revenue is also derived through providing support services for products sold worldwide. Headquartered in Beaverton, Oregon, Tektronix employs more than 4,200 people and maintains operations in 25 countries outside the United States.

FINANCIAL STATEMENT PRESENTATION
The consolidated financial statements include the accounts of Tektronix and its majority-owned subsidiaries. Investments in joint ventures and minority-owned companies where the company exercises significant influence are accounted for under the equity method with the company's percentage of earnings included in Equity in business ventures' earnings (loss) on the Consolidated Statements of Operations. Significant intercompany transactions and balances have been eliminated. Certain prior year amounts have been reclassified to conform to the current year's presentation with no effect on previously reported earnings, including the net earnings, net assets and cash flows from discontinued operations of the Color Printing and Imaging Division. The company's fiscal year is the 52 or 53 weeks ending the last Saturday in May. Fiscal years 2000, 1999 and 1998 were 52 weeks.

USE OF ESTIMATES
The presentation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. These estimates and assumptions, including those used to prepare discontinued operations financial statements, affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the revenues and expenses reported during the period. Actual results may differ from those estimated.

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

FOREIGN CURRENCY TRANSLATION
For most non-U.S. subsidiaries, the local currency is the functional currency, and, therefore, assets and liabilities are translated into U.S. dollars at current exchange rates, and net earnings are translated at average exchange rates for the period upon consolidation. Gains and losses resulting from the translation of net assets are included in Accumulated other comprehensive income on the Consolidated Balance Sheets.

DERIVATIVES
The company utilizes derivative financial instruments, primarily forward foreign currency exchange contracts, to reduce the impact of foreign currency exchange rate risks where natural hedging strategies cannot be effectively employed. The notional or contract amounts of the hedging instruments do not represent amounts exchanged by the parties and, thus, are not a measure of the company's exposure due to the use of derivatives. The company's forward exchange contracts have generally ranged from one to three months in original maturity, and no forward exchange contract has had an original maturity greater than one year.

     The company does not hold or issue derivative financial instruments for trading purposes. The purpose of the company's hedging activities is to reduce the risk that the eventual cash flows of the underlying assets, liabilities and firm commitments will be adversely affected by changes in exchange rates. In general, the company's derivative activities do not create foreign currency exchange rate risk because fluctuations in the value of the instruments used for hedging purposes are offset by fluctuations in the value of the underlying exposures being hedged. Counterparties to derivative financial instruments expose the company to credit-related losses in the event of nonperformance. However, the company has entered into these instruments with creditworthy financial institutions and considers the risk of nonperformance to be remote.

     Gains and losses on foreign exchange contracts that are identified as and are effective as hedges of existing assets and liabilities are recognized in Other income - net on the Consolidated Statements of Operations for the period in which the exchange rate changes. Gains and losses related to hedges of firm commitments are deferred and included in the basis of the hedged transaction when it is completed. Deferred gains or losses attributable to foreign exchange contracts were not material as of May 27, 2000 or May 29, 1999.

CASH AND CASH EQUIVALENTS
Cash and cash equivalents include cash deposits in banks and highly-liquid investments with maturities of three months or less from the time of purchase.

SHORT-TERM INVESTMENTS
Short-term investments include investments with maturities of greater than three months and less than one year from the date of purchase. As of May 29, 1999, the company held no investments of this type. Those held at May 27, 2000 included the following:

IN THOUSANDS                                                                        2000
--------------------------------------------------------------------------------------------
Corporate notes and bonds                                                  $       52,977
Commercial paper                                                                   29,353
Certificates of deposit                                                            10,081
Asset backed securities                                                             7,486
                                                                           --------------
       Short-term investments                                              $       99,897
                                                                           ==============

ACCOUNTS AND NOTES RECEIVABLE

IN THOUSANDS                                                           2000             1999
--------------------------------------------------------------------------------------------
Trade accounts receivable                                   $       167,677  $       168,682
Notes receivable - current portion                                   13,865            6,237
Other receivables                                                    12,354           14,452
Allowance for doubtful accounts                                      (4,909)          (2,703)
                                                            ---------------------------------
    Accounts and notes receivable                           $       188,987  $       186,668
                                                            =================================

    Notes receivable - current portion at May 27, 2000, included $9.3 million due from Grass Valley Group Inc., received as consideration for the sale of Video and Networking assets. Other receivables was comprised of miscellaneous non-trade receivables. During 2000, 1999 and 1998, charges to the allowance for doubtful accounts were not material.

    In September 1996, the company entered into a five-year revolving receivables purchase agreement with Citibank NA to sell, without recourse, an undivided interest of up to $50.0 million in a defined pool of trade accounts receivable. Receivables of $40.0 million were sold under this agreement as of May 29, 1999, and were therefore not reflected in the accounts receivable balance in the accompanying Consolidated Balance Sheet. Effective April 10, 2000, the company terminated this agreement, leaving zero receivables sold under this agreement as of May 27, 2000.

     In February 1999, the company entered into a one-year receivables purchase agreement with NationsBanc Commercial Corporation to sell, without recourse, an undivided interest in a defined pool of trade accounts receivable. Receivables of $15.0 million were sold under this agreement as of May 29, 1999, and were therefore not reflected in the accounts receivable balance in the accompanying Consolidated Balance Sheet. This agreement was related to the receivables of the Color Printing and Imaging division and as such, it was also terminated during 2000.

CONCENTRATIONS OF CREDIT RISK
Financial instruments that potentially subject the company to concentrations of credit risk consist principally of trade accounts receivable. The risk is limited due to the large number of entities comprising the company's customer base and their dispersion across many different industries and geographies.

     As a result of the sale of the Video and Networking division, the company held $34.6 million in notes receivable from Grass Valley Group Inc. as of May 27, 2000. In management's opinion, these notes are fully collectible and as such, no valuation reserve has been established. At May 27, 2000 and May 29, 1999, the company had no other significant concentrations of credit risk.

INVENTORIES
Inventories are stated at the lower of cost or market. Cost is determined based on a currently-adjusted standard basis, which approximates actual cost on a first-in, first-out basis. The company periodically reviews its inventory for obsolete or slow-moving items. Inventories and related reserves at fiscal year ends were as follows:

IN THOUSANDS                                                                                               2000             1999
--------------------------------------------------------------------------------------------------------------------------------
Materials and work in process                                                                   $        63,580  $        60,200
Finished goods                                                                                           65,601          111,195
Inventory reserves                                                                                      (15,180)         (13,090)
                                                                                                ---------------------------------
    Inventories - net                                                                           $       114,001  $       158,305
                                                                                                =================================

PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment are stated at cost. Depreciation is based on the estimated useful lives of the assets, ranging from ten to forty years for buildings and three to seven years for machinery and equipment, and is generally provided using the straight-line method. Property, plant and equipment and related accumulated depreciation and amortization at fiscal year ends were as follows:

IN THOUSANDS                                                                                               2000             1999
--------------------------------------------------------------------------------------------------------------------------------
Land                                                                                            $         1,656  $         4,642
Buildings                                                                                               154,466          186,525
Machinery and equipment                                                                                 274,251          409,347
Accumulated depreciation and amortization                                                              (241,829)        (316,745)
                                                                                                ---------------------------------
     Property, plant and equipment - net                                                        $       188,544  $       283,769
                                                                                                =================================

     Property, plant and equipment activity during the year included the disposition of assets with a net book value of $70.5 million, restructuring-related asset impairment charges of $22.8 million and depreciation expense of $44.3 million, offset in part by capital expenditures of $42.4 million in 2000. Assets sold during the year included $23.4 million in Video and Networking assets.

DEFERRED INCOME TAXES
Deferred income taxes, reflecting the impact of temporary differences between assets and liabilities recognized for financial reporting and tax purposes, are based on tax laws currently enacted. Deferred tax assets are reduced by a valuation allowance when it is more likely than not that some portion of the deferred tax assets will not be realized.

SOFTWARE DEVELOPMENT COSTS
Software development costs that are incurred after technological feasibility has been established are capitalized in accordance with Statement of Financial Accounting Standards (SFAS) No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed" and then amortized over the lesser of five years or the economic life of the related product.

     As of May 29, 1999 Tektronix had $7.0 million of unamortized capitalized software development costs, included in Other long-term assets on the Consolidated Balance Sheets. During fiscal year 2000, the company wrote off $3.7 million in costs determined to be non-recoverable, due mainly to the sale of the Video and Networking division. All other related balances and activity for the periods reported were insignificant.

INVESTMENTS IN MARKETABLE EQUITY SECURITIES
Investments in marketable equity securities are classified as available-for-sale and reported at fair market value in the Consolidated Balance Sheets as Other long-term assets. The related unrealized holding gains and losses are excluded from earnings and included, net of deferred income taxes, in Accumulated other comprehensive income on the Consolidated Balance Sheets.

IN THOUSANDS                                                                                               2000             1999
--------------------------------------------------------------------------------------------------------------------------------
Fair value of marketable equity securities                                                      $        14,988  $         3,904
Gross unrealized holding gains                                                                            9,991                -
Gross unrealized holding losses                                                                          (1,707)          (2,328)
Unamortized cost basis of marketable equity securities                                                    6,704            6,232

     The company's investment in Merix was its only significant investment in marketable equity securities at May 27, 2000, comprising $14.2 million of the above noted fair value and the entire gross unrealized holding gain. The company intends to liquidate its remaining 0.5 million shares of Merix stock through open market sales over time.

INTANGIBLE ASSETS
Intangible assets, primarily goodwill, patents and trademarks, are included in Other long-term assets on the Consolidated Balance Sheets and are stated at cost. Amortization is provided on a straight-line basis over periods generally not exceeding fifteen years.

IMPAIRMENT OF LONG-LIVED ASSETS
Long-lived assets and intangibles are reviewed for impairment when events or circumstances indicate costs may not be recoverable. Impairment exists when the carrying value of the asset is greater than the pre-tax undiscounted future cash flows expected to be provided by the asset. If impairment exists, the asset is written down to its fair value. Fair value is determined through quoted market values or through the calculation of the pre-tax present value of future cash flows expected to be provided by the asset.

REVENUE RECOGNITION
Revenue from product sales is generally recognized at the time the products are shipped to the customer. In certain cases where the company has not transferred the risks and rewards of ownership, revenue recognition is deferred. Upon shipment, the company also provides for estimated costs that may be incurred for product warranties, post-sales support and sales returns. Service revenue is deferred and recognized over the contract period or as services are rendered.

ADVERTISING
Advertising production costs are charged to operations when the advertising first takes place. Advertising placement costs are expensed when the advertisement is run. Advertising expenses were $22.3 million, $28.5 million and $30.6 million in 2000, 1999 and 1998, respectively.

ENVIRONMENTAL COSTS
Environmental costs are accrued, except to the extent costs can be capitalized, when environmental assessments are made or remedial efforts are probable, not later than the company's commitment to a plan of action, and when the related costs can be reasonably estimated. Environmental liability accruals are calculated as the best estimate of costs expected to be incurred. If this estimate can only be identified within a range and no specific amount within that range is determined more likely than any other amount within the range, the minimum of the range is accrued. Actual costs incurred may vary from these estimates due to the inherent uncertainties involved. Accrued environmental costs were recorded in Accounts payable and accrued liabilities on the Consolidated Balance Sheets and were not material as of May 27, 2000 or May 29, 1999.

     Environmental costs are capitalized if the costs improve the company's property as compared with the condition of the property when originally constructed or acquired or if the costs prevent potential environmental contamination from future operations. Costs to operate and maintain the capitalized facilities are expensed as incurred. Capitalized environmental costs were recorded in Other long-term assets on the Consolidated Balance Sheets and were not material as of May 27, 2000 or May 29, 1999. In addition, costs to operate and maintain the capitalized facilities were recorded in Other income - net in the Consolidated Statements of Operations and were not material during 2000, 1999 or 1998.

RECENT ACCOUNTING PRONOUNCEMENTS
In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The statement will require recognition of all derivatives as either assets or liabilities on the balance sheet at fair value. The statement is effective for the company's fiscal year 2002, as deferred by SFAS No. 137, but early adoption is permitted. Management has not yet completed an evaluation of the effects this standard will have on the company's consolidated financial statements.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements." The effective date of the bulletin was delayed according to SAB No. 101A and SAB No. 101B and will be effective for the company's fourth quarter of fiscal year 2001.

Management has not yet completed an evaluation of the effects this bulletin will have on the company's consolidated financial statements.

                            SIGNIFICANT TRANSACTIONS

SALE OF COLOR PRINTING AND IMAGING
On January 1, 2000, the company sold substantially all of the assets of the Color Printing and Imaging division to Xerox Corporation (Xerox). The purchase price was $925.0 million in cash, with certain liabilities of the division assumed by Xerox. During the third quarter of fiscal year 2000, Tektronix recorded a net gain of $340.3 million on this sale. The gain was calculated as the excess of the proceeds received over the net book value of the assets transferred, $198.5 million in income tax expense, a $60.0 million accrual for estimated liabilities related to the sale and $14.4 million in transaction and related costs.

     On January 26, 2000, Tektronix announced a plan for the use of the net proceeds from the sale. The plan included a common stock repurchase program, the repayment of substantially all of the company's outstanding short-term debt and the retention of the remaining proceeds for other corporate purposes.

     The company accounted for the Color Printing and Imaging division as a discontinued operation in accordance with Accounting Principles Board (APB) Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." In accordance with this accounting guidance, operating results of the division through December 31, 1999, were excluded from each applicable line of the Consolidated Statements of Operations and included in Net earnings from discontinued operations for the periods reported. Net assets of the division were excluded from each applicable line of the Consolidated Balance Sheets for all periods reported and included in Net assets of discontinued operations on those statements. The cash flows of the division were also excluded from each applicable line of the Consolidated Statements of Cash Flows and were included in Net cash provided by (used in) discontinued operations on those statements. Summarized results of operations through December 31, 1999, and the gain on sale of the Color Printing and Imaging division were as follows:

(In thousands except per share amounts)                                                   2000             1999               1998
-----------------------------------------------------------------------------------------------------------------------------------
Net sales                                                                         $    369,459       $    725,354      $    728,697
                                                                                  ------------       ------------      ------------
Earnings (loss) before taxes                                                            (6,058)            19,665            67,522
Income tax expense (benefit)                                                            (2,063)             6,293            22,282
                                                                                  ------------       ------------      ------------

Earnings (loss) from operations                                                         (3,995)            13,372            45,240
Gain on sale of Color Printing and Imaging
    (less applicable tax of $198,476)                                                  340,307                  -                 -
                                                                                  ------------       ------------      ------------
              Net earnings                                                        $    336,312       $     13,372      $     45,240
                                                                                  ============       ============      ============
Net earnings per diluted share                                                    $       6.99       $       0.28      $       0.88
                                                                                  ============       ============      ============

 Summarized net assets for the Color Printing and Imaging division were as follows:

(In thousands)                                                                                                                1999
----------------------------------------------------------------------------------------------------------------------------------
Current assets                                                                                                         $    272,210
Long-term assets                                                                                                            177,810
Current liabilities                                                                                                         (98,633)
Long-term liabilities                                                                                                       (12,397)
                                                                                                                       ------------
Net assets of discontinued operations                                                                                  $    338,990
                                                                                                                       ============

REPURCHASE OF COMMON STOCK
The company's plan for the use of the net proceeds from the sale of the Color Printing and Imaging division included a $550.0 million share repurchase program. On February 23, 2000, the company purchased 0.1 million shares of its common stock for $44 per share, totaling $4.7 million, through a Dutch Auction tender offer. On March 15, 2000, the Board of Directors approved a program to purchase up to $545.0 million of the company's common stock on the open market or through negotiated transactions. As of May 27, 2000, the company had repurchased 0.7 million shares for $35.1 million under this program.


SALE OF VIDEO AND NETWORKING
On August 9, 1999, the company announced that it had reached an agreement to sell substantially all of the operating assets of its Video and Networking division to Grass Valley Group Inc. During the first quarter of 2000, Tektronix recorded pre-tax charges of $26.1 million for losses expected to be incurred in connection with the transaction. These charges were calculated based upon the excess of the estimated net book value of assets to be transferred over the proceeds, as well as asset impairments incurred as a result of the sale. On September 24, 1999, the companies closed the transaction. Tektronix received cash of $23.7 million, before transaction costs of $1.1 million, a note receivable of $22.5 million, and a 10% equity interest in Grass Valley Group Inc., which was recorded in Other long-term assets and accounted for under the cost method. The actual loss on the sale was $26.1 million. Management concluded that the sale of the Video and Networking division did not meet the criteria to be recorded as a discontinued operation in accordance with APB Opinion No. 30, as the VideoTele.com business, a portion of the division was retained by the company.

     In February 25, 2000, Tektronix and Grass Valley Group Inc. entered into a subsequent agreement. Under this agreement, the company sold unbilled revenue on systems contracts in progress that were not a part of the original transaction. As consideration for the assets sold, the note receivable was amended to increase the principal balance and decrease the stated interest rate from 8% to 7%. The note is now carried at $27.9 million with $23.9 million classified as long-term and the remaining $4.0 million classified as short-term. In addition, a $4.6 million note receivable ($3.2 million short-term and $1.4 million long-term) was recorded for the sale of certain trade receivables that were also excluded from the original transaction. Charges of $5.5 million were incurred in conjunction with the subsequent agreement and were recorded in Charges related to the sale of Video and Networking on the Consolidated Statements of Operations. In addition, on May 25, 2000, Tektronix sold its

10% equity interest in Grass Valley Group Inc., to the majority shareholder of that company and received $6.5 million in cash, which approximated book value.

STRATEGIC ACQUISITIONS
During the year, the company completed the strategic acquisition of two companies for which, the purchase prices and related goodwill were not material. On April 14, 2000, the company acquired Gage Applied Sciences, Inc. (Gage), a Montreal, Canada-based company focused on the high-performance, personal computer card-based instrumentation test market. In conjunction with that acquisition, the company expensed $1.1 million for the acquisition of in-process research and development (IPR&D), which was included in Non-recurring charges in the Consolidated Statements of Operations. On January 7, 2000, the company acquired Maxim Integrated Products Inc.'s (Maxim) 50% ownership interest in Maxtek Components Corporation (Maxtek), formerly a joint venture between Tektronix and Maxim, bringing the company's total ownership to 100%. Maxtek is focused on the design and manufacture of sophisticated multi-chip modules.

     The transactions were accounted for by the purchase method of accounting, and accordingly, the results of operations of Gage and Maxtek have been consolidated in the company's financial statements and included in the Measurement segment since the dates of acquisition. Pro forma comparative results of operations are not presented because they are not materially different from the company's reported results of operations.

FORMATION OF VIDEOTELE.COM AS A WHOLLY-OWNED SUBSIDIARY
On February 26, 2000, the company formed a new subsidiary and transferred to it substantially all of the assets and liabilities relating to its VideoTele.com business. All of the outstanding stock of this subsidiary is owned by the company, and employees of the company working for the subsidiary have received options to purchase approximately 25% of the equity of the subsidiary. The company is considering alternatives which could reduce its ownership in the subsidiary. VideoTele.com recorded net sales of $24.5 million in 2000, which were included in net sales of the Measurement segment.

SALE OF LAND AND BUILDINGS
During 2000, the company completed the sale of several significant buildings and parcels of land in conjunction with its plan to exit from and consolidate within facilities while transitioning to a focused Measurement business. These sales resulted in total pre-tax gains of approximately $22.6 million, which were included in Other income - net in the Consolidated Statements of Operations. Included were $12.2 million in gains on the sales of land and office, warehouse and manufacturing facilities in Oregon, an $8.7 million gain on the sale of an office facility in Marlow, England and a $1.7 million gain on the sale of a multi-function building in Australia.

NON-RECURRING CHARGES
In the third quarter of 2000, the company announced and began to implement a series of actions (the 2000 plan) intended to further consolidate worldwide operations and transition the company from a portfolio of businesses to a single smaller business focused on test, measurement and monitoring. Major actions under the 2000 plan include the exit from and consolidation within underutilized facilities, including the write-off of assets that will be abandoned in conjunction with this action, the write-off and disposal of certain excess service and other inventories and focused headcount reductions to streamline the cost structure to that of a smaller focused Measurement business and to eliminate duplicative functions within the company's infrastructure. The company recorded pre-tax non-recurring charges of $64.8 million to account for these actions, including $19.1 million for the impairment of assets, $16.8 million for lease cancellation fees and future payments on exited leased facilities and volume-based contracts, $15.5 million for the write-off and disposal of excess inventories and $13.4 million for severance worldwide.

     In the second quarter of 1999, the company announced and began to implement a series of actions (the 1999 plan) intended to align Tektronix' worldwide operations with market conditions and to improve the profitability of its operations. These actions included a net reduction of approximately 15% of the company's worldwide workforce, the exit from certain facilities and the streamlining of product and service offerings. Under the 1999 plan, the company recorded pre-tax charges of $125.7 million, including restructuring charges of $115.8 million and other non-recurring charges of $9.9 million for related actions. The $115.8 million in restructuring charges included $56.9 million in severance expense, $27.1 million for the write-off and disposal of excess inventory, $17.0 million for the impairment of long-term assets and $14.8 million for lease cancellation fees. The $9.9 million for related actions included $5.1 million of expected sales returns, $0.8 million of bad debt expense and $4.0 million of costs to fulfill commitments to deliver software enhancements on previously sold product, all associated with exiting the non-linear digital editing business.

Pre-tax net non-recurring charges impacted the company's results of operations as follows:


                                            Location of charge in the
                                            Consolidated                       Year ended     Year ended
(In thousands)                              Statements of Operations           May 27, 2000   May 29, 1999
----------------------------------------------------------------------------------------------------------
Asset write-offs and
    impairments                             Non-recurring charges               $    22,989    $    15,470
Lease buy-outs and
    abandonment of facilities               Non-recurring charges                    15,547         17,735
Inventory write-offs                        Cost of sales                            14,758         25,767
Severance and benefits                      Non-recurring charges                    (1,965)        51,575
Bad debt expense related to                 Selling, general and
    discontinued products                        administrative expenses               (238)           803
Sales returns and allowances                Net sales                                     -          5,120
Commitment for enhancements
    related to discontinued                 Research and development
    products                                     expenses                                 -          4,019
                                                                                -----------    -----------
                                                                                $    51,091    $   120,489
                                                                                ===========    ===========

     Pre-tax net non-recurring restructuring charges for the year ended May 27, 2000, total $51.1 million, including $64.8 million in new charges under the 2000 plan and $13.7 million in net reversals and adjustments of prior non-recurring charges. Of the net $51.1 million, $14.8 million was recorded in cost of sales, while $36.6 million was recorded in non-recurring charges and $0.3 million was reversed to selling, general and administrative expenses, for a total net charge to operating expenses of $36.3 million. For a discussion of additional non-recurring charges, including the $31.6 million of charges related to the sale of the Video and Networking division and the $1.1 million IPR&D charge related to the Gage acquisition, see the Sale of Video and Networking and Strategic Acquisitions footnotes.

    The pre-tax charges incurred and related actions taken under the 1999 and 2000 plans affected the company's financial position in the following manner:

                                                          Equipment            Payables
                                                          and other           and other                          Accrued
(In thousands)                                               assets         liabilities       Inventories   compensation
------------------------------------------------------------------------------------------------------------------------
Original charges (the 1999 plan)                          $  18,200       $      19,894     $      27,760  $     54,680
Fiscal year 1999 activity:
    Cash paid out                                                 -              (7,415)                -       (20,844)
    Non-cash disposals or write-offs                        (17,055)                  -           (27,070)            -
    Adjustments to plan (Q4 1999)                              (455)              4,049              (690)        2,244
                                                          ----------      --------------    -------------- -------------
Balance May 29, 1999                                      $     690       $      16,528     $           -  $     36,080
                                                          ----------      --------------    -------------- -------------
Fiscal year 2000 activity:
    New charges (the 2000 plan)                           $  19,142       $      16,787     $      15,460  $     13,362
    Adjustments to plan                                         361                   -                 -          (405)
    Reversal of excess charges
        (the 1999 plan)                                           -                (600)                -       (14,799)
    Cash paid out                                                 -             (13,765)                -       (22,893)
  Non-cash disposals or write-offs                          (20,193)                  -           (15,460)            -
                                                          ----------      --------------    -------------- -------------
Balance May 27, 2000                                      $       -       $      18,950     $           -  $     11,345
                                                          ==========      ==============    ============== =============

     The original charge of $18.2 million for equipment and other assets included asset impairments of $17.4 million and $0.8 million in reserves for bad debt expense. The impaired assets were primarily related to discontinued product lines in Color Printing and Imaging and Video and Networking and included manufacturing assets of $6.2 million, goodwill and other intangibles of $6.5 million and leasehold improvements and other assets of $4.7 million.

     Under the 2000 plan, a new charge of $19.1 million was taken to account for the write-off of assets that will be abandoned in conjunction with exited facilities, the impairment of certain assets that were appropriate to support a portfolio of businesses but are not required to support the focused Measurement business and the write-down of prepaid royalties that were impaired as a result of the decision to de-emphasize certain product lines that are not strategic to the company's business.

     The original $19.9 million charge for payables and other liabilities included reserves for lease buy-outs and abandonment of facilities, sales returns and allowances and commitments for enhancements related to discontinued products. This reserve was increased by $4.0 million during 1999 to provide for additional costs to exit certain sales and service offices worldwide and to fulfill certain contractual commitments, partly offset by a decrease in original sales returns allowances.

     Under the 2000 plan, the company recorded a new charge of $16.8 million to account for lease cancellation fees and future payments on exited leased facilities and volume-based contracts. The facilities being exited include excess administrative space and sales facilities. Many of the remaining sales personnel will work out of home offices.

     The $27.8 million original charge to inventories under the 1999 plan included inventories impaired as a result of the consolidation of Measurement service offerings, the discontinuation of three Color Printing and Imaging product lines and the discontinuation of non-linear digital editing products sold under the Lightworks name.

     Under the 2000 plan, the company recorded a charge of $15.5 million to account for the write-off and disposal of certain service inventories, impaired as a result of management's commitment to streamline Measurement's service business, and VideoTele.com inventory that was impaired due to the discontinuation of certain product lines.

     The original charge of $54.7 million in accrued compensation reflects a planned headcount reduction of 1,371 employees worldwide. This charge was increased by a net $2.2 million during the fourth quarter of 1999. The $2.2 million consisted of an $8.6 million reserve for severance of an additional 282 employees worldwide across all responsibilities, offset in part by reversal of a $6.4 million reserve for pension settlement that was not needed. As a result of the sale of the Color Printing and Imaging division, the company evaluated the balance in the severance reserve and determined that the amounts remaining under the 1999 plan were not required, as the remaining employees to be terminated were transferred to Xerox in conjunction with the sale or voluntarily left the company without severance. As such, the excess reserves of $14.8 million for 332 employees were reversed to non-recurring charges during the third quarter of 2000. Headcount reduction under the 1999 plan of reorganization totaled 1,321 employees worldwide. Severance of $41.0 million has been paid to approximately 1,287 of these employees, while the other 34 employees will be paid severance of $1.1 million in fiscal year 2001.

     Under the 2000 plan, $13.4 million in accrued compensation was recorded to reflect focused headcount reductions of 339 employees, a net increase of seven employees over the 332 reversed from the 1999 plan, to streamline the company's cost structure to that of a smaller focused Measurement business and to eliminate excess and duplicative functions. The planned reductions are primarily in manufacturing with the remaining cuts in administrative and sales functions. Severance of $2.7 million has been paid to approximately 50 of these employees, while the other 289 employees will be paid severance of $10.2 million during 2001.

     During 1998, the company recorded pre-tax non-recurring charges of $79.0 million, consisting of $60.0 million in restructuring charges, as well as $17.0 million for the expensing of acquired IPR&D and $2.0 million of severance costs associated with the acquisition of Siemens' Communications Test Equipment GmbH. The restructuring charges represented the cost of a plan designed to return the Video and Networking division to profitable growth, including severance of $14.9 million, inventory impairments of $38.5 million, lease buy-outs and abandonment of facilities of $4.2 million and $2.4 million in asset impairments. All actions under this plan were completed or the charges were reversed before May 27, 2000, as the division was sold to Grass Valley Group Inc. during the year.

BUSINESS SEGMENTS
Historically, the company was organized based on the products and services that it offered. Under this organizational structure, the company operated in three main segments: Measurement, Color Printing and Imaging, and Video and Networking. The Color Printing and Imaging division was accounted for as a discontinued operation and as such the results of operations and the financial position of the division are not presented to management for decision-making purposes and are not included in the table below. The company now operates as a single segment - Measurement. Measurement revenue is derived principally through the development and marketing of a broad range of products in several key product categories: oscilloscopes; logic analyzers; communications test equipment including products for network monitoring and protocol test, broadband transmission test and mobile production test; video test equipment; and accessories. Revenue is also derived from providing support services for products sold worldwide.

     The information provided below was obtained from internal information that was provided to the company's Chief Financial Officer for the purpose of corporate management. Assets, liabilities and expenses attributable to corporate activity were not all allocated to the operating segments. Certain facility, information systems and other expenses were incurred by corporate and allocated to the divisions based on a percentage of sales, number of employees or payroll costs. Depreciation expense by division was not included in the internal information provided to the Chief Financial Officer and was therefore not presented below. Inter-segment sales were not material and were included in net sales to external customers below. Information presented for 1999 was restated to include results for the VideoTele.com business within Measurement and exclude them from Video and Networking for comparative purposes.


IN THOUSANDS                                                              2000            1999             1998
---------------------------------------------------------------------------------------------------------------
Net sales to external customers (by division):
     Measurement                                               $     1,050,671 $       879,486  $       988,890
     Video and Networking                                               59,607         256,650          368,215
     All other                                                          10,277               -                -
                                                               -------------------------------------------------
        Net sales                                              $     1,120,555 $     1,136,136  $     1,357,105
                                                               -------------------------------------------------
Net sales to external customers (by region):
     United States                                             $       591,291 $       558,134  $       688,053
     Europe                                                            248,063         319,255          323,203
     Pacific                                                           137,092         140,131          160,609
     Japan                                                              78,434          69,327          106,784
     Americas                                                           65,675          49,289           78,456
                                                               ------------------------------------------------
        Net sales                                              $     1,120,555 $     1,136,136  $     1,357,105
                                                               ------------------------------------------------
Operating income (loss):
     Measurement                                               $       125,163 $        76,406  $       126,178
     Video and Networking                                              (21,269)        (42,627)             112
     Charges related to the sale of Video and Networking               (31,613)         -                     -
     Non-recurring charges                                             (51,137)       (120,489)         (78,960)
     All other                                                         (17,028)         (2,853)            (252)
                                                               -------------------------------------------------
        Operating income (loss)                                $         4,116 $       (89,563) $        47,078
                                                               -------------------------------------------------

     Other sales in 2000 represented circuit boards sales to Grass Valley Group Inc. under a specific sales agreement that did not exist in 1999 or 1998 and will not continue in 2001. Other operating income in 2000 included expenses incurred related to the transition of the company to a focused Measurement business which were not allocated to the divisions. In addition, for the purposes of segment reporting only, 2000 non-recurring charges excluded the $1.1 million IPR&D charge related to the Gage acquisition as it was included in the operating income from the Measurement segment.

IN THOUSANDS                                                        2000            1999             1998
---------------------------------------------------------------------------------------------------------
Segment assets:
     Measurement                                         $       507,656 $       479,546  $       505,822
     Video and Networking                                          3,908         218,124          259,448
     All other                                                 1,023,073         550,665          550,049
                                                         -------------------------------------------------
        Segment assets                                   $     1,534,637 $     1,248,335  $     1,315,319
                                                         -------------------------------------------------
Long-lived assets:
     United States                                       $       343,600 $       336,251  $       334,910
     International                                                48,052          69,241           72,070
     Deferred tax assets                                          30,928          56,405           25,102
                                                         -------------------------------------------------
        Long-lived assets                                $       422,580 $       461,897  $       432,082
                                                         -------------------------------------------------
Capital expenditures:
     Measurement                                         $        17,129 $        20,377  $        24,159
     Video and Networking                                            281          12,510           12,122
     All other                                                    26,776          38,398           58,674
                                                         -------------------------------------------------
        Capital expenditures                             $        44,186 $        71,285  $        94,955
                                                         -------------------------------------------------

OTHER LONG-TERM ASSETS

IN THOUSANDS                                                                        2000             1999
---------------------------------------------------------------------------------------------------------
Investments in business ventures                                         $        62,315  $        73,225
Prepaid pension cost                                                              61,098              582
Goodwill and other - net                                                          33,508           35,602
Notes, contracts and leases                                                       31,199            8,410
Investments in marketable equity securities                                       14,988            3,904
                                                                         ---------------------------------
     Other long-term assets                                              $       203,108  $       121,723
                                                                         =================================

     Significant investments in business ventures, accounted for under the equity method, included a 50% investment in Sony/Tektronix Corporation, as well as an approximate 25% interest in Merix Corporation (Merix) through April 2000. In May 2000, the company sold 1.15 million shares of its investment in Merix in conjunction with a public offering by that company. As a result of this transaction, Tektronix accounts for its remaining investment in Merix under the cost method, with the fair value of the investment included in investments in marketable equity securities at May 27, 2000. See the Accounting Policies footnote for additional information.

Summarized financial information for Sony/Tektronix, as well as the company's sales to, purchases from, and accounts receivable from Sony/Tektronix consisted of:

IN THOUSANDS                                                                               2000            1999             1998
--------------------------------------------------------------------------------------------------------------------------------
Current assets                                                                  $       134,343 $       110,072  $       120,472
Non-current assets                                                                       89,110          50,921           50,228
Current liabilities                                                                      39,408          30,029           41,124
Non-current liabilities                                                                  59,453          20,314           18,323
                                                                                ------------------------------------------------
Net sales                                                                       $       231,782 $       196,342  $       271,407
Gross profit                                                                             73,126          51,255           68,872
Income (loss) from continuing operations                                                    (83)         (9,250)           2,553
                                                                                ------------------------------------------------
Sales to                                                                        $        79,152 $        77,332  $       117,173
Purchases from                                                                           26,219          20,718           17,810
Accounts receivable from                                                                  3,383           7,506           12,354

     Purchases from other related parties, Merix, Maxim, Maxtek Components Corporation and Grass Valley Group Inc. totaled $38.3 million, $37.3 million and $50.1 million for 2000, 1999 and 1998, respectively. All other transactions and resulting balances with related parties were insignificant.

     As of May 27, 2000, the company had a prepaid pension cost of $61.1 million. The prepaid status resulted mainly from a $42.5 million required funding of the pension plan in the third quarter of 2000, as well as $10.3 million of income generated by plan assets and $7.7 million of net curtailment gains realized as a result of the sales of Video and Networking and Color Printing and Imaging in 2000.

     Included in notes, contracts and leases at May 27, 2000, were $25.3 million in long-term notes receivable from Grass Valley Group Inc. In management's opinion, these notes are fully collectible and as such, no valuation reserve was established.

     Goodwill and other - net was reduced by accumulated amortization of $14.6 million at fiscal year-end 2000 and $18.3 million at fiscal year-end 1999.

ACCOUNTS PAYABLE AND ACCRUED LIABILITIES
The company's accounts payable and accrued liabilities at year-ends consisted of:

IN THOUSANDS                                                                                               2000             1999
--------------------------------------------------------------------------------------------------------------------------------
Trade accounts payable                                                                          $        56,333  $        58,299
Other accounts payable                                                                                   16,269           19,237
                                                                                                ---------------------------------
     Accounts payable                                                                                    72,602           77,536

Accrued expenses                                                                                         93,591           18,122
Other current liabilities                                                                                28,071           48,837
Restructuring reserves                                                                                   18,950           16,528
Warranty reserves                                                                                         8,553           10,283
                                                                                                ---------------------------------
     Accrued liabilities                                                                                149,165           93,770
                                                                                                ---------------------------------
Accounts payable and accrued liabilities                                                        $       221,767  $       171,306
                                                                                                =================================

     Other accounts payable included amounts due to business ventures, employee benefits accruals and other miscellaneous non-trade payables. Accrued expenses included the $60.0 million accrual for estimated liabilities related to the sale of the Color Printing and Imaging division. Other current liabilities included items such as miscellaneous taxes payable and accrued gains and losses on forward foreign exchange contracts. Charges to warranty reserves in 2000, 1999 and 1998 were not material. See the Non-recurring charges footnote for a discussion of charges to the restructuring reserves.

ACCRUED COMPENSATION
The company's accrued compensation at year-ends consisted of:

IN THOUSANDS                                              2000            1999
--------------------------------------------------------------------------------
Accrued payroll                                        $  55,055     $   104,522
Accrued performance incentives                            28,195             488
Other accrued benefits and incentives                     12,373           3,972
                                                       -------------------------
     Accrued compensation                              $  95,623     $   108,982
                                                       =========================

     Accrued payroll included accrued severance related to the restructuring plans of $11.3 million and $36.1 million in 2000 and 1999, respectively. In addition, accrued payroll balances were based on 7,571 employees in 1999 and 4,276 employees in 2000.

SHORT-TERM AND LONG-TERM DEBT
The company's short-term debt at year-ends consisted of:

IN THOUSANDS                                              2000            1999
--------------------------------------------------------------------------------
Commercial paper                                       $       -     $    69,526
Revolving credit                                               -          44,000
Lines of credit                                                -           1,655
Current maturities of long-term debt                         505             506
                                                      --------------------------
    Short-term debt                                    $     505     $   115,687
                                                      ==========================

     The company is a party to a $150.0 million unsecured revolving credit agreement with Bank of America, as agent, that matures in December 2004. In addition, the company is a party to an agreement with U.S. National Bank of Oregon to issue up to $100.0 million in commercial paper, backed by the revolving credit agreement. The interest rate applicable to the revolving credit agreement is the LIBOR rate. At May 27, 2000, the company maintained unsecured bank credit facilities of $272.3 million, of which $263.7 million was unused. Unused facilities included $113.7 million in lines of credit and $150.0 million under the revolving credit agreement. A $15.0 million unsecured line of credit expires in December 2000 with all remaining lines providing no specific expiration date.

     The company's long-term debt at year-ends consisted of:

IN THOUSANDS                                          2000            1999
--------------------------------------------------------------------------------
7.5% notes due August 1, 2003                          $ 100,000     $   100,000
7.625% notes due August 15, 2002                          50,000          50,000
Other long-term agreements                                   369             722
                                                       -------------------------
     Long-term debt                                    $ 150,369     $   150,722
                                                       =========================

     Certain of the company's debt agreements require compliance with debt covenants. Management believes that the company is in compliance with such requirements for the fiscal year ended May 27, 2000. The company had unrestricted retained earnings of $202.4 million after meeting those requirements. Aggregate long-term debt payments on currently outstanding long-term debt will be $0.4 million in 2002, $50.0 million in 2003, $100.0 million in 2004 and zero in 2005.

FAIR VALUE OF FINANCIAL INSTRUMENTS
For short-term financial instruments, including cash and cash equivalents, accounts receivable, short-term debt, accounts payable and accrued compensation, the carrying amount approximates the fair value because of the immediate or short-term nature of those instruments. The fair value of marketable equity securities is based on quoted market prices at the reporting date. The fair value of long-term debt is estimated based on quoted market prices for similar instruments or by discounting expected cash flows at rates currently available to the company for instruments with similar risks and maturities. The differences between the fair values and carrying amounts of the company's financial instruments, including derivatives, at May 27, 2000, and May 29, 1999, were not material.

OTHER LONG-TERM LIABILITIES

IN THOUSANDS                                                     2000           1999
---------------------------------------------------------------------------------------
Accrued pension                                               $  36,217     $    34,067
Accrued postretirement benefits                                  30,743          32,917
Other                                                             9,490          10,654
                                                              -------------------------
     Other long-term liabilities                              $  76,450     $    77,638
                                                              =========================

     Other long-term liabilities included deferred executive compensation of $6.5 million and $7.5 million in 2000 and 1999, respectively.

OTHER INCOME - NET

IN THOUSANDS                                          2000            1999         1998
---------------------------------------------------------------------------------------
Gain (loss) on disposition of fixed assets      $   15,550     $    12,104   $   (2,422)
Gain on sale of marketable equity securities         7,889           6,455       28,269
Currency losses                                     (2,044)         (3,448)        (278)
Other expenses                                     (13,110)         (4,738)      (7,279)
                                                ----------------------------------------
     Other income - net                         $    8,285     $    10,373   $   18,290
                                                ========================================

     In May 2000, the company sold 1.15 million shares of its investment in Merix in conjunction with a public offering by that company. This sale resulted in a net gain of approximately $11.4 million, which was included in the gain on sale of marketable equity securities above. The company intends to liquidate its remaining 0.5 million shares of Merix stock through open market sales over time.

     Other expenses included charitable contributions, bank fees, losses related to the impairment of other assets, losses on liabilities related to assets previously sold and other miscellaneous non-operating expenses.

COMMITMENTS AND CONTINGENCIES
The company leases a portion of its capital equipment and certain of its facilities under operating leases that expire at various dates. Rental expense was $24.4 million in 2000, $26.8 million in 1999, and $25.4 million in 1998. In addition, the company is a party to long-term or minimum purchase agreements with various suppliers and vendors. The future minimum obligations under operating leases and other commitments having an initial or remaining non-cancelable term in excess of one year as of May 27, 2000 were:

                                                      OPERATING
IN THOUSANDS                                             LEASES      COMMITMENTS
--------------------------------------------------------------------------------
2001                                            $        14,480    $    16,975
2002                                                     11,699          4,207
2003                                                      8,959          1,459
2004                                                      6,802              7
2005                                                      5,869              -
Future years                                             40,798              -
                                                -------------------------------
     Total                                      $        88,607  $      22,648
                                                ===============================

     In the normal course of business, the company and its subsidiaries are parties to various legal claims, actions and complaints, including matters involving patent infringement and other intellectual property claims and various other risks. It is not possible to predict with certainty whether or not the company and its subsidiaries will ultimately be successful in any of these legal matters or, if not, what the impact might be. However, the company's management does not expect that the results in any of these legal proceedings will have a material adverse effect on the company's results of operations, financial position or cash flows.

SHAREHOLDERS' EQUITY
STOCK OPTION AND INCENTIVE COMPENSATION PLANS
The company maintains stock option plans for selected employees. There were 6,622,342 shares reserved for issuance under these plans at May 27, 2000. Under the terms of the plans, stock options are granted at an option price not less than the market value at the date of grant. Options granted prior to January 1, 1997, generally vest over four years and expire ten years from the date of grant, while options granted between January 1, 1997 and January 1, 2000, generally vest over two years and expire five years from the date of grant. Options granted after January 1, 2000, generally vest over two years and expire ten years from the date of grant. There were 788 employees holding options at May 27, 2000.

     Additional information with respect to option activity is set forth below:

                                                     OUTSTANDING                            EXERCISABLE
                                            --------------------------------       ---------------------------
                                                                 WEIGHTED                             WEIGHTED
                                            NUMBER OF             AVERAGE           NUMBER OF          AVERAGE
                                            SHARES IN            EXERCISE           SHARES IN         EXERCISE
                                            THOUSANDS               PRICE           THOUSANDS            PRICE
--------------------------------------------------------------------------------------------------------------
May 31, 1997                                    3,873         $        26               1,428        $      21
Granted                                         1,149                  40
Exercised                                      (1,093)                 23
Canceled                                         (405)                 30
--------------------------------------------------------------------------------------------------------------
May 30, 1998                                    3,524         $        31               1,509        $      26
Granted                                         2,219                  26
Exercised                                        (138)                 19
Canceled                                       (1,766)                 36
--------------------------------------------------------------------------------------------------------------
May 29, 1999                                    3,839         $        27               2,065        $      25
Granted                                         1,618                  39
Exercised                                      (2,321)                 25
Canceled                                         (549)                 29
--------------------------------------------------------------------------------------------------------------
May 27, 2000                                    2,587         $        35                 912        $      28
==============================================================================================================

     The following table summarizes information about options outstanding and exercisable at May 27, 2000:

                                                 OUTSTANDING                              EXERCISABLE
                        -----------------------------------------------------       --------------------------
                                             WEIGHTED
                                              AVERAGE            WEIGHTED                             WEIGHTED
RANGE OF                NUMBER OF           REMAINING             AVERAGE           NUMBER OF          AVERAGE
EXERCISE                SHARES IN         CONTRACTUAL            EXERCISE           SHARES IN         EXERCISE
PRICES                  THOUSANDS                LIFE               PRICE           THOUSANDS            PRICE
--------------------------------------------------------------------------------------------------------------
$11.33-28.67                  558          4.04 years         $        23                 443         $     23
 29.38-32.88                  517          3.72 years                  30                 248               30
 33.73-39.92                  173          3.21 years                  36                 148               36
 40.13-40.13                1,233          9.65 years                  40                  50               40
 40.19-67.44                  106          7.44 years                  51                  23               42
                        ---------------------------------------------------------------------------------------
                            2,587          6.74 years         $        35                 912         $     28
                        =======================================================================================

     The company accounts for stock options according to APB Opinion No. 25, "Accounting for Stock Issued to Employees." Under APB Opinion No. 25, no compensation expense is recognized in the company's consolidated financial statements upon issuance of employee stock options because the exercise price of the options equals the market price of the underlying stock on the date of grant. Alternatively, under the fair value method of accounting provided for by SFAS No. 123, "Accounting for Stock-Based Compensation," the measurement of compensation cost is based on the fair value of employee stock options at the grant date and requires the use of option pricing models to value the options. The weighted average estimated fair value of options granted during 2000, 1999 and 1998 was $17, $10 and $12 per share, respectively.

     The company also has plans for certain executives and outside directors that provide stock-based compensation other than options. Under APB No. 25, compensation cost for these plans is measured based on the market price of the stock at the date the terms of the award become fixed. Under the fair value approach of SFAS No. 123, compensation cost is measured based on the market price of the stock at the grant date. The weighted average grant-date fair value of the shares granted under these plans during 2000, 1999 and 1998 was $38, $32 and $41 per share, respectively. Compensation cost recognized in income related to shares granted under these plans was not material.

     The pro forma impact to both net earnings and earnings per share from calculating stock-related compensation cost consistent with the fair value alternative of SFAS No. 123 is indicated below:

                                                                                           2000            1999             1998
--------------------------------------------------------------------------------------------------------------------------------
Pro forma net earnings (loss) (in thousands)                                    $       344,421 $       (61,029) $        74,520
Pro forma earnings (loss) per share:
        Basic                                                                   $          7.29 $        (1.28)  $          1.48
        Diluted                                                                            7.16          (1.28)             1.45

     The fair value of options were estimated as of the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions:

                                                                                           2000            1999             1998
--------------------------------------------------------------------------------------------------------------------------------
Expected life (in years)                                                                    3.0             3.0              3.0
Risk-free interest rate                                                                    6.3%            5.6%             5.8%
Volatility                                                                                57.1%           57.8%            40.0%
Dividend yield                                                                             0.1%            2.1%             1.2%

     For purposes of the pro forma disclosures, the estimated fair value of the stock-based awards is amortized over the vesting period. Because SFAS No. 123 is applicable only to awards granted after May 27, 1995, the pro forma effect was not fully reflected until 1999.

SHAREHOLDER RIGHTS AGREEMENT
On June 21, 2000, the Board of Directors (the Board) adopted a new shareholder rights agreement to replace the 1990 agreement when it expires by its terms in September 2000. To implement the new plan, the Board of Directors declared a dividend of one right for each outstanding common share payable to shareholders of record on September 7, 2000. Each right entitles the holder to purchase one one-thousandth of a share of Series B preferred shares at a purchase price of $375, subject to adjustment. The rights become exercisable ten days after a person or group acquires, or commences a tender offer that would result in, beneficial ownership of 15% or more of the outstanding common shares. Upon the occurrence of certain events described in the rights agreement, each right entitles its holder to purchase common shares of the company, or in certain circumstances common shares of the acquiring company, or other property having a value of twice the right's exercise price. However, rights that are beneficially owned by an acquiring person become null and void. The rights may be redeemed at a price of $0.001 per right at any time before a person becomes an acquiring person, and any time after a person becomes an acquiring person, the company may exchange each right at a ratio of one common share, or one one-thousandth of a preferred share per right. The rights expire on September 7, 2010.

     In August 1990, the Board approved a shareholder rights agreement and declared a dividend of one right for each outstanding common share. Each right entitles the holder to purchase one one-thousandth of a share of no par preferred stock at an exercise price of $40, subject to adjustment. Generally, the rights become exercisable ten days after a person or group acquires or commences a tender offer that would result in beneficial ownership of 20% or more of the common shares. In addition, the rights become exercisable if any party becomes the beneficial owner of 10% or more of the outstanding common shares and is determined by the Board to be an adverse party. Upon the occurrence of certain additional events specified in the shareholder rights agreement, each right would entitle its holder to purchase common shares of the company (or, in some cases, a potential acquiring company) or other property having a value of twice the right's exercise price. The rights, which are not currently exercisable, expire in September 2000, but may be redeemed by action of the Board prior to that time, under certain circumstances, for $0.01 per right.

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

     As a result of corporate restructuring and layoffs during 2000 and 1999, the cash balance plan experienced declines in the number of active participants. On two separate occasions, October 1, 1999 and January 31, 1999 the number of employees affected were deemed significant. Interim measurements were performed and curtailment accounting was implemented. A net $7.7 million curtailment gain was recognized in 2000, and a $3.3 million gain was recognized in 1999, both reducing pension expense. At the 2000 re-measurement date, the discount rate was increased from 7.3% to 7.8%. At the 1999 re-measurement date the discount rate was reduced from 7.3% to 7.0%.

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

     The following tables provide information about changes in the benefit obligation and plan assets and the funded status of the company's pension and postretirement benefit plans:

                                                           PENSION BENEFITS                     POSTRETIREMENT BENEFITS
IN THOUSANDS                                             2000             1999                    2000             1999
-----------------------------------------------------------------------------------------------------------------------
CHANGE IN BENEFIT OBLIGATION
Beginning balance                                  $  577,536       $  553,729              $   16,463       $   15,944
   Service cost                                        10,984           15,001                     180              201
   Interest cost                                       39,423           38,082                   1,129            1,102
   Actuarial loss (gain)                              (18,976)           9,455                    (218)           1,169
   Curtailment/settlement                              (6,909)             367                  (1,263)               -
   Plan amendments                                          -              825                       -                -
   Acquisition                                            563                -                       -                -
   Benefit payments                                   (54,453)         (36,643)                 (2,047)          (1,953)
   Exchange rate changes                               (7,931)          (3,906)                      -                       -
   Participant contributions                              658              626                       -                -
   Special termination benefits                         4,887                -                       -                -
                                                   ----------       -----------             ----------        ---------
Ending balance                                     $  545,782       $   577,536             $   14,244        $  16,463
                                                   ==========       ===========             ==========        =========
CHANGE IN FAIR VALUE OF PLAN ASSETS
Beginning balance                                  $  548,625       $  538,728              $        -        $       -
   Actual return                                       87,374           49,559                       -                -
   Employer contributions                              48,411            3,505                       -                -
   Benefit payments                                   (54,453)         (36,643)                      -                -
   Other adjustments                                   (8,988)          (6,524)                      -                -
                                                   ----------       -----------             ----------        ---------
Ending balance                                     $  620,969       $  548,625              $        -        $       -
                                                   ==========       ===========             ==========        =========

Net unfunded (funded) status
   of the plan                                     $  (75,188)      $   28,911              $   14,245        $  16,463
Unrecognized initial net
   obligation                                            (678)          (1,887)                     -                 -
Unrecognized prior service cost                        20,741           38,047                  10,684           13,355
Unrecognized net gain (loss)                           15,661          (40,410)                  6,965            7,300
                                                   ----------       -----------             ----------        ---------
Net (prepaid) liability
   recognized                                      $  (39,464)      $   24,661              $   31,894        $  37,118
                                                   ==========       ===========             ==========        =========

    The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for certain non-U.S. plans with accumulated benefit obligations in excess of plan assets were $20.6 million, $18.5 million and zero, respectively, for 2000, and $22.9 million, $20.2 million and zero, respectively, for 1999.

    Assumptions used in the accounting for the Tektronix pension and postretirement benefit plans were:

ASSUMPTIONS ON A WEIGHTED AVERAGE BASIS                                                    2000             1999            1998
---------------------------------------------------------------------------------------------------------------------------------
PENSION BENEFITS
Discount rate                                                                               7.2%            7.0%              7.0%
Rate of compensation increase                                                               3.7%            3.8%              3.7%
Expected return on plan assets                                                             11.0%           10.9%             10.9%

POSTRETIREMENT BENEFITS
Discount rate                                                                               7.8%            7.3%              7.3%
Rate of compensation increase                                                               3.8%            3.4%              3.8%

     Effective July 1, 1998, the company replaced its self-funded indemnity health plan for retirees with an insured indemnity plan. The assumed health care cost trend rates used to measure the expected cost of benefits under the indemnity plan were assumed to increase by 13.4% for participants under the age of 65 and 15.6% for participants age 65 and over in the fiscal year 2001. Thereafter, these rates were assumed to gradually decrease until they reach 5.3% and 5.5%, respectively, in 2007. For the existing retiree HMO plans, the rate of increase in the cost of health care benefits was assumed to be 9.3% for 2001, decreasing gradually to a rate of 5.3% in 2007. A 1.0% change in these assumptions would not have a material effect on either the postretirement benefit obligation at May 27, 2000 or the benefit credit reported for 2000.

     The components of net pension benefit cost and postretirement benefit credit recognized in income were:

IN THOUSANDS                                                                     2000            1999                1998
-------------------------------------------------------------------------------------------------------------------------
PENSION BENEFITS
Service cost                                                          $        10,984       $   15,001        $    14,161
Interest cost                                                                  39,423           38,082             37,829
Expected return on plan assets                                                (55,751)         (50,890)           (48,634)
Amortization of transition asset                                                  (68)          (1,839)            (2,059)
Amortization of prior service cost                                             (2,707)          (4,039)            (2,209)
Curtailment/settlement gain                                                   (15,158)          (3,311)                 -
Cost of special or contractual termination benefits                             4,887                -                  -
Recognized actuarial net loss                                                     792            3,722              1,792
Other benefit plans                                                             5,087            2,294              1,992
                                                                      ---------------------------------------------------
     Net benefit cost (credit)                                        $       (12,511)      $     (980)       $     2,872
                                                                      ===================================================
POSTRETIREMENT BENEFITS
Service cost                                                          $           180       $      201        $      188
Interest cost                                                                   1,129            1,102             1,145
Amortization of prior service cost                                             (2,671)          (2,671)           (2,671)
Recognized net gain                                                              (553)            (644)             (747)
Curtailment gain                                                               (1,263)               -                 -
                                                                      ---------------------------------------------------
     Net benefit credit                                               $        (3,178)      $   (2,012)       $   (2,085)
                                                                      ====================================================

EMPLOYEE SAVINGS PLAN
The company has an employee savings plan that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Participating U.S. employees may defer up to 15% of their compensation, subject to certain regulatory limitations. Employee contributions are invested, at the employees' direction, among a variety of investment alternatives. The company's matching contribution, which was previously invested entirely in company stock, was increased from 3% to 4% of compensation effective January 1, 1998, and may now be invested in any one of the 401(k) plan funds. In addition, the company contributes company stock to the plan for all eligible employees equal to 2% of compensation. The company's total contributions were approximately $9.1 million in 2000, $11.4 million in 1999, and $16.4 million in 1998.

COMPREHENSIVE INCOME (LOSS)
Comprehensive income (loss) and its components were as follows:

IN THOUSANDS                                                                               2000            1999             1998
--------------------------------------------------------------------------------------------------------------------------------
Net earnings (loss) (net of tax of $203,268,
     [24,067] and 40,529, respectively)                                         $       349,038 $       (51,161) $        82,285
Other comprehensive income (loss):
     Currency translation adjustment (net of tax of
        $[759], 188 and [9,089], respectively)                                           (1,138)            281          (13,634)
     Unrealized gain (loss) on available-for-sale securities
        (net of tax of $5,926, [878] and [2,708],
        respectively)                                                                     9,709          (4,688)         (11,795)
     Reclassification adjustment for realized gains
        included in net income (net of tax of $[2,218],
        [3,095] and [11,298], respectively)                                              (3,327)         (4,642)         (16,946)
                                                                                -------------------------------------------------
       Total comprehensive income (loss)                                        $       354,282 $       (60,210) $        39,910
                                                                                =================================================

INCOME TAXES
The provision (benefit) for income taxes consisted of:

IN THOUSANDS                                                                               2000            1999             1998
--------------------------------------------------------------------------------------------------------------------------------
Current:
     Federal                                                                    $         1,533 $       (25,231) $        13,948
     State                                                                                1,187          (1,300)           2,278
     Non-U.S.                                                                             2,675          26,683            4,874
                                                                                -------------------------------------------------
                                                                                          5,395             152           21,100
Deferred:
     Federal                                                                                767         (36,805)             (81)
     State                                                                                  396          (1,639)            (207)
     Non-U.S.                                                                               297           7,923           (2,565)
                                                                                -------------------------------------------------
                                                                                          1,460         (30,521)          (2,853)
                                                                                -------------------------------------------------
        Total provision (benefit)                                               $         6,855 $       (30,369) $        18,247
                                                                                =================================================

     The provisions (benefits) differ from the amounts that would result by applying the U.S. statutory rate to earnings before taxes. A reconciliation of the difference is:

IN THOUSANDS                                                                               2000            1999             1998
--------------------------------------------------------------------------------------------------------------------------------
Income taxes based on U.S. statutory rate                                       $         6,853 $       (33,216) $        19,352
State income taxes, net of U.S. tax                                                       1,029          (1,910)           1,346
Foreign sales corporation                                                                (2,739)             -            (2,877)
Change in beginning of year valuation allowance                                              -               -              (227)
Other - net                                                                               1,712           4,757              653
                                                                                ------------------------------------------------
        Total provision (benefit)                                               $         6,855 $       (30,369) $        18,247
                                                                                ================================================

     Tax benefits of $18.1 million, $0.3 million and $7.8 million associated with the exercise of employee stock options were allocated to common stock in 2000, 1999 and 1998, respectively.

     Net deferred tax assets and liabilities are included in the following Consolidated Balance Sheet line items:

IN THOUSANDS                                                                                               2000               1999
----------------------------------------------------------------------------------------------------------------------------------
Other current assets                                                                            $        55,170  $          59,325
Deferred tax assets                                                                                      30,928             56,405
                                                                                                ----------------------------------
     Net deferred tax assets                                                                    $        86,098  $         115,730
                                                                                                ==================================

     The temporary differences and carryforwards that gave rise to deferred tax assets and liabilities were as follows:

IN THOUSANDS                                                                                               2000             1999
--------------------------------------------------------------------------------------------------------------------------------
Deferred tax assets:
     Reserves and other liabilities                                                             $        63,247  $        45,988
     AMT and foreign tax credit carryforwards                                                            20,673           20,412
     Restructuring costs and separation programs                                                         16,190           20,904
     Accrued postretirement benefits                                                                     13,033           14,949
     Intangibles                                                                                          3,045            4,909
     Accumulated depreciation                                                                             2,883           12,348
     Net operating losses                                                                                 2,813           20,786
     Accrued pension obligation                                                                               -            3,382
                                                                                                --------------------------------
        Gross deferred tax assets                                                                       121,884          143,678
     Less valuation allowance                                                                            (2,600)          (2,600)
                                                                                                --------------------------------
        Deferred tax assets                                                                             119,284          141,078
                                                                                                --------------------------------
Deferred tax liabilities:
     Accrued pension obligation                                                                         (19,412)               -
     Software development costs                                                                         (10,461)         (26,280)
     Unrealized gains on marketable equity securities                                                    (3,313)             932
                                                                                                ---------------------------------
        Deferred tax liabilities                                                                        (33,186)         (25,348)
                                                                                                ---------------------------------
        Net deferred tax assets                                                                 $        86,098  $       115,730
                                                                                                =================================

     At May 27, 2000, there were $20.7 million of unused foreign tax credit carryovers which, if not used, will expire between 2004 and 2005.

     U.S. taxes have not been provided on $162.0 million of accumulated unremitted earnings of non-U.S. subsidiaries because such earnings are or will be reinvested in operations or will be offset by appropriate credits for foreign income taxes paid.

QUARTERLY FINANCIAL DATA (UNAUDITED)
In the opinion of management, this unaudited quarterly financial summary includes all adjustments necessary to present fairly the results for the periods represented (in thousands, except per share amounts):

                                                                      AUG. 28,         NOV. 27,        FEB. 26,          MAY 27,
QUARTER ENDED                                                             1999             1999            2000             2000
--------------------------------------------------------------------------------------------------------------------------------
Net sales                                                      $       280,747  $       261,271 $       277,044  $       301,493
Gross profit                                                           124,292          119,997         123,443          156,632
Operating income (loss)                                                (12,209)          15,777         (31,393)          31,941
Earnings (loss) before taxes
     from continuing operations                                        (15,823)          13,769         (25,906)          47,541
Net earnings (loss) from continuing
     operations                                                        (10,917)           8,941         (16,839)          31,541
Net earnings from discontinued
     operations                                                          2,435            6,245         327,632                -
Net earnings (loss)                                                     (8,482)          15,186         310,793           31,541

Earnings (loss) per share - basic                                        (0.18)            0.32            6.57             0.66
Earnings (loss) per share - diluted                                      (0.18)            0.32            6.46             0.64

Earnings (loss) per share from
     continuing operations - basic                                       (0.23)            0.19           (0.36)            0.66
Earnings (loss) per share from
     continuing operations - diluted                                     (0.23)            0.19           (0.36)            0.64

Earnings per share from
     discontinued operations - basic                                      0.05             0.13            6.93             0.00
Earnings per share from
     discontinued operations - diluted                                    0.05             0.13            6.81             0.00

Average shares outstanding:
     Basic                                                              46,991           47,062          47,297           47,710
     Diluted                                                            46,991           47,636          48,080           48,944

Dividends per share                                            $          0.12  $          0.12 $          0.12  $          0.00
Common stock prices:
     High                                                                35.56            39.38           54.88            71.75
     Low                                                                 22.13            28.38           30.75            46.75

                                                                      AUG. 29,         NOV. 28,        FEB. 27,          MAY 29,
QUARTER ENDED                                                             1998             1998            1999             1999
--------------------------------------------------------------------------------------------------------------------------------
Net sales                                                      $       263,601  $       272,910 $       273,009  $       326,616
Gross profit                                                           117,664           87,331         127,280          146,439
Operating income (loss)                                                (14,540)        (121,107)         25,439           20,646
Earnings (loss) before taxes
     from continuing operations                                        (13,943)        (123,706)         18,002           24,745
Net earnings (loss) from continuing
     operations                                                         (9,481)         (84,121)         12,241           16,828
Net earnings (loss) from discontinued
     operations                                                          4,818           (1,750)         2,261             8,043
Net earnings (loss)                                                     (4,663)         (85,871)         14,502           24,871

Earnings (loss) per share - basic
     and diluted                                                         (0.09)           (1.82)           0.31             0.53

Earnings (loss) per share from
     continuing operations - basic and diluted                           (0.19)           (1.79)           0.26             0.36

Earnings (loss) per share from
     discontinued operations - basic and diluted                          0.10            (0.04)           0.05             0.17

Average shares outstanding:
     Basic                                                              49,475           47,077          46,846           46,877
     Diluted                                                            49,475           47,077          47,249           47,167

Dividends per share                                            $          0.12  $          0.12 $          0.12  $          0.12
Common stock prices:
     High                                                                38.38            25.75           32.38            29.44
     Low                                                                 16.56            13.69           19.38            17.56

     The company's common stock is traded on the New York and Pacific Stock Exchanges. There were 3,249 shareholders of record at June 24, 2000. The market prices quoted above are the composite daily high and low prices reported by The Wall Street Journal rounded to full cents per share.

SELECTED FINANCIAL DATA


                                      CONSOLIDATED FINANCIAL PERFORMANCE

AMOUNTS ARE IN MILLIONS, EXCEPT
PER SHARE AMOUNTS.                                          2000            1999            1998            1997            1996
--------------------------------------------------------------------------------------------------------------------------------
Net sales                                         $      1,120.6   $     1,136.1  $      1,357.1  $      1,301.6  $      1,207.2
Gross margin                                                46.8%           42.1%           43.2%           44.4%           44.4%
     Excluding non-recurring charges(1)                     48.1%           44.7%           46.1%           44.4%           44.4%
Net earnings (loss) from
     from continuing operations                   $         12.7   $       (64.5) $         37.0  $         56.2  $         55.0
     Excluding non-recurring charges(1)           $         67.2   $        17.4  $         89.9  $         56.2  $         55.0
Basic earnings (loss) per share
from continuing operations                        $         0.27   $       (1.35) $         0.73  $         1.13  $         1.10
     Excluding non-recurring charges(1)           $         1.42   $        0.36  $         1.78  $         1.13  $         1.10
Diluted earnings (loss) per share
     from continuing operations                   $         0.26   $       (1.35) $         0.72  $         1.12  $         1.08
     Excluding non-recurring charges(1)           $         1.40   $        0.36  $         1.75  $         1.12  $         1.08
 Weighted average shares
  Outstanding:
     Basic                                                  47.3            47.7            50.4            49.5            49.8
     Diluted                                                48.1            47.7            51.3            50.2            51.0
Dividends per share                               $         0.36   $        0.48  $         0.46  $         0.40  $         0.40
Total assets                                      $      1,534.6   $     1,248.3  $        984.4  $        987.2  $        996.0
Long-term debt                                    $        150.4   $       150.7  $        150.7  $        151.6  $        202.0

(1) Amounts for 2000 do not include non-recurring charges of $83.8 million pre-tax, $54.5 million net of tax. Amounts for 1999 do not include non-recurring charges of $120.5 million pre-tax, $81.9 million net of tax. Amounts for 1998 do not include non-recurring charges of $79.0 million pre-tax, $52.9 million net of tax. See also the Management Review and the Non-recurring Charges Note to the Consolidated Financial Statements.